  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998

                                           REGISTRATION STATEMENT NO. 333-45899

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 2
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             MAC-GRAY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    7215                    04-3361982
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF         CLASSIFICATION CODE)       IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                                22 WATER STREET
                        CAMBRIDGE, MASSACHUSETTS 02141
                                (617) 492-4040
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                          STEWART GRAY MACDONALD, JR.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             MAC-GRAY CORPORATION
                                22 WATER STREET
                        CAMBRIDGE, MASSACHUSETTS 02141
                                (617) 492-4040
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                             STUART M. CABLE, ESQ.
                          GOODWIN, PROCTER & HOAR LLP
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881
                                (617) 570-1000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the transactions described herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

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


                             EXPLANATORY NOTE

  This Post-Effective Amendment No. 2 to the Registration Statement includes:
(i) a Prospectus/Proxy Statement Supplement that (a) provides information relating to a proposed transaction between Mac-Gray Corporation and Amerivend Corporation and Amerivend Southeast Corporation and (b) restates earnings per share data to give effect to Staff Accounting Bulletin No. 98 ("SAB 98") and
(ii) the Prospectus/Proxy Statement first mailed to securityholders of Intirion Corporation on or about February 19, 1998, as amended to give effect to SAB 98.

                           INTIRION CORPORATION

                          TEN WALPOLE PARK SOUTH

                       WALPOLE, MASSACHUSETTS 02081

                              (508) 660-9200

                                                             March 6, 1998

Dear Stockholder:

  On February 19, 1998, Intirion Corporation ("Intirion") mailed to you a Notice of Special Meeting of Stockholders and a Prospectus/Proxy Statement relating to the Special Meeting of Stockholders of Intirion (the "Intirion Special Meeting") scheduled for Thursday, March 12, 1998. At the Intirion Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 22, 1997 (the "Merger Agreement"), by and among Intirion, Mac-Gray Corporation, a Delaware corporation ("Mac-Gray"), MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Mac-Gray ("Sub"), and Robert P. Bennett, pursuant to which Sub will be merged with and into Intirion and Intirion will become a wholly-owned subsidiary of Mac-Gray (the "Merger"). Upon the effectiveness of the Merger, holders of Intirion's Common Stock, Series A Redeemable Convertible Preferred Stock and vested, unexercised warrants and options to purchase Intirion Common Stock will receive shares of Mac-Gray's common stock, par value $.01 per share ("Mac-Gray Common Stock"), and holders of Intirion's Senior Redeemable Preferred Stock will receive a combination of Mac-Gray Common Stock and cash.

  On March 4, 1998, Mac-Gray entered into a Stock and Asset Purchase Agreement (the "Stock and Asset Agreement"), pursuant to which Mac-Gray will acquire one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation. We are enclosing a Prospectus/Proxy Statement Supplement (the "Supplement") to provide you with information regarding the Stock and Asset Agreement and the transactions contemplated thereby that may be relevant to your vote at the Intirion Special Meeting. In addition, the Supplement restates Mac-Gray's earnings per share data for all periods presented to give effect to Staff Accounting Bulletin No. 98, which was recently issued by the Securities and Exchange Commission. We urge you to read the Supplement in conjunction with the original Prospectus/Proxy Statement.

  The Board of Directors of Intirion continues to believe that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Intirion and its securityholders. Accordingly, the Board of Directors of Intirion continues to recommend that you vote in favor of the Merger Agreement and the transactions contemplated thereby at the Intirion Special Meeting.

  WE HAVE ENCLOSED A RED PROXY CARD WITH THE SUPPLEMENT. PROXIES THAT HAVE BEEN PROPERLY COMPLETED, DATED, SIGNED AND RETURNED PRIOR TO THE DISTRIBUTION OF THE ACCOMPANYING SUPPLEMENT WILL BE VOTED AS DIRECTED THEREON FOR OR AGAINST OR TO ABSTAIN WITH RESPECT TO THE PROPOSAL DESCRIBED IN THE SUPPLEMENT AND THE PROSPECTUS/PROXY STATEMENT. IF YOU HAVE NOT PREVIOUSLY VOTED, OR IF YOU WISH TO REVOKE OR CHANGE YOUR VOTE, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED RED PROXY CARD. IF YOU HAVE PREVIOUSLY COMPLETED AND RETURNED A PROXY CARD AND YOU DO NOT WISH TO REVOKE OR CHANGE YOUR VOTE, YOU DO NOT NEED TO TAKE ANY ADDITIONAL ACTION.

  If you have any questions concerning the Supplement or your vote, please call Scott McDermott, Secretary of Intirion, at (781) 431-1700.

  Thank you and I look forward to seeing you at the Intirion Special Meeting, which will be held on Thursday, March 12, 1998 at 10:00 a.m., local time, at Intirion's headquarters located at Ten Walpole Park South, Walpole, Massachusetts.

                                          Very truly yours,

                                          Robert P. Bennett

                                          Chairman of the Board,

                                          Chief Executive Officer and
                                           President

                           MAC-GRAY CORPORATION

                                   AND

                           INTIRION CORPORATION

                  PROSPECTUS/PROXY STATEMENT SUPPLEMENT

         (TO PROSPECTUS/PROXY STATEMENT DATED FEBRUARY 19, 1998)

                               ----------------

  This Prospectus/Proxy Statement Supplement (the "Supplement") is being furnished by Mac-Gray Corporation, a Delaware corporation ("Mac-Gray"), and Intirion Corporation, a Delaware corporation ("Intirion"), to holders of common stock, par value $.01 per share, of Intirion (the "Intirion Common Stock"), holders of Series A Redeemable Convertible Preferred Stock, par value $.01 per share, of Intirion (the "Intirion Series A Preferred Stock") and holders of Senior Redeemable Preferred Stock, par value $.01 per share, of Intirion (the "Intirion Senior Preferred Stock") in connection with the solicitation of proxies by Intirion's Board of Directors for use at the special meeting of stockholders that is scheduled to be held on Thursday, March 12, 1998 (the "Intirion Special Meeting"), and at any and all adjournments and postponements thereof. The Supplement is also being furnished to holders of vested, unexercised warrants and options to purchase Intirion Common Stock.

  The Intirion Special Meeting is being held to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 22, 1997, by and among Intirion, Mac-Gray, MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Mac-Gray ("Sub"), and Robert P. Bennett, pursuant to which Sub will be merged with and into Intirion and Intirion will become a wholly-owned subsidiary of Mac-Gray (the "Merger"). It is currently anticipated that the closing date of the Merger will be March 12, 1998.

  This Supplement is a supplement to and should be read in conjunction with the Prospectus/Proxy Statement (the "Prospectus/Proxy Statement"), which was initially mailed to Intirion securityholders on or about February 19, 1998. Any statement contained in the Prospectus/Proxy Statement will be deemed to be modified and superseded to the extent that a statement set forth in this Supplement modifies or supersedes such statement. Capitalized terms used in this Supplement without definition have the meanings ascribed to them in the Prospectus/Proxy Statement. This Supplement and the accompanying proxy card are first being mailed on or about March 6, 1998.

RECENT DEVELOPMENTS

  On March 4, 1998, Mac-Gray entered into a Stock and Asset Purchase Agreement, pursuant to which Mac-Gray will acquire one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation (together, "Amerivend"). In addition to being the largest provider of card and coin-operated laundry equipment in Florida, Amerivend adds to Mac-Gray's route business in the Atlanta market. Amerivend is also the principal distributor of Maytag commercial laundry products in Alabama, Georgia and Florida. Founded in 1959, Amerivend had 1997 revenues of $18.6 million and has offices in Miami, Orlando, Tampa and Atlanta. The purchase price, which is subject to certain adjustments, will be approximately $33.5 million in cash, including the payment of certain debt. The purchase price will be funded by Mac-Gray by drawing on its existing credit facility. The transaction is subject to customary closing conditions, including regulatory filings and is expected to close within thirty days.

RECENT ACCOUNTING PRONOUNCEMENTS

  The Securities and Exchange Commission (the "SEC") recently issued Staff Accounting Bulletin No. 98 ("SAB 98"). The financial information set forth below gives effect to SAB 98 by amending and restating the earnings per share data for Mac-Gray for all periods presented.

 Mac-Gray Selected Historical Financial Data

  Set forth below are selected historical financial data of Mac-Gray as of the dates and for the periods indicated. The selected historical financial data of Mac-Gray for the three years in the period ended December 31, 1997 were derived from the historical consolidated financial statements of Mac-Gray that were audited by Price Waterhouse LLP, whose report appears in the Prospectus/Proxy Statement. The selected consolidated financial data set forth below supersede the selected consolidated financial data set forth on page 9 of the Prospectus/Proxy Statement and should be read in conjunction with, and are qualified by reference to, "Mac-Gray's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Mac-Gray and the notes thereto included in the Prospectus/Proxy Statement.

                                           YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                   1993     1994     1995      1996    1997(1)
                                  -------  -------  -------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue.........................  $44,942  $48,031  $50,710  $ 64,427  $ 81,370
Cost of revenue:
 Commissions....................   17,762   19,168   20,471    25,760    31,717
 Laundry route expenditures.....    7,458    7,889    8,251    10,955    12,232
 Depreciation and amortization..    4,377    4,756    4,899     6,216     8,635
 Cost of equipment sales........    1,700    2,673    2,938     5,189     8,187
                                  -------  -------  -------  --------  --------
 Total cost of revenue..........   31,297   34,486   36,559    48,120    60,771
Operating expenses:
 General and administration.....    3,383    3,085    3,901     3,952     4,699
 Sales and marketing............    2,445    2,501    2,531     3,803     5,165
 Depreciation...................      421      442      455       517       503
                                  -------  -------  -------  --------  --------
 Total operating expenses.......    6,249    6,028    6,887     8,272    10,367
                                  -------  -------  -------  --------  --------
Income from operations..........    7,396    7,517    7,264     8,035    10,232
 Interest expense...............   (1,437)  (1,217)  (1,175)   (1,956)   (2,521)
 Other income (expense), net....       71       70       55       (87)      181
                                  -------  -------  -------  --------  --------
Income before provision for in-
 come taxes.....................    6,030    6,370    6,144     5,992     7,892
 Provision for income taxes(2)..     (330)    (388)    (374)     (465)   (5,206)
                                  -------  -------  -------  --------  --------
Net income......................  $ 5,700  $ 5,982  $ 5,770  $  5,527  $  2,686
                                  =======  =======  =======  ========  ========
Net income per common share(4)..  $  0.90  $  0.94  $  0.91  $   0.87  $   0.37
                                  =======  =======  =======  ========  ========
Weighted average common shares
 outstanding(4).................    6,368    6,368    6,368     6,368     7,263
                                  =======  =======  =======  ========  ========
Net income per common share--as-
 suming dilution(4).............  $  0.90  $  0.94  $  0.91  $   0.87  $   0.36
                                  =======  =======  =======  ========  ========
Weighted average common shares
 outstanding--assuming dilu-
 tion(4)........................    6,368    6,368    6,368     6,368     7,391
                                  =======  =======  =======  ========  ========
TAX ADJUSTED EARNINGS PER SHARE
 DATA(3):
 Pro forma net income...........                             $  3,595  $  4,735
                                                             ========  ========
 Pro forma net income per common
  share(4)......................                             $   0.56  $   0.65
                                                             ========  ========
 Pro forma net income per common
  share--assuming dilution(4)...                             $   0.56  $   0.64
                                                             ========  ========
OTHER FINANCIAL DATA:
 EBITDA(5)......................  $12,265  $12,785  $12,673  $ 14,681  $ 19,551
 Depreciation and amortization..    4,798    5,198    5,354     6,733     9,138
 Capital expenditures...........    5,407    5,679    4,421     7,635     8,681
 Cash flows from operating ac-
  tivities......................    9,405   10,650   10,417    13,650    10,942
 Cash flows used in investing
  activities....................   (5,689)  (5,613)  (5,105)  (22,070)  (20,544)
 Cash flows provided by (used
  in) financing activities......   (3,744)  (6,128)  (3,549)    7,382    10,532
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Working capital................  $(3,437) $(4,181) $(2,237) $ (6,069) $   (885)
 Total assets...................   32,713   33,292   36,754    54,108    84,374
 Long-term debt, net of current
  portion.......................   15,718   13,544   11,843    23,325     5,395
 Redeemable common stock(6).....      --       --       --        --      7,797
 Stockholders' equity...........    6,783    9,439   12,850    14,683    49,161

--------

(1) The financial data for the year ended December 31, 1997 includes the results of the Sun Services Acquisition subsequent to the acquisition date of April 17, 1997.

(2) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.

(3) Tax adjusted earnings per share data have been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax of 40%) during the periods presented.

(4) Mac-Gray adopted Statement of Financial Accounting Standards No. 128 (SFAS
    128) in 1997. In conjunction with the adoption of this standard, Mac-Gray has complied with SAB 98 recently issued by the SEC. Accordingly, earnings per share data have been restated for all periods presented to give effect to both pronouncements. Earnings per share data are reflective of the Mac-Gray Combination for all periods presented.

(5) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because Mac-Gray's management believes that certain investors may find it to be a useful tool for measuring Mac-Gray's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.

(6) Shares of Mac-Gray Common Stock issued in connection with the Sun Services Acquisition are redeemable pursuant to a contractual arrangement.

 Unaudited Selected Pro Forma Combined Financial Data

  The following unaudited selected pro forma combined financial data give effect to the Merger as a pooling of interests. The unaudited selected pro forma combined statement of income data combine Mac-Gray's historical results for the three years ended December 31, 1997 with Intirion's historical results for the three years ended June 30, 1997, giving effect to the Merger as if it had occurred on January 1, 1995. The unaudited selected pro forma combined balance sheet data combine Mac-Gray's and Intirion's consolidated balance sheets as of December 31, 1997, giving effect to the Merger as if it had occurred on that date.

  The pro forma financial data do not purport to represent what Mac-Gray's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project Mac-Gray's financial position or results of operations for any future date or period. They do not include any one-time, non-recurring Merger-related costs, estimated to be $600,000 in the aggregate, nor do they incorporate any benefits from any potential cost savings or synergies following the Merger. The unaudited selected pro forma combined financial data assume the exchange of all of the outstanding Intirion Exchangeable Securities for Mac-Gray Common Stock and approximately $1 million in cash consideration. The unaudited selected pro forma financial data set forth below supersede the unaudited selected pro forma financial data set forth on page 12 of the Prospectus/Proxy Statement and should be read in conjunction with each of Mac-Gray's and Intirion's Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and notes thereto of Mac-Gray and Intirion included in the Prospectus/Proxy Statement.

                                            YEAR ENDED DECEMBER 31,
                                     --------------------------------------------
                                        1995         1996           1997(1)
                                     -----------  ------------  -----------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED SELECTED PRO FORMA COM-
 BINED STATEMENT OF OPERATIONS DA-
 TA:
Revenue............................  $    66,352  $     82,260    $    106,879
Cost of revenue....................       46,411        59,199          77,411
                                     -----------  ------------    ------------
Gross profit.......................       19,941        23,061          29,468
Operating expenses.................       12,898        14,440          18,148
                                     -----------  ------------    ------------
Income from operations.............        7,043         8,621          11,320
Other income (expense), net........       (1,273)       (2,441)         (2,883)
                                     -----------  ------------    ------------
Income before taxes................        5,770         6,180           8,437
Income tax provision(2)............         (400)         (514)         (5,228)
                                     -----------  ------------    ------------
Net income.........................  $     5,370  $      5,666    $      3,209
                                     ===========  ============    ============
Net income per common share(4).....  $      0.67  $       0.71    $       0.36
                                     ===========  ============    ============
Weighted average common shares out-
 standing(4).......................        7,961         7,961           8,856
                                     ===========  ============    ============
Net income per common share--assum-
 ing dilution(4)...................  $      0.67  $       0.71    $       0.36
                                     ===========  ============    ============
Weighted average common shares out-
 standing--assuming dilution(4)....        7,961         7,961           8,984
                                     ===========  ============    ============
Pro forma tax adjusted net
 income(3).........................  $     3,286  $      3,734    $      5,197
                                     ===========  ============    ============
Pro forma tax adjusted net income
 per share(4)......................  $      0.41  $       0.47    $       0.59
                                     ===========  ============    ============
Pro forma tax adjusted net income
 per share--assuming dilution(4)...  $      0.41  $       0.47    $       0.58
                                     ===========  ============    ============
UNAUDITED SELECTED PRO FORMA COM-
 BINED OTHER FINANCIAL DATA(5):
EBITDA(6)..........................  $    13,192  $     16,346    $     22,343
Depreciation and amortization......        6,094         7,812          10,842
Capital expenditures...............        8,121        10,010          11,599
Cash flows from operating activi-
 ties..............................       10,574        15,925          11,518
Cash flows used in investing activ-
 ities.............................       (9,162)      (24,445)        (23,727)
Cash flows provided by (used in)
 financing activities..............         (589)        7,466          13,139
                                                                 DECEMBER 31,
                                                                     1997
                                                                -----------------
UNAUDITED SELECTED PRO FORMA
 COMBINED BALANCE SHEET DATA:
Working capital....................                               $     (6,969)
Total assets.......................                                     99,336
Total long term debt, net of
 current portion...................                                      5,395
Redeemable common stock............                                      7,797
Stockholders' equity...............                                     51,498

--------

(1) Includes the results of operations of Sun Services as if the Sun Services Acquisition had occurred on January 1, 1997. The historical results of Sun Services for the period from April 1, 1997 to April 17, 1997 (the acquisition date) have not been included and are not material to the Company.

(2) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.

(3) Pro Forma tax adjusted net income has been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax rate of 40%) during the periods presented.

(4) Earnings per share data are based on the weighted average number of common stock and common stock equivalents outstanding of Mac-Gray and Intirion for each period assuming that 1,317,837 shares of Mac-Gray Common Stock were issued in exchange for all of the issued and outstanding shares of Intirion Series A Preferred Stock, Intirion Common Stock, $12.50 Warrants, $5.00 Warrants, and Miscellaneous Warrants and Intirion Options and assuming that 275,224 shares of Mac-Gray Common Stock and approximately $1 million were issued in exchange for all of the issued and outstanding shares of Intirion Senior Preferred Stock.

(5) Unaudited selected pro forma combined financial data were accumulated based on the historical balances reported by each entity and do not include any pro forma adjustments.

(6) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because certain investors may find it to be a useful tool for measuring Mac-Gray's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.

 Comparative Per Share Data

  The following table sets forth certain historical per share data of Mac-Gray and Intirion and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming that 1,317,837 shares of Mac-Gray Common Stock were issued in exchange for all of the issued and outstanding Intirion Exchangeable Securities other than shares of Intirion Senior Preferred Stock and assuming that 275,224 shares of Mac-Gray Common Stock and approximately $1 million in cash were issued in exchange for all of the issued and outstanding shares of Intirion Senior Preferred Stock. The selected pro forma combined comparative per share data of Mac-Gray and Intirion are derived from pro forma unaudited condensed combined financial information, supersede the information set forth on page 14 of the Prospectus/Proxy Statement and should be read in conjunction with the selected historical audited and unaudited financial data and the historical audited and unaudited financial statements of Mac-Gray and Intirion and the notes thereto that are included elsewhere in this Supplement and in the Prospectus/Proxy Statement. The unaudited pro forma per share data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Mac-Gray and Intirion been a single entity during the periods presented. Neither Mac-Gray nor Intirion paid any cash dividends for the periods presented, other than in the case of distributions to S corporation stockholders or preferred stockholders.

                                   YEAR ENDED DECEMBER 31,       SIX MONTHS
                                   -------------------------        ENDED
                                    1995     1996     1997    DECEMBER 31, 1997
                                   -------  -------  -------  -----------------
MAC-GRAY
Net income per share:
  Historical...................... $  0.91  $  0.87  $  0.37          --
  Combined(b)..................... $  0.67  $  0.71  $  0.36          --
Net income per share--assuming
 dilution:
  Historical...................... $  0.91  $  0.87  $  0.36          --
  Combined(b)..................... $  0.67  $  0.71  $  0.36          --
Pro forma tax adjusted net income
 per share(a):
  Historical...................... $  0.58  $  0.56  $  0.65          --
  Combined(b)..................... $  0.41  $  0.47  $  0.59          --
Pro forma tax adjusted net income
 per share--assuming dilution(a):
  Historical...................... $  0.58  $  0.56  $  0.64          --
  Combined(b)..................... $  0.41  $  0.47  $  0.58          --
INTIRION
Net income (loss) per share:
  Historical(c)................... $ (1.31) $ (0.48) $ (0.30)      $(0.19)
  Pro forma combined, adjusted for
   ratio of exchange(d)........... $  0.74  $  0.78  $  0.40          --
  Pro forma tax adjusted combined,
   adjusted for ratio of
   exchange(a)(d)................. $  0.45  $  0.52  $  0.65          --
Net income (loss) per share--
 assuming dilution:
  Historical(c)................... $ (1.31) $ (0.48) $ (0.30)      $(0.19)
  Pro forma combined, adjusted for
   ratio of exchange(d)........... $  0.74  $  0.78  $  0.40          --
  Pro forma tax adjusted combined,
   adjusted for ratio of
   exchange(a)(d)................. $  0.45  $  0.52  $  0.64          --

--------

(a) Pro forma tax adjusted net income per share has been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax of 40%) during the periods presented.

(b) Pro forma combined net income per share data for 1997 includes the results of Sun Services as if the Sun Services Acquisition had occurred on January 1, 1997.

(c) Historical per share data for Intirion are for the years ended June 30, 1995, 1996, and 1997, respectively.

(d) Pro forma net income per share amounts for Intirion have been calculated using an exchange ratio of 1.10 shares of Mac-Gray Common Stock for each share of Intirion Common (and common equivalent) Stock exchanged. See Note 1 to the Pro Forma Unaudited Condensed Combined Financial Information.

  On December 31, 1997, the book value of Mac-Gray Common Stock was $4.48 per share and the book value of the Intirion Common Stock was ($0.72) per share. On June 30, 1997 the book value of Intirion Common Stock was ($0.69) per share. Historical book value per share for Intirion has been calculated assuming conversion of all Intirion Common Stock equivalents using the treasury stock method. The pro forma book value per share for the Mac-Gray Common Stock as of December 31, 1997 after giving effect to the proposed Merger would be $4.10. The pro forma book value of Intirion Common Stock at such date after the Merger would be $4.51 per share based upon the issuance of 1,317,837 shares of Mac-Gray Common Stock for all of the issued and outstanding shares of Intirion Exchangeable Securities (other than shares of Intirion Senior Preferred Stock) and the issuance of 275,224 shares of Mac-Gray Common Stock and approximately $1 million in cash for approximately 100,000 shares of Intirion Senior Preferred Stock.

  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS/PROXY STATEMENT OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS SUPPLEMENT OR THE PROSPECTUS/PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS SUPPLEMENT AND THE PROSPECTUS/PROXY STATEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS SUPPLEMENT OR THE PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS SUPPLEMENT OR THE PROSPECTUS/PROXY STATEMENT NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR THEREIN SINCE THE DATE HEREOF.

 The date of this Prospectus/Proxy Statement Supplement is March 6, 1998

                             INTIRION CORPORATION

                            TEN WALPOLE PARK SOUTH
                         WALPOLE, MASSACHUSETTS 02081
                                (508) 660-9200

                                                              February 19, 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Intirion Special Meeting") of Intirion Corporation ("Intirion") to be held on Thursday, March 12, 1998 at 10:00 a.m., local time, at Intirion's headquarters located at Ten Walpole Park South, Walpole, Massachusetts.

  At the Intirion Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 22, 1997 (the "Merger Agreement"), by and among Intirion, Mac-Gray Corporation, a Delaware corporation ("Mac-Gray"), MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Mac-Gray ("Sub"), and Robert P. Bennett, pursuant to which Sub will be merged with and into Intirion and Intirion will become a wholly-owned subsidiary of Mac-Gray (the "Merger"). Upon the effectiveness of the Merger, holders of Intirion's Common Stock, Series A Redeemable Convertible Preferred Stock and vested, unexercised warrants and options to purchase Intirion Common Stock, will receive shares of Mac-Gray's common stock, par value $.01 per share ("Mac-Gray Common Stock"), and holders of Intirion's Senior Redeemable Preferred Stock will receive a combination of Mac-Gray Common Stock and cash. Additional information about Mac-Gray, Intirion and the proposed Merger is included in the attached Prospectus/Proxy Statement (the "Prospectus/Proxy Statement"), which I urge you to read carefully.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO INTIRION AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Prospectus/Proxy Statement for details of the Merger and additional related information.

  Whether or not you expect to attend the Intirion Special Meeting, it is very important that your shares be represented. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Intirion Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card.

  Thank you and I look forward to seeing you at the Intirion Special Meeting.

                                          Very truly yours,

                                          Robert P. Bennett
                                          Chairman of the Board, Chief
                                          Executive Officer and President

                             INTIRION CORPORATION

                            TEN WALPOLE PARK SOUTH
                         WALPOLE, MASSACHUSETTS 02081
                                (508) 660-9200

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON THURSDAY, MARCH 12, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Intirion Special Meeting") of Intirion Corporation ("Intirion") will be held on Thursday, March 12, 1998 at 10:00 a.m., local time, at Intirion's headquarters located at Ten Walpole Park South, Walpole, Massachusetts, for the purpose of considering and voting upon the following proposals:

    (1) A proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 22, 1997 (the "Merger Agreement"), by and among Mac-Gray Corporation, a Delaware corporation ("Mac-Gray"), MI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Mac-Gray ("Sub"), Intirion and Robert P. Bennett pursuant to which Sub will be merged with and into Intirion and Intirion will become a wholly-owned subsidiary of Mac-Gray (the "Merger"). A copy of the Merger Agreement is attached as Appendix A to the Prospectus/Proxy Statement accompanying this Notice.

    (2) Such other business as may properly come before the Intirion Special Meeting or any adjournments or postponements thereof.

  The Intirion Board of Directors has fixed the close of business on Tuesday, February 17, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Intirion Special Meeting and any adjournments or postponements thereof. Only holders of record of Intirion's Common Stock, Senior Redeemable Preferred Stock and Series A Redeemable Convertible Preferred Stock at the close of business on such date are entitled to notice of and to vote at the Intirion Special Meeting. A list of such stockholders will be available at the time and place of the Intirion Special Meeting and, during the ten days prior to the meeting, at the office of the Secretary of Intirion at the above address.

  Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Intirion Special Meeting, is requested to promptly sign, date and return the enclosed proxy card in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the Intirion Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Intirion Special Meeting.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE INTIRION SPECIAL MEETING, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          Scott F. McDermott, Secretary

February 19, 1998

                        PROSPECTUS AND PROXY STATEMENT

                               ----------------

         MAC-GRAY CORPORATION                   INTIRION CORPORATION
            22 WATER STREET                    TEN WALPOLE PARK SOUTH
    CAMBRIDGE, MASSACHUSETTS 02141          WALPOLE, MASSACHUSETTS 02081
            (617) 492-4040                         (508) 660-9200

              PROSPECTUS                           PROXY STATEMENT
     COMMON STOCK, $.01 PAR VALUE      FOR SPECIAL MEETING OF STOCKHOLDERS TO
                                              BE HELD ON MARCH 12, 1998

  This Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") relates to the proposed acquisition of Intirion Corporation, a Delaware corporation ("Intirion"), by Mac-Gray Corporation, a Delaware corporation ("Mac-Gray"), pursuant to the terms of an Agreement and Plan of Merger, dated as of December 22, 1997 (the "Merger Agreement"), by and among Mac-Gray, MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Mac-Gray ("Sub"), Intirion and Robert P. Bennett ("Bennett"). This Prospectus/Proxy Statement is being furnished to stockholders of Intirion in connection with the solicitation of proxies by the Board of Directors of Intirion (the "Intirion Board") for the special meeting of stockholders of Intirion to be held on Thursday, March 12, 1998 at 10:00 a.m., local time, at Intirion's headquarters located at Ten Walpole Park South, Walpole, Massachusetts and any adjournments or postponements thereof (the "Intirion Special Meeting"). Only Intirion stockholders of record at the close of business on Tuesday, February 17, 1998 (the "Record Date") will be entitled to vote at the Intirion Special Meeting.

  At the Intirion Special Meeting, Intirion will present a proposal to adopt the Merger Agreement. If the Merger Agreement is adopted and the other conditions set forth in the Merger Agreement are satisfied, Sub will be merged with and into Intirion, with Intirion continuing as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Mac-Gray (the "Merger"). As provided in the Merger Agreement and described herein, all issued and outstanding shares of Intirion's common stock, $.01 par value per share ("Intirion Common Stock"), Series A Redeemable Convertible Preferred Stock, $.01 par value per share ("Intirion Series A Preferred Stock"), and vested, unexercised warrants and options to purchase Intirion Common Stock will be converted into an aggregate of 1,317,837 shares of common stock, $.01 par value per share, of Mac-Gray ("Mac-Gray Common Stock"), and all issued and outstanding shares of Intirion's Senior Redeemable Preferred Stock, $.01 par value per share ("Intirion Senior Preferred Stock"), will be converted into a combination of Mac-Gray Common Stock and cash with an aggregate value not to exceed $5,160,450. See "Summary of Prospectus/Proxy Statement--Terms of Merger--Merger Consideration" and "The Merger--Merger Consideration." Ten percent of the number of shares of Mac-Gray Common Stock issued in connection with the Merger shall be deposited with an escrow agent for the purpose of satisfying certain claims for which Mac-Gray is indemnified under the Merger Agreement. The shares deposited in escrow shall be deducted pro rata from the shares allocable to each former holder of Intirion Common Stock, Intirion Senior Preferred Stock, Intirion Series A Preferred Stock and vested, unexercised warrants and options to purchase Intirion Common Stock (collectively, the "Intirion Exchangeable Securities"). See "Summary of Prospectus/Proxy Statement--Terms of Merger--Indemnification" and "The Merger--Indemnification."

  Shares of Intirion Common Stock, Intirion Senior Preferred Stock and Intirion Series A Preferred Stock (collectively, the "Intirion Voting Stock") are the only securities of Intirion whose holders are entitled to vote upon the Merger Agreement and any other proposals to be presented at the Intirion Special Meeting. See "The Intirion Special Meeting--Record Date; Quorum; Required Vote." The presence in person or by proxy of shares representing one-third of the shares of the Intirion Voting Stock, one-third of the shares of the Intirion Senior Preferred Stock and a majority of the shares of the Intirion Series A Preferred Stock, in each case issued and outstanding as of the Record Date, is required to constitute a quorum for the transaction of business at the Intirion Special Meeting. The Merger Agreement must be approved and adopted by holders of (i) shares representing a majority of the voting power of the issued and outstanding shares of Intirion Voting Stock and
(ii) two-thirds of the issued and outstanding shares of each of the Intirion Senior Preferred Stock and Intirion Series A Preferred Stock, in each case entitled to vote at the Intirion Special Meeting. The directors and executive officers of Intirion (and their affiliates) hold approximately 66% of the combined voting power of the Intirion Voting Stock and 100% of the voting power of each of the Intirion Series A Preferred Stock and the Intirion Senior Preferred Stock. In addition, certain principal stockholders of Intirion, namely, Bennett, Gelco Corporation, Eastech II Limited Partnership and Eastech III Limited Partnership (collectively, the "Intirion Principal Stockholders"), have entered into voting agreements with Mac-Gray, each dated as of December 22, 1997 (collectively, the "Voting Agreements"), pursuant to which, among other things, they have agreed to vote their shares of Intirion Voting Stock in favor of the Merger. See "Ancillary Agreements--Voting Agreements." As the Intirion Principal Stockholders hold approximately 65% of the combined voting power of the Intirion Voting Stock and 100% of the issued and outstanding shares of each of the Intirion Series A Preferred Stock and the Intirion Senior Preferred Stock, the approval of the Merger Agreement is assured.

  This Prospectus/Proxy Statement is also the Prospectus of Mac-Gray filed as part of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Mac-Gray Common Stock to be issued pursuant to the Merger Agreement.

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS OF INTIRION EXCHANGEABLE SECURITIES.

 THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THESECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON   THE  ACCURACY   OR  ADEQUACYOF   THIS  PROSPECTUS/PROXY
     STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SHARES OF MAC-GRAY COMMON STOCK HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF MAC-GRAY OR INTIRION SINCE THE DATE HEREOF.

  THE INFORMATION SET FORTH HEREIN CONCERNING MAC-GRAY HAS BEEN FURNISHED BY MAC-GRAY. THE INFORMATION SET FORTH HEREIN CONCERNING INTIRION HAS BEEN FURNISHED BY INTIRION. THE PRO FORMA INFORMATION CONTAINED HEREIN RELATING TO MAC-GRAY HAS BEEN PREPARED BY MAC-GRAY AND INCLUDES HISTORICAL FINANCIAL INFORMATION RELATING TO INTIRION THAT WAS FURNISHED TO MAC-GRAY BY INTIRION. MAC-GRAY DOES NOT HAVE INDEPENDENT KNOWLEDGE OF THE MATTERS SET FORTH HEREIN CONCERNING INTIRION. INTIRION DOES NOT HAVE INDEPENDENT KNOWLEDGE OF THE MATTERS SET FORTH HEREIN CONCERNING MAC-GRAY.

  THE AUTHORITY GRANTED BY AN EXECUTED PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE BY FILING WITH THE SECRETARY OF INTIRION A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY VOTING IN PERSON AT THE INTIRION SPECIAL MEETING. SHARES REPRESENTED BY VALID PROXIES WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS IN THE PROXIES. IF NO SPECIFICATIONS ARE MADE, THE PROXIES WILL BE VOTED TO APPROVE THE PROPOSALS SET FORTH IN THE PROXY.

  The date of this Prospectus/Proxy Statement is February 19, 1998 and it is first being mailed or delivered to Intirion stockholders on or about that date.

                                     (ii)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................    1
SUMMARY OF PROSPECTUS/PROXY STATEMENT.....................................    2
  The Parties.............................................................    2
  The Intirion Special Meeting............................................    2
  Terms of the Merger.....................................................    3
  Recommendation of the Intirion Board of Directors.......................    6
  Mac-Gray's Board Approval of the Merger.................................    6
  Certain Federal Income Tax Consequences.................................    6
  Accounting Treatment....................................................    7
  Stock Exchange Listing..................................................    7
  Comparative Rights of Stockholders......................................    7
  Interests of Certain Persons............................................    7
  Regulatory Requirements.................................................    7
  Rights of Dissenting Stockholders.......................................    8
  Comparative Per Share Market Price Information..........................    8
  Mac-Gray Selected Historical Financial Data.............................    8
  Intirion Selected Historical Financial Data.............................   10
  Unaudited Selected Pro Forma Combined Financial Data....................   12
  Comparative Per Share Data..............................................   14
RISK FACTORS..............................................................   15
  Risk Factors Related to Mac-Gray Common Stock...........................   15
  Risk Factors Related to the Merger......................................   18
THE INTIRION SPECIAL MEETING..............................................   20
  Record Date; Quorum; Required Vote......................................   20
  Solicitation and Voting of Proxies......................................   21
  Ownership of Intirion Voting Stock......................................   22
BACKGROUND OF THE MERGER..................................................   23
  General Background of the Merger........................................   23
  Recommendation of the Intirion Board; Intirion's Reasons for the Merger.   24
  Mac-Gray's Reasons for the Merger.......................................   25
THE MERGER................................................................   26
  General.................................................................   26
  Effective Time..........................................................   26
  Merger Consideration....................................................   26
  Conversion of Intirion Exchangeable Securities; Exchange Procedures.....   28
  Representations and Warranties..........................................   29
  Certain Covenants and Agreements........................................   30
  Conditions to the Merger................................................   34
  Termination.............................................................   37
  Indemnification.........................................................   37
  Fees and Expenses.......................................................   38
  Amendment; Waiver.......................................................   38
  Accounting Treatment....................................................   38
  Certain Federal Income Tax Consequences.................................   38
  Resale of Mac-Gray Common Stock.........................................   39

                                     (iii)

                                                                          PAGE
                                                                          ----
ANCILLARY AGREEMENTS.....................................................  40
  Voting Agreements......................................................  40
  Escrow Agreement.......................................................  40
  Registration Rights Agreement..........................................  41
  Non-Competition Agreement..............................................  42
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................  43
DESCRIPTION OF MAC-GRAY..................................................  45
  Introduction...........................................................  45
  Financial Characteristics of Mac-Gray's Business.......................  45
  Industry Overview......................................................  46
  Company Strategy.......................................................  47
  Internal Growth........................................................  47
  Strategic Acquisitions.................................................  48
  Card and Coin-Operated Laundry Route Business..........................  49
  Technology.............................................................  51
  Competition............................................................  52
  Laundry Equipment Sales, Leasing and Service...........................  53
  Employees..............................................................  53
  Properties.............................................................  53
  Legal Proceedings......................................................  54
MAC-GRAY'S SELECTED HISTORICAL FINANCIAL DATA............................  55
MAC-GRAY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  56
  Overview...............................................................  56
  Proposed Merger........................................................  56
  Results of Operations..................................................  56
  Seasonality............................................................  58
  Liquidity and Capital Resources........................................  59
  Inflation..............................................................  60
  Recently Issued Accounting Pronouncements..............................  60
MANAGEMENT OF MAC-GRAY...................................................  61
  Directors and Executive Officers.......................................  61
  Board of Directors.....................................................  62
  Executive Compensation.................................................  63
  1997 Stock Option and Incentive Plan...................................  65
  Stock Appreciation Rights..............................................  68
  Employment Agreements with Executive Officers..........................  68
  Compensation Committee Interlocks and Insider Participation............  68
  Certain Relationships and Related Transactions.........................  68
PRINCIPAL STOCKHOLDERS OF MAC-GRAY.......................................  70
PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION.............  73
MARKET PRICES AND DIVIDEND DATA..........................................  81


                                      (iv)

                                                                          PAGE
                                                                          ----
DESCRIPTION OF MAC-GRAY CAPITAL STOCK....................................  81
  Authorized and Outstanding Capital Stock...............................  81
  Certain Provisions of the Mac-Gray Charter and the Mac-Gray By-laws....  82
  Statutory Business Combination Provision...............................  83
  Transfer Agent and Registrar...........................................  84
DESCRIPTION OF INTIRION..................................................  84
  History................................................................  84
  Markets and Customers..................................................  84
  Employees..............................................................  85
  Competition............................................................  85
  Properties.............................................................  85
  Intellectual Property..................................................  85
  Suppliers..............................................................  85
  Products and Customer Service..........................................  86
  Legal Proceedings......................................................  86
INTIRION'S SELECTED HISTORICAL FINANCIAL DATA............................  87
INTIRION'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  88
  Overview...............................................................  88
  Proposed Merger........................................................  88
  Results of Operations..................................................  88
  Seasonality............................................................  90
  Liquidity and Capital Resources........................................  90
  Inflation..............................................................  90
COMPARISON OF RIGHTS OF STOCKHOLDERS OF MAC-GRAY AND INTIRION............  91
  Charter Amendments.....................................................  91
  By-Law Amendments......................................................  91
  Voting Rights..........................................................  92
  Conversion Rights......................................................  92
  Preemptive Rights......................................................  93
  Special Meetings.......................................................  93
  Corporate Action Without a Meeting.....................................  93
  Dividends..............................................................  93
  Liquidation............................................................  94
  Provisions Relating To Directors and Officers..........................  95
  Stockholder Nominations to Elect Directors.............................  95
  Removal of Directors...................................................  96
  Indemnification of Directors, Officers and Others......................  96
RIGHTS OF DISSENTING STOCKHOLDERS........................................  97
RESALES OF SECURITIES....................................................  98
LEGAL MATTERS............................................................ 100
REGULATORY APPROVALS REQUIRED............................................ 100
EXPERTS.................................................................. 100
SHAREHOLDER PROPOSALS.................................................... 101


                                      (v)

                                                                           PAGE
                                                                           ----
 APPENDICES
 Appendix A--  Agreement and Plan of Merger, dated as of December 22,
               1997, by and among Mac-Gray Corporation, Intirion Corpo-
               ration, MI Acquisition Corp. and Robert P. Bennett and
               Exhibits thereto.........................................   A-1
 Appendix B--  Section 262 of the Delaware General Corporation Law (Ap-
               praisal Rights)..........................................   B-1

                                      (vi)

                             AVAILABLE INFORMATION

  Mac-Gray is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information concerning Mac-Gray can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Mac-Gray. In addition, reports, proxy statements and other information concerning Mac-Gray may be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, on which shares of Mac-Gray Common Stock are traded under the symbol "TUC."

  This Prospectus/Proxy Statement, which also constitutes the Prospectus of Mac-Gray filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete (though to the extent of the provisions referred to herein, such statements are complete in all material respects), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  No information relating to Mac-Gray or Intirion is incorporated herein by reference.

                     SUMMARY OF PROSPECTUS/PROXY STATEMENT

  The following is a brief summary, which is necessarily incomplete, of certain information contained elsewhere in this Prospectus/Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained herein, and in the exhibits and appendices hereto, all of which should be reviewed carefully. The information contained in this Prospectus/Proxy Statement gives effect to: (i) the reorganization (the "Mac-Gray Combination") of Mac-Gray Services, Inc., a Delaware corporation, that was formerly known as Mac-Gray Co., Inc. ("Mac-Gray Co."), and Mac-Gray, L.P., a Delaware limited partnership (the "Limited Partnership") and (ii) the acquisition (the "Sun Services Acquisition") of Sun Services of America, Inc., a Florida corporation ("SSA"), and R. Bodden Coin-Op-Laundry, Inc., a Florida corporation ("RBCO" and, together with SSA, "Sun Services"), both of which occurred on April 17, 1997. Unless the context requires otherwise, all references to Mac-Gray shall mean Mac-Gray Corporation and its subsidiaries and predecessors, including Mac-Gray Co. and the Limited Partnership, and businesses that it has acquired from their respective dates of acquisition, including Sun Services. See "Description of Mac-Gray."

  Certain of the information contained in this Prospectus/Proxy Statement may constitute forward-looking statements, including statements as to the benefits and synergies expected to be realized as a result of the Merger and as to future financial performance. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, those set forth in this Prospectus/Proxy Statement under the heading "Risk Factors."

THE PARTIES

  Mac-Gray Corporation. Mac-Gray, founded in 1927, is among North America's largest suppliers of card and coin-operated laundry services in multiple housing facilities such as apartment buildings, colleges and universities and public housing complexes, and, based upon Mac-Gray's survey of colleges and universities, is North America's largest supplier of such services to the college and university market. Mac-Gray owns and operates approximately 120,000 card and coin-operated washers and dryers in more than 17,000 multiple housing laundry rooms located in 22 states in the Northeast, Midwest and Southeast regions of the United States. In addition, Mac-Gray believes that it is the largest operator of commercial laundry equipment manufactured by The Maytag Corporation ("Maytag"). Mac-Gray's principal offices are located at 22 Water Street, Cambridge, Massachusetts 02141, and its telephone number at that location is (617) 492-4040.

  Intirion Corporation. Intirion was incorporated in 1987 and is a supplier of combination refrigerator/freezer/microwave ovens to multiple housing facilities such as colleges and universities, military bases, economy hotels and motels and assisted living facilities. Intirion's principal offices are located at Ten Walpole Park South, Walpole, Massachusetts 02081, and its telephone number at that location is (508) 660-9200.

THE INTIRION SPECIAL MEETING

  The Intirion Special Meeting will be held at Intirion's headquarters located at Ten Walpole Park South, Walpole, Massachusetts on Thursday, March 12, 1998, beginning at 10:00 a.m., local time. The purpose of the Intirion Special Meeting is to consider and vote upon the Merger Agreement. See "The Intirion Special Meeting."

  The Record Date for the Intirion Special Meeting is Tuesday, February 17, 1998. Accordingly, holders of record of Intirion Voting Stock as of the Record Date will be entitled to notice of, and to vote at, the Intirion Special Meeting. The presence in person or by proxy of shares representing one-third of the shares of the Intirion Voting Stock, one-third of the shares of the Intirion Senior Preferred Stock and a majority of the shares of the Intirion Series A Preferred Stock, in each case issued and outstanding as of the Record Date, is required to constitute a quorum for the transaction of business at the Intirion Special Meeting. The Merger Agreement must be approved and adopted by holders of (i) shares representing a majority of the voting power of the issued and outstanding shares of Intirion Voting Stock and (ii) two-thirds of the issued and outstanding shares of each of the Intirion Senior Preferred Stock and Intirion Series A Preferred Stock, in each case entitled to vote at the Intirion

Special Meeting. The directors and executive officers of Intirion (and their affiliates) hold approximately 66% of the combined voting power of the Intirion Voting Stock and 100% of the voting power of each of the Intirion Series A Preferred Stock and the Intirion Senior Preferred Stock. In addition, pursuant to the terms of the Voting Agreements, the Intirion Principal Stockholders have agreed to vote their shares of Intirion Voting Stock in favor of the Merger. As the Intirion Principal Stockholders possess approximately 65% of the combined voting power of the Intirion Voting Stock and 100% of the issued and outstanding shares of each of the Intirion Senior Preferred Stock and the Intirion Series A Preferred Stock, approval of the Merger Agreement is assured. See "Ancillary Agreements--Voting Agreements."

TERMS OF THE MERGER

  General. Mac-Gray's acquisition of Intirion will be structured as a merger of Sub with and into Intirion. Following the Merger, Intirion will be the surviving corporation and will operate as a wholly-owned subsidiary of Mac-Gray. The Merger will become effective after the conditions specified in the Merger Agreement have been met. Mac-Gray and Intirion have targeted early 1998 for completion of the Merger.

  Merger Consideration. At the time the Merger becomes effective (the "Effective Time"), Mac-Gray shall issue to the holders of Intirion Exchangeable Securities shares of Mac-Gray Common Stock and cash (the "Merger
Consideration") pursuant to the allocations described below. See "The Merger-- Merger Consideration."

    Intirion Senior Preferred Stock. The holders of Intirion Senior Preferred Stock shall receive a combination of shares of Mac-Gray Common Stock (based on a value per share equal to $15.00) and cash that together shall have an aggregate value equal to the product of (i) $51.6045 multiplied by (ii) the aggregate number of shares of Intirion Senior Preferred Stock issued and outstanding immediately prior to the Effective Time, provided that such value shall not exceed $5,160,450. The amount of cash to be paid to the holders of Intirion Senior Preferred Stock shall be the lesser of (x) $1,032,090 or (y) 68,806 multiplied by the per share closing price of Mac-Gray Common Stock on the NYSE on the trading day immediately preceding the date on which the Merger is consummated (such consummation date, the "Closing Date") as reported in The Wall Street Journal (the "Senior Cash Consideration"), and the number of shares of Mac-Gray Common Stock to be issued to the holders of Intirion Senior Preferred Stock shall be equal to the remainder of 344,030 less the quotient that is obtained when the Senior Cash Consideration is divided by 15 (the "Senior Stock Consideration").

    Intirion Series A Preferred Stock. The number of shares of Mac-Gray Common Stock allocated to the Intirion Series A Preferred Stock shall be 1,317,837 multiplied by a fraction, the numerator of which is the number of shares of Intirion Common Stock into which the shares of Intirion Series A Preferred Stock issued and outstanding immediately prior to or at the Effective Time are convertible multiplied by 16.4806 (such numerator, the "Series A Stock Value") and the denominator of which is the Total Intirion Common Equivalent Value (as defined below) (the "Series A Consideration"). "Total Intirion Common Equivalent Value" means the sum of the following:
  (i) the Series A Stock Value, (ii) the Common Stock Value (as defined below), (iii) the $12.50 Warrant Value (as defined below), (iv) the $5.00 Warrant Value (as defined below) and (v) the Total Option/Warrant Value (as defined below) immediately prior to the Effective Time.

    Intirion Common Stock. The number of shares of Mac-Gray Common Stock allocated to the Intirion Common Stock shall be 1,317,837 multiplied by a fraction, the numerator of which is the number of shares of Intirion Common Stock issued and outstanding immediately prior to the Effective Time multiplied by 16.4806 (such numerator, the "Common Stock Value") and the denominator of which is the Total Intirion Common Equivalent Value (the "Common Stock Consideration").

    $12.50 Warrants. The number of shares of Mac-Gray Common Stock allocated to the warrants to purchase one or more shares of Intirion Common Stock at a price of $12.50 per share (the "$12.50 Warrants") shall be 1,317,837 multiplied by a fraction, the numerator of which is 3.9806 multiplied by the number of shares of Intirion Common Stock into which the $12.50 Warrants issued and outstanding immediately prior to or at the Effective Time are convertible (such numerator, the "$12.50 Warrant Value") and the denominator of which is the Total Intirion Common Equivalent Value (the "$12.50 Warrant Consideration").

    $5.00 Warrants. The number of shares of Mac-Gray Common Stock allocated to the warrants to purchase one or more shares of Intirion Common Stock at a price of $5.00 per share (the "$5.00 Warrants") shall be 1,317,837 multiplied by a fraction, the numerator of which is 11.4806 multiplied by the number of shares of Intirion Common Stock into which the $5.00 Warrants issued and outstanding immediately prior to or at the Effective Time are convertible (such numerator, the "$5.00 Warrant Value") and the denominator of which is the Total Intirion Common Equivalent Value (the "$5.00 Warrant Consideration").

    Miscellaneous Warrants and Options. The number of shares of Mac-Gray Common Stock allocated to the outstanding warrants, other than the $12.50 Warrants and the $5.00 Warrants (the "Miscellaneous Warrants"), and options (the "Intirion Options") that are convertible or exercisable, as the case may be, into one or more shares of Intirion Common Stock immediately prior to or at the Effective Time shall be 1,317,837 multiplied by a fraction, the numerator of which is the Total Option/Warrant Value (as defined below) and the denominator of which is the Total Intirion Common Equivalent Value (the "Option/Warrant Consideration"). "Total Option/Warrant Value" means an amount equal to the sum of all of the Individual Option/Warrant Values (as defined in the next sentence). "Individual Option/Warrant Value" means, with respect to each Miscellaneous Warrant and Intirion Option that is convertible or exercisable, as the case may be, into one or more shares of Intirion Common Stock immediately prior to or at the Effective Time, an amount equal to the product of (i) the remainder of 16.4806 minus the conversion or exercise price per share, as the case may be, of such Miscellaneous Warrant or Intirion Option multiplied by (ii) the number of shares of Intirion Common Stock for which such Miscellaneous Warrant or Intirion Option is then convertible or exercisable, as the case may be.

  HOLDERS OF INTIRION EXCHANGEABLE SECURITIES SHOULD BE AWARE THAT, ON THE CLOSING DATE, TEN PERCENT (10%) OF THE NUMBER OF SHARES OF MAC-GRAY COMMON STOCK TO WHICH EACH HOLDER OF INTIRION EXCHANGEABLE SECURITIES IS ENTITLED SHALL BE PLACED IN ESCROW FOR THE PURPOSE OF SATISFYING CERTAIN CLAIMS FOR WHICH MAC-GRAY IS INDEMNIFIED UNDER THE MERGER AGREEMENT. SEE "--TERMS OF THE MERGER--INDEMNIFICATION" AND "ANCILLARY AGREEMENTS--ESCROW AGREEMENT."

  Exchange of Certificates. As soon as practicable after the Effective Time, State Street Bank and Trust Company ("State Street Bank"), as exchange agent for the Merger (the "Exchange Agent"), will send a transmittal letter to each holder of Intirion Exchangeable Securities. The transmittal letter will contain instructions with respect to the surrender of certificates representing Intirion Exchangeable Securities to be exchanged for Mac-Gray Common Stock. See "The Merger--Conversion of Intirion Exchangeable Securities; Exchange Procedures."

  INTIRION SECURITYHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR INTIRION EXCHANGEABLE SECURITIES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. INTIRION SECURITYHOLDERS SHOULD NOT RETURN CERTIFICATES FOR INTIRION EXCHANGEABLE SECURITIES WITH THE ENCLOSED PROXY.

  Conditions to the Merger. The obligations of Mac-Gray and Intirion to consummate the Merger are subject to the satisfaction of certain conditions, including but not limited to obtaining the approval of Intirion's stockholders, obtaining requisite regulatory approvals, the continuing accuracy as of the Effective Time of the representations and warranties made by Mac-Gray and Intirion in the Merger Agreement and the receipt of the accountant's letter with respect to the qualification of the Merger as a pooling of interests transaction. Each party has the right to waive each of the closing conditions referred to above. See "The Merger--Conditions of Merger," and "--Accounting Treatment."

  Certain Covenants and Agreements. Intirion has made certain covenants and agreements in the Merger Agreement relating to, among other things, the conduct of its business pending the consummation of the Merger, including actions taken in relation to issuing shares of stock, employment and compensation, payment of dividends, acquisition transactions and other matters. Intirion and Bennett have agreed that they will not solicit offers from third parties regarding a potential acquisition of Intirion, and will notify Mac-Gray of any such offer received by them. Mac-Gray has agreed, among other things, that each full-time employee of Intirion immediately prior to or at the Effective Time who continues his or her full-time employment with the Surviving Corporation after the Effective Time will receive prior service credit under (i) Mac-Gray's vacation benefits program, (ii) Mac-Gray's sick day policy, (iii) Mac-Gray's 401(k) plan and (iv) each other benefit program of Mac-Gray in which such employee is eligible to participate and which has a prior service requirement, in each case equal to the amount of time such employee was a full-time employee of Intirion prior to the Effective Time. See "The Merger--Certain Covenants and Agreements."

  Termination. The Merger Agreement is subject to termination by (a) the mutual written consent of Mac-Gray and Intirion; or (b) by Intirion, provided that neither Intirion nor Bennett is in material breach of the Merger Agreement, (i) if Mac-Gray is in material breach of the Merger Agreement and such breach remains uncured for a period of ten (10) business days after Intirion has given written notice of such breach to Mac-Gray, or (ii) if Mac-Gray has explicitly or by conduct repudiated the Merger Agreement and such repudiation remains uncured for a period of ten (10) business days after Intirion has given written notice thereof to Mac-Gray, or (iii) if by April 30, 1998, any of the conditions precedent to Intirion's obligation to consummate the Merger have not been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Intirion or Bennett) and Intirion has not waived such failure of satisfaction, noncompliance or nonperformance; or (c) by Mac-Gray, provided that Mac-Gray is not in material breach of the Merger Agreement, (x) if Intirion or Bennett is in material breach of the Merger Agreement and such breach remains uncured for a period of ten (10) business days after Mac-Gray has given written notice of such breach to Intirion and, if applicable, Bennett, (y) if Intirion or Bennett has explicitly or by conduct repudiated the Merger Agreement and such repudiation remains uncured for a period of ten (10) business days after Mac-Gray has given written notice thereof to Intirion and, if applicable, Bennett, or (z) if by April 30, 1998, any of the conditions precedent to Mac-Gray's obligation to consummate the Merger have not been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Mac-Gray) and Mac-Gray has not waived such failure of satisfaction, noncompliance or nonperformance. See "The Merger--Termination."

  Indemnification. Intirion and Bennett have agreed, and, if the Merger Agreement is approved by Intirion's stockholders, such stockholders will agree thereby, that ten percent (10%) of the number of shares of Mac-Gray Common Stock issued in connection with the Merger (the "Escrowed Shares") will be deducted pro rata from the shares allocable to each former holder of Intirion Exchangeable Securities and held in escrow, pursuant to the terms of the escrow agreement (the "Escrow Agreement") to be executed by Mac-Gray, Intirion, Michael Shanahan, as agent for Intirion's stockholders (other than Gelco Corporation), Gelco Corporation, State Street Bank, as escrow agent (the "Escrow Agent"), and each holder of Intirion Exchangeable Securities, for the purpose of satisfying certain claims for which Mac-Gray is indemnified under the Merger Agreement arising out of or otherwise in respect of: (a) any breach of any representation, warranty or covenant of Intirion or Bennett under the Merger Agreement or in any certificate, schedule or exhibit delivered pursuant thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants and (b) any liability or obligation of or loss by Intirion for or with respect to (i) social security taxes for the year ended December 31, 1994; (ii) Pennsylvania state taxes in excess of $2,000 in the aggregate for the years ended December 31, 1989, 1990, 1991, 1992 and 1993 and (iii) the failure of Intirion to file any Annual Reports on Form 5500 with respect to any Employee Program (as defined in the Merger Agreement). No indemnification shall be payable with respect to claims asserted pursuant to clause (a) above unless and until the amount of all claims for indemnification under such clause exceeds $300,000 in the aggregate (the "Threshold"), whereupon the full amount of such claims shall be recoverable. No indemnification shall be payable with respect to claims asserted pursuant to clause (a) or (b) above after the earlier of (x) the first anniversary of the Closing Date or (y) the date of issuance of the first audited financial statements of Mac-Gray for the fiscal year ending December 31, 1998 (such earlier date, the "Expiration Date"); provided, however, that if on or prior to the Expiration Date a specific state of facts shall have become known which may, in the good faith judgment of Mac-Gray, give rise to a claim for indemnification under clause (a) or (b) above and Mac-Gray shall have given written notice to the Escrow Agent of such facts known by Mac-Gray at such time, then the right to indemnification with respect to such claim shall remain in effect without regard to when such matter shall be finally determined and disposed of. All indemnification claims asserted under clause (a) or (b) above shall be satisfied solely from the Escrowed Shares, provided that claims asserted under clause (a) above that involve a fraudulent or intentional misrepresentation made by Intirion to Mac-Gray or an intentional breach of the Merger Agreement by Intirion or Bennett may also be satisfied from Bennett, and provided further that the Threshold and the Expiration Date shall not apply in the case of a fraudulent or intentional misrepresentation made by Intirion to Mac-Gray or an intentional breach of the Merger Agreement by Intirion or Bennett, and the Threshold shall not apply in the case of claims asserted under clause (b) above. See "Ancillary Agreements-- Escrow Agreement" for a description of the terms and conditions of the Escrow Agreement.

RECOMMENDATION OF THE INTIRION BOARD OF DIRECTORS

  The Intirion Board has unanimously approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Intirion and its stockholders. THE INTIRION BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF INTIRION VOTING STOCK VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. For a discussion of the factors considered by the Intirion Board in reaching its decision to approve the Merger Agreement and the Merger, see "Background of the Merger--Recommendation of the Intirion Board; Intirion's Reasons for the Merger."

MAC-GRAY'S BOARD APPROVAL OF THE MERGER

  Mac-Gray's Board of Directors (the "Mac-Gray Board") has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Mac-Gray and, therefore, has unanimously approved the Merger Agreement. In making this determination, the Mac-Gray Board and management reviewed information about Intirion made available to them by Intirion's management and other sources and assessed Intirion's financial condition. After considering this information, the Mac-Gray Board concluded that the anticipated business advantages of the Merger favored adoption of the Merger Agreement and consummation of the Merger. See "Background of the Merger--Mac-Gray's Reasons for the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Merger is so treated for federal income tax purposes, the Merger will not result in the recognition of gain or loss to Mac-Gray, Intirion, Sub or the holders of Intirion Voting Stock except with respect to cash received in the Merger, including in lieu of fractional shares, or pursuant to the exercise of appraisal rights. The tax basis of Mac-Gray Common Stock received will generally be the same as the tax basis of the Intirion Voting Stock surrendered in the Merger, and the holding period of the Mac-Gray Common Stock received will include the holding period of the Intirion Voting Stock surrendered if the Intirion Voting Stock was held as a capital asset. Similar treatment should apply to holders of the $12.50 Warrants and the $5.00 Warrants, and any Miscellaneous Warrant or Intirion Option that is not a compensatory option subject to special tax rules. The exchange of compensatory stock options (both incentive stock options and non-qualified stock options) for Mac-Gray Common Stock will be a taxable exchange; consequently holders of such options will generally recognize ordinary income equal to the fair market value of the Mac-Gray Common Stock received in exchange for such options. See "Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Mac-Gray has received a letter from Price Waterhouse LLP as of the date of the Merger Agreement to the effect that the Merger is expected to qualify for pooling of interests accounting treatment. See "The Merger--Accounting Treatment."

STOCK EXCHANGE LISTING

  Prior to the consummation of the Merger, the shares of Mac-Gray Common Stock to be issued in connection with the Merger will be authorized for listing and/or trading on the NYSE, subject to official notice of issuance. Mac-Gray Common Stock is currently traded on the NYSE under the symbol "TUC."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of Intirion currently are governed by Delaware law, Intirion's Certificate of Incorporation (the "Intirion Charter") and Intirion's By-laws (the "Intirion By-laws"). Upon consummation of the Merger, securityholders of Intirion will become stockholders of Mac-Gray, which is also a Delaware corporation, and their rights as stockholders of Mac-Gray will be governed by Delaware law, Mac-Gray's Amended and Restated Certificate of Incorporation (the "Mac-Gray Charter") and Mac-Gray's By-laws (the "Mac-Gray By-laws"). For a discussion of various differences between the rights of stockholders of Intirion and the rights of stockholders of Mac-Gray, see "Comparison of Rights of Stockholders of Mac-Gray and Intirion."

INTERESTS OF CERTAIN PERSONS

  In considering the recommendation of the Intirion Board with respect to the Merger, stockholders of Intirion should be aware that certain members of Intirion's management and the Intirion Board have certain interests in the Merger that may present them with actual or potential conflicts of interest. Consummation of the Merger will result in the accelerated vesting of options under the 1989 Microfridge, Inc. Stock Option Plan to purchase 5,700 shares of Intirion Common Stock held by Robert P. Bennett, Chairman of the Board, President and Chief Executive Officer of Intirion, 20,000 shares of Intirion Common Stock held by David Wilcox, Chief Financial Officer of Intirion, 10,000 shares of Intirion Common Stock held by Karen Fleming, Vice President of New Business of Intirion, 5,300 shares of Intirion Common Stock held by Rosellen Sullivan, Vice President of Academic Living Sales of Intirion, 400 shares of Intirion Common Stock held by G. Bickley Stevens II, Director of Intirion, 7,200 shares of Intirion Common Stock held by Robert E. Ray, Director of Intirion, and 6,800 shares of Intirion Common Stock held by John Fletcher, Director of Intirion. Upon the consummation of the Merger, such vested options will be exchanged for shares of Mac-Gray Common Stock in accordance with the terms of the Merger Agreement. See "--Terms of the Merger--Merger Consideration--Miscellaneous Warrants and Options" and "The Merger--Merger Consideration--Miscellaneous Warrants and Options." Bennett will be appointed Senior Vice President, Sales of Mac-Gray as of the Effective Time and will receive, under Mac-Gray's 1997 Stock Option and Incentive Plan (the "1997 Stock Plan"), options to purchase up to 90,000 shares of Mac-Gray Common Stock at an exercise price equal to the closing sale price of Mac-Gray Common Stock on the NYSE on the date of grant. Pursuant to the Merger Agreement, Mac-Gray has agreed to enter into a registration rights agreement (the "Registration Rights Agreement") with each of the Intirion Principal Stockholders, pursuant to which such stockholders are entitled to certain registration rights with respect to the resale of shares of Mac-Gray Common Stock received by them in the Merger. The resale of such shares is covered by the Registration Statement of which this Prospectus/Proxy Statement forms a part. See "Ancillary Agreements-- Registration Rights Agreement" and "Resales of Securities."

REGULATORY REQUIREMENTS

  Currently, neither Mac-Gray nor Intirion is required to make any filings with the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Rodino Act"), in connection with the Merger. No assurances can be given, however, that such filings will not be required prior to the Effective Time. See "Regulatory Approvals Required." Mac-Gray and Intirion do not believe that any other material governmental approvals, actions or filings, other than the filing of a certificate of merger (together with any required related certificates, the "Certificate of Merger") with the Secretary of State of the State of Delaware, are or will be required for the consummation of the Merger.

RIGHTS OF DISSENTING STOCKHOLDERS

  Pursuant to the Delaware General Corporation Law (the "DGCL"), any holder of Intirion Voting Stock entitled to vote at the Intirion Special Meeting (i) who files a demand for appraisal in writing prior to the vote taken at the Intirion Special Meeting, (ii) whose shares are not voted in favor of the Merger Agreement and (iii) who follows certain other procedural requirements, if the Merger is consummated, shall be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). See "Rights of Dissenting Stockholders" and Appendix B. The Intirion Principal Stockholders, by entering into the Voting Agreements and agreeing to vote in favor of the Merger Agreement, have effectively forfeited their appraisal rights with respect to their shares of Intirion Voting Stock.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

  On December 22, 1997, the trading day prior to the announcement of the Merger, the closing sales price of Mac-Gray Common Stock, as reported on the NYSE, was $15.875 per share. On February 17, 1998, the closing sales price of Mac-Gray Common Stock, as reported on the NYSE, was $15.5625 per share. As of February 17, 1998, there were 11,581,126 shares of Mac-Gray Common Stock outstanding held by 39 holders of record. See "Market Prices and Dividend Data" for information regarding the lack of dividends on Mac-Gray Common Stock.

  Holders of Intirion Voting Stock are urged to obtain current market quotations for Mac-Gray Common Stock prior to making any decisions with respect to the Merger.

  No established public trading market exists for the Intirion Common Stock and, accordingly, no price information is available with respect thereto. In August and September of 1997, however, Intirion repurchased an aggregate of 6,485 shares of Intirion Common Stock from two former employees at a price per share of $12.50. In addition, Intirion Options granted since April 1997 have had exercise prices of $12.50 per share, which the Intirion Board determined to be the fair market value per share of Intirion Common Stock at the time of such grants. As of February 17, 1998, there were 759,688 shares of Intirion Common Stock outstanding held by 71 holders of record, 100,000 shares of Intirion Senior Preferred Stock outstanding held by one holder of record, and 40,000 shares of Intirion Series A Preferred Stock (each convertible into six shares of Intirion Common Stock) outstanding held by two holders of record. Intirion has never paid cash dividends on the Intirion Common Stock. See "Market Prices and Dividend Data."

MAC-GRAY SELECTED HISTORICAL FINANCIAL DATA

  Set forth below are selected historical financial data of Mac-Gray as of the dates and for the periods indicated. The selected historical financial data of Mac-Gray for the three years in the period ended December 31, 1997 were derived from the historical consolidated financial statements of Mac-Gray that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus/Proxy Statement. The selected consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Mac-Gray's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Mac-Gray and the notes thereto included elsewhere in this Prospectus/Proxy Statement.

                                           YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                   1993     1994     1995      1996    1997(1)
                                  -------  -------  -------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue.........................  $44,942  $48,031  $50,710  $ 64,427  $ 81,370
Cost of revenue:
 Commissions....................   17,762   19,168   20,471    25,760    31,717
 Laundry route expenditures.....    7,458    7,889    8,251    10,955    12,232
 Depreciation and amortization..    4,377    4,756    4,899     6,216     8,635
 Cost of equipment sales........    1,700    2,673    2,938     5,189     8,187
                                  -------  -------  -------  --------  --------
 Total cost of revenue..........   31,297   34,486   36,559    48,120    60,771
Operating expenses:
 General and administration.....    3,383    3,085    3,901     3,952     4,699
 Sales and marketing............    2,445    2,501    2,531     3,803     5,165
 Depreciation...................      421      442      455       517       503
                                  -------  -------  -------  --------  --------
 Total operating expenses.......    6,249    6,028    6,887     8,272    10,367
                                  -------  -------  -------  --------  --------
Income from operations..........    7,396    7,517    7,264     8,035    10,232
 Interest expense...............   (1,437)  (1,217)  (1,175)   (1,956)   (2,521)
 Other income (expense), net....       71       70       55       (87)      181
                                  -------  -------  -------  --------  --------
Income before provision for in-
 come taxes.....................    6,030    6,370    6,144     5,992     7,892
 Provision for income taxes(2)..     (330)    (388)    (374)     (465)   (5,206)
                                  -------  -------  -------  --------  --------
Net income......................  $ 5,700  $ 5,982  $ 5,770  $  5,527  $  2,686
                                  =======  =======  =======  ========  ========
Net income per common share(4)..  $  0.90  $  0.94  $  0.91  $   0.87  $   0.37
                                  =======  =======  =======  ========  ========
Weighted average common shares
 outstanding(4).................    6,368    6,368    6,368     6,368     7,263
                                  =======  =======  =======  ========  ========
Net income per common share--as-
 suming dilution(4).............  $  0.90  $  0.94  $  0.91  $   0.87  $   0.36
                                  =======  =======  =======  ========  ========
Weighted average common shares
 outstanding--assuming dilu-
 tion(4)........................    6,368    6,368    6,368     6,368     7,391
                                  =======  =======  =======  ========  ========
TAX ADJUSTED EARNINGS PER SHARE
 DATA(3):
 Pro forma net income...........                             $  3,595  $  4,735
                                                             ========  ========
 Pro forma net income per common
  share(4)......................                             $   0.56  $   0.65
                                                             ========  ========
 Pro forma net income per common
  share--assuming dilution(4)...                             $   0.56  $   0.64
                                                             ========  ========
OTHER FINANCIAL DATA:
 EBITDA(5)......................  $12,265  $12,785  $12,673  $ 14,681  $ 19,551
 Depreciation and amortization..    4,798    5,198    5,354     6,733     9,138
 Capital expenditures...........    5,407    5,679    4,421     7,635     8,681
 Cash flows from operating ac-
  tivities......................    9,405   10,650   10,417    13,650    10,942
 Cash flows used in investing
  activities....................   (5,689)  (5,613)  (5,105)  (22,070)  (20,544)
 Cash flows provided by (used
  in) financing activities......   (3,744)  (6,128)  (3,549)    7,382    10,532
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Working capital................  $(3,437) $(4,181) $(2,237) $ (6,069) $   (885)
 Total assets...................   32,713   33,292   36,754    54,108    84,374
 Long-term debt, net of current
  portion.......................   15,718   13,544   11,843    23,325     5,395
 Redeemable common stock(6).....      --       --       --        --      7,797
 Stockholders' equity...........    6,783    9,439   12,850    14,683    49,161

--------
(1) The financial data for the year ended December 31, 1997 includes the results of the Sun Services Acquisition subsequent to the acquisition date of April 17, 1997.
(2) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.

(3) Tax adjusted earnings per share data have been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax of 40%) during the periods presented.

(4) Mac-Gray adopted Statement of Financial Accounting Standards No. 128 (SFAS
    128) in 1997. In conjunction with the adoption of this standard, Mac-Gray has complied with Staff Accounting Bulletin No. 98 (SAB 98) recently issued by the SEC. Accordingly, earnings per share data have been restated for all periods presented to give effect to both pronouncements. Earnings per share data are reflective of the Mac-Gray Combination for all periods presented.

(5) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because Mac-Gray's management believes that certain investors may find it to be a useful tool for measuring Mac-Gray's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.
(6) Shares of Mac-Gray Common Stock issued in connection with the Sun Services Acquisition are redeemable pursuant to a contractual arrangement.

INTIRION SELECTED HISTORICAL FINANCIAL DATA

  Set forth below are historical financial data of Intirion as of and for the dates and for the periods indicated. The selected historical financial data have been derived from audited and unaudited consolidated financial statements. The unaudited information reflects all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of the financial condition as of these dates and the results of operations for those unaudited interim periods for Intirion. The results of operations for those interim periods are not necessarily indicative of the results to be expected for any other period.

  The selected historical financial data below should be read in conjunction with, and are qualified by reference to, "Intirion's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto of Intirion included elsewhere in this Prospectus/Proxy Statement.

                                           SIX MONTHS                              SIX MONTHS
                            YEAR ENDED       ENDED          YEAR ENDED                ENDED
                           DECEMBER 31,     JUNE 30,         JUNE 30,             DECEMBER 31,
                          ---------------  ---------- -------------------------  ----------------
                           1992    1993     1994(1)    1995     1996     1997     1996     1997
                          ------  -------  ---------- -------  -------  -------  -------  -------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $9,422  $12,602    $4,329   $15,642  $17,833  $23,477  $14,022  $13,355
Cost of revenues........   6,491    8,503     3,023     9,852   11,079   15,141    9,254    8,471
                          ------  -------    ------   -------  -------  -------  -------  -------
Gross profit............   2,931    4,099     1,306     5,790    6,754    8,336    4,768    4,884
Operating expenses......   2,790    3,677     2,064     6,011    6,168    7,490    3,938    4,272
                          ------  -------    ------   -------  -------  -------  -------  -------
Income (loss) from
 operations.............     141      422      (758)     (221)     586      846      830      612
Interest expense, net...      89       83        34       153      398      454      200      314
                          ------  -------    ------   -------  -------  -------  -------  -------
Income (loss) before
 taxes..................      52      339      (792)     (374)     188      392      630      298
Provision (benefit) for
 taxes..................     --      (117)        6        26       49       22       19        9
                          ------  -------    ------   -------  -------  -------  -------  -------
Net income (loss).......      52      456      (798)     (400)     139      370      611      289
                          ------  -------    ------   -------  -------  -------  -------  -------
Accretion and dividends
 accrued on redeemable
 stock..................    (190)    (191)     (140)     (456)    (486)    (602)    (301)    (437)
                          ------  -------    ------   -------  -------  -------  -------  -------
Income (loss) available
 to common
 stockholders...........  $ (138) $   265    $ (938)  $  (856) $  (347) $  (232) $   310  $  (148)
                          ======  =======    ======   =======  =======  =======  =======  =======
Basic income (loss) per
 share(2)...............  $(0.22) $  0.41    $(1.46)  $ (1.31) $ (0.48) $ (0.30) $  0.40  $ (0.19)
                          ======  =======    ======   =======  =======  =======  =======  =======
Weighted average common
 shares outstanding(2)..     634      644       644       654      726      778      778      778
                          ======  =======    ======   =======  =======  =======  =======  =======
Dilutive income (loss)
 per share(3)...........  $(0.22) $  0.26    $(1.46)  $ (1.31) $ (0.48) $ (0.30) $  0.34  $ (0.19)
                          ======  =======    ======   =======  =======  =======  =======  =======
Weighted average common
 shares outstanding--
 plus assumed
 conversions(3).........     634    1,016       644       654      726      778      908      778
                          ======  =======    ======   =======  =======  =======  =======  =======
OTHER FINANCIAL DATA:
EBITDA(4)...............  $  224  $   547    $ (669)  $   519  $ 1,665  $ 2,189  $ 1,614  $ 1,389
Depreciation and amorti-
 zation.................      83      125        89       740    1,079    1,343      784      777
Capital expenditures....     448      411        38     3,700    2,375    2,903    2,644    2,433
Cash flows provided by
 (used in) operating ac-
 tivities...............     160      456    (1,675)      157    2,275      187      509    1,669
Cash flows used in in-
 vesting activities.....    (448)    (411)     (254)   (4,057)  (2,375)  (2,903)  (2,644)  (2,433)
Cash flows provided by
 (used in) financing
 activities.............     291      (39)    2,874     2,960       84    2,716    2,135      764
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........  $ (273) $   455    $2,624   $(1,074) $(2,420) $(3,156) $(3,351) $(4,484)
Total assets............   2,383    2,892     6,149    10,031   12,239   13,599   13,031   15,962
Long term debt, net of
 current portion........     --       375       404       282      148      --       167      --
Redeemable stock and
 warrants...............     880    1,209     5,054     5,510    5,924    6,526    6,174    6,963
Stockholders' deficit...    (550)    (458)   (1,393)   (2,248)  (2,617)  (2,849)  (2,254)  (3,026)

--------
(1) In 1994, Intirion changed its year end from December 31 to June 30 beginning with the period ended June 30, 1994.
(2) Based on the weighted average number of common shares outstanding and calculated in accordance with SFAS 128. See Note 14 of Notes to the Consolidated Financial Statements.
(3) Based on the weighted average number of common shares and common share equivalents outstanding and calculated in accordance with SFAS 128. Common share equivalents outstanding at December 31, 1992, June 30, 1994, 1995, 1996 and 1997 and December 31, 1997 were not included in the computation of dilutive income (loss) per common share because the effect of such inclusion would be anti-dilutive. See Note 14 of Notes to the Consolidated Financial Statements.
(4) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because Intirion's management believes that certain investors may find it to be a useful tool for measuring Intirion's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.

UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited selected pro forma combined financial data give effect to the Merger as a pooling of interests. The unaudited selected pro forma combined statement of income data combine Mac-Gray's historical results for the three years ended December 31, 1997 with Intirion's historical results for the three years ended June 30, 1997, giving effect to the Merger as if it had occurred on January 1, 1995. The unaudited selected pro forma combined balance sheet data combine Mac-Gray's and Intirion's consolidated balance sheets as of December 31, 1997, giving effect to the Merger as if it had occurred on that date.

  The pro forma financial data do not purport to represent what Mac-Gray's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project Mac-Gray's financial position or results of operations for any future date or period. They do not include any one-time, non-recurring Merger-related costs, estimated to be $600,000 in the aggregate, nor do they incorporate any benefits from any potential cost savings or synergies following the Merger. The unaudited selected pro forma combined financial data assume the exchange of all of the outstanding Intirion Exchangeable Securities for Mac-Gray Common Stock and approximately $1 million in cash consideration. The unaudited selected pro forma financial data should be read in conjunction with each of Mac-Gray's and Intirion's Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and notes thereto of Mac-Gray and Intirion included elsewhere in this Prospectus/Proxy Statement.

                                            YEAR ENDED DECEMBER 31,
                                     --------------------------------------------
                                        1995         1996           1997(1)
                                     -----------  ------------  -----------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED SELECTED PRO FORMA COM-
 BINED STATEMENT OF OPERATIONS DA-
 TA:
Revenue............................  $    66,352  $     82,260    $    106,879
Cost of revenue....................       46,411        59,199          77,411
                                     -----------  ------------    ------------
Gross profit.......................       19,941        23,061          29,468
Operating expenses.................       12,898        14,440          18,148
                                     -----------  ------------    ------------
Income from operations.............        7,043         8,621          11,320
Other income (expense), net........       (1,273)       (2,441)         (2,883)
                                     -----------  ------------    ------------
Income before taxes................        5,770         6,180           8,437
Income tax provision(2)............         (400)         (514)         (5,228)
                                     -----------  ------------    ------------
Net income.........................  $     5,370  $      5,666    $      3,209
                                     ===========  ============    ============
Net income per common share(4).....  $      0.67  $       0.71    $       0.36
                                     ===========  ============    ============
Weighted average common shares out-
 standing(4).......................        7,961         7,961           8,856
                                     ===========  ============    ============
Net income per common share--assum-
 ing dilution(4)...................  $      0.67  $       0.71    $       0.36
                                     ===========  ============    ============
Weighted average common shares out-
 standing--assuming dilution(4)....        7,961         7,961           8,984
                                     ===========  ============    ============
Pro forma tax adjusted net
 income(3).........................  $     3,286  $      3,734    $      5,197
                                     ===========  ============    ============
Pro forma tax adjusted net income
 per share(4)......................  $      0.41  $       0.47    $       0.59
                                     ===========  ============    ============
Pro forma tax adjusted net income
 per share--assuming dilution(4)...  $      0.41  $       0.47    $       0.58
                                     ===========  ============    ============
UNAUDITED SELECTED PRO FORMA COM-
 BINED OTHER FINANCIAL DATA(5):
EBITDA(6)..........................  $    13,192  $     16,346    $     22,343
Depreciation and amortization......        6,094         7,812          10,842
Capital expenditures...............        8,121        10,010          11,599
Cash flows from operating activi-
 ties..............................       10,574        15,925          11,518
Cash flows used in investing activ-
 ities.............................       (9,162)      (24,445)        (23,727)
Cash flows provided by (used in)
 financing activities..............         (589)        7,466          13,139
                                                                 DECEMBER 31,
                                                                     1997
                                                                -----------------
UNAUDITED SELECTED PRO FORMA
 COMBINED BALANCE SHEET DATA:
Working capital....................                               $     (6,969)
Total assets.......................                                     99,336
Total long term debt, net of
 current portion...................                                      5,395
Redeemable common stock............                                      7,797
Stockholders' equity...............                                     51,498

--------
(1) Includes the results of operations of Sun Services as if the Sun Services Acquisition had occurred on January 1, 1997. The historical results of Sun Services for the period from April 1, 1997 to April 17, 1997 (the acquisition date) have not been included and are not material to the Company.
(2) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.

(3) Pro Forma tax adjusted net income has been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax rate of 40%) during the periods presented.

(4) Earnings per share data are based on the weighted average number of common stock and common stock equivalents outstanding of Mac-Gray and Intirion for each period assuming that 1,317,837 shares of Mac-Gray Common Stock were issued in exchange for all of the issued and outstanding shares of Intirion Series A Preferred Stock, Intirion Common Stock, $12.50 Warrants, $5.00 Warrants, and Miscellaneous Warrants and Intirion Options and assuming that 275,224 shares of Mac-Gray Common Stock and approximately $1 million were issued in exchange for all of the issued and outstanding shares of Intirion Senior Preferred Stock.
(5) Unaudited selected pro forma combined financial data were accumulated based on the historical balances reported by each entity and do not include any pro forma adjustments.
(6) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because certain investors may find it to be a useful tool for measuring Mac-Gray's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.

COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Mac-Gray and Intirion and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming that 1,317,837 shares of Mac-Gray Common Stock were issued in exchange for all of the issued and outstanding Intirion Exchangeable Securities other than shares of Intirion Senior Preferred Stock and assuming that 275,224 shares of Mac-Gray Common Stock and approximately $1 million in cash were issued in exchange for all of the issued and outstanding shares of Intirion Senior Preferred Stock. The selected pro forma combined comparative per share data of Mac-Gray and Intirion are derived from pro forma unaudited condensed combined financial information and should be read in conjunction with the selected historical audited and unaudited financial data and the historical audited and unaudited financial statements of Mac-Gray and Intirion and the notes thereto that are included elsewhere in this Prospectus/Proxy Statement. The unaudited pro forma per share data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Mac-Gray and Intirion been a single entity during the periods presented. Neither Mac-Gray nor Intirion paid any cash dividends for the periods presented, other than in the case of distributions to S corporation stockholders or preferred stockholders.

                                   YEAR ENDED DECEMBER 31,       SIX MONTHS
                                   -------------------------        ENDED
                                    1995     1996     1997    DECEMBER 31, 1997
                                   -------  -------  -------  -----------------
MAC-GRAY
Net income per share:
  Historical...................... $  0.91  $  0.87  $  0.37          --
  Combined(b)..................... $  0.67  $  0.71  $  0.36          --
Net income per share--assuming
 dilution:
  Historical...................... $  0.91  $  0.87  $  0.36          --
  Combined(b)..................... $  0.67  $  0.71  $  0.36          --
Pro forma tax adjusted net income
 per share(a):
  Historical...................... $  0.58  $  0.56  $  0.65          --
  Combined(b)..................... $  0.41  $  0.47  $  0.59          --
Pro forma tax adjusted net income
 per share--assuming dilution(a):
  Historical...................... $  0.58  $  0.56  $  0.64          --
  Combined(b)..................... $  0.41  $  0.47  $  0.58          --
INTIRION
Net income (loss) per share:
  Historical(c)................... $ (1.31) $ (0.48) $ (0.30)      $(0.19)
  Pro forma combined, adjusted for
   ratio of exchange(d)........... $  0.74  $  0.78  $  0.40          --
  Pro forma tax adjusted combined,
   adjusted for ratio of
   exchange(a)(d)................. $  0.45  $  0.52  $  0.65          --
Net income (loss) per share--
 assuming dilution:
  Historical(c)................... $ (1.31) $ (0.48) $ (0.30)      $(0.19)
  Pro forma combined, adjusted for
   ratio of exchange(d)........... $  0.74  $  0.78  $  0.40          --
  Pro forma tax adjusted combined,
   adjusted for ratio of
   exchange(a)(d)................. $  0.45  $  0.52  $  0.64          --

--------

(a) Pro forma tax adjusted net income per share has been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax of 40%) during the periods presented.

(b) Pro forma combined net income per share data for 1997 includes the results of Sun Services as if the Sun Services Acquisition had occurred on January 1, 1997.

(c) Historical per share data for Intirion are for the years ended June 30, 1995, 1996, and 1997, respectively.

(d) Pro forma net income per share amounts for Intirion have been calculated using an exchange ratio of 1.10 shares of Mac-Gray Common Stock for each share of Intirion Common (and common equivalent) Stock exchanged. See Note 1 to the Pro Forma Unaudited Condensed Combined Financial Information.

  On December 31, 1997, the book value of Mac-Gray Common Stock was $4.48 per share and the book value of the Intirion Common Stock was ($0.72) per share. On June 30, 1997 the book value of Intirion Common Stock was ($0.69) per share. Historical book value per share for Intirion has been calculated assuming conversion of all Intirion Common Stock equivalents using the treasury stock method. The pro forma book value per share for the Mac-Gray Common Stock as of December 31, 1997 after giving effect to the proposed Merger would be $4.10. The pro forma book value of Intirion Common Stock at such date after the Merger would be $4.51 per share based upon the issuance of 1,317,837 shares of Mac-Gray Common Stock for all of the issued and outstanding shares of Intirion Exchangeable Securities (other than shares of Intirion Senior Preferred Stock) and the issuance of 275,224 shares of Mac-Gray Common Stock and approximately $1 million in cash for approximately 100,000 shares of Intirion Senior Preferred Stock.

                                 RISK FACTORS

  Intirion's stockholders should carefully consider the following risk factors, in addition to the other information contained in this Prospectus/Proxy Statement, in connection with their decisions to approve the Merger Agreement and thereby become holders of Mac-Gray Common Stock.

RISK FACTORS RELATED TO MAC-GRAY COMMON STOCK

  Implementation of Acquisition Strategy; Integration of Acquired
Businesses. Mac-Gray's growth strategy depends, in part, on its ability to acquire and successfully integrate and operate additional businesses. In order to pursue this strategy, Mac-Gray continually evaluates potential acquisition candidates that provide services to the multi-housing market, including laundry route businesses as well as businesses that could provide ancillary services, such as photocopying, vending machines and telephones, to Mac-Gray's customer base and target market. In connection with such evaluations, Mac-Gray may, from time to time, enter into non-binding letters of intent with, and conduct due diligence with respect to, potential acquisition candidates. The success of any completed acquisition will depend in large measure on Mac-Gray's ability to integrate the assets, maintain and improve the results of operations and increase the revenue of the acquired business. The process of integrating acquired businesses, and in particular, geographically diverse operations or operations outside Mac-Gray's core business, with Mac-Gray's business may involve unforeseen difficulties and may require a disproportionate amount of Mac-Gray's financial and other resources, including management time. While Mac-Gray generally believes that its management team and business structure enable it to operate a significantly larger and more diverse operation, there is no assurance that Mac-Gray will be able to successfully integrate acquired businesses into its existing operations and to implement effective cost savings programs.

  Mac-Gray has experienced increased competition in its acquisition activities. Growing competition may increase purchase prices for future acquisitions to levels that make the acquisitions less attractive or uneconomical. In addition, future acquisitions accounted for under the purchase method of accounting may result in the recording of goodwill, the amortization of which may reduce Mac-Gray's net income. If further acquisitions are made, Mac-Gray expects to continue to use cash and securities, including shares of Mac-Gray Common Stock, as consideration for such acquisitions. Use of Mac-Gray Common Stock as acquisition consideration may result in dilution to Mac-Gray's stockholders. In the event that Mac-Gray Common Stock does not maintain a sufficient valuation or if potential acquisition candidates are unwilling to accept shares of Mac-Gray Common Stock as consideration, Mac-Gray will be required to use more cash resources or other consideration to continue its acquisition program. In addition, if Mac-Gray is unable to generate sufficient cash for further acquisitions from existing operations, Mac-Gray's acquisition program could be adversely affected unless Mac-Gray is able to obtain additional capital through external financings or can borrow sufficient amounts. Any such debt financing will result in additional leverage and any further equity financing may result in dilution to Mac-Gray's stockholders. In addition, Mac-Gray is currently restricted in its ability to acquire or operate laundry rooms in multi-housing facilities in the District of Columbia, Maryland, Tennessee, Virginia and West Virginia pursuant to a non-competition agreement entered into in connection with a transaction consummated in 1990. This restriction on Mac-Gray's activities, which limits Mac-Gray's access to a geographic segment of the market, terminates pursuant to the terms of such agreement upon certain changes in Mac-Gray's ownership and will otherwise expire in September 2000. There can be no assurance that suitable additional acquisitions can be identified, financed, consummated on acceptable terms and integrated into Mac-Gray's operations or that future acquisitions will be financially and operationally successful. Failure to identify, finance and consummate acquisitions on acceptable terms, or to integrate acquired operations into Mac-Gray's operations could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. See "Mac-Gray's Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Mac-Gray-- Company Strategy."

  Competition. The card and coin-operated laundry services industry is highly competitive. In most of Mac-Gray's markets, laundry services may be available through property owners and managers that operate their own laundry rooms ("Self-Owners"), private, family-owned businesses or large regional and national laundry services companies. In the competition to supply services to property owners, local private businesses tend to have long-standing relationships with customers in their specific geographic market, and the larger companies participating in the industry consolidation, two of which have significantly larger installed machine bases than Mac-Gray's, tend to have significant operational and managerial resources to devote to expansion and to capture additional market share. Accordingly, there can be no assurance that Mac-Gray will be able to compete effectively in any specific geographic location in the business of supplying laundry equipment services to property owners and managers or in the acquisition of other businesses. See "Description of Mac-Gray-- Competition."

  Dependence Upon Senior Executives. Mac-Gray is currently dependent to a significant degree upon the ability and experience of four senior executives:
Stewart Gray MacDonald, Jr., John S. Olbrych, Neil F. MacLellan, III and Patrick A. Flanagan. Mac-Gray has elected not to enter into employment agreements with any of these executives. Mac-Gray's preference to not utilize employment agreements for its senior executives may affect Mac-Gray's ability to attract and retain senior executives in the future. The loss of any of Mac-Gray's senior executives could adversely affect Mac-Gray's ability to maintain its current operating performance or to achieve growth through acquisitions. See "Management of Mac-Gray."

  Significant Capital Expenditures; Additional Financings. The industry in which Mac-Gray operates is capital intensive. Accordingly, Mac-Gray must continue to make capital expenditures in order to periodically replace its existing equipment. In addition, Mac-Gray's plan to utilize newly available smart card based technologies with its equipment will also result in significant capital expenditures. While Mac-Gray anticipates that its existing capital resources, as well as cash from operations, will be adequate to finance anticipated capital expenditures, there can be no assurance that such resources or cash flows will be sufficient or that the incremental revenue and cost efficiencies associated with technological enhancements, such as the smart card, will justify the significant capital expenditures. To the extent that its available resources are insufficient to fund capital requirements, Mac-Gray may need to raise additional funds through public or private financings that may or may not be on terms favorable to Mac-Gray and, in the case of equity financings, could result in dilution to Mac-Gray's stockholders. See "Mac-Gray's Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Mac-Gray--Card and Coin-Operated Laundry Route Business" and "--Technology."

  Uncertainty of Market Acceptance of New Products and Services. Mac-Gray is currently introducing, and intends to introduce in the future, new products and services utilizing smart card based technologies. While Mac-Gray believes that cashless transactions will be attractive to its customers and will provide Mac-Gray with certain benefits, there can be no assurance that there will be widespread acceptance of these products by property owners, managers, colleges and universities and residents, or that technical or operational problems will not arise from their implementation. A lack of market acceptance of these new products and services could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. See "Description of Mac-Gray--Technology."

  Dependence Upon Lease Renewals. Mac-Gray's business is highly dependent upon the renewal of its leases with property owners, colleges and universities and public housing authorities. Mac-Gray has traditionally relied upon exclusive, long-term leases with its customers, as well as frequent customer interaction and an historical emphasis on customer service, to assure continuity of financial and operating results. There can be no assurance that Mac-Gray will be able to continue to secure long-term exclusive leases with its customers or that it will continue to successfully renew expiring leases. Any failure by Mac-Gray to continue to obtain long-term exclusive leases with a substantial number of its customers, or to successfully renew its existing leases as they expire, could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. In addition, Mac-Gray has occasionally experienced loss of business when property owners or management companies choose to vacate properties as a result of economic downturns that impact occupancy levels. There can be no assurance that future economic downturns will not result in similar losses of business. See "Description of Mac-Gray--Card and Coin-Operated Laundry Route Business--Facility Leasing."

  Dependence Upon Certain Suppliers. Mac-Gray currently purchases more than 90% of the equipment that it utilizes in its laundry route business from Maytag. In addition, Mac-Gray derives a significant amount of its non-laundry route revenue, as well as certain competitive advantages, from its position as a distributor of Maytag commercial laundry products. Although the purchase and distribution agreements between Mac-Gray and Maytag are terminable by either party upon written notice, Mac-Gray has never had such an agreement terminated by Maytag. Mac-Gray also currently purchases substantially all of its smart card based equipment from Schlumberger Technologies, Inc. ("Schlumberger"), a manufacturer of card based electronic transaction systems. In the future, Mac-Gray may choose to continue to rely substantially on the Schlumberger technology and its relationship with Schlumberger in general. A termination of, or substantial revision of the terms of, the contractual arrangements or business relationships with Maytag or Schlumberger could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. See "Description of Mac-Gray--Technology" and "--Laundry Equipment Sales, Leasing and Service."

  Restrictions Imposed by Mac-Gray's Indebtedness. Mac-Gray has a credit agreement with State Street Bank and CoreStates Bank, which provides Mac-Gray with a $50.0 million revolving credit facility (the "Credit Facility"). In the event Mac-Gray borrows significant amounts under the Credit Facility, such level of indebtedness could have important consequences to Mac-Gray and its stockholders, including the following: (i) a substantial portion of Mac-Gray's cash flow from operations would need to be dedicated to the payment of the principal of and interest on such indebtedness and would not be available for other purposes; (ii) the ability of Mac-Gray to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes could be materially limited or impaired; and (iii) Mac-Gray's level of indebtedness could reduce Mac-Gray's flexibility to respond to changing business and economic conditions. The Credit Facility contains various covenants limiting the discretion of Mac-Gray's management with respect to certain business matters, including financial and other operating covenants. Failure to comply with any such covenants, which failure is not waived by the lender, would permit the lender to accelerate the maturity of the loan, which could have a material adverse effect on Mac-Gray's business, results of operations, financial condition and prospects. See "Mac-Gray's Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Voting Control by Principal Stockholders, Directors and Executive
Officers. After giving effect to the Merger, the principal stockholders, directors and executive officers of Mac-Gray and their affiliates will beneficially own in the aggregate approximately 53% of the outstanding shares of Mac-Gray Common Stock. This percentage ownership does not include options to purchase 428,315 shares of Mac-Gray Common Stock (options to acquire 80,330 shares of Mac-Gray Common Stock are currently exercisable) held by certain of these persons, which, if exercised in whole or in part, will further concentrate ownership of Mac-Gray Common Stock. As a result, the above-referenced stockholders will retain the voting power required to elect all of Mac-Gray's directors and to approve all other matters requiring approval by a majority of the stockholders of Mac-Gray including, in many cases, significant corporate transactions, such as mergers and sales of all or substantially all of Mac-Gray's assets. Such concentration of ownership, together, in some cases, with certain provisions of the Mac-Gray Charter and the Mac-Gray By-laws and certain sections of the DGCL, may have the effect of delaying or preventing a change in control of Mac-Gray. See "--Anti-takeover Effect of Certificate of Incorporation and By-law Provisions and Delaware Law," "Management of Mac-Gray--Directors and Executive Officers" and "Principal Stockholders of Mac-Gray."

  Common Stock Contingent Repurchase Obligation. Mac-Gray is obligated to repurchase up to 612,026 shares of Mac-Gray Common Stock issued in connection with the Sun Services Acquisition at a purchase price of $12.74 per share in the event the holder or holders of such shares elect to require Mac-Gray to repurchase such shares (the "Put Right"). The Put Right terminates on October 22, 2000. There can be no assurance that the holder or holders of such shares will not exercise the Put Right, nor can there be any assurance that, once exercised, Mac-Gray will be able to obtain financing to satisfy such Put Right on terms satisfactory to Mac-Gray, if at all. In the event Mac-Gray becomes required to repurchase such shares, it may be required to incur additional indebtedness under its Credit Facility to fund such repurchase. If Mac-Gray were unable to borrow such funds under its Credit Facility, Mac-Gray would need to pursue alternative financing sources which, if available, might be at higher interest rates than presently available under the Credit Facility. See "Mac-Gray's Management's

Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Management of Mac-Gray--Certain Relationships and Related Transactions."

  Anti-takeover Effect of the Mac-Gray Charter, the Mac-Gray By-laws and Delaware Law. Certain provisions of the Mac-Gray Charter and the Mac-Gray By-laws, certain sections of the DGCL and the ability of the Mac-Gray Board to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Mac-Gray Board, including takeovers which certain stockholders may deem to be in their best interests. These provisions and the ability of the Mac-Gray Board to issue preferred stock without further action by stockholders could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption of control would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial, in the short term, to the interests of stockholders. Such anti-takeover provisions include, among other things, a classified Mac-Gray Board serving staggered three-year terms, the elimination of stockholder voting by written consent, the absence of cumulative voting for directors, the removal of directors only for cause, the vesting of exclusive authority in the Mac-Gray Board to determine the size of the Mac-Gray Board and (subject to certain limited exceptions) to fill vacancies thereon, the vesting of exclusive authority in the Mac-Gray Board (except as otherwise required by law) to call special meetings of stockholders, and certain advance notice requirements for stockholder proposals and nominations for election to the Mac-Gray Board. Mac-Gray is subject to Section 203 of the DGCL ("Section 203") which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of Mac-Gray Common Stock. See "Description of Mac-Gray Capital Stock--Certain Provisions of the Mac-Gray Charter and the Mac-Gray By-laws" and "--Statutory Business Combination Provision."

  Potential Volatility of Stock Price. The trading price of Mac-Gray Common Stock may be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by investment analysts or changes in business or regulatory conditions affecting Mac-Gray, its customers or its competitors. The stock market historically has experienced volatility which sometimes has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of Mac-Gray Common Stock.

  Absence of Dividends. Mac-Gray intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. Declaration of dividends will in the future depend upon, among other things, Mac-Gray's results of operations, financial condition, acquisitions, capital requirements and general business condition. The Credit Facility also restricts dividend payments in certain limited circumstances. See "Mac-Gray's Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Material Benefits to Certain Insiders. Mac-Gray is obligated to make certain payments to a current director of Mac-Gray as a result of an agreement entered into in connection with Mac-Gray's acquisition of Sun Services, which was owned by such director. In addition, Mac-Gray is obligated to make certain payments to the wife of Mac-Gray's co-founder and former Chief Executive Officer for the remainder of her life. See "Management of Mac-Gray--Certain Relationships and Related Transactions."

RISK FACTORS RELATED TO THE MERGER

  Fixed Exchange Ratio Despite Potential Changes in Stock Price. The consideration being paid by Mac-Gray to acquire Intirion is fixed and will not be adjusted in the event of any increase or decrease in the price of Mac-Gray Common Stock. The price of Mac-Gray Common Stock at the Effective Time may vary from its price at the date of this Prospectus/Proxy Statement and at the date of the Intirion Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Mac-Gray, market assessments of the likelihood that the Merger will be consummated, the timing thereof, the prospects of the Merger and post-Merger operations, regulatory considerations, general market and economic conditions and other factors. Because the

Effective Time may occur at a date later than the Intirion Special Meeting, there can be no assurance that the price of Mac-Gray Common Stock on the date of the Intirion Special Meeting will be indicative of its price at the Effective Time. The Merger Agreement provides that the Closing Date will occur on the third business day following the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement. Stockholders of Intirion are urged to obtain current market quotations for Mac-Gray Common Stock.

  Nonrealization of Synergies. The Merger involves the integration of two companies that have previously operated independently. No assurance can be given that Mac-Gray will integrate the respective operations of Mac-Gray and Intirion without encountering difficulties or experiencing the loss of key Intirion personnel or that the benefits expected from such integration will be realized. In addition, there can be no assurance that Mac-Gray will realize anticipated synergies from the Merger.

  Restrictions on Transfer of Mac-Gray Common Stock. Ten percent (10%) of the shares of Mac-Gray Common Stock issued in connection with the Merger will be withheld ratably from the stock component of the Merger Consideration payable to holders of Intirion Exchangeable Securities and held in escrow to indemnify Mac-Gray in respect of certain claims under the Merger Agreement. The escrow will expire on the earlier of (a) the first (lst) anniversary of the Closing Date and (b) the date of issuance of the first audited financial statements of Mac-Gray for the fiscal year ending December 31, 1998, provided that the escrow may be extended in certain circumstances until unresolved claims are resolved. During the escrow period, the shares of Mac-Gray Common Stock subject to the escrow may not be transferred by stockholders. See "Ancillary Agreements-- Escrow Agreement." Neither Mac-Gray nor Intirion can predict the price at which shares of Mac-Gray Common Stock will be trading at the end of the escrow period.

  Interests of Certain Persons in the Transactions. In considering the recommendation of the Intirion Board with respect to the Merger, stockholders of Intirion should be aware that certain members of Intirion's management and the Intirion Board have certain interests in the Merger that may present them with actual or potential conflicts of interest. Consummation of the Merger will result in the accelerated vesting of options under the 1989 Microfridge, Inc. Stock Option Plan to purchase 5,700 shares of Intirion Common Stock held by Robert P. Bennett, Chairman, President and Chief Executive Officer of Intirion, 20,000 shares of Intirion Common Stock held by David Wilcox, Chief Financial Officer of Intirion, 10,000 shares of Intirion Common Stock held by Karen Fleming, Vice President of New Business of Intirion, 5,300 shares of Intirion Common Stock held by Rosellen Sullivan, Vice President of Academic Living Sales of Intirion, 400 shares of Intirion Common Stock held by G. Bickley Stevens II, Director of Intirion, 7,200 shares of Intirion Common Stock held by Robert E. Ray, Director of Intirion, and 6,800 shares of Intirion Common Stock held by John Fletcher, Director of Intirion. Upon the consummation of the Merger, such vested options will be exchanged for shares of Mac-Gray Common Stock in accordance with the terms of the Merger Agreement. See "The Merger--Merger Consideration--Miscellaneous Warrants and Options." Bennett will be appointed Senior Vice President, Sales of Mac-Gray as of the Effective Time and will receive under the 1997 Stock Plan options to purchase up to 90,000 shares of Mac-Gray Common Stock at an exercise price equal to the closing sale price of Mac-Gray Common Stock on the NYSE on the date of grant. Pursuant to the Merger Agreement, Mac-Gray has agreed to enter into the Registration Rights Agreement with each of the Intirion Principal Stockholders, pursuant to which such stockholders are entitled to certain registration rights with respect to the resale of shares of Mac-Gray Common Stock received by them in the Merger. The resale of such shares is covered by the Registration Statement of which this Prospectus/Proxy Statement forms a part. See "Ancillary Agreements--Registration Rights Agreement" and "Resales of Securities."

  Lack of a Fairness Opinion. Securityholders of Intirion should be aware that Intirion did not retain a financial advisor to assist it in its negotiations with Mac-Gray (including, without limitation, rendering a fairness opinion) and its consideration of other alternative transactions available to Intirion. In reaching its conclusion not to retain a financial advisor, the Intirion Board considered the expertise and experience of the non-employee members of the Intirion Board, which include: (i) the President of a venture capital firm currently undertaking investment banking engagements; (ii) a former Vice President of the Gillette Company currently serving as an investor, independent director and business advisor to emerging business enterprises;
(iii) a management consultant specializing in strategic development of growth companies; and (iv) an officer in General Electric

Capital's Equity Capital Group who formerly served as an executive of a private equity investment firm. As a result, the Intirion Board was confident that it possessed the sophistication and expertise to evaluate the fairness of the Merger and to recommend it to Intirion's securityholders consistent with its fiduciary duties without incurring the expense of retaining a financial advisor.

  Federal Income Tax Consequences. Securityholders of Intirion should be aware that Intirion did not and will not obtain either a private letter ruling from the Internal Revenue Service (the "Service") or a tax opinion with respect to the federal income tax consequences of the Merger. It is possible that the Service will assert that the Merger should not be treated as a "reorganization" under the Code and that the tax consequences to securityholders will be materially different from those set forth under "Certain Federal Income Tax Considerations." One of the several requirements for the Merger to be treated as a reorganization is that, as of the Effective Time, the former holders of Intirion Voting Stock, as a group, must have no plan or intention to dispose of a number of shares of Mac-Gray Common Stock received by them in the Merger that represents a significant percentage (approximately 50%) by value of the total outstanding Intirion Voting Stock as of the Effective Time. There can be no assurance that the former Intirion shareholders will not choose to dispose of their shares of Mac-Gray Common Stock after the Merger, and the Service could assert that any such dispositions were pursuant to a plan in existence at the Effective Time and that such dispositions therefore affected the requirements for tax-free treatment.

                         THE INTIRION SPECIAL MEETING

  At the Intirion Special Meeting or any adjournments or postponements thereof, holders of Intirion Voting Stock will be asked to approve and adopt the Merger Agreement.

  THE INTIRION BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THAT APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF INTIRION AND ITS SECURITYHOLDERS AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF INTIRION VOTING STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; QUORUM; REQUIRED VOTE

  The Record Date for the determination of holders of Intirion Voting Stock entitled to notice of, and to vote at, the Intirion Special Meeting is Tuesday, February 17, 1998. Only holders of record of shares of Intirion Voting Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Intirion Special Meeting or any adjournments or postponements thereof. As of the Record Date, there were issued and outstanding 759,688 shares of Intirion Common Stock held by 71 holders of record, 100,000 shares of Intirion Senior Preferred Stock held by one holder of record and 40,000 shares of Intirion Series A Preferred Stock held by two holders of record. The holders of Intirion Common Stock are entitled to one vote per share, the holders of Intirion Series A Preferred Stock are entitled to six votes per share (one vote for each share of Intirion Common Stock into which they are convertible) and the holders of Intirion Senior Preferred Stock are entitled to one vote for each share of Intirion Common Stock for which such holder's warrant is then exercisable. The presence in person or by proxy of shares representing one-third of the shares of the Intirion Voting Stock, one-third of the shares of the Intirion Senior Preferred Stock and a majority of the shares of the Intirion Series A Preferred Stock, in each case issued and outstanding as of the Record Date, is required to constitute a quorum for the transaction of business at the Intirion Special Meeting. The Merger Agreement must be approved and adopted by holders of (i) shares representing a majority of the voting power of the issued and outstanding shares of Intirion Voting Stock and (ii) two-thirds of the issued and outstanding shares of each of the Intirion Senior Preferred Stock and Intirion Series A Preferred Stock, in each case entitled to vote at the Intirion Special Meeting. Abstentions and broker non-votes are considered present for purposes of determining a quorum and will have the same effect as a vote against the Merger Agreement.

  In connection with the execution of the Merger Agreement, the Intirion Principal Stockholders (who control approximately 65% of the combined voting power of the Intirion Voting Stock and hold 100% of the issued and outstanding shares of each of the Intirion Senior Preferred Stock and the Intirion Series A Preferred Stock) entered into the Voting Agreements pursuant to which they agreed, among other things, to vote all of the shares of Intirion Voting Stock controlled by them in favor of the Merger and the Merger Agreement and against other business combinations and actions which could interfere with the Merger. See "Ancillary Agreements--Voting Agreements."

SOLICITATION AND VOTING OF PROXIES

  Holders of Intirion Voting Stock on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Intirion Special Meeting. All shares represented at the Intirion Special Meeting by properly executed proxies received prior to or at the Intirion Special Meeting and not properly revoked will be voted at the Intirion Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Merger Agreement. The Intirion Board does not know of any matters, other than the Merger Agreement, that will come before the Intirion Special Meeting.

  If a quorum is not present at the time the Intirion Special Meeting is convened, or if for any other reason Intirion believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of the conditions to the Merger or the transactions contemplated thereby, Intirion may adjourn the Intirion Special Meeting with a vote of the holders of shares representing a majority of the voting power of the Intirion Voting Stock present at such meeting. If Intirion proposes to adjourn the Intirion Special Meeting, the persons named in the enclosed proxy card will vote only those shares for which they have authority to vote in favor of the Merger Agreement in favor of such adjournment. The persons named in the enclosed proxy card will not vote any shares which have voted against the Merger Agreement in favor of such adjournment.

  Any proxy given pursuant to this solicitation may be revoked in the following manner by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Intirion, at or before the Intirion Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Intirion at or before the Intirion Special Meeting or (iii) attending the Intirion Special Meeting and voting in person (although attendance at the Intirion Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Intirion, Ten Walpole Park South, Walpole, Massachusetts 02081, Attention: Scott F. McDermott, Secretary.

  Proxies are being solicited by and on behalf of the Intirion Board. All expenses of this solicitation, including the cost of preparing and mailing this Prospectus/Proxy Statement, will be borne by Intirion. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Intirion in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Intirion Voting Stock held of record by such persons, and Intirion may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

OWNERSHIP OF INTIRION VOTING STOCK

  The following table provides information as of February 17, 1998 with respect to the shares of Intirion Voting Stock beneficially owned by (i) each person known by Intirion to own more than 5% of the voting power of the Intirion Voting Stock, (ii) each director of Intirion, (iii) each executive officer of Intirion and (iv) all directors and executive officers of Intirion as a group. The number of shares beneficially owned by each person is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of February 17, 1998 (or upon consummation of the Merger) through the exercise of an option, conversion feature or similar right. The amount of beneficial ownership of Mac-Gray Common Stock after the Merger assumes 1,593,061 shares will be issued in the Merger and 13,174,187 shares of Mac-Gray Common Stock will be issued and outstanding as of the Effective Time.

                                                                          AMOUNT OF BENEFICIAL
                                      AMOUNT OF BENEFICIAL OWNERSHIP      OWNERSHIP OF MAC-GRAY
                                         OF INTIRION VOTING STOCK             COMMON STOCK
                                             BEFORE THE MERGER              AFTER THE MERGER
                                      ----------------------------------  ------------------------
                                                   PERCENT     % VOTING                 PERCENT
          NAME               CLASS     SHARES      OWNED(1)    POWER(2)     SHARES       OWNED
          ----            ----------- ----------- ----------  ----------  ------------ -----------
Robert P. Bennett(3)....  Common          245,068       31.5%       18.0%      259,191        2.0%
David Wilcox(4).........  Common           20,000        2.6%          *         5,307          *
Karen Fleming(5)........  Common           15,000        1.9%          *         6,481          *
Rosellen Sullivan(6)....  Common            7,500        1.0%          *         2,907          *
G. Bickley Stevens(7)...  Common           92,000       12.1%        7.1%      100,014          *
                          Ser. A Pfd.      40,000      100.0%       18.9%      263,689        2.0%
Robert E. Ray(8)........  Common           38,500        4.9%          *        31,567          *
John Fletcher(9)........  Common            8,000        1.0%          *         3,123          *
William R. Kraus(10)....  Common          267,284       26.0%       21.1%       70,930          *
                          Senior Pfd.     100,000      100.0%       21.1%      275,224        2.1%
Edward Ward.............  Common           82,271       10.8%        6.5%       90,392          *
Eastech II Ltd.
 Pshp.(7)(11)...........  Common           36,000        4.7%        2.8%       39,553          *
                          Ser. A Pfd.      16,000       40.0%        7.6%      105,476          *
Eastech III Ltd.
 Pshp.(7)(11)...........  Common           54,000        7.1%        4.3%       59,330          *
                          Ser. A Pfd.      24,000       60.0%       11.4%      158,213        1.2%
Gelco Corporation(10)...  Common          267,284       26.0%       21.1%       70,930          *
                          Senior Pfd.     100,000      100.0%       21.1%      275,224        2.1%
All directors and execu-
 tive officers as group
 (8 persons)(12)........  Common          693,352       61.7%       47.1%      479,520        3.6%
                          Ser. A Pfd.      40,000      100.0%       18.9%      263,689        2.0%
                          Senior Pfd.     100,000      100.0%       21.1%      275,224        2.1%

--------
 *less than 1%
 (1) Percentage of the specified class of stock that is beneficially owned.
 (2) Percentage of the combined voting power of Intirion Voting Stock.
 (3) Consists of 227,568 shares of Intirion Common Stock as to which Mr. Bennett has sole voting power and investment power, and 17,500 shares of Intirion Common Stock which Mr. Bennett has the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of an Intirion Option.
 (4) Consists of 20,000 shares of Intirion Common Stock which Mr. Wilcox has the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of an Intirion Option.

 (5) Consists of 15,000 shares of Intirion Common Stock which Ms. Fleming has the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of an Intirion Option.
 (6) Consists of 7,500 shares of Intirion Common Stock which Ms. Sullivan has the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of an Intirion Option.
 (7) Consists of 90,000 shares of Intirion Common Stock and 40,000 shares of Intirion Series A Preferred Stock owned by Eastech II Limited Partnership and Eastech III Limited Partnership as to which Mr. Stevens has shared voting and investment power, and 2,000 shares of Intirion Common Stock which Mr. Stevens has the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of an Intirion Option. Does not include 240,000 shares of Intirion Common Stock into which the 40,000 shares of Intirion Series A Preferred Stock listed hereunder are convertible.
 (8) Consists of 11,500 shares of Intirion Common Stock as to which Mr. Ray has sole investment and voting power, and 27,000 shares of Intirion Common Stock which Mr. Ray has the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of an Intirion Option.
 (9) Consists of 8,000 shares of Intirion Common Stock which Mr. Fletcher has the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of an Intirion Option.
(10) Consists of 100,000 shares of Intirion Senior Preferred Stock as to which Mr. Kraus and Gelco Corporation have shared voting and investment power, and 267,284 shares of Intirion Common Stock which Gelco Corporation has the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of a warrant.
(11) Does not include the 96,000 and 144,000 shares, respectively, of Intirion Common Stock into which the shares of the Intirion Series A Preferred Stock owned by Eastech II Limited Partnership and Eastech III Limited Partnership are convertible.
(12) Consists of 329,068 shares of Intirion Common Stock owned by the executive officers and directors (or their affiliates) and 364,284 shares of Intirion Common Stock which the executive officers and directors (or their affiliates) have the right to acquire within 60 days of the date of this Prospectus/Proxy Statement (or upon consummation of the Merger) through the exercise of options or warrants.

                           BACKGROUND OF THE MERGER

GENERAL BACKGROUND OF THE MERGER

  Intirion and Mac-Gray had preliminary discussions regarding an acquisition of Intirion by Mac-Gray in April 1997. Stewart G. MacDonald, Jr., Chairman of the Board and Chief Executive Officer of Mac-Gray, Robert P. Bennett, Chairman of the Board, President and Chief Executive Officer of Intirion, as well as other members of Mac-Gray and Intirion management, had two meetings in April 1997. The parties signed a confidentiality agreement and Intirion provided financial information to Mac-Gray. In May 1997, Mac-Gray and Intirion each proposed valuations of Intirion which were substantially apart. As a result, all discussions were terminated in May 1997.

  In August 1997, Mac-Gray again approached Intirion with respect to a possible merger transaction and the parties met to discuss Intirion's fiscal 1997 results. In late August and early September 1997, Mac-Gray and Intirion conducted preliminary due diligence investigations of each other and discussed valuations of Intirion. Mac-Gray made an offer to Intirion by a term sheet dated September 10, 1997 proposing an acquisition of Intirion for a fixed number of 2.3 million shares of Mac-Gray Common Stock. The Mac-Gray offer was contingent on, among other things, satisfactory completion of Mac-Gray's due diligence.

  Though negotiations regarding pricing terms were not final, a draft merger agreement was distributed to all parties in mid-September 1997. For several days the parties discussed pricing and other economic terms of the proposed merger, but did not commence negotiation of the draft merger agreement. The parties then met to discuss Intirion's projected results for fiscal year 1998. Because Mac-Gray was not satisfied with the projected results, on September 22, 1997 all discussions between the parties were terminated.

  During the period of August through October 1997, Intirion considered a possible intial public offering of its equity securities and engaged in discussions with several investment banking firms.

  In November 1997, Mac-Gray contacted Intirion to inquire whether Intirion might still be interested in pursuing discussions with respect to a merger. On November 11, 1997, members of Mac-Gray and Intirion management met to discuss Intirion's recent financial results and pricing. During that meeting, Mac-Gray made an offer, subject to due diligence, for a fixed number of approximately
1.9 million shares of Mac-Gray Common Stock. On November 19, 1997, Mac-Gray formalized the offer in a term sheet to Intirion.

  A draft of the Merger Agreement was distributed to the parties in late November. In early December, members of Mac-Gray management met with Intirion executives to discuss financial diligence matters and, a few days after such meeting, Mac-Gray proposed a reduced offer for Intirion consisting of a fixed number of approximately 1.7 million shares of Mac-Gray Common Stock. The parties continued negotiations of the Merger Agreement through December. During this period, Mac-Gray also proposed the Voting Agreements pursuant to which the Intirion Principal Stockholders would contractually agree, among other things, to vote in favor of the Merger Agreement. On December 12, 1997, via a conference call with five of the six directors participating, the Mac-Gray Board had its first formal discussion of the Intirion transaction. On December 16, 1997, via a conference call with all of the directors participating, the Mac-Gray Board considered and voted on the Intirion transaction, unanimously approving the transaction.

  A special meeting of the Intirion Board was convened on December 16, 1997, via a conference call and with all the directors participating, to consider the proposed transaction. After considerable deliberation regarding the merger proposal, including consideration of its nominal value, likelihood of closing, certainty that the indicated nominal value would be the actual value received by Intirion stockholders, the long-term prospects of Mac-Gray and the relative marketability of Mac-Gray Common Stock, the Intirion Board (i) determined that the terms of the Merger Agreement are fair to, and in the best interests of, Intirion and its stockholders, (ii) unanimously approved the Merger Agreement, and (iii) resolved to recommend that the Intirion stockholders vote for approval and adoption of the Merger Agreement.

  Accordingly, on December 22, 1997, officers of Intirion, Mac-Gray and Sub and Bennett executed the Merger Agreement, and Mac-Gray, Gelco Corporation, Eastech II Limited Partnership, Eastech III Limited Partnership and Bennett executed the Voting Agreements. The parties issued a press release on December 23, 1997 announcing the execution of the Merger Agreement.

RECOMMENDATION OF THE INTIRION BOARD; INTIRION'S REASONS FOR THE MERGER

  The Intirion Board believes that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Intirion's stockholders. The Intirion Board recommends that the holders of Intirion Voting Stock vote FOR the approval of the Merger Agreement and the transactions contemplated thereby. The Intirion Board, in reaching its determinations, considered the factors described below, which represent all material factors considered and all of which were considered as a whole and not separately.

  The Purchase Price Offered for Intirion. An integral part of the determination by the Intirion Board that the Merger was in the best interests of, and fair to, the Intirion stockholders was a determination that the price that Mac-Gray was willing to pay for Intirion was fair. Management felt, and presented to the Intirion Board its view, that the aggregate purchase price of approximately $25 million that Mac-Gray offered for Intirion compared favorably to the valuation estimates that were presented to the Intirion Board by investment bankers when the Intirion Board and management were considering an initial public offering of equity. The Intirion Board concluded that it was unlikely that another buyer would offer Intirion stockholders a more favorable combination of price, certainty of closing, liquidity, tax deferral, and long term-investment prospects than what Mac-Gray had offered. Based on the foregoing, the Intirion Board concluded that the Merger was fair, from a financial point of view, to the stockholders of Intirion.

  Choice of Liquidity or Continued Investment for Intirion Stockholders. The Intirion Board viewed as favorable the structure of the Merger that affords Intirion stockholders a choice of whether to seek complete or increased liquidity after the Merger through a sale of Mac-Gray Common Stock on the open market or to continue their investment in Intirion, through Mac-Gray, a larger, better-capitalized, well-situated company.

  The Strategic Aspects of the Merger. By receiving Mac-Gray Common Stock, the Intirion stockholders will have an investment in a larger company, which the Intirion Board believes offers greater financial resources and flexibility, competitive strength and business opportunities than would be possible for Intirion alone. Thus, the Intirion Board has concluded that the Merger provides Intirion stockholders with better long-term prospects and liquidity than if they continued to hold their Intirion Exchangeable Securities.

  The Intirion Board's Review of the Business and Prospects of Mac-Gray. In choosing Mac-Gray as its merger partner, the Intirion Board considered and viewed favorably the high quality and reputation of Mac-Gray's management, the leadership that Mac-Gray has achieved in the highly fragmented laundry services industry, its commitment to and evidence of sustained and accelerated growth, both through acquisitions and internally, and its plans for financing such growth.

  Other Possible Transactions Available to Intirion. During the period of August through October 1997, the Intirion Board considered an initial public offering of equity securities of Intirion. Considering the various factors necessary to complete a successful initial public offering, the Intirion Board concluded that Intirion could not reasonably anticipate completing such a transaction for at least six months. Furthermore, there could be no assurances that the market would be amenable to a public offering by Intirion at that time or that a favorable price could be achieved.

  The Tax Aspects of the Merger Agreement. The Intirion Board reviewed with its counsel and with management the provisions of the Merger Agreement and determined that its terms permitted Intirion to achieve the tax-free disposition of its business for marketable securities in a manner that is fair to the Intirion stockholders.

  Based upon the foregoing, the Intirion Board concluded at its December 16, 1997 meeting that the Merger represents the best strategic alternative currently available to maximize the return to Intirion stockholders. In view of the wide variety of factors considered in connection with the evaluation of the Merger, the Intirion Board did not find it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

  THE INTIRION BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF INTIRION VOTING STOCK VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

MAC-GRAY'S REASONS FOR THE MERGER

  The Mac-Gray Board believes that the consummation of the Merger will constitute an important step in the implementation of one of Mac-Gray's strategies of broadening the services offered to its existing customers and further penetrating its markets. Intirion is an attractive merger partner to Mac-Gray because it is a superior provider that shares Mac-Gray's commitment to customer service. As a result of the Merger, Mac-Gray will benefit from Intirion's strong staff and customer base. In addition, the Merger will significantly enhance Mac-Gray's competitive position by providing Mac-Gray with a broader product offering.

                                  THE MERGER

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement.

GENERAL

  The Merger Agreement provides that the Merger will be consummated if the approval of the holders of Intirion Voting Stock required therefor is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Sub will be merged with and into Intirion, the separate corporate existence of Sub shall cease, and Intirion shall continue as the surviving corporation and a wholly-owned subsidiary of Mac-Gray.

EFFECTIVE TIME

  Consummation of the Merger will occur upon the filing of the Certificate of Merger. The Merger Agreement provides that the filing of the Certificate of Merger will occur as promptly as practicable (and in any event within three business days) after the satisfaction or waiver of all conditions to the closing of the Merger. The Merger Agreement may be terminated by either party if the Merger shall not have been consummated on or before April 30, 1998 (provided that such right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date). The Merger Agreement may also be terminated under certain other circumstances. See "--Conditions to the Merger" and "--Termination."

MERGER CONSIDERATION

  At the Effective Time, Mac-Gray shall issue the Merger Consideration pursuant to the allocations described below. See "Summary of Prospectus/Proxy Statement--Terms of the Merger--Merger Consideration" for definitions of certain capitalized terms used in this section.

  Intirion Senior Preferred Stock. The holders of Intirion Senior Preferred Stock shall receive a combination of shares of Mac-Gray Common Stock (based on a value per share equal to $15.00) and cash that together shall have an aggregate value equal to the product of (i) $51.6045 multiplied by (ii) the aggregate number of shares of Intirion Senior Preferred Stock issued and outstanding immediately prior to the Effective Time, provided that such value shall not exceed $5,160,450. The amount of cash to be paid to the holders of Intirion Senior Preferred Stock shall be the lesser of (x) $1,032,090 or (y) 68,806 multiplied by the per share closing price of Mac-Gray Common Stock on the NYSE on the trading day immediately preceding the date on which the Merger is consummated as reported in The Wall Street Journal, and the number of shares of Mac-Gray Common Stock to be issued to the holders of Intirion Senior Preferred Stock shall be equal to the remainder of 344,030 less the quotient that is obtained when the Senior Cash Consideration is divided by 15. Each share of Intirion Senior Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and be converted automatically into and represent solely the right to receive (I) that fraction of Mac-Gray Common Stock the numerator of which is the Senior Stock Consideration and the denominator of which equals the aggregate number of shares of Intirion Senior Preferred Stock issued and outstanding immediately prior to the Effective Time and (II) an amount in cash equal to Senior Cash Consideration divided by the aggregate number of shares of Intirion Senior Preferred Stock issued and outstanding immediately prior to the Effective Time.

  Intirion Series A Preferred Stock. The number of shares of Mac-Gray Common Stock allocated to the Intirion Series A Preferred Stock shall be 1,317,837 multiplied by a fraction, the numerator of which is the number of shares of Intirion Common Stock into which the shares of Intirion Series A Preferred Stock issued and outstanding immediately prior to the Effective Time are convertible multiplied by 16.4806 and the denominator of which is the Total Intirion Common Equivalent Value. Each share of Intirion Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and be converted automatically into and represent solely the right to receive that fraction of Mac-Gray Common Stock the numerator of which equals the Series A Consideration and the denominator of which equals the aggregate number of shares of Intirion Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

  Intirion Common Stock. The number of shares of Mac-Gray Common Stock allocated to the Intirion Common Stock shall be 1,317,837 multiplied by a fraction, the numerator of which is the number of shares of Intirion Common Stock issued and outstanding immediately prior to the Effective Time multiplied by 16.4806 and the denominator of which is the Total Intirion Common Equivalent Value. Each share of Intirion Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and be converted automatically into and represent solely the right to receive that fraction of Mac-Gray Common Stock the numerator of which equals the Common Stock Consideration and the denominator of which equals the aggregate number of shares of Intirion Common Stock issued and outstanding immediately prior to the Effective Time.

  $12.50 Warrants. The number of shares of Mac-Gray Common Stock allocated to the $12.50 Warrants shall be 1,317,837 multiplied by a fraction, the numerator of which is 3.9806 multiplied by the number of shares of Intirion Common Stock into which the $12.50 Warrants issued and outstanding immediately prior to the Effective Time are convertible and the denominator of which is the Total Intirion Common Equivalent Value. Each $12.50 Warrant issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and be converted automatically into and represent solely the right to receive that number of shares of Mac-Gray Common Stock equal to the $12.50 Warrant Consideration multiplied by a fraction, the numerator of which is the total number of shares of Intirion Common Stock for which such $12.50 Warrant is exercisable, and the denominator of which is equal to the aggregate number of shares of Intirion Common Stock for which all of the $12.50 Warrants are exercisable, in each case immediately prior to the Effective Time.

  $5.00 Warrants. The number of shares of Mac-Gray Common Stock allocated to the $5.00 Warrants shall be 1,317,837 multiplied by a fraction, the numerator of which is 11.4806 multiplied by the number of shares of Intirion Common Stock into which the $5.00 Warrants issued and outstanding immediately prior to the Effective Time are convertible and the denominator of which is the Total Intirion Common Equivalent Value. Each $5.00 Warrant issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and be converted automatically into and represent the right to receive that number of shares of Mac-Gray Common Stock equal to the $5.00 Warrant Consideration multiplied by a fraction, the numerator of which is the total number of shares of Intirion Common Stock for which such $5.00 Warrant is exercisable and the denominator of which is equal to the aggregate number of shares of Intirion Common Stock for which all of the $5.00 Warrants are exercisable, in each case immediately prior to the Effective Time.

  Miscellaneous Warrants and Options. The number of shares of Mac-Gray Common Stock allocated to the Miscellaneous Warrants and the Intirion Options shall be 1,317,837 multiplied by a fraction, the numerator of which is the Total Option/Warrant Value and the denominator of which is the Total Intirion Common Equivalent Value. Each outstanding Miscellaneous Warrant and Intirion Option that is convertible or exercisable, as the case may be, into one or more shares of Intirion Common Stock immediately prior to or at the Effective Time shall, by virtue of the Merger, be canceled and be converted automatically into and represent solely the right to receive that number of shares of Mac-Gray Common Stock equal to the Option/Warrant Consideration multiplied by a fraction, the numerator of which is the Individual Option/Warrant Value of such Intirion Option or Miscellaneous Warrant, as the case may be, and the denominator of which is the Total Option/Warrant Value, in each case immediately prior to or at the Effective Time.

  HOLDERS OF INTIRION EXCHANGEABLE SECURITIES SHOULD BE AWARE THAT, ON THE CLOSING DATE, TEN PERCENT (10%) OF THE NUMBER OF SHARES OF MAC-GRAY COMMON STOCK TO WHICH EACH HOLDER OF INTIRION EXCHANGEABLE SECURITIES IS ENTITLED SHALL BE PLACED IN ESCROW FOR THE PURPOSE OF SATISFYING CERTAIN CLAIMS FOR WHICH MAC-GRAY IS INDEMNIFIED UNDER THE MERGER AGREEMENT. SEE "-- INDEMNIFICATION" AND "ANCILLARY AGREEMENTS--ESCROW AGREEMENT."

CONVERSION OF INTIRION EXCHANGEABLE SECURITIES; EXCHANGE PROCEDURES

  The conversion of Intirion Exchangeable Securities into the right to receive the Merger Consideration will occur automatically at the Effective Time.

  As soon as reasonably practicable after the Effective Time, a transmittal letter and instructions will be mailed by the Exchange Agent to each holder of Intirion Exchangeable Securities informing such holder of the procedures to follow in forwarding certificates representing Intirion Exchangeable Securities to the Exchange Agent. Upon receipt of such certificates together with such transmittal letter, duly executed, and such other customary documents as may be required pursuant to such instructions, the Exchange Agent will deliver to such holder of Intirion Exchangeable Securities full shares of Mac-Gray Common Stock, cash in lieu of fractional shares and, in the case of Intirion Senior Preferred Stock, cash, pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter.

  If any issuance of shares of Mac-Gray Common Stock in exchange for Intirion Exchangeable Securities is to be made to a person other than the holder of Intirion Exchangeable Securities in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the holder of Intirion Exchangeable Securities requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of Mac-Gray that such tax has been paid or is not payable.

  After the Effective Time, there will be no further transfers of Intirion Exchangeable Securities on the stock transfer books of Intirion. If a certificate representing Intirion Exchangeable Securities is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of Mac-Gray Common Stock, cash in lieu of fractional shares and, in the case of Intirion Senior Preferred Stock, cash will be issued in exchange therefor.

  At any time following nine months after the Effective Time, Mac-Gray shall be entitled to require the Exchange Agent to deliver to Mac-Gray any Merger Consideration which has been made available to the Exchange Agent by or on behalf of Mac-Gray and which has not been disbursed to holders of certificates representing Intirion Exchangeable Securities, and thereafter such holders shall be entitled to look to Mac-Gray only as a general creditor thereof with respect to the Merger Consideration payable upon due surrender of such certificates. Notwithstanding the foregoing, none of Mac-Gray, Sub and Intirion will be liable to any holder of Intirion Exchangeable Securities for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  In the event any certificates representing Intirion Exchangeable Securities have been lost, stolen or destroyed, the Exchange Agent will issue shares of Mac-Gray Common Stock and, if applicable, cash in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates and delivery of a bond in a reasonable sum as indemnity against any claim that may be made against Mac-Gray or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO HOLDERS OF INTIRION EXCHANGEABLE SECURITIES PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING

INTIRION EXCHANGEABLE SECURITIES. HOLDERS OF INTIRION EXCHANGEABLE SECURITIES SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR INTIRION EXCHANGEABLE SECURITIES TO THE EXCHANGE AGENT, MAC-GRAY OR INTIRION PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties made by Intirion in favor of Mac-Gray and Sub, and made by Mac-Gray in favor of Intirion and Bennett.

  Representations and Warranties Made by Intirion. The representations and warranties made by Intirion relate, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification and similar corporate matters, except where failure to be so qualified to do business as a foreign corporation does not constitute a Material Adverse Effect (as defined below); (ii) capitalization; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iv) the absence of conflict of the Merger Agreement with charter documents, laws or agreements (other than, with respect to agreements, conflicts that would not have a Material Adverse Effect); (v) the absence of conflict with or violation of laws, and the holding of permits necessary for the conduct of business, and the compliance with such permits; (vi) conduct of business in the ordinary course and the absence of certain changes or events since June 30, 1997; (vii) the absence of pending litigation or known threatened litigation that constitutes a Material Adverse Effect; (viii) compliance with laws applicable to employee benefit plans; (ix) labor matters and no claims that might have a Material Adverse Effect; (x) the absence of any material default in certain specified contracts, commitments, plans, agreements and licenses; (xi) valid real property leases and no material default under any such lease; (xii) payment of all material taxes and certain other tax matters; (xiii) compliance with environmental laws; (xiv) ownership and rights to use material intellectual property, and absence of certain restrictions with respect to intellectual property; (xv) relationships or transactions with interested persons; (xvi) maintenance of insurance; (xvii) the absence of actions that are reasonably likely to adversely affect the ability of Mac-Gray to account for the business combination to be effected by the Merger as a pooling of interests; (xviii) no change in ownership of Intirion that would limit Mac-Gray's ability to utilize Intirion's net operating losses; and (xix) the ability to continue to bid for and enter into government contracts following the Merger.

  "Material Adverse Effect" means any change, effect or circumstance that is or is reasonably likely to be materially adverse to the business, assets, properties or results of operations or condition (financial or otherwise) of Intirion or Mac-Gray, as the case may be.

  Representations and Warranties Made by Mac-Gray. The representations and warranties made by Mac-Gray relate, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification and similar corporate matters, except where failure to be so qualified to do business as a foreign corporation does not constitute a Material Adverse Effect; (ii) capitalization; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iv) the absence of conflict of the Merger Agreement with charter documents, laws or agreements (other than, with respect to agreements, conflicts that would not have a Material Adverse Effect); (v) the absence of actions that are reasonably likely to adversely affect the ability of Mac-Gray to account for the business combination to be effected by the Merger as a pooling of interests; (vi) the absence of certain changes or events since December 31, 1996; (vii) the absence of pending litigation or known threatened litigation that constitutes a Material Adverse Effect; and (viii) the material compliance of Mac-Gray's registration statement on Form S-1 and quarterly report on Form 10-Q for the period ended September 30, 1997 with applicable requirements of the Commission, and the absence of material misstatements or omissions in the information contained therein.

CERTAIN COVENANTS AND AGREEMENTS

  The Merger Agreement contains the covenants and agreements of Intirion, Bennett and Mac-Gray described below.

  Intirion's Covenants.

    Conduct of Business. Pursuant to the Merger Agreement, prior to the Closing Date, Intirion has agreed to:

    (i) conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

    (ii) refrain from making any purchase, sale, lease or disposition of any product, asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $25,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary course of business;

    (iii) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

    (iv) refrain from making any change or incurring any obligation to make a change in the Intirion Charter or the Intirion By-laws or authorized or issued capital stock;

    (v) refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock other than the payment of accrued dividends in the amount of $72,000 to Eastech II Limited Partnership and Eastech III Limited Partnership as holders of the Intirion Series A Preferred Stock;

    (vi) refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors other than increases in the ordinary course of business consistent with past practices, provided that no compensation payable to any of Intirion's officers, employees, agents, or independent contractors shall be increased by more than 5% of the compensation received by such person for the calendar year ending December 31, 1997;

    (vii) refrain from prepaying any loans (if any) from its stockholders, officers or directors or making any change in its borrowing arrangements;

    (viii) use commercially reasonable efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

    (ix) use commercially reasonable efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

    (x) maintain its existing insurance coverage;

    (xi) furnish Mac-Gray with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of Intirion on a consolidated basis within ten (10) business days after each month end for each month ending more than ten (10) days before the Closing Date; and

    (xii) permit Mac-Gray and its authorized representatives to have full access to all of Intirion's properties, assets, records, tax returns, contracts and documents and furnish to Mac-Gray or its authorized representatives such financial and other information with respect to its business or properties as Parent may from time to time reasonably request.

    Authorization from Others. Prior to the Closing Date, Bennett and Intirion have agreed to use their respective best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Bennett and Intirion of the Merger.

    Notice of Default. Promptly upon the occurrence of, or promptly upon Intirion or Bennett becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Intirion or Bennett prior to the date of the Merger Agreement, of any of the representations, warranties or covenants of Intirion or Bennett contained in or referred to in the Merger Agreement, Intirion or Bennett shall give detailed written notice thereof to Mac-Gray and Intirion and Bennett shall use their best efforts to prevent or promptly remedy the same.

    Consummation of the Merger. Intirion and Bennett shall use their respective best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under the Merger Agreement, to the end that the Merger shall be consummated. To this end, Intirion will obtain prior to the Closing Date all necessary authorizations or approvals of its stockholders and the Intirion Board.

    Cooperation of Intirion and Bennett. Intirion and Bennett shall cooperate with all reasonable requests of Mac-Gray and Mac-Gray's counsel in connection with the consummation of the Merger.

    No Solicitation of Other Offers. Unless and until the Merger Agreement shall have been terminated, neither Intirion nor Bennett shall, nor shall Intirion permit any of its directors, officers, employees or agents to, directly or indirectly, (i) take any action to solicit, initiate the submission of or encourage, proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, Intirion, any merger or business combination with Intirion or any public or private offering of interests in Intirion (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Mac-Gray and its representatives, (iii) furnish any information or afford access to the properties, books or records of Intirion to any person or entity that may consider making or has made an offer with respect to an Acquisition Proposal other than Mac-Gray and its representatives, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing. Intirion will promptly notify Mac-Gray upon receipt of any offer or indication that any person is considering making an offer with respect to an Acquisition Proposal or any request for information relative to Intirion or for access to the properties, books and records of Intirion, and will promptly reject any such offer or request.

    Confidentiality. Intirion and Bennett have agreed that, unless and until the Merger has been consummated, each of Intirion, Bennett and Intirion's officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Mac-Gray with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the Merger. Information generally known in Mac-Gray's industry or which has been disclosed to Intirion or Bennett by third parties which have a right to do so shall not be deemed confidential or proprietary information. If the Merger is not consummated, Intirion and Bennett will return to Mac-Gray (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Intirion or Bennett in connection with the Merger.

    Intirion Special Meeting. Intirion has agreed that it shall, in accordance with applicable law, the Intirion Charter and the Intirion By-laws:

    (i) duly hold the Intirion Special Meeting as soon as practicable after the effective date of the Registration Statement of which this Prospectus/Proxy Statement is a part for the purpose of considering and acting on the Merger Agreement and the Merger;

    (ii) include in this Prospectus/Proxy Statement the recommendation of the Intirion Board that the holders of Intirion Voting Stock vote in favor of the adoption of the Merger Agreement and the Merger; and

    (iii) obtain and furnish the information required to be included by it in this Prospectus/Proxy Statement, cooperate with Mac-Gray in responding promptly to any comments made by the Commission with respect to this Prospectus/Proxy Statement or any preliminary version hereof, cause this Prospectus/Proxy Statement to be mailed to the holders of Intirion Exchangeable Securities so as to ensure that the Intirion Special Meeting will be held at the earliest practicable time after the effective date of the Registration Statement and obtain the necessary approvals by the holders of Intirion Voting Stock of the Merger Agreement and the Merger.

    Tax-Free Treatment. Neither Intirion nor Bennett shall intentionally take or cause to be taken any action, whether before or after the Closing Date, which would disqualify the Merger as being tax-free under the Code as to Intirion, Mac-Gray, Sub and each holder of Intirion Voting Stock.

    Tax Returns. Intirion and Bennett shall cooperate with Mac-Gray to permit Intirion in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by Intirion with respect to taxable periods ending on or before the Closing Date.

    Filing Cooperation. In connection with any filings to be made by Mac-Gray under the Securities Act or the Exchange Act (i) provide for inclusion therein or filing therewith the financial, business and other information and documents reasonably requested for inclusion therein by Mac-Gray, (ii) consider promptly Mac-Gray's reasonable requests for any additional information or documents and use commercially reasonable efforts to make such available, (iii) use its best efforts to cause Price Waterhouse LLP, its independent public accountants, to deliver such consents, reports and comfort letters in connection therewith as Mac-Gray may reasonably request, and (iv) generally cooperate with Mac-Gray and its representatives and agents in connection therewith.

  Mac-Gray's Covenants.

    Public Announcements and Confidentiality. Mac-Gray has agreed that, unless and until the Merger has been consummated, Mac-Gray and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from Intirion or Bennett with respect to the business or financial condition of Intirion except for the purpose of evaluating, negotiating and completing the Merger and except in the preparation of this Prospectus/Proxy Statement. Information generally known in Intirion's industries or which has been disclosed to Mac-Gray by third parties which have a right to do so shall not be deemed confidential or proprietary information. If the Merger is not consummated, Mac-Gray will return to Intirion (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Mac-Gray in connection with the Merger. Notwithstanding the foregoing, Mac-Gray is permitted, without the prior consent of the other parties to the Merger Agreement, to issue such press release or make such public disclosure about Intirion, its stockholders and the Merger as may, upon the advice of outside counsel, be required by law or the rules and regulations of the NYSE.

    Tax-Free Treatment. Neither Mac-Gray nor Sub shall intentionally take or cause to be taken any action, whether before or after the Closing Date, which would disqualify the Merger as being tax-free under the Code as to Mac-Gray, Sub, Intirion and each holder of Intirion Voting Stock.

    Authorization from Others. Prior to the Closing Date, Mac-Gray will use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Mac-Gray of the Merger.

    Notice of Default. Promptly upon the occurrence of, or promptly upon Mac-Gray becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Mac-Gray prior to the date of the Merger Agreement, of any of the representations, warranties or covenants of

  Mac-Gray contained in or referred to in the Merger Agreement, Mac-Gray shall give detailed written notice thereof to Intirion and Bennett and shall use its best efforts to prevent or promptly remedy the same.

    Consummation of Merger. Mac-Gray shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under the Merger Agreement, to the end that the Merger shall be consummated. To this end, Mac-Gray will obtain prior to the Closing Date all necessary authorizations or approvals of the Mac-Gray Board.

    Cooperation of Mac-Gray. Mac-Gray shall cooperate with all reasonable requests of Intirion and Intirion's counsel in connection with the consummation of the Merger.

    Prior Service Credit. Each full-time employee of Intirion immediately prior to the Effective Time who continues his or her full-time employment with the Surviving Corporation after the Effective Time will receive prior service credit under (i) Mac-Gray's vacation benefits program, (ii) Mac-Gray's sick day policy, (iii) Mac-Gray's 401(k) plan and (iv) each other benefit program of Mac-Gray in which such employee is eligible to participate and which has a prior service requirement, in each case equal to the amount of time such employee was a full-time employee of Intirion prior to the Effective Time.

  Other Agreements.

    Prospectus/Proxy Statement. Mac-Gray, Intirion and Bennett agreed to cooperate in the preparation and filing with the Commission of the Registration Statement as soon as practicable after the date of the Merger Agreement with respect to Mac-Gray Common Stock to be issued in the Merger and to use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to mail the Prospectus/Proxy Statement to the holders of Intirion Exchangeable Securities promptly thereafter. Mac-Gray agreed to consult with Intirion prior to responding to any comment from the Commission regarding the Prospectus/Proxy Statement. Prior to the Effective Time, Mac-Gray shall use all reasonable efforts to qualify the shares of Mac-Gray Common Stock to be issued in the Merger under the securities or "blue sky" laws of any state of the United States in which a holder of Intirion Exchangeable Securities resides; provided, however, that Mac-Gray shall not be obligated to qualify such shares in any state with respect to which counsel for Mac-Gray has determined that such qualification is not required under the securities or "blue sky" laws of such state, and in no event shall Mac-Gray be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

    Affiliate Letters. Intirion has agreed to cause each of its affiliates, within the meaning of Rule 145 under the Securities Act, to deliver a letter (an "Affiliate Letter") providing that (i) such affiliate will not transfer any Mac-Gray Common Stock received in the Merger except in compliance with the Securities Act and (ii) for a period commencing 30 days immediately preceding the Effective Time and ending at such time as results covering at least 30 days of combined operations of Intirion and Mac-Gray have been published by Mac-Gray, such affiliate will not transfer any securities of Mac-Gray. Mac-Gray has agreed to use commercially reasonable efforts to publish no later than forty-five (45) days after the end of the first calendar month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which calendar month may be the calendar month in which the Effective Time occurs) combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No.135. See Exhibit C to Appendix A.

    Registration Rights Agreements. Mac-Gray has agreed to enter into the Registration Rights Agreement with each of the Intirion Principal Stockholders. See "Ancillary Agreements--Registration Rights Agreement" and Exhibit D to Appendix A.

    Voting Agreements. Each of the Intirion Principal Stockholders, pursuant to the Merger Agreement, has executed and delivered to Mac-Gray as of the date of the Merger Agreement the Voting Agreements. See "Ancillary Agreements--Voting Agreements" and Exhibits E-1 and E-2 to Appendix A.

    Filings Under Hart-Scott-Rodino Act. As soon as practicable, each of Mac-Gray and Intirion shall, if required, file with the FTC and the Antitrust Division a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the Hart-Scott-Rodino Act, which filings and supplemental information will comply in all material respects with the requirements of the Hart-Scott-Rodino Act. Each of Mac-Gray and Intirion shall cooperate fully with the other in connection with the preparation of any such filings and shall use their respective best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Act. Any and all filing fees required to be paid in connection with the premerger notification pursuant to the Hart-Scott-Rodino Act shall be borne and paid one half by Mac-Gray and one half by Intirion. Currently, neither Mac-Gray nor Intirion is required to make any filings with the FTC or the Antitrust Division pursuant to the Hart-Scott-Rodino Act in connection with the Merger. No assurances can be given, however, that such filings will not be required prior to the Effective Time. See "Regulatory Approvals Required."

    Pooling Accounting Treatment. Each of Mac-Gray and Intirion has agreed not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Mac-Gray to treat the Merger as a pooling of interests, and each of Mac-Gray and Intirion has agreed to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Mac-Gray to treat the Merger as a pooling of interests. See "--Accounting Treatment."

CONDITIONS TO THE MERGER

  Conditions to Obligations of Each Party. The respective obligations of each of Mac-Gray and Intirion to effect the Merger are subject to the fulfillment, prior to or at the Effective Time, of the following conditions:

    Stockholder Approval. The Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of at least such percentage of Intirion's outstanding shares of Intirion Voting Stock (including any class vote) as is required by law and by the Intirion Charter.

    No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect that prohibits, restrains, enjoins or restricts the consummation of the Merger.

    Hart-Scott-Rodino. All required filings under the Hart-Scott-Rodino Act shall have been completed and all applicable time limitations under the Hart-Scott-Rodino Act shall have expired without a request for further information by the relevant federal authorities under the Hart-Scott-Rodino Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Hart-Scott-Rodino Act shall have occurred without the objection of such federal authorities. Currently, neither Mac-Gray nor Intirion is required to make any filings with the FTC or the Antitrust Division pursuant to the Hart-Scott-Rodino Act in connection with the Merger. No assurances can be given, however, that such filings will not be required prior to the Effective Time. See "Regulatory Approvals Required."

    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

    Listing of Mac-Gray Common Stock. The shares of Mac-Gray Common Stock which shall be issued to the holders of Intirion Exchangeable Securities upon the consummation of the Merger shall have been authorized for listing and/or trading on the NYSE, subject to official notice of issuance.

    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the parties thereto. See "Ancillary Agreements--Escrow Agreement" and Exhibit B to Appendix A.

  Conditions to Obligations of Mac-Gray and Sub. The obligation of Mac-Gray and Sub to effect the Merger is subject to the fulfillment, prior to or at the Effective Time, of the following conditions:

    Representations; Warranties; Covenants. Each of the representations and warranties of Intirion contained in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date; and Intirion and Bennett shall, on or before the Closing Date, have performed in all material respects all of their obligations under the Merger Agreement which by the terms thereof are to be performed on or before the Closing Date.

    No Material Change. There shall have been no material adverse change in the financial condition, properties, assets, liabilities, business or operations of Intirion since the date of the Merger Agreement, whether or not in the ordinary course of business.

    Certificate from Officers. Intirion shall have delivered to Mac-Gray a certificate of Intirion's President and Chief Financial Officer, dated as of the Closing Date, to the effect that the conditions described in the previous two paragraphs have been satisfied.

    Approval of Mac-Gray's Counsel. All actions, proceedings, instruments and documents required to carry out the Merger and all related legal matters contemplated by the Merger Agreement shall have been approved by Goodwin, Procter & Hoar llp as counsel for Mac-Gray, and such counsel shall have received on behalf of Mac-Gray such other certificates, opinions and documents in form satisfactory to such counsel as Mac-Gray may reasonably require from Intirion and Bennett to evidence compliance with the terms and conditions of the Merger Agreement as of the Closing Date.

    Opinion of Counsel. On the Closing Date, Mac-Gray shall have received from White & McDermott, P.C., counsel for Intirion and Bennett, an opinion in substantially the form attached to the Merger Agreement. See Exhibit F to Appendix A.

    Pooling of Interests. Mac-Gray shall have received a letter, in form and substance satisfactory to it, from Price Waterhouse LLP addressed to Mac-Gray, to the effect that the Merger is expected to qualify for pooling of interests accounting treatment. See "--Accounting Treatment."

    Consents. Intirion and its securityholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by Intirion and its securityholders in connection with the Merger and the continued operation of the business of Intirion by Mac-Gray subsequent to the Effective Time, except where the failure to make such filings and notifications would not, either individually or in the aggregate, materially and adversely affect the consummation of the Merger or have a Material Adverse Effect on Intirion. Intirion and its securityholders and Mac-Gray shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Mac-Gray, including any and all notices, consents and waivers required by the terms of any securities that are convertible or exercisable into Intirion Common Stock, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of Intirion and the consummation of the Merger, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of the Merger Agreement except where the failure to have so received such authorizations, waivers, consents and permits would not, either individually or in the aggregate, materially and adversely affect the consummation of the Merger or have a Material Adverse Effect on Intirion.

    Non-Competition Agreements. Bennett shall have executed and delivered to Mac-Gray a non-competition agreement (the "Bennett Non-Competition Agreement") in substantially the form attached to the Merger Agreement. See Exhibit G to Appendix A.

    Merger Certificate. Intirion shall have executed and delivered the Certificate of Merger.

    Comfort Letter. Mac-Gray shall have received letters, dated as of the date the Registration Statement is declared effective and as of the Closing Date, from Price Waterhouse LLP, relating to the financial statements and other financial data with respect to Intirion included in this Prospectus/Proxy Statement and Registration Statement and such other matters as may be reasonably requested by Mac-Gray.

    Resignations. Intirion shall have delivered to Mac-Gray the resignations of all of the directors of Intirion and of such officers of Intirion as may be requested by Mac-Gray at least five days prior to the Closing Date, such resignations to be effective at the Effective Time.

    Releases. Intirion shall have delivered to Mac-Gray general releases signed by each Intirion Principal Stockholder and each securityholder of Intirion who is an officer or director of Intirion in the form attached to the Merger Agreement. See Exhibit H to Appendix A.

    Dissenting Stockholders. The aggregate number of shares of the Intirion Voting Stock owned by holders thereof who have perfected and not abandoned dissenters' rights of appraisal shall not constitute more than ten percent (10%) of the total shares of Intirion Voting Stock immediately prior to the Effective Time. See "Rights of Dissenting Stockholders."

    Affiliate Letters. Mac-Gray shall have received executed Affiliate Letters from each party required to execute such Affiliate Letters pursuant to the terms of the Merger Agreement. See Exhibit C to Appendix A.

    Consents and Estoppels. Mac-Gray shall have received consents to the Merger from certain lessors (the "Lessors") of real property to Intirion specified in the Merger Agreement and shall also have received estoppel certificates addressed to Mac-Gray from the Lessors, dated within 15 days of the Closing Date, in a form reasonably satisfactory to Mac-Gray.

    Termination of Certain Agreements. Certain agreements specified in the Merger Agreement shall have been terminated on terms satisfactory to Parent. See Exhibit I to Appendix A.

  Conditions to Obligations of Intirion. The obligation of Intirion to effect the Merger is subject to the fulfillment, prior to or at the Effective Time, of the following conditions:

    Representations; Warranties; Covenants. Each of the representations and warranties of Mac-Gray contained in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date; and Mac-Gray shall, on or before the Closing Date, have performed in all material respects all of its obligations under the Merger Agreement which by the terms thereof are to be performed on or before the Closing Date.

    No Material Change. There shall have been no material adverse change in the financial condition, properties, assets, liabilities, business or operations of Mac-Gray and its subsidiaries taken as a whole since the date of the Merger Agreement, whether or not in the ordinary course of business, provided that no decrease in the reported price of Mac-Gray Common Stock shall in any event constitute a material adverse change.

    Certificate from Officers. Mac-Gray shall have delivered to Intirion a certificate of Mac-Gray's President and Chief Financial Officer dated as of the Closing Date to the effect that the conditions described in the previous two paragraphs have been satisfied.

    Approval of Intirion's Counsel. All actions, proceedings, instruments and documents required to carry out the Merger and all related legal matters contemplated by the Merger Agreement shall have been approved by White & McDermott, P.C., as counsel for Intirion and Bennett, and such counsel shall have received on behalf of the Intirion and Bennett such other certificates, opinions and documents in form satisfactory to such counsel as Intirion may reasonably require from Mac-Gray to evidence compliance with the terms and conditions of the Merger Agreement as of the Closing Date.

    Opinion of Counsel. On the Closing Date, Intirion and Intirion's securityholders shall have received from Goodwin, Procter & Hoar LLP, counsel for Mac-Gray, an opinion as of said date, in substantially the form attached to the Merger Agreement. See Exhibit J to Appendix A.

    Registration Rights. Mac-Gray and the Intirion Principal Stockholders shall have entered into the Registration Rights Agreement. See "Ancillary Agreements--Registration Rights Agreement " and Exhibit D to Appendix A.

TERMINATION

  Termination Events. The Merger Agreement is subject to termination by (a) the mutual written consent of Mac-Gray and Intirion; or (b) by Intirion, provided that neither Intirion nor Bennett is in material breach of the Merger Agreement, (i) if Mac-Gray is in material breach of the Merger Agreement and such breach remains uncured for a period of ten (10) business days after Intirion has given written notice of such breach to Mac-Gray, or (ii) if Mac-Gray has explicitly or by conduct repudiated the Merger Agreement and such repudiation remains uncured for a period of ten (10) business days after Intirion has given written notice thereof to Mac-Gray, or (iii) if by April 30, 1998, any of the conditions precedent to Intirion's obligation to consummate the Merger have not been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Intirion or Bennett) and Intirion has not waived such failure of satisfaction, noncompliance or nonperformance; or (c) by Mac-Gray, provided that Mac-Gray is not in material breach of the Merger Agreement, (x) if Intirion or Bennett is in material breach of the Merger Agreement and such breach remains uncured for a period of ten (10) business days after Mac-Gray has given written notice of such breach to Intirion and, if applicable, Bennett, (y) if Intirion or Bennett has explicitly or by conduct repudiated the Merger Agreement and such repudiation remains uncured for a period of ten
(10) business days after Mac-Gray has given written notice thereof to Intirion and, if applicable, Bennett, or (z) if by April 30, 1998, any of the conditions precedent to Mac-Gray's obligation to consummate the Merger have not been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Mac-Gray) and Mac-Gray has not waived such failure of satisfaction, noncompliance or nonperformance.

  Effect of Termination. With the exception of the termination provisions and the provisions regarding confidentiality, public announcements, fees and expenses and publicity and disclosures, all obligations of the parties to the Merger Agreement shall cease upon any termination of the Merger Agreement; provided, however, that (i) no party shall be relieved from any liability for any material breach of the Merger Agreement, (ii) if any of the conditions to Mac-Gray's obligation to proceed with the Merger have not been satisfied, Mac-Gray may proceed with the Merger without waiving any of its rights under the Merger Agreement and (iii) if any of the conditions to Intirion's obligation to proceed with the Merger have not been satisfied, Intirion may proceed with the Merger without waiving any of its rights under the Merger Agreement.

INDEMNIFICATION

  Intirion and Bennett have agreed and, by approving the Merger Agreement, Intirion's stockholders will agree, that 10% of the number of shares of Mac-Gray Common Stock issued in connection with the Merger will be deducted pro rata from the shares allocable to each former holder of Intirion Exchangeable Securities and held in escrow, pursuant to the terms of the Escrow Agreement, for the purpose of satisfying certain claims for which Mac-Gray is indemnified under the Merger Agreement arising out of or otherwise in respect of: (a) any breach of any representation, warranty or covenant of Intirion or Bennett under the Merger Agreement or in any certificate, schedule or exhibit delivered pursuant thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants and (b) any liability or obligation of or loss by Intirion for or with respect to (i) social security taxes for the year ended December 31, 1994; (ii) Pennsylvania state taxes in excess of $2,000 in the aggregate for the years ended December 31, 1989, 1990, 1991, 1992 and 1993 and (iii) the failure of Intirion to file any Annual Reports on Form 5500 with respect to any Employee Program (as defined in the Merger Agreement). No indemnification shall be payable with respect to claims asserted pursuant to clause (a) above unless and until the amount of all claims for indemnification under such clause exceeds $300,000 in the aggregate, whereupon the full amount of such claims shall be recoverable. No indemnification shall be payable with respect to claims asserted pursuant to clause (a) or (b) above after the earlier of (x) the first anniversary of the Closing Date or (y) the date of issuance of the first audited financial statements of Mac-Gray for the fiscal year ending December 31, 1998; provided, however, that if on or prior to the Expiration Date a specific state of facts shall have become known which may, in the good faith judgment of Mac-Gray, give rise to a claim for indemnification under clause (a) or (b) above and Mac-Gray shall have given written notice to the Escrow Agent of such facts known by Mac-Gray at such time, then the right to indemnification with respect to such claim shall remain in effect without regard to when such matter shall be finally determined and disposed of. All indemnification claims asserted under clause
(a) or (b) above shall be satisfied solely from the Escrowed Shares, provided that claims asserted under clause (a) above that involve a fraudulent or intentional misrepresentation made by Intirion to Mac-Gray or an intentional breach of the Merger Agreement by Intirion or Bennett may also be satisfied from Bennett, and provided further that the Threshold and the Expiration Date shall not apply in the case of a fraudulent or intentional misrepresentation made by Intirion to Mac-Gray or an intentional breach of the Merger Agreement by Intirion or Bennett, and the Threshold shall not apply in the case of claims asserted under clause (b) above. See "Ancillary Agreements--Escrow Agreement."

  See "Summary of Prospectus/Proxy Statement--Terms of the Merger-- Indemnification" for definitions of certain capitalized terms used in this section.

FEES AND EXPENSES

  Whether or not the Merger is consummated, each party to the Merger Agreement will pay its own fees, expenses and disbursements and those of its agents, representatives, accountants and counsel incurred in connection with the Merger, including all costs and expenses incurred in the performance and compliance with all conditions to be performed pursuant to the Merger Agreement. Notwithstanding the foregoing, if the Merger is consummated, the holders of Intirion Exchangeable Securities shall pay all of such fees and expenses incurred by them and all of such fees and expenses incurred by Intirion and no such fees or expenses shall be paid for or reflected in any account of Intirion; provided that Intirion will pay the reasonable fees and expenses of White & McDermott, P.C. up to $125,000.

AMENDMENT; WAIVER

  The Merger Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth therein be waived, except by a writing duly and validly executed by each party to the Merger Agreement, or in the case of a waiver, the party waiving compliance.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Mac-Gray has received a letter from Price Waterhouse LLP dated as of the date of the Merger Agreement to the effect that the Merger is expected to qualify for pooling of interests accounting treatment. Under the pooling of interests method of accounting, the historical recorded assets and liabilities of Mac-Gray and Intirion will be carried forward to the combined company at their recorded amounts, the operating results of the combined company will include the operating results of Mac-Gray and Intirion for the entire fiscal year in which the combination occurs and the historical reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Code. Assuming the Merger is so treated, for federal income tax purposes, the Merger will not result in the recognition of gain or loss to Mac-Gray, Intirion, Sub or the holders of Intirion Voting Stock, except with respect to cash received in the Merger (including in lieu of fractional shares) or pursuant to the exercise of appraisal rights. The tax basis of Mac-Gray Common Stock received will generally be the same as the tax basis of the Intirion Voting Stock surrendered in the Merger, and the holding period of the Mac-Gray Common Stock received will include the holding period of the Intirion Voting Stock surrendered if the Intirion Voting Stock was held as a capital asset. Similar treatment should apply to holders of the $12.50 Warrants, the $5.00 Warrants and any Miscellaneous Warrant or Intirion Option that is not a compensatory stock option subject to special tax rules. See "Certain Federal Income Tax Considerations."

RESALE OF MAC-GRAY COMMON STOCK

  All shares of Mac-Gray Common Stock issued in connection with the Merger will be freely transferable, except that any shares of Mac-Gray Common Stock received by persons who, at the time of the Intirion Special Meeting are deemed to be "affiliates" of Intirion for purposes of Rule 145 under the Securities Act, may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (with respect to affiliates of Intirion) or Rule 144 under the Securities Act (with respect to persons who are or become affiliates of Mac-Gray) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Intirion generally include individuals or entities that control, are controlled by, or are under common control with, Intirion and may include certain officers and directors of Intirion as well as principal stockholders of Intirion.

  Affiliates of Intirion may not sell their shares of Mac-Gray Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Mac-Gray) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of Mac-Gray Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Mac-Gray Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would, however, only remain available to affiliates if Mac-Gray remained current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, a person who was an affiliate of Intirion at the time of the Intirion Special Meeting would be able to sell shares of Mac-Gray Common Stock acquired in the Merger without such manner of sale or volume limitations provided that Mac-Gray was current with its Exchange Act informational filings and such person was not then an affiliate of Mac-Gray. Two years after the Effective Time, a person who was an affiliate of Intirion at the time of the Intirion Special Meeting would be able to sell such shares of Mac-Gray Common Stock acquired in the Merger without any restrictions so long as such person had not been an affiliate of Mac-Gray for at least three months prior thereto.

  In order to help assure compliance with Rule 145 under the Securities Act and treatment of the Merger as a pooling of interests, Intirion has agreed to deliver the Affiliate Letters. See "The Merger--Certain Covenants and Agreements--Other Agreements--Affiliate Letters."

  Under the terms of the Registration Rights Agreement, the Intirion Principal Stockholders have certain registration rights that obligate Mac-Gray to register the shares of Mac-Gray Common Stock received by the Intirion Principal Stockholders in connection with the Merger. Such shares are being registered pursuant to the Registration Statement of which this Prospectus/Proxy Statement forms a part. See "Ancillary Agreements-- Registration Rights Agreement."

                             ANCILLARY AGREEMENTS

  The descriptions of the Voting Agreements, the Escrow Agreement, the Registration Rights Agreement and the Bennett Non-Competition Agreement contained in this Prospectus/Proxy Statement do not purport to be complete and are qualified in their entirety by reference to such agreements, which are attached as Exhibits E-1, E-2, B and D, respectively, to Appendix A.

VOTING AGREEMENTS

  Concurrently with the execution of the Merger Agreement, Mac-Gray and each of the Intirion Principal Stockholders entered into the Voting Agreements pursuant to which each Intirion Principal Stockholder has agreed to vote all of the shares of Intirion Voting Stock controlled by it (the "Subject Securities") in favor of the Merger and the approval of the terms of the Merger Agreement and against other business combinations and actions which could interfere with the Merger and has granted an irrevocable proxy to Sub, certain officers of Sub and their successors and any other designee of Sub to vote the Subject Securities in accordance with such agreement. As of the date of this Prospectus/Proxy Statement, the Intirion Principal Stockholders collectively own 100% of the issued and outstanding shares of Intirion Senior Preferred Stock, 100% of the issued and outstanding shares of the Intirion Series A Preferred Stock and 317,568 shares of Intirion Common Stock (or approximately 42% of the issued and outstanding shares of Intirion Common Stock).

  Each Intirion Principal Stockholder has agreed that it will not, directly or indirectly, solicit or respond to any inquiries or the making of any proposal by any person or entity (other than Mac-Gray or any affiliate of Mac-Gray) with respect to Intirion which constitutes or could reasonably be expected to lead to an acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, Intirion, any merger or business combination with Intirion or any public or private offering of interests in Intirion. Each Intirion Principal Stockholder has also agreed that it will not, directly or indirectly, except pursuant to the terms of the Merger Agreement, offer for sale, sell, or otherwise dispose of or grant any proxies with respect to any or all of such Intirion Principal Stockholder's Subject Securities.

  The Voting Agreements shall terminate upon the earlier of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement pursuant to its terms and (iii) in the case of the Voting Agreement by and between Mac-Gray and Gelco Corporation, an amendment to the Merger Agreement that (a) reduces the consideration to be paid to Gelco Corporation in connection with the Merger or (b) otherwise materially adversely affects Gelco Corporation.

ESCROW AGREEMENT

  As of the consummation of the Merger, Mac-Gray, Gelco Corporation, Michael Shanahan, as agent (the "Agent") for the holders of Intirion Exchangeable Securities other than Gelco Corporation, and the Escrow Agent (State Street
Bank) will enter into the Escrow Agreement, pursuant to which, upon consummation of the Merger, Mac-Gray shall deliver ten percent (10%) of the shares of Mac-Gray Common Stock comprising the Merger Consideration. The Escrowed Shares will be deducted pro rata from the shares allocable to each former holder of Intirion Exchangeable Securities. The purpose of the escrow is to satisfy claims for indemnification made by Mac-Gray pursuant to the Merger Agreement. See "The Merger-- Indemnification."

  The Escrow Agent shall disburse the Escrowed Shares (i) upon joint written notice and instruction from Mac-Gray, Gelco Corporation and the Agent that the Escrowed Shares, or any portion thereof, should be disbursed or (ii) if at any time, or from time to time, on or before the earlier of (a) the first (lst) anniversary of the Closing Date and (b) the date of issuance of the first audited financial statements of Mac-Gray for the fiscal year ended December 31, 1998 (such earlier date, the "Termination Date"), Mac-Gray delivers to the Escrow Agent written notice asserting that (x) Mac-Gray is entitled to indemnification under the Merger Agreement (an

"Indemnification Notice") or (y) prior to the Termination Date a specific state of facts (which facts shall be described) has become known which may, in Mac-Gray's good faith judgment, give rise to a claim for indemnification under the Merger Agreement (a "Contingent Claim Notice"), which Indemnification Notice or Contingent Claim Notice, as the case may be, shall state the basis and amount of such indemnification claim, then the Escrow Agent shall disburse to Mac-Gray, on the thirtieth (30th) day following receipt by the Escrow Agent of the Indemnification Notice or the Contingent Claim Notice, as the case may be, a number of the Escrowed Shares equal in value to the amount of such claim; provided, however, that if the Escrow Agent receives written notice from either the Agent or Gelco Corporation prior to such thirtieth (30th) day that a dispute exists with respect to such indemnification claim (a "Dispute Notice"), which Dispute Notice shall state the basis of such dispute and the number of Escrowed Shares, if any, as to which no dispute exists, the Escrow Agent shall continue to hold the Escrowed Shares that are in dispute (but shall disburse to Mac-Gray the number of Escrowed Shares as to which no dispute exists) until directed otherwise.

  If the Escrow Agent timely receives a Dispute Notice, the Escrow Agent shall retain the Escrowed Shares in dispute until the first to occur of the following: (i) receipt by the Escrow Agent of a joint written instruction from Mac-Gray, Gelco Corporation and the Agent, in which case the Escrow Agent shall disburse the Escrowed Shares (or applicable portions thereof) as set forth in such joint written instructions or (ii) receipt by the Escrow Agent of a final order of a court of competent jurisdiction (the "Indemnity Award") resolving the dispute, in which case the Escrow Agent shall disburse the Escrowed Shares (or applicable portions, thereof) as set forth in the Indemnity Award.

  If, on the Termination Date, there are Escrowed Shares remaining undisbursed and not subject to an Indemnification Notice or a Contingent Claim Notice received by the Escrow Agent, the Escrow Agent shall disburse (upon receipt of proper stock certificates from Mac-Gray's transfer agent) such Escrowed Shares to the Intirion Stockholders in accordance with each Intirion Stockholder's Proportionate Interest (as defined in the Escrow Agreement).

  Whenever the Escrow Agreement provides that the Escrow Agent may or shall disburse Escrowed Shares to Mac-Gray, the Escrow Agent shall deliver to the transfer agent for the Escrowed Shares the stock certificate representing such Escrowed Shares and the transfer agent shall deliver to the Escrow Agent one stock certificate representing the number of shares to be delivered to Mac-Gray and another stock certificate representing the balance of Escrowed Shares remaining. The Escrow Agent shall then deliver to Mac-Gray a stock certificate representing the appropriate number of Escrowed Shares determined in accordance with the next sentence. The number of Escrowed Shares disbursed to satisfy an indemnification claim by Mac-Gray shall be equal to the number of Escrowed Shares (rounded to the nearest whole share) determined as follows:
(i) the amount of losses with respect to which Mac-Gray is entitled to indemnification under the Merger Agreement and as to which the Escrow Agent has received an Indemnification Notice or a Contingent Claim Notice for which a Dispute Notice is not timely delivered or, if so delivered, the dispute has been resolved in accordance with the third paragraph of this section divided by (ii) the per share closing price of Mac-Gray Common Stock on the NYSE on the Closing Date as reported in The Wall Street Journal.

  The Escrow Agent will receive a fee for its services and will be held harmless and be indemnified in connection with any and all third party claims, losses, judgments or costs, regardless of their nature, arising out of or because of the Escrow Agreement, except such as may arise because of the Escrow Agent's gross negligence or willful misconduct.

  The Escrow Agreement will terminate upon the final disbursement of the Escrowed Shares by the Escrow Agent as provided in the Escrow Agreement.

REGISTRATION RIGHTS AGREEMENT

  As of the consummation of the Merger, Mac-Gray and the Intirion Principal Stockholders will enter into the Registration Rights Agreement.

  Resale Registration. To facilitate the resale by the Intirion Principal Stockholders of the shares of Mac-Gray Common Stock received by them in connection with the Merger (the "Registrable Securities"), Mac-Gray has agreed to use its best efforts to file and cause to become effective under the Securities Act no later than the date which is thirty (30) days after the Closing Date a resale registration statement (the "Resale Registration Statement") covering all of the Registrable Securities. The Resale Registration Statement is included in the Registration Statement of which this Prospectus/Proxy Statement is a part. Once the Resale Registration Statement is effective, Mac-Gray has agreed to use commercially reasonable efforts to keep such Resale Registration Statement continuously effective for a period ending with the earlier of (a) the sale of all Registrable Securities and (b) 12 months following the Closing Date.

  Piggyback Registration. If at any time or times prior to the second anniversary of the Merger Mac-Gray shall determine to register under the Securities Act any shares of Mac-Gray Common Stock (except in certain specified situations), the Intirion Principal Stockholders have the right to request the inclusion in such registration of some or all of the Registrable Securities held by them. In the event of such request, Mac-Gray shall use commercially reasonable efforts to cause such Registrable Securities to be included in such registration on the same terms and conditions as any similar securities of Mac-Gray or any other securityholder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.

  Certain Other Provisions. All expenses incident to Mac-Gray's performance of its registration obligations under the Registration Rights Agreement, including the reasonable fees and expenses of one counsel reasonably satisfactory to Mac-Gray retained in connection with each registration by the Intirion Principal Stockholders of the Registrable Securities being registered, will be paid by Mac-Gray. The Intirion Principal Stockholders will be responsible for underwriting commissions or discounts or transfer taxes, if any, attributable to the sale of Registrable Securities, any fees or expenses of any counsel, accountants or other persons retained or employed by the Intirion Principal Stockholders (other than the fees and expenses of one legal counsel as provided above) or out-of-pocket expenses of the Intirion Principal Stockholders and their agents, including, without limitation, any travel costs.

  The Registration Rights Agreement contains customary indemnification provisions whereby Mac-Gray is obligated to indemnify and hold harmless the Intirion Principal Stockholders and certain related parties, and the Intirion Principal Stockholders are obligated under certain circumstances to indemnify and hold harmless Mac-Gray and certain related parties, in each case in connection with liabilities relating to the registration of the Registrable Securities.

NON-COMPETITION AGREEMENT

  As of the consummation of the Merger, Mac-Gray and Bennett shall enter into the Bennett Non-Competition Agreement, which provides that Bennett, so long as he is employed by Mac-Gray and any time thereafter, shall keep secret and shall not ever publish, divulge, furnish, impart or disclose any of the Trade Secrets or Confidential Information (as such terms are defined in the Bennett Non-Competition Agreement) to any person, firm or corporation other than Mac-Gray or certain parties affiliated with Mac-Gray, or use any of the Trade Secrets or Confidential Information, directly or indirectly, for his own benefit or for the benefit of any person, firm or corporation other than Mac-Gray and certain parties affiliated with Mac-Gray. The Bennett Non-Competition Agreement also provides that Bennett shall not, for a period beginning on the Closing Date and ending on the third anniversary of the date Bennett's employment with Mac-Gray is terminated (the "Lapse Date"), without the express prior written consent of Mac-Gray, directly or indirectly, anywhere in each state of the United States in which Mac-Gray and its affiliates are, collectively, as of the Closing Date or at any time prior to the Lapse Date, conducting any business activities (a) engage in any activity in the principal business of Mac-Gray and its affiliates as of the Closing Date, including, without limitation, the business of (i) owning, selling, leasing, operating or servicing card or coin-operated laundry machines and (ii) producing, selling, leasing and servicing appliance products, including, without limitation, refrigerators, freezers and microwave ovens, in the "in room" environments of college and university residence halls, hotels and motels, government or military accommodations or the senior living market or (b) engage, participate or invest in or assist (whether as owner, part-owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity) any business organization whose activities, products or services are in the industry described in clause (i) above; provided, however, that Bennett may make passive investments in a competitive enterprise, the shares of which are publicly traded, if Bennett's aggregate investment in such enterprise constitutes less than one percent (1%) of the equity ownership of such enterprise.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a general summary of the material United States federal income tax consequences of the Merger. This discussion is based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Service in each case as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. The summary set forth below may not be applicable with respect to holders of Intirion Exchangeable Securities who are subject to special tax treatment, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder in light of his or her individual circumstances.

  HOLDERS OF INTIRION EXCHANGEABLE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. The following discussion assumes that the Merger will be treated as such a reorganization. However, Mac-Gray and Intirion will not be requesting a ruling from the Service or receiving an opinion of counsel regarding the federal income tax consequences of the Merger, and it is possible that the Service will assert that the Merger should not be treated as such a reorganization. If the Merger fails to so qualify, the tax treatment applicable to shareholders would likely be materially different from that set forth below.

  No gain or loss will be recognized for federal income tax purposes by Mac-Gray, Intirion or Sub as a consequence of the Merger.

  A holder of Intirion Voting Stock who receives a combination of Mac-Gray Common Stock and cash in exchange for Intirion Voting Stock pursuant to the Merger will realize economic gain or loss equal to the difference between (i) the sum of the cash and the fair market value of the Mac-Gray Common Stock received and (ii) the aggregate tax basis in Intirion Voting Stock surrendered therefor. However, any such gain will only be recognized to the extent of the cash received. Such recognized gain will generally be treated as long-term capital gain if (x) the Intirion Voting Stock surrendered in the Merger has been held as a capital asset for more than one year at the Effective Time (and may be eligible for the lowest capital gains rate if held for more than eighteen months) and (y) the cash received does not have the effect of a distribution of a dividend (which is taxable as ordinary income). Any such loss will not be recognized.

  The tax basis of the Mac-Gray Common Stock received by a holder of Intirion Voting Stock will be the same as the aggregate tax basis of the Intirion Voting Stock surrendered therefor, decreased by the cash received (including cash received in lieu of a fractional share) and increased by any gain recognized (whether capital gain or dividend income). The holding period of the Mac-Gray Common Stock will include the holding period of the Intirion Voting Stock surrendered therefor, if the Intirion Voting Stock was held as a capital asset.

  For purposes of determining whether the cash received has the effect of a distribution of a dividend, a holder of Intirion Voting Stock should be treated as if such holder first exchanged all of such holder's Intirion Voting Stock solely for Mac-Gray Common Stock, and then Mac-Gray immediately redeemed a portion of the Mac-Gray Common Stock in exchange for the cash the holder actually received. Under this analysis, in general, if the receipt of cash in this deemed redemption results in a "substantially disproportionate" reduction in the holder's voting stock interest in Mac-Gray or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend. For purposes of this determination, the holder's deemed voting interest in Mac-Gray before the hypothetical redemption is compared to the holder's interest after the redemption, taking into account in each case any Mac-Gray Common Stock constructively owned by the holder under the applicable attribution rules of the Code. Generally, if the holder's share of the voting power of Mac-Gray has declined, as a result of the deemed redemption, by more than 20%, then the receipt of cash will not be taxed as a dividend. If such interest in the voting power of Mac-Gray has declined by 20% or less, then generally, in the case of a minority shareholder who is not an officer or director of Mac-Gray and who exercises no control over Mac-Gray's corporate affairs, the receipt of cash likely would not be taxed as a dividend. Each holder of Intirion Voting Stock should consult with such holder's own tax advisors as to whether the receipt of cash has the effect of the distribution of a dividend, based on the particular facts and circumstances, and if so, the consequences thereof.

  Cash received by a holder of Intirion Voting Stock in lieu of a fractional share interest in Mac-Gray Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Intirion Voting Stock allocable to such fractional share interest. Such gain or loss would be capital gain or loss and will be long-term if such share of Intirion Voting Stock had been held for more than one year at the Effective Time (and may be eligible for the lowest capital gains rate if held for more than eighteen months).

  Under the Code, a holder of Intirion Voting Stock may be subject, under certain circumstances, to back-up withholding at a 31% rate with respect to the amount of cash received pursuant to the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the back-up withholding rules. Amounts withheld under the back-up withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided that the required information is furnished to the Service. A holder of Intirion Voting Stock that does not provide his or her correct taxpayer identification number may be subject to penalties imposed by the Service.

  Under Treasury Regulations effective for exchanges occurring on or after March 6, 1998, a holder of the $12.50 Warrants, the $5.00 Warrants or any other non-compensatory Intirion Option or Miscellaneous Warrant should not recognize gain or loss for federal income tax purpose as a result of the receipt of Mac-Gray Common Stock in the Merger, except with respect to cash received in lieu of fractional shares. The tax basis of the Mac-Gray Common Stock received by such a holder will be the same as the aggregate tax basis of the non-compensatory Intirion Option or Miscellaneous Warrant exchanged therefor, and the holding period of the Mac-Gray Common Stock should include the holding period of the non-compensatory Intirion Option or Miscellaneous Warrant exchanged therefor, assuming such non-compensatory Intirion Option or Miscellaneous Warrant was held as a capital asset. Nonrecognition of gain or loss with respect to holders of the $12.50 Warrants, the $5.00 Warrants and any other non-compensatory Intirion Option or Miscellaneous Warrant will depend upon the treatment of such options or warrants as "rights to acquire stock" within the meaning of the applicable Treasury Regulations. That term is not fully defined in such Treasury Regulations, and the Service has not issued any guidance on that issue. Although the $12.50 Warrants and the $5.00 Warrants should be treated as "rights to acquire stock" with respect to Intirion, holders of such warrants should nevertheless consult their tax advisors to confirm the application of the Treasury Regulations to such warrants, particularly in light of any guidance that the Service may issue in the future.

  Holders of Miscellaneous Warrants or Intirion Options that are compensatory in nature are subject to special rules under the Code and generally will be subject to federal income tax upon the receipt of Mac-Gray Common Stock pursuant to the Merger. Such holders should consult their own tax advisors as to the federal income tax consequences of the Merger in light of their particular circumstances.

                            DESCRIPTION OF MAC-GRAY

INTRODUCTION

  Mac-Gray, founded in 1927, believes that it is among North America's largest suppliers of card and coin-operated laundry services in multiple housing facilities such as apartment buildings, colleges and universities and public housing complexes, and, based upon Mac-Gray's survey of colleges and universities, is North America's largest supplier of such services to the college and university market. Mac-Gray owns and operates approximately 120,000 card and coin-operated washers and dryers in more than 17,000 multiple housing laundry rooms located in 22 states in the Northeast, Midwest and Southeast regions of the United States. In addition, Mac-Gray believes that it is the largest operator of commercial laundry products manufactured by Maytag. Mac-Gray's revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and pro forma net income for the twelve months ended December 31, 1997, were approximately $81.4 million, $19.6 million and $4.7 million, respectively.

  Approximately 85% of Mac-Gray's revenue is derived from the operation of washers and dryers in laundry rooms under long-term leases with property owners. Under Mac-Gray's long-term leases, which have an average remaining life of more than seven years, Mac-Gray typically receives the exclusive right to operate laundry rooms within a multiple housing property in exchange for a percentage of the revenue collected. Mac-Gray has been able to retain 99% of its existing machine base, while also adding an average of 5.1% to its machine base, during each of the past five years. Mac-Gray believes that its ability to retain its existing machine base in the past, while growing its machine base through acquisitions, is indicative of its service of, and attention to, property owners and managers. The property owner or manager is usually responsible for maintaining and cleaning the premises and for payment of the utilities. Mac-Gray leases space within a property, in some instances improves the leased space with new flooring, ceilings and other improvements, and then installs and services the laundry equipment and collects the revenue. Mac-Gray sets and adjusts the pricing for its machines based upon local market conditions.

  Mac-Gray is also a significant distributor for several major equipment manufacturers, including Maytag. As an equipment distributor, Mac-Gray sells commercial laundry equipment to public laundromats, as well as to the real estate industry. Mac-Gray is also certified by the manufacturers to service the commercial laundry equipment that it sells. Mac-Gray also sells commercial laundry equipment directly to institutional purchasers, including hospitals, restaurants and hotels, for use in their own on-premise laundry facilities.

  Mac-Gray manages its laundry route business and its distribution and servicing business from its corporate headquarters in Cambridge, Massachusetts, where it has centralized its administrative, billing, marketing, purchasing and refurbishing operations. Mac-Gray also operates sales and/or service centers in Connecticut, Florida (three locations), Georgia, Illinois, Maine, Missouri, New York (two locations), North Carolina and Pennsylvania.

FINANCIAL CHARACTERISTICS OF MAC-GRAY'S BUSINESS

  Mac-Gray's business has the following financial and operational characteristics:

    RECURRING REVENUE--Mac-Gray operates laundry equipment located in multiple housing facilities under long-term leases with property owners. In addition, Mac-Gray's efforts are designed to maintain customer relationships over the long-term, thus optimizing customer retention.

    HISTORICALLY NON-CYCLICAL BUSINESS--Mac-Gray has not experienced a reduction of its business as a result of past general economic downturns, including the recession that occurred in the early 1990s, although there can be no assurance that this would be the case in the future. Mac-Gray believes that many larger property owners and managers may be even more inclined to outsource non-core operations, such as laundry services, during economic downturns as they seek to control capital expenditures while maximizing resident retention through the availability of quality services and amenities.

    DIVERSIFIED AND STABLE CUSTOMER BASE--Mac-Gray provides laundry services to more than 17,000 laundry rooms located in 22 states in the Northeast, Midwest and Southeast regions of the United States. Currently, no lessor represents more than 1% of Mac-Gray's machine base. Mac-Gray serves customers in a number of markets including apartment buildings, colleges and universities and public housing complexes.

INDUSTRY OVERVIEW

  The card and coin-operated laundry services industry serves multiple housing markets such as apartment buildings, colleges and universities and public housing complexes. Mac-Gray estimates, based upon its analysis of 1990 U.S. Department of Census data on multi-family housing units and colleges and universities, as well as its analysis of related U.S. Department of Census research surveys conducted during 1996, that these markets contain more than
3.5 million machines nationally, generating more than $2.0 billion in annual revenues, and approximately 1.7 million machines in Mac-Gray's current geographic markets. Trends in the real estate market generally, and in the multiple housing industry specifically, are having a significant impact on the laundry services industry and have resulted in increasing consolidation.

  The consolidation taking place in the real estate ownership and management industries, including consolidation caused by the growth of REITs and large national property management companies, has begun to have an impact on the multiple housing environment, most noticeably through ownership and operation of apartment complexes by larger organizations and more geographically diverse property managers. Many of these larger, more geographically diverse property management and ownership entities are beginning to outsource on-premise services to enable the property owner or manager to focus on their core business. By outsourcing services, property owners and managers are able to respond more quickly and efficiently to the residents' needs, thereby increasing retention, the critical factor in these larger entities' profitability. These same property owners and managers are also increasingly looking for service providers that can service multiple locations with a broader product mix.

  The laundry services industry has historically been serviced by small, independent owner-operators. Many of these independent business owners commenced operations during the 1940s and 1950s and are facing generational transfer issues as they reach retirement age. While many of these entrepreneurs enjoy excellent reputations, they are confronted with significant capital expenditures necessary to upgrade existing equipment and implement newly available payment technologies. Faced with these factors, many are choosing to sell their businesses.

  Recent developments in cashless payment technology have also begun to change the way in which the laundry services industry conducts business. Cashless payment technology, the costs of which have historically outweighed the benefits, has recently become more affordable which, Mac-Gray believes, will lead to more cashless, card based laundry rooms. The benefits of cashless payment technology include the potential for modest incremental price increases, variable time pricing, reduced administrative burden, improved cash controls and enhanced user convenience. Cashless payment technology will also provide property owners with the ability to integrate laundry room services with previously unrelated amenities, such as door and perimeter access, photocopying, telephone, rent collection, vending machines and other ancillary services.

  The card and coin-operated laundry service industry is also influenced by societal trends in multi-family housing, whether it be in the retirement, assisted-living or low income rental markets or in the development of larger and more full-service apartment and condominium communities. As the retirement age population grows, retirement and full-service assisted living facilities are being increasingly utilized by those who desire a communal, secure living arrangement with access to a full range of on-premise services. Mac-Gray believes that the trend towards multi-family housing will lead to increased demand for on-premise, modern laundry rooms as well as other amenities.

  Mac-Gray believes that the factors discussed above have created an opportunity for those companies with strong financial and management resources to grow their customer base and increase revenue and cash flow.

COMPANY STRATEGY

  Mac-Gray's strategic objectives are to (i) grow its revenue and customer base and increase profitability and cash flow by refining and expanding its present operations and (ii) capitalize on the consolidation opportunities that exist in the highly fragmented laundry services industry. In order to achieve these objectives, Mac-Gray intends to:

    EXPAND CUSTOMER BASE IN EXISTING MARKETS--Mac-Gray intends to use its sales and marketing resources, which have significantly increased during the past 20 months, to secure additional customers in its existing markets. Mac-Gray's sales force is organized to focus on specific markets including larger property owners, such as REITs and public housing authorities, geographically diversified property managers and colleges and universities. Mac-Gray relies substantially on referrals from existing customers and intends to continue its historic, proactive attention to customer service and satisfaction. This focus has resulted in a 99% machine retention rate over the past five years.

    IMPLEMENT NEWLY AVAILABLE TECHNOLOGY--Mac-Gray has installed smart card readers in more than 3,900 laundry machines since April 1, 1997 and intends to accelerate the use of cost-effective smart card based payment and access systems. Smart card based payment technology permits Mac-Gray to make modest, periodic price increases, as well as to establish variable time pricing, which will add incremental revenue. The installation of smart card readers has increased revenue at existing facilities and has also attracted additional customers as a result of Mac-Gray providing a broader product offering.

    Mac-Gray particularly believes that smart card based payment systems are making its laundry equipment more convenient by eliminating the need to gather coins to use the equipment. Mac-Gray has experienced increased usage in some of its laundry facilities following the recent installation of smart card readers. In addition, as card based technologies become more prevalent, their use may also permit Mac-Gray to offer other smart card based services to its customers, including door and perimeter access, photocopying, vending machines, telephones, rent collection and other ancillary services.

    PURSUE STRATEGIC ACQUISITION OPPORTUNITIES--Mac-Gray intends to continue to acquire and integrate businesses that both increase penetration in existing markets and also strategically expand Mac-Gray's geographic presence. Mac-Gray believes that in-market acquisitions will allow it to capitalize on operating efficiencies and increase market penetration. In addition, Mac-Gray intends to acquire laundry room operations in new markets in order to increase its geographic diversity and broaden its potential customer base. Mac-Gray will continue its disciplined approach to evaluating expansion opportunities, including an analysis of each acquisition candidate's projected cash flow as compared to Mac-Gray's desired internal rate of return.

    INCREASE LEADING POSITION IN COLLEGE AND UNIVERSITY MARKET--Mac-Gray intends to strengthen its leading position in the college and university market and to use it as a foundation for growth in both existing and new geographic markets. Mac-Gray will continue to utilize a sales force which focuses exclusively on this specialized market, which is often the first to demand new products and services. In addition, Mac-Gray intends to broaden, through the acquisition of Intirion and potentially through other acquisitions, the services offered to its existing college and university customers, including ancillary services typically used by college students, such as off-site laundry and vended services, which may be outside Mac-Gray's current core business.

INTERNAL GROWTH

  Mac-Gray's internal growth strategy is based upon its philosophy that to experience real, sustainable long-term growth it must retain and build upon its existing customer base. Mac-Gray has significantly increased its sales and marketing resources during the past 20 months in order to take advantage of opportunities which have arisen as a result of the consolidation in the real estate industry. Nearly all of Mac-Gray's employees are eligible for incentive bonuses based upon the net growth of Mac-Gray's customer base. Mac-Gray's efforts have helped it to retain 99% of its existing machine base, while also adding an average of 5.1% to its machine base, during each of the past five years. Mac-Gray's internal growth strategy, which is intended to expand Mac-Gray's customer base and to grow revenue, focuses on three distinct efforts:
(i) use cashless payment technology to
generate increased incremental revenue, (ii) convert owner-operated laundry rooms to Mac-Gray-operated laundry rooms and (iii) secure new locations that were previously served by another independent operator.

    USE OF EMERGING PAYMENT TECHNOLOGY--Mac-Gray intends to use smart card based cashless payment systems to generate incremental revenue at existing locations. For example, Mac-Gray's smart card based payment systems, including those available through Mac-Gray's arrangements with Schlumberger, permit Mac-Gray or the property owner to implement modest periodic price increases and to use variable time pricing to increase Mac-Gray's revenue and to maximize machine usage. Prior to the availability of smart card based cashless payment systems, modest incremental price increases could not be implemented because of the use of twenty-five cent coins to operate the laundry machines and the risk of imposing larger price increases than a particular user-base would accept without experiencing a reduction in usage. Mac-Gray intends to accelerate its use of smart card based payment technology at existing locations by converting coin-operated equipment in response to customer demand. Mac-Gray further intends to continue to install smart card readers in machines at new locations as property owners and managers request this new technology in their efforts to retain tenants.

    CONVERT SELF-OWNERS--Mac-Gray actively markets to property owners and managers who own and operate on-premise laundry rooms. By outsourcing their laundry service operations to Mac-Gray, these Self-Owners can achieve economic benefits through decreased capital expenditures and increased cash flow. In addition, this outsourcing permits property owners and managers to focus on their core business with the knowledge that a quality service provider is delivering services that help to retain residents. Mac-Gray further believes that its reputation for integrity in collection, a local sales force and prompt, efficient service, provide Mac-Gray with a competitive advantage in successfully converting Self-Owners to Mac-Gray customers. For example, in December 1996, Mac-Gray acquired The Laundry Works, a division of Boston Financial Group, L.P. ("BFG"), a large property management company headquartered in Boston, Massachusetts, which resulted in the conversion of more than 500 machines at 18 locations in seven states from self-owned and operated laundry rooms to Mac-Gray-operated laundry rooms. Mac-Gray believes that BFG will realize a reduction in capital and administrative expenditures related to self-ownership, which should increase BFG's cash flows.

    SECURE NEW LOCATIONS PREVIOUSLY SERVED BY COMPETITORS--Mac-Gray's sales and marketing efforts focus significantly on properties where leases with competitors are nearing expiration. Mac-Gray's marketing department maintains an extensive database of prospective customers, including competitors' customers, which includes detailed information that assists Mac-Gray in its efforts to secure new customers. Mac-Gray has also historically achieved significant growth in this area through referrals from existing customers.

STRATEGIC ACQUISITIONS

  Mac-Gray intends to continue to take advantage of the opportunities created by the changes in the card and coin-operated laundry services industry through strategic acquisitions of local and regional laundry route businesses. Mac-Gray has accelerated its acquisition efforts by adding to its senior management team, increasing its sales and marketing departments and substantially increasing the funds available under its Credit Facility. Mac-Gray's recent efforts are intended to accelerate and build upon Mac-Gray's successful acquisition record. Since May 1996, Mac-Gray has acquired nine laundry route businesses, representing approximately 42,000 machines, contributing to the growth in its machine base. The following table summarizes the locations of Mac-Gray's acquisitions consummated since May 1996:

      DATE                                            LOCATION
      ----                                            --------
     May 1996........................................ Syracuse, New York
     June 1996....................................... Buffalo, New York
     August 1996..................................... St. Louis, Missouri
     September 1996.................................. Georgia and South Carolina
     December 1996................................... Madison, Wisconsin
     December 1996................................... Boston, Massachusetts
     April 1997...................................... Tampa, Florida
     October 1997.................................... Largo, Florida
     November 1997................................... Tucker (Atlanta), Georgia

  The acquisitions include the Sun Services Acquisition, which added a significant number of machines to Mac-Gray's existing machine base in Florida, the state with the third largest multiple housing market in the country. Mac-Gray believes that its access to capital and its proven ability to acquire and integrate smaller independent laundry route operators with its operations provides it with a competitive advantage when pursuing some of the numerous, private, family-owned businesses that, in many cases, are experiencing generational ownership changes. Many of these independent owner-operators have decided to sell their businesses because they either have elected not to expend the financial resources necessary, or lack access to the additional capital necessary to upgrade existing equipment and to implement new technology in order to compete with larger operators, such as Mac-Gray.

  Mac-Gray's acquisition strategy has historically included both in-market acquisitions, which increase Mac-Gray's presence in its existing geographic markets, as well as add-on acquisitions, which establish Mac-Gray in a geographic market in which it does not have a significant presence. Mac-Gray's acquisition efforts have historically focused on both small, local, as well as regional, laundry route operators. Mac-Gray believes this focus on smaller to mid-sized acquisitions has enabled it to experience significant, long-term growth because it permits Mac-Gray to successfully integrate these acquired businesses into existing operations without adversely affecting its overall customer service.

    Local Laundry Route Operators. The purchase of small, local laundry route operators and the integration of their assets into Mac-Gray's operations results in a lower overall cost structure for the acquired business. Mac-Gray expects to continue to evaluate additional opportunities to acquire laundry route businesses from independent owner-operators to further increase operating leverage within its markets. In many regions, Mac-Gray may be able to acquire laundry routes contiguous with its existing areas of operation without incurring significant incremental administrative costs.

    Regional Laundry Route Operators. A regional laundry route acquisition is typically larger in size and provides Mac-Gray with the opportunity to improve its cash flow by significantly increasing total revenue, by eliminating duplicative corporate and administrative functions and by reducing capital expenditures through improved purchasing power. The acquisition of a regional laundry route also provides a geographic footprint from which Mac-Gray's sales staff can operate to increase market penetration.

  In order to offer its customers a comprehensive set of products and services to meet their residents' increasing demands, Mac-Gray may also choose to pursue acquisitions of businesses, such as Intirion, that can provide additional services to Mac-Gray's customer base and target markets. Mac-Gray believes that, although certain of these ancillary services, such as off-site laundry and vended services, may be outside Mac-Gray's current core business, certain operating characteristics, such as the similarity of sales distribution networks, customer decision makers and payment and collection procedures, may present Mac-Gray with attractive growth opportunities.

CARD AND COIN-OPERATED LAUNDRY ROUTE BUSINESS

  Mac-Gray currently owns and operates more than 120,000 machines in over 17,000 laundry rooms located in multiple housing facilities, with no lessor representing more than 1% of Mac-Gray's total machine base. The principal aspects of Mac-Gray's laundry route operations include sales and marketing, facility leasing, service, collections and security and equipment refurbishment.

  Sales and Marketing. Mac-Gray markets its products and services through a sales and marketing staff of 46 people. Mac-Gray's sales staff is dispersed geographically throughout Mac-Gray's principal markets in order to support Mac-Gray's customer and prospective customer base. As discussed below, Mac-Gray primarily focuses its sales efforts on two markets: real estate (apartments and public housing complexes) and colleges and universities. Mac-Gray's sales force is charged with two primary functions: maintaining existing customer relationships and soliciting new relationships. Mac-Gray's marketing staff is located at its corporate headquarters in Cambridge, Massachusetts. Mac-Gray has added 20 sales and marketing personnel during the past 20 months.

    Real Estate. Mac-Gray's regional real estate sales team works with multi-housing accounts, such as apartments and public housing complexes, and is focused on the needs of existing customers, as well as the needs of potential customers. Each sales team relies heavily on referrals from existing accounts, as well as the internal expansion of existing accounts.

    In response to the consolidation of the multi-housing industry by the largest REITs and property management companies, Mac-Gray has assigned primary responsibility for the geographically dispersed property owners and managers to one of its senior sales managers. This position is focused principally on developing relationships at the executive level with many national REITs and property management companies.

    Colleges and Universities. Mac-Gray's college and university sales team is focused on enhancing relationships with existing accounts, as well as soliciting additional colleges and universities. The sales team relies heavily on national and regional trade show participation in order to reach the various decision makers of existing accounts and new prospects. Mac-Gray believes that having a sales team focused solely on the college and university market has helped it to achieve its status as North America's largest supplier of card and coin-operated laundry services to the college and university market.

  Facility Leasing. Mac-Gray typically sets up a complete laundry room facility in the leased space, including washers, dryers and debit or smart card readers, tables for organizing and folding laundry and seating areas. In addition, Mac-Gray will frequently refurbish the premises by painting the room and/or installing ventilation, lighting, plumbing and drainage. These improvements are designed to create a laundry room which is clean and convenient, thus encouraging maximum usage of the equipment by the residents of the property. Mac-Gray generally enters into long-term leases with property owners which provide, in most cases, for sharing of machine revenue on a percentage basis. Under the terms of a standard long-term lease, Mac-Gray leases a room or dedicated area within a multi-housing facility from the property owner, public housing agency or college or university. Mac-Gray's installed machine base is diversified across the various types of properties that it serves as follows:

     Apartments, condominiums and co-operatives............................. 68%
     Colleges, universities and schools..................................... 24%
     Public housing.........................................................  4%
     Other..................................................................  4%

  Based upon Mac-Gray's survey of colleges and universities, Mac-Gray is the largest operator of card and coin-operated laundry rooms in the North American college and university market with a customer base consisting of approximately 330 of the more than 1,600 public and private residential institutions. Mac-Gray's strategy has been to pursue additional college and university accounts both through acquisitions and through entering into new geographic markets.

  Approximately 85% of Mac-Gray's revenue is derived from the operations of washers and dryers in laundry rooms pursuant to long-term leases with property owners. The leases, which have an average remaining life of over seven years and provide Mac-Gray with the exclusive right to operate the laundry room on the premises, typically require Mac-Gray to pay a percentage of the revenue collected to the lessor as a commission (or rent) and, in some cases, require advance rental payments. The property owner or manager is usually responsible for maintaining and cleaning the premises and for payment of the utilities. Because of Mac-Gray's significant initial capital investment, Mac-Gray's leases may only be terminated by the customer prior to their stated expiration date for non-performance by Mac-Gray. Mac-Gray is unaware of any laundry room lease that has ever been terminated by a customer due to non-performance by Mac-Gray.

  Service. Mac-Gray delivers, installs, services and collects revenue from the laundry equipment used in Mac-Gray-operated laundry rooms. Mac-Gray's maintenance program is intended to limit unnecessary capital expenditures and extend the useful life of Mac-Gray's laundry equipment, thus realizing optimal lifetime revenue per machine. Mac-Gray utilizes a three facet program, coupled with a restoration and redeployment program, to ensure that down time for its equipment is kept to a minimum, thus maximizing average revenue per machine.

    Install High Quality Equipment. Mac-Gray primarily installs equipment manufactured by Maytag. Mac-Gray believes that the installation of high quality equipment at the outset, coupled with a proper maintenance program, results in equipment that operates more efficiently, is used more often and maximizes revenue per machine. Mac-Gray believes that its role as a significant purchaser and user, as well as distributor, of Maytag equipment affords it a competitive advantage both in terms of pricing and in terms of its staff of highly qualified service technicians. Mac-Gray also purchases equipment from other leading manufacturers, including Whirlpool Corporation ("Whirlpool") and General Electric Company, and believes that such manufacturers are willing to increase their sales to Mac-Gray. See "Risk Factors-- Dependence Upon Certain Suppliers."

    Periodic Preventive Maintenance. Mac-Gray performs scheduled, periodic, preventive maintenance on Mac-Gray's equipment at its various leased laundry rooms.

    On-Call Service. Mac-Gray employs approximately 91 service technicians to both maintain and repair its equipment. These service technicians have an average of over seven years experience repairing and maintaining laundry equipment. Mac-Gray's Director of Service Training is responsible for evaluating and training the service force. Mac-Gray is the only Maytag distributor to have ever won the prestigious Maytag Red Carpet Service Award twice, both times within the past ten years.

  Collections and Security. Revenues from Mac-Gray's laundry rooms are collected on a periodic basis (typically one to three times per month) based upon the historical use at each property. The collection routes are altered frequently and Mac-Gray utilizes a computerized coin counting system and various preventive and internal control measures, including armored car services, to reduce the risks associated with its business.

  Equipment Refurbishment. Mac-Gray refurbishes some of its laundry equipment at its Cambridge, Massachusetts headquarters. The refurbishment process involves removing some machines from active service and restoring or replacing some of the machine parts. The refurbished machines result in cost savings which, when coupled with the installation of high quality machines and a proper maintenance and service program, can result in reduced capital expenditures and increased profitability for the property owner. Refurbished machines are either used in locations where the lessor has requested them or to replace older laundry equipment.

TECHNOLOGY

  Mac-Gray maintains a significant information technology system to facilitate its lease monitoring, commission paying and product purchasing activities. Mac-Gray has recently implemented and/or expanded its use of technologies that Mac-Gray believes will broaden its existing product and service offerings, enhance its customer service, improve its financial and operational monitoring of its lease locations, and facilitate its analysis of the operations of potential acquisition candidates.

  Cashless Transactions. Mac-Gray operates both smart card and debit card based payment systems. Since 1991, Mac-Gray has installed more than 15,000 debit card operated laundry machines in response to customer demand in the college and university market. The installation of these debit card based machines often provided Mac-Gray with access to colleges and universities that demanded card based payment systems as part of their procurement process.

  Mac-Gray has installed smart card readers in more than 3,900 laundry machines since April 1, 1997 and intends to accelerate the use of cost-effective smart card based payment and access systems. Smart cards are the same size as credit or debit cards, but contain a small microprocessor chip which is capable of computational operations, as well as storing data and value for use in cashless transactions. The stored value feature of smart cards is used with Mac-Gray's laundry equipment to provide laundry users the convenience and security of cashless transactions. Mac-Gray, which has experienced increased usage at existing facilities which have been equipped with smart card readers, believes that these smart card based payment technologies may also be used to increase revenue by facilitating modest price increases and the implementation of variable time pricing while also enhancing the ability to expand its existing services and product offerings. The additional benefits associated with smart card based transactions include reduced administrative burdens and expenditures, reduced vandalism, improved security and more efficient revenue collections. Mac-Gray believes that the availability of these technologies will also increase laundry room usage and decrease the property owner's risk of loss of resident business to off-premises operators which, Mac-Gray believes, will further enhance the attractiveness of smart card based payment systems to property owners and managers.

    Newly Available Technology. The introduction of a new, single unit smart card reader for use with laundry equipment has made it cost-effective and operationally feasible to convert existing coin-operated machines and to install new smart card operated machines. Prior to the availability of this technology, each piece of laundry equipment had to be hard-wired to an on-line processing system in order to function as a cashless unit. The newly available single unit smart card reader makes conversions and new installations more cost-effective.

    On April 1, 1997, Mac-Gray commenced a roll-out of smart card based payment systems. Mac-Gray has equipped more than 3,900 laundry machines with smart card readers since the commencement of this roll-out. Mac-Gray is also installing smart card operated machines at many of its new customer accounts. Mac-Gray believes that its seven year experience with cashless payment systems provides it with a competitive advantage as it further pursues the roll-out of card-operated laundry equipment.

    Pricing Flexibility. By equipping its machines with cashless payment technology, Mac-Gray believes that it can go beyond providing a safer environment and more efficient laundry facility. The use of smart card technology will enable Mac-Gray to make modest incremental price adjustments over time rather than in twenty-five cent increments. Mac-Gray believes that such modest price increases will lead to more revenue per machine without reducing the usage of its machines significantly. In addition, cashless technology will enable Mac-Gray to establish variable time pricing schedules. For instance, the machines may be programmed to have one set of prices during peak hours, one set during normal hours, and another set of prices during "off" hours of operation to encourage maximum usage, which Mac-Gray believes will lead to increased incremental revenue.

  Information Services. Mac-Gray is employing an integrated approach to the underlying technology required to support its sales and administrative functions. Mac-Gray provides its sales personnel with laptop computers for use in communicating with Mac-Gray, accessing Company pricing and related information and preparing customer presentations and analyses. Mac-Gray also operates a data warehousing software system to assist Mac-Gray in its operational and financial data management. For example, the data warehousing software system aids Mac-Gray's senior management in analyzing geographic and product line trends, as well as individual property and regional performance. Mac-Gray can also use this data warehousing system to seamlessly import operational information of a laundry service provider that Mac-Gray may be interested in acquiring.

  Machine Technology. In January 1997, Maytag introduced new laundry machine models which can only be activated by using a smart card. These new machines, which are comparably priced to existing equipment, along with Mac-Gray's access to the newly developed smart card readers, will permit Mac-Gray to more economically install smart card based equipment.

  Additionally, in March 1997, Maytag introduced its new high-efficiency Maytag Neptune(TM) line of laundry products. Mac-Gray believes that this new line, which is more efficient in its use of water and utilities than existing Maytag machines, will enhance customer relations.

COMPETITION

  The card and coin-operated laundry services industry is highly competitive, capital intensive and requires reliable and prompt service. Mac-Gray believes that customers consider different factors in selecting a laundry service provider including customer service, reputation, commission rates (including advance commissions) and range of products and services. Mac-Gray believes that different types of customers assign varied weight to each of these factors and that no one factor materially influences a customer's selection of a laundry service provider. Within any given geographic area, Mac-Gray may compete with local independent-operators, regional operators and multi-regional operators. Although the industry is highly fragmented, Mac-Gray and several other independent-operators have chosen to grow by acquisitions, as well as through new machine placement. Mac-Gray believes that it is the fourth largest card and coin-operated laundry services provider in North America. Mac-Gray believes that only Coinmach Laundry Corporation ("Coinmach"), Web Service Company, Inc. ("Web"), and Macke Laundry Services, L.P. ("Macke") maintain larger machine bases than Mac-Gray, with only Coinmach and Web maintaining significantly larger machine bases than Mac-Gray's machine base. In January 1998, Coinmach announced the execution of a definitive agreement to acquire Macke.

LAUNDRY EQUIPMENT SALES, LEASING AND SERVICE

  Mac-Gray sells commercial laundry products to the retail coin laundromat market and has been a Maytag distributor since 1927. Mac-Gray has, through acquisitions of businesses and the cooperation of Maytag, grown its Maytag distribution and service business to encompass Connecticut, Illinois, Maine, Massachusetts, New Hampshire, New York (except metropolitan New York City), western Pennsylvania, Rhode Island, South Carolina, Vermont and portions of Arkansas, Indiana, Iowa, Mississippi and Missouri. Mac-Gray is currently the sole distributor of Maytag commercial laundry equipment in each of its areas. As a distributor, Mac-Gray sells laundry equipment to laundromat owners, apartment and condominium owners and institutions such as hospitals, restaurants and elder care facilities. Mac-Gray's retail coin laundromat sales team is focused on selling replacement equipment to existing coin laundromat owners, as well as soliciting new customers for its distribution business. The sales efforts are supported by regional service training seminars held for the benefit of existing and potential laundromat owners. Mac-Gray also sells equipment manufactured by American Dryer Corporation ("American Dryer"), The Dexter Company ("Dexter") and Whirlpool when such equipment better suits a customer's needs. Mac-Gray believes that its role as a distributor, and not just a buyer, of commercial laundry equipment provides it with a competitive advantage in that it has access to numerous Self-Owners who may either choose to buy equipment from Mac-Gray or choose to outsource this function by becoming a lessor to Mac-Gray.

  Mac-Gray has also established a leasing program for commercial laundry customers who choose neither to purchase equipment nor to become a laundry route customer. This program involves the leasing of commercial laundry equipment to customers who maintain their own coin-operated laundry rooms, as well as to customers (such as hotels) who operate their own on-premise laundry equipment. Although this operation currently provides a small amount of revenue to Mac-Gray, Mac-Gray anticipates that this market presents Mac-Gray with growth opportunities as additional Self-Owners see these services as a way to free up available capital for other business needs.

  Mac-Gray also offers potential owner-operators of independent laundromats complete design, construction, installation and set-up of turn-key laundromats. Mac-Gray derives its revenue by selling the equipment to the owner-operator and through ongoing service contracts with the owner-operator.

EMPLOYEES

  Mac-Gray has approximately 305 employees. None of Mac-Gray's employees is covered by a collective bargaining agreement. Mac-Gray believes its relations with its employees are good.

PROPERTIES

  Mac-Gray owns its 40,000 square foot corporate headquarters in Cambridge, Massachusetts which houses Mac-Gray's administrative and central services, including a 20,000 square foot warehouse for equipment and parts. Mac-Gray also leases the following regional facilities, which are largely operated as sales and service facilities, though limited administrative functions are also performed at many of them:

                                                                   APPROXIMATE
        LOCATION                                                  SQUARE FOOTAGE
        --------                                                  --------------
     Buffalo, New York...........................................      9,500
     Charlotte, North Carolina...................................      7,600
     Fort Lauderdale, Florida....................................      6,000
     Gainesville, Florida........................................        750
     Gurnee, Illinois............................................     12,000
     East Hartford, Connecticut..................................     14,900
     Pittsburgh, Pennsylvania....................................      1,100
     St. Louis, Missouri.........................................      2,400
     Standish, Maine.............................................      7,500
     Syracuse, New York..........................................      7,800
     Tampa, Florida..............................................      6,200
     Tucker (Atlanta), Georgia...................................      8,000

  Mac-Gray believes that its properties are generally well maintained and in good condition. Mac-Gray believes that its properties are adequate for present needs and that suitable additional or replacement space will be available as required.

LEGAL PROCEEDINGS

  Mac-Gray is from time to time a party to litigation arising in the ordinary course of business. There can be no assurance that Mac-Gray's insurance coverage will be adequate to cover all liabilities resulting from such claims. In the opinion of management, any liability that Mac-Gray might incur upon the resolution of this litigation will not, in the aggregate, have a material adverse effect on the financial condition or results of operations of Mac-Gray.

                  MAC-GRAY SELECTED HISTORICAL FINANCIAL DATA
  Set forth below are selected historical financial data of Mac-Gray as of the dates and for the periods indicated. The selected historical financial data of Mac-Gray for the three years in the period ended December 31, 1997 were derived from the historical consolidated financial statements of Mac-Gray that were audited by Price Waterhouse LLP, whose report appears elsewhere in this Prospectus/Proxy Statement. The selected financial data set forth below should be read in conjunction with, and are qualified by reference to, "Mac Gray's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Mac-Gray and the notes thereto included elsewhere in this Prospectus/Proxy Statement.

                                            YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                     1993     1994     1995     1996    1997(1)
                                    -------  -------  -------  -------  -------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue...........................  $44,942  $48,031  $50,710  $64,427  $81,370
Cost of revenue:
 Commissions......................   17,762   19,168   20,471   25,760   31,717
 Laundry route expenditures.......    7,458    7,889    8,251   10,955   12,232
 Depreciation and amortization....    4,377    4,756    4,899    6,216    8,635
 Cost of equipment sales..........    1,700    2,673    2,938    5,189    8,187
                                    -------  -------  -------  -------  -------
 Total cost of revenue............   31,297   34,486   36,559   48,120   60,771
Operating expenses:
 General and administration.......    3,383    3,085    3,901    3,952    4,699
 Sales and marketing..............    2,445    2,501    2,531    3,803    5,165
 Depreciation.....................      421      442      455      517      503
                                    -------  -------  -------  -------  -------
 Total operating expenses.........    6,249    6,028    6,887    8,272   10,367
                                    -------  -------  -------  -------  -------
Income from operations............    7,396    7,517    7,264    8,035   10,232
 Interest expense.................   (1,437)  (1,217)  (1,175)  (1,956)  (2,521)
 Other income (expense), net......       71       70       55      (87)     181
                                    -------  -------  -------  -------  -------
Income before provision for income
 taxes............................    6,030    6,370    6,144    5,992    7,892
 Provision for income taxes(2)....     (330)    (388)    (374)    (465)  (5,206)
                                    -------  -------  -------  -------  -------
Net income........................  $ 5,700  $ 5,982  $ 5,770  $ 5,527  $ 2,686
                                    =======  =======  =======  =======  =======
Net income per common share(4)....  $  0.90  $  0.94  $  0.91  $  0.87  $  0.37
                                    =======  =======  =======  =======  =======
Weighted average common shares
 outstanding(4)...................    6,368    6,368    6,368    6,368    7,263
                                    =======  =======  =======  =======  =======
Net income per common share--
 assuming dilution(4).............  $  0.90  $  0.94  $  0.91  $  0.87  $  0.36
                                    =======  =======  =======  =======  =======
Weighted average common shares
 outstanding--assuming
 dilution(4)......................    6,368    6,368    6,368    6,368    7,391
                                    =======  =======  =======  =======  =======
TAX ADJUSTED EARNINGS PER SHARE
 DATA(3):
Pro forma net income..............                             $ 3,595  $ 4,735
                                                               =======  =======
Pro forma net income per common
 share(4).........................                             $  0.56  $  0.65
                                                               =======  =======
Pro forma net income per common
 share--assuming dilution(4)......                             $  0.56  $  0.64
                                                               =======  =======
OTHER FINANCIAL DATA:
 EBITDA(5)........................  $12,265  $12,785  $12,673  $14,681  $19,551
 Depreciation and amortization....    4,798    5,198    5,354    6,733    9,138
 Capital expenditures.............    5,407    5,679    4,421    7,635    8,681
 Cash flows from operating
  activities......................    9,405   10,650   10,417   13,650   10,942
 Cash flows used in investing
  activities......................   (5,689)  (5,613)  (5,105) (22,070) (20,544)
 Cash flows provided by (used in)
  financing activities............   (3,744)  (6,128)  (3,549)   7,382   10,532
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Working capital..................  $(3,437) $(4,181) $(2,237) $(6,069) $  (885)
 Total assets.....................   32,713   33,292   36,754   54,108   84,374
 Long-term debt, net of current
  portion.........................   15,718   13,544   11,843   23,325    5,395
 Redeemable common stock(6).......      --       --       --       --     7,797
 Stockholders' equity.............    6,783    9,439   12,850   14,683   49,161

--------
(1) The financial data for the year ended December 31, 1997 include the results of Sun Services subsequent to the acquisition date of April 17, 1997.
(2) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.

(3) Tax adjusted earnings per share data have been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax of 40%) during the periods presented.

(4) Mac-Gray adopted Statement of Financial Accounting Standards No. 128 (SFAS
    128) in 1997. In conjunction with the adoption of this standard, Mac-Gray has complied with Staff Accounting Bulletin No. 98 (SAB 98) recently issued by the SEC. Accordingly, earnings per share data have been restated for all periods presented. Earnings per share data are reflective of the Mac-Gray Combination for all periods presented.
(5) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because Mac-Gray's management believes that certain investors may find it to be a useful tool for measuring Mac-Gray's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.
(6) Shares of Mac-Gray Common Stock issued in connection with the Sun Services Acquisition are redeemable pursuant to a contractual arrangement.

              MAC-GRAY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus/Proxy Statement contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Mac-Gray's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in the Prospectus/Proxy Statement. The historical financial information presented herein represents (i) consolidated results of Mac-Gray, (ii) the combined results of Mac-Gray Co. and the Limited Partnership and (iii) the combined results of Sun Services for the period subsequent to the acquisition. The following discussion and analysis should be read in conjunction with the combined financial statements and related notes thereto presented elsewhere in this Prospectus/Proxy Statement.

OVERVIEW

  Mac-Gray derives its revenue principally through the operation and maintenance of card and coin-operated laundry rooms in multiple housing facilities, such as apartment buildings, colleges and universities and public housing complexes. Mac-Gray operates its laundry rooms under long-term leases with property owners, colleges and universities and governmental agencies. The leases typically grant Mac-Gray the exclusive right to operate laundry rooms on the lessor's premises for a fixed term, which is generally seven to ten years, in exchange for a percentage of the revenue collected. Mac-Gray's laundry route business consists of approximately 120,000 laundry machines, operated in over 17,000 multiple housing laundry rooms located in 22 states in the Northeast, Southeast and Midwest regions of the United States.

  Mac-Gray also derives revenue as a distributor and servicer of commercial laundry equipment manufactured by Maytag. Mac-Gray has Maytag distributor agreements for Connecticut, Illinois, Maine, Massachusetts, New Hampshire, New York (except metropolitan New York City), western Pennsylvania, Rhode Island, South Carolina, Vermont and portions of Arkansas, Indiana, Iowa, Mississippi and Missouri. Mac-Gray also sells or rents laundry equipment manufactured by American Dryer, Dexter and Whirlpool to provide several alternatives in machine type, cost and capacity. Additionally, Mac-Gray sells or rents laundry equipment to restaurants, hotels, health clubs and similar institutional users that operate their own on-premise laundry facilities.

PROPOSED MERGER

  On December 22, 1997, Mac-Gray entered into the Merger Agreement with Intirion, pursuant to which the Intirion Exchangeable Securities are expected to be exchanged for approximately 1.6 million shares of Mac-Gray Common Stock and approximately $1 million in cash. The Merger is expected to be accounted for as a pooling of interests and is expected to close in early 1998.

RESULTS OF OPERATIONS

 Fiscal year ended December 31, 1997 compared to fiscal year ended December 31, 1996

  Revenue. Revenue increased by $16,943,000, or 26%, to $81,370,000 in 1997 from $64,427,000 in 1996. This increase was primarily attributable to growth in existing laundry route revenue, the Sun Services Acquisition and the impact of a full year's operation of businesses acquired in 1996. Laundry route revenue increased $12,826,000, due to the expansion of existing operations and to an increase in the number of machines operated as a result of the nine acquisitions of laundry route businesses subsequent to March 31, 1996. Sales of equipment increased by $4,117,000, due to growth of revenue from existing distributorships and the distributorships acquired during 1996 and 1997. Mac-Gray believes that its increased focus on sales and marketing efforts since mid-1996 has had a significant impact on the growth of revenue from existing laundry routes and distributorships.

  Commissions. Commissions increased by $5,957,000, or 23%, to $31,717,000 in 1997 from $25,760,000 in 1996. This increase was primarily attributable to an increase in laundry route revenue, since commissions are generally paid based upon a percentage of laundry route revenue.

  Laundry Route Expenditures. Laundry route expenditures, which are primarily variable expenses which change with the increases and decreases in revenue and include costs associated with installing and servicing machines, as well as the costs of collecting, counting and depositing the revenue, increased by $1,277,000, or 12%, to $12,232,000 in 1997 from $10,955,000 in 1996. This increase was due to the general increase in revenue, which resulted in increased servicing, collecting, counting and depositing activity, increased levels of expenses associated with improving service in some of the acquired businesses, and other associated costs.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization included as a component of cost of revenue, as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $2,405,000, or 36%, to $9,138,000 in 1997 from $6,733,000 in 1996. This increase was primarily attributable to the acquisition of nine laundry route businesses in 1996 and 1997, which resulted in additional machines to depreciate, as well as an increase in intangible assets to amortize, and the placement of additional machines on Mac-Gray's existing laundry routes.

  Cost of Equipment Sales. Cost of equipment sales increased by $2,998,000, or 58%, to $8,187,000 in 1997 from $5,189,000 in 1996. This increase was a direct result of increased equipment sales.

  General and Administration. General and administration expenses increased by $747,000, or 19%, to $4,699,000 in 1997 from $3,952,000 in 1996. This increase was attributable to an increase in professional fees and to the hiring of additional clerical and administrative staff to support the growth in Mac-Gray's business.

  Sales and Marketing. Sales and marketing expense increased by $1,362,000, or 36%, to $5,165,000 in 1997 from $3,803,000 in 1996. This increase was attributable to the expansion of the marketing department, led by the hiring of an experienced national marketing executive in the third quarter of 1996, and an increase in the number of field sales representatives.

  Interest Expense. Interest expense, net of interest income, increased by $565,000, or 29%, to $2,521,000 in 1997 from $1,956,000 in 1996. This increase was primarily attributable to the increased borrowings incurred to finance the acquisitions made during 1996 and 1997. Interest expense was minimal subsequent to the IPO because a portion of the net proceeds from that offering was used to repay the existing indebtedness under the Credit Facility, as further described below.

  Income Tax Expense. Income tax expense increased by $4,741,000 to $5,206,000 in 1997 from $465,000 in 1996 due to the termination of Mac-Gray's S corporation status concurrent with the IPO. Upon termination of the S corporation status, Mac-Gray became subject to federal and state income taxes, with a statutory rate of approximately 40%. As a result, Mac-Gray recognized a non-recurring charge to income tax expense of approximately $4,037,000 in October 1997, representing additional net deferred tax liabilities as of the date the S corporation election was terminated. As the historical income tax provision prior to the termination of the S corporation status was established only to provide for income taxes in states that do not recognize Subchapter S corporations, the income tax provision recorded in 1997 was significantly higher than the amount recorded in 1996.

 Fiscal year ended December 31, 1996 compared to fiscal year ended December 31, 1995.

  Revenue. Revenue increased by $13,717,000, or 27%, to $64,427,000 in 1996 from $50,710,000 in 1995. This increase was primarily attributable to the acquisition of six laundry route businesses, two of which also maintained Maytag distributorships, as well as internal growth of both card and coin laundry route revenue and revenue from sales of equipment under various distribution arrangements. Laundry route revenue increased $9,506,000, of which $3,596,000 was attributable to the expansion of existing operations and $5,910,000 was attributable to an increase in the number of machines operated as a result of the six acquisitions of laundry route businesses. Sales of equipment increased by $4,211,000, of which $3,111,000 was attributable to the growth of revenue from existing distributorships and $1,100,000 was attributable to revenue from two newly acquired distributorships. Mac-Gray believes that a substantial portion of the growth of revenue from existing laundry routes and from existing distributorships was attributable to Mac-Gray's increased expenditures on sales and marketing efforts, which are described below.

  Commissions. Commissions increased by $5,289,000, or 26%, to $25,760,000 in 1996 from $20,471,000 in 1995. This increase was primarily attributable to an increase in laundry route revenue, which resulted in an increase in variable expenses, including commissions, related thereto, as well as slightly higher commission rates applicable to the new leases that Mac-Gray acquired or entered into during 1995 and 1996.

  Laundry Route Expenditures. Laundry route expenditures, which include costs associated with installing and servicing machines and cost of equipment sales, as well as the cost of collecting, counting and depositing the revenue, increased by $2,704,000, or 33%, to $10,955,000 in 1996 from $8,251,000 in
1995. This increase was primarily attributable to the increase in laundry route business, which resulted in increased servicing and collecting activity.

  Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization which is included as a component of cost of revenue, as well as depreciation which is included as an operating expense. Aggregate depreciation and amortization increased by $1,379,000, or 26%, to $6,733,000 in 1996 from $5,354,000 in 1995. The increase was primarily attributable to the acquisition of six laundry route businesses, which resulted in additional machines to depreciate, as well as an increase in intangible assets to amortize, and the placement of 5,143 new machines on Mac-Gray's existing laundry routes.

  Cost of Equipment Sales. Cost of equipment sales increased by $2,251,000, or 77%, to $5,189,000 in 1996 from $2,938,000 in 1995. This increase was attributable to increased equipment sales.

  General and Administration. General and administration expenses increased by $51,000, or 1%, to $3,952,000 in 1996 from $ 3,901,000 in 1995. This increase was attributable to the hiring of additional clerical and administrative staff to help support the increase in the laundry route business, as well as the increase in distributorship business. General and administration expenses for 1995 were unusually high as a result of certain expenses related to the hiring, relocation and subsequent termination of a senior executive.

  Sales and Marketing. Sales and marketing expenses increased by $1,272,000, or 50%, to $3,803,000 in 1996 from $2,531,000 in 1995. This increase was attributable to the hiring of a significant number of additional field sales representatives, the expansion of the marketing department and the hiring of an experienced national marketing executive in the third quarter of 1996.

  Interest Expense. Interest expense increased by $781,000, or 66%, to $1,956,000 in 1996 from $1,175,000 in 1995. This increase was primarily attributable to increased borrowings incurred to finance the six acquisitions completed during 1996.

  Income Tax Expense. Income tax expenses increased by $91,000, or 24%, to $465,000 in 1996 from $374,000 in 1995. The effective income tax rate for 1995 was approximately 6.1% compared to 7.8% for 1996. As the historical income tax provision was established only to provide for income taxes in states that do not recognize Subchapter S corporations, the statutory income tax rate for 1995 and 1996 was 6%. The effective income tax rate differed from the statutory rate in 1995 and 1996 due to expenses recorded for book purposes that are not deductible for income tax purposes.

  The statutory income tax rate utilized by Mac-Gray during 1995 and 1996 is not indicative of the statutory income tax rate of approximately 40% that has been utilized since termination of Mac-Gray's S corporation status on October 16, 1997.

SEASONALITY

  Mac-Gray experiences moderate seasonality as a result of its significant operations in the college and university market. Revenues derived from the college and university market represent approximately thirty percent of Mac-Gray's total revenue. These revenues are derived substantially during the school year which includes the first, second and fourth quarters. Conversely, Mac-Gray increases its operating expenditures during the third quarter when colleges and universities are not in session as a result of Mac-Gray's increased machine installation activities.

LIQUIDITY AND CAPITAL RESOURCES

  Mac-Gray's primary sources of cash have been operating activities, bank borrowings, and the proceeds of the IPO. Mac-Gray's primary uses of cash have been the nine acquisitions consummated since May 1996, capital expenses, including the purchase of new laundry machines and smart card based payment systems, the payment of a dividend of $9,000,000 to shareholders in October 1997 and the repayment of the Credit Facility. Mac-Gray anticipates that it will continue to use cash flow from its operating activities to finance working capital needs, including interest payments on any outstanding indebtedness, as well as capital expenditures. Funds available under the Credit Facility may also be used to finance the cash outlay for the proposed Merger. Mac-Gray also anticipates that it will use additional funds available to it under the Credit Facility to finance additional possible acquisitions, larger capital expenditures and, as needed, working capital.

  Cash flow from operations was $10,942,000, $13,650,000 and $10,417,000 for the years ended December 31, 1997, 1996, 1995, respectively. Cash flow from operations consists primarily of laundry route revenue, distributorship and laundry equipment service revenue, commissions, laundry route expenditures, cost of equipment sales, general and administration expenses and sales and marketing expenses.

  Cash used in investing activities was $20,544,000, $22,070,000 and $5,105,000 for the years ended December 31, 1997, 1996, and 1995, respectively. Mac-Gray invested $12,196,000, $14,487,000 and $821,000 for the fiscal years ended December 31, 1997, 1996 and 1995 in connection with the acquisitions consummated during those years. Capital expenditures were $8,681,000, $7,635,000 and $4,421,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

  Net cash flows provided by (used in) financing activities were $10,532,000, $7,382,000, and $(3,549,000) for the years ended December 31, 1997, 1996, and
1995, respectively. Financing activities consist primarily of proceeds from the IPO, proceeds from and repayments of bank borrowings, and payments of dividends. Mac-Gray also utilized $125,000 as a portion of the consideration paid in connection with the redemption of 2,275 shares of Mac-Gray Common Stock as of January 1, 1996.

  Mac-Gray maintains a $50 million revolving line of credit under its Credit Facility with State Street Bank and CoreStates Bank. All borrowings under the Credit Facility were repaid in October 1997 using proceeds from the IPO. Borrowings under the Credit Facility bear interest, at Mac-Gray's option, at a rate equal to the prime rate minus 0.5% or LIBOR plus 2.0%. There were no borrowings under the Credit Facility as of December 31, 1997. The Credit Facility imposes certain financial covenants on Mac-Gray, including (i) a limit on Mac-Gray's senior liabilities of 3.5 times and 2.5 times EBITDA for the prior four quarters ending as of the end of each quarter of 1997 and for the prior four quarters ending as of the end of each quarter after 1997, respectively; (ii) a requirement to maintain minimum shareholders equity (as specifically defined in the Credit Facility), as measured at the end of each quarter, of $23,000,000 as of December 31, 1996, increasing by $4,000,000 per year thereafter; (iii) a limit on aggregate capital expenditures of $7,000,000, $8,000,000 and $9,000,000 for the years ending December 31, 1996,
1997, and 1998 and thereafter, respectively; (iv) minimum EBITDA, measured on a quarterly basis for the immediately preceding four quarters, of $4,000,000;
(v) a minimum fixed charge coverage ratio (EBITDA to scheduled principal and interest payments) of 1.3:1, 1.1:1 and 1.3:1 for the quarters during 1996, 1997 and 1998 and thereafter, respectively; and (vi) a requirement that Mac-Gray have minimum annual net income of $4,000,000. Mac-Gray was in compliance with all such covenants, or received a written waiver with respect to any non-compliance therewith, as of the year ended December 31, 1997. The Credit Facility under certain limited circumstances, also restricts the payment of dividends and other distributions as well as certain acquisitions and investments. The Credit Facility is secured by a blanket lien on Mac-Gray's assets and the assets of each of its subsidiaries, as well as a pledge by Mac-Gray of all of the capital stock of its subsidiaries.

  In connection with the Sun Services Acquisition in April 1997, Mac-Gray issued 612,026 shares of Mac-Gray Common Stock to the owner of Sun Services. As a privately owned company issuing shares of its common stock, which, at that point, were substantially illiquid, Mac-Gray provided the Sun Services owner with the right to require Mac-Gray to repurchase the shares of Mac-Gray Common Stock issued by Mac-Gray as consideration in the acquisition. Mac-Gray also received certain rights ( the "Call Rights") to repurchase such shares of Mac-Gray Common Stock. Upon consummation of the IPO, the Call Rights terminated. Mac-Gray remains obligated to repurchase the 612,026 shares of Mac-Gray Common Stock at a price of $12.74 per share in the event the holder or holders of such shares elect to exercise the Put Rights, representing an aggregate purchase price of approximately $7.8 million. Such remaining Put Rights expire on October 22, 2000. In the event such Put Rights are exercised, Mac-Gray would likely fund the purchase price for such shares of Mac-Gray Common Stock by incurring additional indebtedness under its Credit Facility. See "Management of Mac-Gray--Certain Relationships and Related Transactions."

  Mac-Gray has used all of the net proceeds from the IPO to repay existing outstanding indebtedness under the Credit Facility, to fund a $9,000,000 dividend paid to shareholders in October 1997 and to fund two laundry route acquisitions, one in October 1997 for approximately $2,075,000 and one in November 1997 for approximately $5,075,000. Mac-Gray believes that amounts available under the Credit Facility and cash flow generated by operations will be sufficient to fund Mac-Gray's normal working capital needs and capital expenditures for the foreseeable future, including Mac-Gray's current purchase commitment with Schlumberger to purchase smart card based equipment. Based upon the purchase commitment with Schlumberger, such purchases, in the aggregate, could represent a material portion of Mac-Gray's capital expenditures for fiscal year 1998. In addition, if Mac-Gray were to borrow all amounts then available to it under the Credit Facility in connection with one or more acquisitions, or in connection with significant capital expenditures, either in the short-term or in the long-term, management believes that cash generated from operating activities would be sufficient to fund Mac-Gray's operating expenses and debt service needs for the foreseeable future, including the cash outlay associated with the proposed Merger. Additional financing under the Credit Facility or otherwise may, however, be required in connection with an acquisition or acquisitions which Mac-Gray may consummate in the future. If any such additional financing were needed, and could not be obtained on terms favorable to Mac-Gray, if at all, Mac-Gray's ongoing capital improvement efforts and acquisition activity would likely be reduced or delayed as cash generated from operating activities was used for operating expenses and debt service. See "Risk Factors--Risks Associated with Acquisitions; Integration of Acquired Businesses."

INFLATION

  Mac-Gray does not believe that its financial performance has been materially affected by inflation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which are required to be adopted by Mac-Gray in its fiscal 1998 financial statements. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 131 establishes standards for reporting information on operating segments in financial statements. Mac-Gray is currently reviewing the impact of SFAS 130 and SFAS 131 on its financial statements.

                            MANAGEMENT OF MAC-GRAY

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of Mac-Gray, their positions with Mac-Gray and their ages as of February 17, 1998 are as follows:

                NAME                  AGE                  POSITION
                ----                  ---                  --------
                                          Chairman, Chief Executive Officer and
Stewart Gray MacDonald, Jr. .........  48 Director
                                          Executive Vice President, Sales and
Neil F. MacLellan, III...............  38 Marketing
John S. Olbrych......................  42 Chief Financial Officer and Treasurer
Patrick A. Flanagan..................  45 Executive Vice President, Mergers and
                                          Acquisitions, Secretary and Director
Eugene B. Doggett....................  61 Director
Jeffrey C. Huenink...................  41 Director
John P. Leydon.......................  64 Director
Jerry A. Schiller....................  65 Director

  STEWART GRAY MACDONALD, JR. serves as Chairman of the Board and Chief Executive Officer and has served as a Director of Mac-Gray since 1983. Mr. MacDonald served Mac-Gray in various executive capacities from 1989 until his election as Chairman of the Board in 1992. Mr. MacDonald, the son of Mac-Gray's co-founder and first President, is the fourth member of Mac-Gray's founding families to lead the organization. Mr. MacDonald, a three time member of the U.S. Olympic Rowing Team and a former coach with the U.S. National Rowing Team, received his B.A. from the University of Wisconsin.

  NEIL F. MACLELLAN, III has been with Mac-Gray since 1985 and has served as Executive Vice President, Sales and Marketing since December 1995. From January 1991 through December 1995, Mr. MacLellan served as Mac-Gray's Director of Finance and Administration and from March 1985 through January 1991, Mr. MacLellan served as Controller of Mac-Gray. Mr. MacLellan received his B.S. in Accounting from Bentley College.

  JOHN S. OLBRYCH has served as Chief Financial Officer of Mac-Gray since April 1996 and served as a Director of Mac-Gray from November 1993 until May 1997. From 1991 through 1996, Mr. Olbrych was an independent business consultant. In this role he served as interim Chief Financial Officer of AirTran Corporation, Airways Corporation, Carus Corporation, Carus Publishing Company and Daisytek International. From 1986 through 1991, Mr. Olbrych served as a Vice President of State Street Bank. Mr. Olbrych received his B.A. from Dartmouth College and his M.B.A. from The Amos Tuck School at Dartmouth College.

  PATRICK A. FLANAGAN has served as a Director of Mac-Gray since 1992 and has served as Executive Vice President, Mergers and Acquisitions of Mac-Gray since April 1996. From January 1993 through April 1996, Mr. Flanagan was a partner with American Capital Strategies, an investment bank specializing in mergers and acquisitions. From 1990 to January 1993, Mr. Flanagan was a partner in Fidelis Group, an investment bank. From 1983 to 1990, Mr. Flanagan was an investment banker in the Corporate Finance Department at Drexel Burnham Lambert where he was a First Vice President. Mr. Flanagan holds a B.S. from Purdue University and received his M.B.A. from Harvard Business School.

  EUGENE B. DOGGETT has been a Director of Mac-Gray since October 1997. Mr. Doggett is an Executive Vice President and Director of Iron Mountain Incorporated ("Iron Mountain"), a publicly traded records management company. From 1987 until June 1997, Mr. Doggett was also Chief Financial Officer of Iron Mountain. Prior to joining Iron Mountain, Mr. Doggett had extensive experience in commercial and investment banking, as well as financial and general management experience at senior levels. He holds a B.A. from Yale University and an M.B.A. from Harvard Business School.

  JEFFREY C. HUENINK has been a Director of Mac-Gray since April 1997. From 1986 until the Sun Services Acquisition in April 1997, Mr. Huenink was the President and owner of Sun Services. Mr. Huenink was, until June 1997, the President of the Multi-Housing Laundry Association, an industry trade group, and was a member of the Florida House of Representatives from 1988 until 1992. Mr. Huenink received his B.S. in Business Administration from the University of South Florida. Certain principal stockholders of Mac-Gray have agreed to vote their shares in favor of Mr. Huenink's election to the Mac-Gray Board, provided that certain conditions contained in the First Stockholders' Agreement (as defined below) are met, through April 1999. See "Management of Mac-Gray--Certain Relationships and Related Transactions."

  JOHN P. LEYDON has been a Director of Mac-Gray since April 1997. Mr. Leydon has been the Chief Financial Officer of Pacific Packaging Products, Inc. since December 1996. From 1983 to 1996, Mr. Leydon was a partner at Leydon & Gallagher, a certified public accounting firm. Mr. Leydon received his B.S. in Business Administration from Boston College, his M.B.A. from Babson College and his M.S. in Taxation from Bentley College.

  JERRY A. SCHILLER has been a Director of Mac-Gray since April 1997. Mr. Schiller has been a private investor and consultant since 1993. In October 1993, Mr. Schiller retired after 31 years of service with The Maytag Corporation. From 1985 until his retirement, Mr. Schiller served as the Executive Vice President and Chief Financial Officer, as well as a Director, of The Maytag Corporation. From 1962 until 1985, Mr. Schiller held various executive positions with The Maytag Corporation. Mr. Schiller received his B.S. in Business Administration and Accounting from Augustana College.

  Executive officers are elected annually by the Mac-Gray Board and serve at its discretion. There are no family relationships among any of the directors and executive officers of Mac-Gray except that Eugene B. Doggett is the uncle of Cynthia V. Doggett, Stewart Gray MacDonald, Jr.'s wife.

BOARD OF DIRECTORS

  The business of Mac-Gray is managed under the direction of the Mac-Gray Board and the number of directors of Mac-Gray is currently fixed at six. The Mac-Gray Charter provides that the Mac-Gray Board shall be divided into three classes. The members of each class of directors serve for staggered three-year terms. The Mac-Gray Board is composed of two Class I Directors (Messrs. Flanagan and Leydon), two Class II Directors (Messrs. Huenink and Schiller) and two Class III Directors (Messrs. MacDonald and Doggett), whose initial terms will expire upon the election and qualification of directors at the annual meetings of stockholders held following the fiscal years ending December 31, 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

  The Mac-Gray Board has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends to the Mac-Gray Board the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants Mac-Gray's year-end operating results, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee consists of Messrs. Leydon and Schiller. The Compensation Committee, which consists of Messrs. MacDonald, Leydon and Schiller, reviews and recommends to the Mac-Gray Board the compensation arrangements for all directors and officers other than Mr. MacDonald, whose compensation arrangements are reviewed and recommended by Messrs. Leydon and Schiller, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with certain compensation and incentive plans of Mac-Gray. The Compensation Committee also determines the number of options to be granted or shares of Mac-Gray Common Stock to be issued to eligible persons under the 1997 Stock Plan and prescribes the terms and provisions of each grant made under the 1997 Stock Plan other than with respect to the eligibility of Mr. MacDonald, as to whom the full Mac-Gray Board makes such determinations. In addition, the Compensation Committee construes and interprets the 1997 Stock Plan and issuances thereunder, and establishes, amends and revokes rules and regulations for administration of the 1997 Stock Plan.

  Members of the Mac-Gray Board who are also employees of Mac-Gray do not receive compensation for their services on the Mac-Gray Board or any committee thereof. Each director who is not an employee of Mac-Gray (an "Independent Director") receives an annual fee of $12,000 and an additional fee of $500 per meeting of the Mac-Gray Board. In addition, upon consummation of the IPO, each Independent Director was granted an option to purchase 1,000 shares of Mac-Gray Common Stock at an exercise price equal to the fair market value of Mac-Gray Common Stock. Under the 1997 Stock Plan, each new Independent Director is also entitled to receive an initial grant of an option to purchase 1,000 shares of Mac-Gray Common Stock upon his or her election to the Mac-Gray Board, and each Independent Director who is serving as a director of Mac-Gray on the fifth business day after each annual meeting of stockholders, beginning with the 1998 annual meeting, will automatically be granted an option to purchase 1,000 shares of Mac-Gray Common Stock. All options granted to Independent Directors under the 1997 Stock Plan shall be exercisable immediately and shall terminate upon the tenth anniversary of the date of grant. See "--1997 Stock Option and Incentive Plan--Stock Options Granted to Independent Directors."

  All members of the Mac-Gray Board are reimbursed for travel expenses incurred in attending meetings of the Mac-Gray Board and its committees.

EXECUTIVE COMPENSATION

  Summary Compensation. The following summary compensation table sets forth information concerning compensation for the fiscal year ended December 31, 1997 for Mac-Gray's Chief Executive Officer and the other executive officers named in the table (the "Named Executive Officers"). Other than the Named Executive Officers, no other executive officer of Mac-Gray who held office as of December 31, 1997 met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules for this period.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION   LONG TERM
                                  --------------------- COMPENSATION
                                                         SECURITIES   ALL OTHER
                                                         UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)(1)  OPTIONS(#)     ($)(2)
---------------------------  ---- --------- ----------- ------------ ------------
Stewart Gray MacDonald,
 Jr........................  1997  176,596     30,000      14,870        5,349
 Chairman and Chief Execu-
  tive Officer               1996  131,976     98,380     148,700        2,245
Neil F. MacLellan, III.....  1997  158,846     25,000       8,180       15,971
 Executive Vice President,
  Sales and Marketing        1996   85,000    115,188      81,800        8,624
John S. Olbrych(3).........  1997  187,500     25,000       8,180        6,634
 Chief Financial Officer
  and Treasurer              1996   88,411     70,000      81,800          --
Patrick A. Flanagan(4).....  1997  160,144     20,000       7,435          --
 Executive Vice President,   1996   97,500     89,133      74,350          --
 Mergers and
 Acquisitions and Secretary

--------
(1) Mac-Gray's executive officers are eligible for annual cash bonuses. Such bonuses are based upon achievement of individual or corporate performance objectives determined by the Mac-Gray Board.
(2) Includes contributions made on the executive's behalf to Mac-Gray's profit sharing plan and, in the case of Mr. MacLellan, premiums paid by Mac-Gray for life insurance benefitting such executive's spouse.

(3) Mr. Olbrych was appointed Mac-Gray's Chief Financial Officer in April
    1996.

(4) Mr. Flanagan was appointed Mac-Gray's Executive Vice President, Merger and Acquisitions in April 1996.

  Option Grants. The following table sets forth certain information concerning the individual grant of options to purchase Mac-Gray Common Stock to the Chief Executive Officer and the other Named Executive Officers who received such a grant during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                          --------------------------------------------
                                                                       POTENTIAL REALIZED
                                                                        VALUE AT ASSUMED
                          NUMBER OF    PERCENT                          ANNUAL RATES OF
                          SECURITIES   OF TOTAL                           STOCK PRICE
                          UNDERLYING   OPTIONS    EXERCISE              APPRECIATION FOR
                           OPTIONS    GRANTED TO   OR BASE              OPTION TERM (3)
                           GRANTED   EMPLOYEES IN   PRICE   EXPIRATION ------------------
                             (1)     FISCAL YEAR  ($/SH)(2)    DATE     5%($)    10%($)
                          ---------- ------------ --------- ---------- -------- ---------
Stewart Gray MacDonald,
 Jr.....................    14,870       16.6%      9.25     8/14/07     86,503   219,215
Neil F. MacLellan, III..     8,180        9.1       9.25     8/14/07     47,585   120,591
John S. Olbrych.........     8,180        9.1       9.25     8/14/07     47,585   120,591
Patrick A. Flanagan.....     7,435        8.3       9.25     8/14/07     43,251   109,608

--------
(1) Each option agreement with respect to one or more shares of Mac-Gray Common Stock provides that such option will vest and become exercisable with respect to twenty percent (20%) of the shares of Mac-Gray Common Stock to which such option agreement relates on each of August 14, 1998, 1999, 2000, 2001 and 2002.
(2) All options were granted at fair market value as determined by the Mac-Gray Board on the date of grant. See "--1997 Stock Option and Incentive Plan--Stock Options."
(3) This column shows the hypothetical gain or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent Mac-Gray's estimate or projection of future Mac-Gray Common Stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the Mac-Gray Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

  Option Exercises and Holdings. The following table sets forth information concerning the number and value of unexercised options to purchase shares of Mac-Gray Common Stock held by the Chief Executive Officer and the other Named Executive Officers who held such options at December 31, 1997. None of the Chief Executive Officer or the other Named Executive Officers exercised any stock options during fiscal 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                          OPTIONS AT DECEMBER 31, 1997        AT DECEMBER 31, 1997(1)
                          --------------------------------   -------------------------
    NAME                   EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
    ----                  -------------    ---------------   ----------- -------------
Stewart Gray MacDonald,
 Jr. ...................           29,740            133,830  $202,975     $906,698
Neil F. MacLellan, III..           16,360             73,620   111,657      498,776
John S. Olbrych.........           16,360             73,620   111,657      498,776
Patrick A. Flanagan.....           14,870             66,915   101,488      453,349

--------
(1) These values have been calculated based upon the closing sale price of Mac-Gray Common Stock, as reported by the NYSE, on December 31, 1997 ($15.625) less the applicable exercise price.

1997 STOCK OPTION AND INCENTIVE PLAN

  In December 1996, the Mac-Gray Board adopted, and the Mac-Gray stockholders approved, the Mac-Gray Co., Inc. 1996 Stock Option and Incentive Plan (the "Predecessor Plan"). On April 7, 1997, the Mac-Gray Board adopted and Mac-Gray's stockholders approved the 1997 Stock Plan, which replaced the Predecessor Plan and is designed and intended as a performance incentive for officers, employees, consultants and Independent Directors to promote the financial success and progress of Mac-Gray. Mac-Gray anticipates that providing such persons with a direct stake in Mac-Gray's welfare will assure a closer identification of their interests with those of Mac-Gray, thereby stimulating their efforts on Mac-Gray's behalf and strengthening their desire to remain with Mac-Gray. All officers, employees and Independent Directors are eligible to participate in the 1997 Stock Plan.

  The 1997 Stock Plan provides for the issuance of up to the greater of (i) 750,000 shares of Mac-Gray Common Stock or (ii) ten percent of the then outstanding shares of Mac-Gray Common Stock. Mac-Gray currently has reserved 1,158,112 shares of Mac-Gray Common Stock for issuance under the 1997 Stock Plan, of which 637,290 shares are subject to outstanding options and 520,822 remain available for issuance. Pursuant to Section 162(m) of the Code, options with respect to no more than 150,000 shares of Mac-Gray Common Stock may be granted to any one individual in any calendar year.

  On December 30, 1996, Mac-Gray Co. granted to Messrs. MacDonald, MacLellan, Olbrych and Flanagan, as well as certain other employees of Mac-Gray, options to purchase 148,700, 81,800, 81,800 and 74,350 shares, respectively, of Mac-Gray Common Stock (the "1996 Options") pursuant to the Predecessor Plan. The 1996 Options were subsequently assumed by Mac-Gray under the 1997 Stock Plan, and the Predecessor Plan was terminated. On August 14, 1997, Mac-Gray granted to Messrs. MacDonald, MacLellan, Olbrych and Flanagan, as well as certain other employees of Mac-Gray, options to purchase 14,870, 8,180, 8,180 and 7,435 shares, respectively, of Mac-Gray Common Stock (the "1997 Options") pursuant to the 1997 Stock Plan. The vesting schedule of the 1996 Options and the 1997 Options provide that twenty percent (20%) of such options are exercisable on each of the first through fifth anniversaries of the date of grant of such options. Accordingly, twenty percent (20%) of the 1996 Options and none of the 1997 Options, which have exercise prices of $8.80 and $9.25 per share, respectively, are currently exercisable. The exercise prices of $8.80 and $9.25 per share were determined by the Mac-Gray Board to be the fair market value of the shares underlying such options on the respective dates of grant.

  The following summary description does not purport to be complete and is qualified in its entirety by the 1997 Stock Plan.

  Plan Administration; Eligibility. The 1997 Stock Plan is administered by the Mac-Gray Board or the Compensation Committee. All members of the Compensation Committee must be "disinterested persons" as that term is defined under the rules promulgated by the Commission and "outside directors" as defined in
Section 162(m) of the Code and the regulations promulgated thereunder.

  The Compensation Committee has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1997 Stock Plan. The Compensation Committee may permit Mac-Gray Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Compensation Committee may permit dividend or deemed dividends to be credited to the amount of deferrals.

  Persons eligible to participate in the 1997 Stock Plan will be those officers, employees and other key persons, such as consultants, of Mac-Gray and its subsidiaries who are responsible for or contribute to the management, growth or profitability of Mac-Gray and its subsidiaries, as selected from time to time by the Compensation Committee. Independent Directors will also be eligible for certain awards under the 1997 Stock Plan.

  Stock Options. The 1997 Stock Plan permits the granting of (i) options to purchase Mac-Gray Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Options") and (ii) options that do not so qualify ("Non-Qualified Options"). Only employees of Mac-Gray and its subsidiaries may be granted Incentive Options. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Mac-Gray Common Stock on the date of grant in the case of Incentive Options, and may not be less than 85% of the fair market value of the Mac-Gray Common Stock on the date of grant in the case of Non-Qualified Options. Employees participating in the 1997 Stock Plan may, however, elect, with the consent of the Compensation Committee, to receive discounted Non-Qualified Options in lieu of cash bonuses. In the case of such grants, the option exercise price must be at least 50% of the fair market value of the Mac-Gray Common Stock on the date of grant.

  The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant in the case of an Incentive Option. The Compensation Committee will determine at what time or times each option may be exercised and, subject to the provisions of the 1997 Stock Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee.

  Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Compensation Committee or, if the Compensation Committee so permits, by delivery of shares of Mac-Gray Common Stock already owned by the optionee. The exercise price may also be delivered to Mac-Gray by a broker pursuant to irrevocable instructions to the broker from the optionee.

  At the discretion of the Compensation Committee, stock options granted under the 1997 Stock Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Mac-Gray Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Mac-Gray Common Stock on the date the additional stock option is granted) to purchase that number of shares of Mac-Gray Common Stock equal to the number delivered to exercise the original stock option. One of the purposes of this feature is to enable participants to maintain an equity interest in Mac-Gray without dilution.

  To qualify as Incentive Options, options must meet additional federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

  Stock Options Granted to Independent Directors. Pursuant to the 1997 Stock Plan, upon the consummation of the IPO, each Independent Director was automatically granted a Non-Qualified Option to purchase 1,000 shares of Mac-Gray Common Stock. The 1997 Stock Plan also provides for the automatic grant to each Independent Director of a Non-Qualified Option to purchase 1,000 shares of Mac-Gray Common Stock upon his or her initial election to the Mac-Gray Board. In addition, each Independent Director who is serving as a director of Mac-Gray on the fifth business day after each annual meeting of stockholders, beginning with the 1998 annual meeting, will automatically be granted on such day a Non-Qualified Option to acquire 1,000 shares of Mac-Gray Common Stock. The exercise price of each such Non-Qualified Option is the fair market value of the Mac-Gray Common Stock on the date of grant. All of such Non-Qualified Options granted to Independent Directors are exercisable immediately and terminate on the tenth anniversary of the date of grant.

  Stock Appreciation Right. The Compensation Committee may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Mac-Gray Common Stock over the exercise price per share specified in the related stock option (or, in the case of freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Mac-Gray Common Stock on the date of grant) times the number of shares of Mac-Gray

Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Mac-Gray Common Stock, or a combination thereof, as determined by the Compensation Committee. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

  Restricted Stock. The Compensation Committee may also award shares of Mac-Gray Common Stock to officers, other employees and key persons of Mac-Gray subject to such conditions and restrictions as the Compensation Committee may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Mac-Gray through a specified restricted period. The purchase price of shares of Restricted Stock will be determined by the Compensation Committee. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

  Unrestricted Stock. The Compensation Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1997 Stock Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees and key persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees and key persons.

  Subject to the consent of the Compensation Committee, an employee or key person of Mac-Gray may make an irrevocable election to receive a portion of his compensation in Unrestricted Stock (valued at fair market value on the date the cash compensation would otherwise be paid).

  An Independent Director may, pursuant to an irrevocable written election at least six months before directors' fees would otherwise be paid, receive all or a portion of such fees in Unrestricted Stock, valued at fair market value on the date the directors' fees would otherwise be paid. In certain instances, an Independent Director may also elect to defer a portion of his director fees payable in the form of Unrestricted Stock, in accordance with such rules and procedures as may from time to time be established by Mac-Gray. During the period of deferral, the deferred Unrestricted Stock would receive dividend equivalent rights.

  Performance Share Awards. The Compensation Committee may also grant performance share awards to employees or other key persons of Mac-Gray entitling the recipient to receive shares of Mac-Gray Common Stock upon the achievement of individual or company performance goals and such other conditions as the Compensation Committee shall determine ("Performance Share Award").

  Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights, which give the recipient the right to receive credits for dividends that would be paid if the grantee had held specified shares of Mac-Gray Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the 1997 Stock Plan may be paid currently or be deemed to be reinvested in additional shares of Mac-Gray Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under Mac-Gray's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

  Adjustments for Stock Dividends, Mergers, Etc. The Compensation Committee will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of Mac-Gray or similar event, the Compensation Committee, in its discretion, may provide for substitution or adjustments of outstanding options and SARs, or may terminate all unexercised options and SARs with or without payment of cash consideration.

  Amendments and Termination. The Mac-Gray Board may at any time amend or discontinue the 1997 Stock Plan and the Compensation Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the 1997 Stock Plan shall be subject to approval by Mac-Gray's stockholders if and to the extent required by the Exchange Act, to ensure that awards granted under the 1997 Stock Plan are exempt under Rule 16b-3 promulgated under the Exchange Act, or required by the Code to preserve the qualified status of Incentive Options.

  Change in Control Provisions. The 1997 Stock Plan provides that in the event of a sale of all or substantially all of the assets or Mac-Gray Common Stock, a merger or consolidation which results in a change in control of Mac-Gray or the liquidation or dissolution of Mac-Gray (a "Change in Control"), all stock options and SARs shall automatically become fully exercisable. In addition, at any time prior to or after a Change in Control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

STOCK APPRECIATION RIGHTS

  Prior to the IPO, Mac-Gray terminated the Mac-Gray Co., Inc. 1992 Stock Appreciation Rights Plan (the "1992 SAR Plan"). There are no outstanding stock appreciation rights under the 1992 SAR Plan.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

  Mac-Gray is not a party to any employment agreements with any of its executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  All executive officer compensation decisions will be made by the Compensation Committee. The Compensation Committee will review and make recommendations regarding the compensation for management and key employees of Mac-Gray, including salaries and bonuses. The members of the Compensation Committee are Messrs. MacDonald, Leydon and Schiller. Prior to May 2, 1997, and prior to the creation of the Compensation Committee, each of Messrs. MacDonald, Olbrych and Flanagan participated in deliberations of the Mac-Gray Board concerning executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In April 1997, Mac-Gray consummated the Sun Services Acquisition whereby it acquired Sun Services via mergers in which it issued an aggregate consideration of approximately $2 million and 612,026 shares of Mac-Gray Common Stock to Jeffrey C. Huenink, who is currently a member of the Mac-Gray Board and a stockholder of Mac-Gray. In connection with the Sun Services Acquisition, Mac-Gray entered into a non-competition agreement (the "Huenink Non-Competition Agreement") and a Consulting Agreement (the "Consulting Agreement") with Mr. Huenink, the former owner of Sun Services. The Huenink Non-Competition Agreement prohibits Mr. Huenink from conducting business in Mac-Gray's principal industry for a period of three years from the later of the date of termination of the Consulting Agreement and the date that Mr. Huenink ceases to be a director of Mac-Gray. Pursuant to the terms of the Consulting Agreement, Mr. Huenink is to advise Mac-Gray through April 16, 2002 with respect to its acquisition strategy and assist Mac-Gray in seeking out acquisition candidates that complement this strategy. Mac-Gray has provided Mr. Huenink with incentives to identify acquisition candidates that may be successfully integrated into Mac-Gray including a combined fixed rate/bonus compensation package. The fixed rate portion of the compensation package provides Mr. Huenink with an annual consulting payment of $50,000 during each of the first and second years of the Consulting Agreement and $100,000 for each of the third through fifth years. In addition, the bonus portion of the compensation package is computed based upon a percentage (1% during the first and second years and .75% during each of the third through fifth years) of revenues of certain acquired businesses and is guaranteed to be at least $225,000 during each of the first and second years of the Consulting Agreement.

  In connection with the Sun Services Acquisition, Mac-Gray entered into a Stockholders' Agreement (the "First Stockholders' Agreement") with Mr. Huenink and certain principal stockholders of Mac-Gray pursuant to which (i) Mr. Huenink received demand and "piggy-back" registration rights,
(ii) each such stockholder agreed to vote their respective shares in favor of Mr. Huenink's election to the Mac-Gray Board until the earlier to occur of (a) April 17, 1999, and (b) such time as Mr. Huenink ceases to hold five percent of the outstanding shares of Mac-Gray Common Stock, (iii) Mr. Huenink received the Put Right, and (iv) Mac-Gray received the Call Right, which Call Right terminated upon the consummation of the IPO. The Put Right expires on October 22, 2000. See "Mac-Gray's Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and Footnote 3 to the table included under "Principal Stockholders of Mac-Gray."

  In connection with the Mac-Gray Combination, Mac-Gray (i) acquired all of the shares of common stock, $.01 par value per share, of Mac-Gray Co. from each of Mr. Stewart Gray MacDonald, Jr. ("Mr. S. MacDonald, Jr."), Ms. Sandra
E. MacDonald ("Ms. S. MacDonald"), Mr. Daniel W. MacDonald ("Mr. D. MacDonald," and collectively, the "MacDonalds") and certain trusts under which such individuals are beneficiaries in exchange for an aggregate of 5,000,000 shares of Mac-Gray Common Stock and (ii) acquired all of the limited partner interests in the Limited Partnership from each of the MacDonalds in exchange for an aggregate of 1,367,800 shares of Mac-Gray Common Stock. Immediately after the Mac-Gray Combination, Mac-Gray effected the merger of the Limited Partnership with and into Mac-Gray Co., the Limited Partnership's sole general partner. Mac-Gray and Mac-Gray Co. have assumed the existing liabilities and indebtedness of the Limited Partnership. Mr. S. MacDonald, Jr. is Chief Executive Officer and Chairman of the Mac-Gray Board, and each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald own of record and beneficially greater than five percent of the outstanding shares of Mac-Gray Common Stock.

  Pursuant to a Stockholders' Agreement by and among Mac-Gray and certain of its stockholders (the "Second Stockholders' Agreement," and together with the First Stockholders' Agreement, the "Stockholders' Agreements"), (i) each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald (and any assignees or trusts created by them or under which they are beneficiaries) received "piggy-back" and demand registration rights, (ii) each of the MacDonalds granted to and received rights of first offer to purchase shares of Mac-Gray Common Stock offered for sale by another stockholder who is a party thereto and (iii) the MacDonalds granted to Mac-Gray rights of second offer to purchase such shares. See Footnote 3 to the table included under "Principal Stockholders of Mac-Gray."

  In 1977, Mac-Gray Co. entered into an arrangement with Mac-Gray's co-founder and then Chief Executive Officer that provided his wife, Ms. Evelyn C. MacDonald ("Ms. E. MacDonald"), with an annual payment following his death. Mac-Gray, through its subsidiary, Mac-Gray Services, pays Ms. E. MacDonald, the mother of Mr. S. MacDonald, Jr., Mac-Gray's Chairman and Chief Executive Officer, a fixed amount of $104,000 per year pursuant to this arrangement, which is not evidenced by a comprehensive written agreement, and will continue to make such payments for the remainder of Ms. E. MacDonald's life. See Note 8 of the Notes to Combined Financial Statements of Mac-Gray Corporation.

  Immediately following the consummation of the IPO, Mac-Gray distributed approximately $9.0 million of the proceeds thereof to its stockholders of record as of a date immediately prior to the consummation of the IPO. This distribution represented a significant portion of Mac-Gray's and certain of its predecessor's historical, undistributed earnings through June 30, 1997, which were previously taxed for federal and state income tax purposes directly to the stockholders of Mac-Gray.

                      PRINCIPAL STOCKHOLDERS OF MAC-GRAY

  The following table sets forth certain information with respect to the beneficial ownership of Mac-Gray Common Stock as of December 31, 1997, and as adjusted to reflect the issuance of the shares of Mac-Gray Common Stock offered pursuant to the Merger, by (i) each person known by Mac-Gray to own beneficially five percent or more of the outstanding shares of the Mac-Gray Common Stock, (ii) each director of Mac-Gray, the Chief Executive Officer and each of the Named Executive Officers, and (iii) all director and executive officers of Mac-Gray as a group. Except as otherwise indicated, Mac-Gray believes that the beneficial owners of Mac-Gray Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                      PERCENTAGE OF SHARES
                                       SHARES          BENEFICIALLY OWNED
                                    BENEFICIALLY ------------------------------
    NAME OF BENEFICIAL OWNER(1)     OWNED (2)(3) BEFORE MERGER AFTER MERGER (2)
    ---------------------------     ------------ ------------- ----------------
Evelyn C. MacDonald(3)(4)..........  1,700,000       14.7%           12.9%
Stewart Gray MacDonald,
 Jr.(3)(4)(5)......................  1,944,640       16.8%           14.7%
Sandra E. MacDonald(3)(4)(6).......  3,209,250       27.7%           24.4%
Daniel W. MacDonald(3)(4)(7).......  2,122,600       18.3%           16.1%
Patrick A. Flanagan(3)(4)(8).......  1,716,370       14.8%           13.0%
Peter C. Bennett(3)(4)(9)..........  1,700,000       14.7%           12.9%
R. Robert Woodburn,
 Jr.(3)(4)(10).....................  1,700,000       14.7%           12.9%
Cynthia V. Doggett(3)(11)..........  1,435,000       12.4%           10.9%
Richard G. MacDonald(3)(12)........    459,750        4.0%            3.5%
Gilbert M. Roddy, Jr.(3)(13).......    580,000        5.0%            4.4%
Jeffrey C. Huenink(14).............    613,026        5.3%            4.7%
Jerry E. Schiller(14)..............      1,000          *               *
John P. Leydon(14).................      2,000          *               *
Eugene B. Doggett(14)..............      3,000          *               *
Neil F. MacLellan, III(15).........     18,860          *               *
John S. Olbrych(15)................     16,360          *               *
All executive officers and direc-
 tors as a group (8 persons).......  3,748,289       32.1%           28.3%

--------
 *  less than 1%
 (1) Unless otherwise indicated, the mailing address for each stockholder and director is c/o Mac-Gray Corporation, 22 Water Street, Cambridge, MA
     02141.
 (2) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares of Mac-Gray Common Stock beneficially owned by a person, shares of Mac-Gray Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of this Prospectus/Proxy Statement are deemed outstanding. As of December 31, 1997, a total of 11,579,826 shares of Mac-Gray Common Stock were issued and outstanding.
     The percentage of beneficial ownership of Mac-Gray Common Stock after the Merger assumes 1,593,061 shares will be issued in the Merger and 13,172,887 shares of Mac-Gray Common Stock will be issued and outstanding as of the Effective Time.
 (3) Mac-Gray and certain stockholders of Mac-Gray, including The Evelyn C. MacDonald Family Trust for the benefit of Stewart G. MacDonald, Jr., The Evelyn C. MacDonald Family Trust for the benefit of Sandra E. MacDonald, The Evelyn C. MacDonald Family Trust for the benefit of Daniel W.
     MacDonald (each of these sub-trusts under The Evelyn C. MacDonald Family Trusts is referred to herein as a "Sub-Trust" and collectively as "Sub-Trusts"), Mr. S. MacDonald, Jr., Ms. S. MacDonald, Mr. D. MacDonald, The Stewart G. MacDonald, Jr. 1984 Trust (the "SGM Trust"), The Daniel W. MacDonald Trust 1988 (the "DWM Trust"), the New Century Trust, The
     Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald
     Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust and Jeffrey C. Huenink are parties to the First Stockholders' Agreement. The First Stockholders' Agreement provides, among other things, that the parties thereto must vote their respective shares, subject to certain conditions contained therein, in favor of Mr. Huenink's election as a director of Mac-Gray. See "Management of Mac-Gray Certain Relationships and Related Transactions." In addition, the First Stockholders' Agreement provides Mr. Huenink with certain rights to put his shares of Mac-Gray Common Stock to Mac-Gray. As a result of the First Stockholders' Agreement, each stockholder may be deemed to beneficially own all of the issued and outstanding shares of Mac-Gray Common Stock owned by the other parties thereto, although such beneficial ownership is not reflected in the table of shares beneficially owned. Mac-Gray and each of the Sub Trusts, Mr. S. MacDonald, Jr., Ms. S. MacDonald, Mr. D. MacDonald, the SGM Trust, the DWM Trust, the New Century Trust, The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997, The Robert C. MacDonald GST Trust-1997, The Whitney E. MacDonald Gift Trust, The Jonathan S. MacDonald Gift Trust, The Robert C. MacDonald Gift Trust, and Cynthia V. Doggett are parties to the Second Stockholders' Agreement. The Second Stockholders' Agreement gives the parties thereto rights of first offer to purchase shares offered for sale by another stockholder who is a party thereto, as well as providing Mac-Gray with rights of second offer to purchase such shares. As a result of the Second Stockholders' Agreement, each of the parties thereto may be deemed to beneficially own all of the issued and outstanding shares of Mac-Gray Common Stock owned by the other parties thereto, although such beneficial ownership is not reflected in the table of shares beneficially owned.
 (4) Includes 1,700,000 shares of Mac-Gray Common Stock held in trust pursuant to The Evelyn C. MacDonald Family Trusts (the "ECM Trust"), the grantor of which is Ms. E. MacDonald. The independent trustees (the "Independent Trustees") of the ECM Trust are Peter C. Bennett ("Mr. Bennett"), R.
     Robert Woodburn, Jr. ("Mr. Woodburn") and Patrick A. Flanagan ("Mr. Flanagan"). In addition, each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald are trustees of the individual Sub-Trust under the ECM Trust of which such individual is a beneficiary. 566,667 shares of Mac-Gray Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Mr. S. MacDonald, Jr., 566,667 shares of Mac-Gray Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Ms. S. MacDonald, and 566,667 shares of Mac-Gray Common Stock held by the ECM Trust are held in a Sub-Trust for the benefit of Mr. D. MacDonald.
     The Independent Trustees have voting power over the shares held by the ECM Trust and the Sub-Trusts, and may be deemed to have beneficial ownership of such shares of Mac-Gray Common Stock. Under the ECM Trust, Ms. E. MacDonald has the right to replace the property held by the ECM Trust, including the shares of Mac-Gray Common Stock, at any time by contributing property of equivalent value to the ECM Trust. As a result, Ms. E. MacDonald may be deemed to have beneficial ownership of the shares of Mac- Gray Common Stock held by the ECM Trust. The four trustees of each Sub-Trust (including each of Mr. S. MacDonald, Jr., Ms. S. MacDonald and Mr. D. MacDonald as to their own respective Sub-Trust) generally have the shared power to dispose of the shares of Mac-Gray Common Stock attributed to such Sub-Trust and, therefore, may be deemed to have beneficial ownership of the shares of Mac-Gray Common Stock held by such Sub-Trust.
 (5) Includes (i) 655,100 shares of Mac-Gray Common Stock held by the SGM
     Trust, of which Mr. S. MacDonald, Jr. serves as co-trustee and is sole beneficiary, (ii) 580,000 shares of Mac-Gray Common Stock held by the New Century Trust, of which Mr. S. MacDonald, Jr. is the grantor, and (iii) 566,667 shares of Mac-Gray Common Stock held by the ECM Trust for the benefit of Mr. S. MacDonald, Jr., of which Mr. S. MacDonald, Jr. serves as co-trustee and is the beneficiary. Mr. S. MacDonald, Jr., may replace the shares of Mac-Gray Common Stock held by the New Century Trust at any time with property of equivalent value and therefore may be deemed to beneficially own all such shares of Mac-Gray Common Stock. Mr. S. MacDonald, Jr. disclaims beneficial ownership of such shares of Mac-Gray Common Stock. Mr. S. MacDonald, Jr. holds options to purchase up to 163,570 shares of Mac-Gray Common Stock, 29,740 of which are exercisable and included in shares beneficially owned.
 (6) Includes (i) 148,800 shares of Mac-Gray Common Stock held by The Whitney
     E. MacDonald GST Trust-1997, (ii) 148,800 shares of Mac-Gray Common Stock held by The Jonathan S. MacDonald GST Trust-1997, (iii) 148,800 shares of Mac-Gray Common Stock held by The Robert C. MacDonald GST Trust-1997,
     (iv) 566,667 shares held by the ECM Trust for the benefit of Ms. S. MacDonald, of which Ms. S. MacDonald serves as co-trustee and is the beneficiary, and (v) 1,100,000 shares of Mac-Gray Common Stock held by the DWM Trust, of which Ms. S. MacDonald serves as co-trustee. Richard G. MacDonald ("Mr. R. MacDonald") is the sole trustee of each of the aforementioned trusts (other than the ECM Trust and DWM Trust) and may be deemed to beneficially own all of such shares of Mac-Gray Common Stock.
     The shares held by each of The Whitney E. MacDonald GST Trust-1997, The Jonathan S. MacDonald GST Trust-1997 and The Robert C. MacDonald GST Trust-1997 (collectively, the "GST
     Trusts") may be replaced at any time by Ms. S. MacDonald, the grantor of such trusts, with property of equivalent value and, therefore, Ms. S. MacDonald may be deemed to beneficially own all such shares of Mac-Gray Common Stock. Ms. S. MacDonald disclaims beneficial ownership of the shares of Mac-Gray Common Stock held by the GST Trusts and the 1,100,000 shares of Mac-Gray Common Stock held by the DWM Trust.
 (7) Includes (i) 1,100,000 shares of Mac-Gray Common Stock held by the DWM Trust, of which Mr. D. MacDonald is co-trustee and sole beneficiary, and
     (ii) 566,667 shares of Mac-Gray Common Stock held by the ECM Trust for the benefit of Daniel W. MacDonald, of which Mr. D. MacDonald serves as co-trustee and is the beneficiary.
 (8) Includes 1,700,000 shares of Mac-Gray Common Stock in the aggregate held by the ECM Trust for which Mr. Flanagan serves as co-trustee and shares voting and dispositive power over the shares of Mac-Gray Common Stock.
     Mr. Flanagan disclaims beneficial ownership of the shares of Mac-Gray Common Stock held by the ECM Trust. Mr. Flanagan holds options to purchase up to 81,785 shares of Mac-Gray Common Stock, 14,870 of which are exercisable and included in shares of Mac-Gray Common Stock beneficially owned.
 (9) Includes 1,700,000 shares of Mac-Gray Common Stock held by the ECM Trust for which Mr. Bennett serves as co-trustee and shares voting and dispositive power over the shares of Mac-Gray Common Stock. Mr. Bennett disclaims beneficial ownership of the shares of Mac-Gray Common Stock held by the ECM Trust. Mr. Bennett's mailing address is c/o State Street Research & Management Company, One Financial Center, 31st Floor, Boston,
     MA 02110.
(10) Includes 1,700,000 shares of Mac-Gray Common Stock held by the ECM Trust for which Mr. Woodburn serves as co-trustee and shares voting and dispositive power over the shares of Mac-Gray Common Stock. Mr. Woodburn disclaims beneficial ownership of the shares of Mac-Gray Common Stock held by the ECM Trust. Mr. Woodburn's mailing address is c/o Palmer & Dodge, One Beacon Street, Boston, Massachusetts 02108.
(11) Includes (i) 655,000 shares of Mac-Gray Common Stock held by the SGM
     Trust, of which Ms. Doggett serves as co-trustee, and (ii) 580,000 shares of Mac-Gray Common Stock held by the New Century Trust, of which Ms. Doggett serves as co-trustee. The shares of Mac-Gray Common Stock held in the New Century Trust may be replaced at any time by the grantor, Mr. S. MacDonald, Jr., with property of equivalent value. The SGM Trust is revocable by the grantor, Mr. S. MacDonald, Jr. Ms. Doggett disclaims beneficial ownership of all of shares of Mac-Gray Common Stock held by such trusts.
(12) Includes (i) 148,800 shares of Mac-Gray Common Stock held by The Whitney
     E. MacDonald GST Trust-1997, (ii) 148,800 shares of Mac-Gray Common Stock held by The Jonathan S. MacDonald GST Trust-1997, (iii) 148,800 of Mac-Gray Common Stock shares held by The Robert C. MacDonald GST Trust-1997,
     (iv) 4,450 shares of Mac-Gray Common Stock held by The Whitney E.
     MacDonald Gift Trust, (v) 4,450 shares of Mac-Gray Common Stock held by
     The Jonathan S. MacDonald Gift Trust, and (vi) 4,450 shares of Mac-Gray Common Stock held by The Robert C. MacDonald Gift Trust (together with
     The Whitney E. MacDonald Gift Trust and The Jonathan S. MacDonald Gift Trust, collectively, the "Gift Trusts"). Mr. R. MacDonald is the sole trustee of each of the aforementioned trusts and may be deemed to beneficially own all such shares of Mac-Gray Common Stock. The 459,750 shares of Mac-Gray Common Stock held by the GST Trusts and the Gift
     Trusts may be replaced at any time by Ms. S. MacDonald, the grantor, with property of equivalent value, all 459,750 shares of Mac-Gray Common Stock of which Mr. R. MacDonald disclaims beneficial ownership.
(13) Includes 580,000 shares of Mac-Gray Common Stock held by the New Century Trust, of which Mr. Roddy serves as co-trustee. The shares of Mac-Gray Common Stock held by the New Century Trust may be replaced at any time by Mr. S. MacDonald, Jr., the grantor, with property of equivalent value, of which all 580,000 shares of Mac-Gray Common Stock Mr. Roddy disclaims beneficial ownership. Mr. Roddy's mailing address is c/o Loring, Wolcott
     & Coolidge, 230 Congress Street, Boston, Massachusetts 02110.
(14) Each of Messrs. Doggett, Huenink, Leydon and Schiller holds options to purchase up to 1,000 shares of Mac-Gray Common Stock, all of which are exercisable and included in shares of Mac-Gray Common Stock beneficially owned.
(15) Each of Messrs. MacLellan and Olbrych holds options to purchase up to 89,980 shares of Mac-Gray Common Stock, 16,360 of which are exercisable and included in shares of Mac-Gray Common Stock beneficially owned.

         PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION

  The following pro forma unaudited financial information gives effect to the Merger to be accounted for as a pooling of interests. The pro forma unaudited condensed balance sheet presents the combined financial position of Mac-Gray and Intirion as of December 31, 1997 assuming that the Merger had occurred as of December 31, 1997. Such pro forma information is based upon the historical balance sheet data of Mac-Gray and Intirion as of that date. The pro forma unaudited condensed statement of operations gives effect to the proposed Merger by combining the results of operations of Mac-Gray for the three years ended December 31, 1997 with the results of operations of Intirion for the three years ended June 30, 1997, respectively, on a pooling of interests basis. The pro forma unaudited Mac-Gray condensed statement of operations data for the year ended December 31, 1997 include the results of operations of Sun Services as if the Sun Services Acquisition had occurred on January 1, 1997. The historical results of Sun Services for the period from April 1, 1997 to April 17, 1997 (the acquisition date) have not been included and are not material to Mac-Gray. The unaudited pro forma combined statement of income for Sun Services has been included following the notes to pro forma unaudited condensed combined financial information. The operations of Intirion for the six months ended December 31, 1997, resulting in net sales and net income of $13,355,000 and $289,000, have not been included in the pro forma statements of operations.

  The pro forma unaudited financial information does not purport to represent what Mac-Gray's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project Mac-Gray's financial position or results of operations for any future date or period. This pro forma unaudited financial information should be read in conjunction with the historical financial statements and notes thereto of Mac-Gray and Intirion included elsewhere in this Prospectus/Proxy Statement.

                              MAC-GRAY CORPORATION
              PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                    MAC-GRAY  INTIRION  ADJUSTMENTS(A) COMBINED
                                    --------  --------  -------------- --------
                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.......  $ 3,774   $   --       $(1,000)    $ 2,774
  Trade receivables, net..........    4,256     2,641          --        6,897
  Inventory.......................    2,886     4,631          --        7,517
  Prepaid commissions and other
   assets.........................    2,818       269          --        3,087
                                    -------   -------      -------     -------
    Total current assets..........   13,734     7,541       (1,000)     20,275
                                    -------   -------      -------     -------
Property, plant & equipment, net..   37,699     7,392          --       45,091
Intangible assets, net............   27,926       691          --       28,617
Other assets......................    5,015       338          --        5,353
                                    -------   -------      -------     -------
Total assets......................  $84,374   $15,962      $(1,000)    $99,336
                                    =======   =======      =======     =======
LIABILITIES, REDEEMABLE STOCK AND
 WARRANTS AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current Liabilities:
  Current portion of long-term
   debt and line of credit
   borrowings.....................  $ 2,026   $ 7,143      $   --      $ 9,169
  Accounts payable and accrued ex-
   penses.........................   12,593     2,330          600      15,523
  Deferred revenues and deposits..      --      2,552          --        2,552
                                    -------   -------      -------     -------
    Total current liabilities.....   14,619    12,025          600      27,244
Long-term debt....................    5,395       --           --        5,395
Capital lease obligations.........      491       --           --          491
Other liabilities.................    6,911       --           --        6,911
                                    -------   -------      -------     -------
    Total liabilities.............   27,416    12,025          600      40,041
                                    -------   -------      -------     -------
Redeemable stock and warrants.....    7,797     6,963       (6,963)      7,797
                                    -------   -------      -------     -------
Stockholders' equity (deficit)
  Common Stock:
    Mac-Gray Corporation..........      110       --            16         126
    Intirion Corporation..........      --          7           (7)        --
  Additional paid-in capital......   51,035       899        5,756      57,690
  Retained earnings (deficit).....   (1,984)   (3,734)        (600)     (6,318)
  Less-treasury stock at cost.....      --       (198)         198         --
                                    -------   -------      -------     -------
    Total stockholders' equity
     (deficit)....................   49,161    (3,026)       5,363      51,498
                                    -------   -------      -------     -------
Total liabilities, redeemable
 stock and warrants and
 stockholders' equity (deficit)...  $84,374   $15,962      $(1,000)    $99,336
                                    =======   =======      =======     =======

--------
(a) The pro forma condensed balance sheet gives effect to the proposed Merger of Mac-Gray and Intirion by combining the respective balance sheets of the two companies at December 31, 1997 on a pooling of interests basis. As shown above, the accounts have been adjusted to reflect the issuance of 1,593,061 shares of Mac-Gray Common Stock and approximately $1,000,000 in exchange for all of the outstanding securities of Intirion. The excess of the value of Intirion securities received in exchange over the value of Mac-Gray Common Stock issued has been credited to additional paid-in capital. The accounts have also been adjusted to reflect estimated transaction costs of approximately $600,000 associated with the proposed Merger. See Note 3 on page 78.

   See notes to pro forma unaudited condensed combined financial information.

                              MAC-GRAY CORPORATION

                     PRO FORMA UNAUDITED CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                                        YEAR ENDED
                                   ---------------------
                                   DECEMBER 31, JUNE 30,
                                       1997       1997
                                   ------------ --------
                                    PRO FORMA                         PRO FORMA
                                   MAC-GRAY(A)  INTIRION  ADJUSTMENTS COMBINED
                                   ------------ --------  ----------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..........................    $83,402    $23,477      $--      $106,879
Cost of Revenue..................     62,270     15,141       --        77,411
                                     -------    -------      ----     --------
Gross Profit.....................     21,132      8,336       --        29,468
Operating expenses...............     10,658      7,490       --        18,148
                                     -------    -------      ----     --------
Operating Income.................     10,474        846       --        11,320
Other income (expense), net......     (2,429)      (454)      --        (2,883)
                                     -------    -------      ----     --------
Income before income taxes.......      8,045        392       --         8,437
Provision for income taxes(b)....     (5,206)       (22)      --        (5,228)
                                     -------    -------      ----     --------
Net income.......................    $ 2,839    $   370      $--      $  3,209
                                     =======    =======      ====     ========
Accretion and dividends accrued
 on redeemable stock.............        --        (602)      602          --
                                     -------    -------      ----     --------
Net income (loss) available to
 common stockholders.............    $ 2,839    $  (232)     $602     $  3,209
                                     =======    =======      ====     ========
Net income (loss) per common
 share (Note 5)..................    $  0.39    $ (0.30)              $   0.36
                                     =======    =======               ========
Weighted average common shares
 outstanding (Note 5)............      7,263        778                  8,856
                                     =======    =======               ========
Net income (loss) per common
 share--assuming dilution (Note
 5)..............................    $  0.38    $ (0.30)              $   0.36
                                     =======    =======               ========
Weighted average common shares
 outstanding--assuming dilution
 (Note 5)........................      7,391        778                  8,984
                                     =======    =======               ========
Tax adjusted net income (loss)
 available to common stockholders
 (Note 4)........................    $ 4,827    $  (232)     $602     $  5,197
                                     =======    =======      ====     ========
Tax adjusted net income (loss)
 per common share (Note 5).......    $  0.66    $ (0.30)              $   0.59
                                     =======    =======               ========
Tax adjusted net income (loss)
 per common share--assuming
 dilution (Note 5)...............    $  0.65    $ (0.30)              $   0.58
                                     =======    =======               ========

--------
(a) Includes the results of Sun Services as if the Sun Services Acquisition had occurred on January 1, 1997. The unaudited pro forma combined statement of income for Sun Services has been included following the notes to pro forma unaudited condensed combined financial information.
(b) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.


   See notes to pro forma unaudited condensed combined financial information.

                              MAC-GRAY CORPORATION

         PRO FORMA UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS

                                        YEAR ENDED
                                   ---------------------
                                   DECEMBER 31, JUNE 30,
                                       1996       1996
                                   ------------ --------              PRO FORMA
                                     MAC-GRAY   INTIRION  ADJUSTMENTS COMBINED
                                   ------------ --------  ----------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..........................    $64,427    $17,833     $  --      $82,260
Cost of Revenue..................     48,120     11,079        --       59,199
                                     -------    -------     ------     -------
Gross Profit.....................     16,307      6,754        --       23,061
Operating expenses...............      8,272      6,168        --       14,440
                                     -------    -------     ------     -------
Operating Income.................      8,035        586        --        8,621
Other income (expense), net......     (2,043)      (398)       --       (2,441)
                                     -------    -------     ------     -------
Income before income taxes.......      5,992        188        --        6,180
Provision for income taxes.......       (465)       (49)       --         (514)
                                     -------    -------     ------     -------
Net income.......................    $ 5,527    $   139     $  --      $ 5,666
                                     =======    =======     ======     =======
Accretion and dividends accrued
 on redeemable stock.............        --        (486)       486         --
                                     -------    -------     ------     -------
Net income (loss) available to
 common stockholders.............    $ 5,527    $  (347)    $  486     $ 5,666
                                     =======    =======     ======     =======
Net income (loss) per common
 share (Note 5)..................    $  0.87    $ (0.48)               $  0.71
                                     =======    =======                =======
Weighted average common shares
 outstanding (Note 5)............      6,368        726                  7,961
                                     =======    =======                =======
Net income (loss) per common
 share--assuming dilution (Note
 5)..............................    $  0.87    $ (0.48)               $  0.71
                                     =======    =======                =======
Weighted average common shares
 outstanding--assuming dilution
 (Note 5)........................      6,368        726                  7,961
                                     =======    =======                =======
Tax adjusted net income (loss)
 available to common stockholders
 (Note 4)........................    $ 3,595    $  (347)    $  486     $ 3,734
                                     =======    =======     ======     =======
Tax adjusted net income (loss)
 per common share (Note 5).......    $  0.56    $ (0.48)               $  0.47
                                     =======    =======                =======
Tax adjusted net income (loss)
 per common share-assuming
 dilution (Note 5)...............    $  0.56    $ (0.48)               $  0.47
                                     =======    =======                =======


   See notes to pro forma unaudited condensed combined financial information.

                              MAC-GRAY CORPORATION

                     PRO FORMA UNAUDITED CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                                        YEAR ENDED
                                   ---------------------
                                   DECEMBER 31, JUNE 30,
                                       1995       1995
                                   ------------ --------              PRO FORMA
                                     MAC-GRAY   INTIRION  ADJUSTMENTS COMBINED
                                   ------------ --------  ----------- ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..........................    $50,710    $15,642        --      $66,352
Cost of Revenue..................     36,559      9,852        --       46,411
                                     -------    -------     ------     -------
Gross profit.....................     14,151      5,790        --       19,941
Operating expenses...............      6,887      5,735        --       12,622
Restructuring charge.............        --         276        --          276
                                     -------    -------     ------     -------
Operating Income.................      7,264       (221)       --        7,043
Other income (expense), net......     (1,120)      (153)       --       (1,273)
                                     -------    -------     ------     -------
Income before income taxes.......      6,144       (374)       --        5,770
Provision for income taxes.......       (374)       (26)       --         (400)
                                     -------    -------     ------     -------
Net income (loss)................    $ 5,770    $  (400)       --      $ 5,370
                                     =======    =======     ======     =======
Accretion and dividends accrued
 on redeemable stock.............        --        (456)       456         --
                                     -------    -------     ------     -------
Net income (loss) available to
 common stockholders.............    $ 5,770    $  (856)    $  456     $ 5,370
                                     =======    =======     ======     =======
Net income (loss) per common
 share (Note 5)..................    $  0.91    $ (1.31)               $  0.67
                                     =======    =======                =======
Weighted average common shares
 outstanding (Note 5)............      6,368        654                  7,961
                                     =======    =======                =======
Net income (loss) per common
 share--assuming dilution (Note
 5)..............................    $  0.91    $ (1.31)               $  0.67
                                     =======    =======                =======
Weighted average common shares
 outstanding--assuming dilution
 (Note 5)........................      6,368        654                  7,961
                                     =======    =======                =======
Tax adjusted net income (loss)
 available to common stockholders
 (Note 4)........................    $ 3,686    $  (856)    $  456     $ 3,286
                                     =======    =======     ======     =======
Tax adjusted net income (loss)
 per common share (Note 5).......    $  0.58    $ (1.31)               $  0.41
                                     =======    =======                =======
Tax adjusted net income (loss)
 per common share-assuming
 dilution (Note 5)...............    $  0.58    $ (1.31)               $  0.41
                                     =======    =======                =======


   See notes to pro forma unaudited condensed combined financial information.

     NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION

  1. The pro forma unaudited condensed combined financial information reflects the issuance of shares of Mac-Gray Common Stock for all of the issued and outstanding shares of Intirion Series A Preferred Stock, Intirion Common Stock, $12.50 Warrants, $5.00 Warrants, Intirion Options and Miscellaneous Warrants and the issuance of cash and shares of Mac-Gray Common Stock for all of the issued and outstanding shares of Intirion Senior Preferred Stock in connection with the proposed Merger assuming that 1,317,837 shares of Mac-Gray Common Stock were issued in exchange for all of the issued and outstanding shares of Intirion Series A Preferred Stock, Intirion Common Stock, $12.50 Warrants, $5.00 Warrants, Miscellaneous Warrants and Intirion Options and assuming that 275,224 shares of Mac-Gray Common Stock and approximately $1 million was issued in exchange for all of the issued and outstanding shares of Intirion Senior Preferred Stock.

  The following table summarizes the Intirion Exchangeable Securities (other than the Intirion Senior Preferred Stock) and identifies the shares of Mac-Gray Common Stock to be issued in the exchange. The table excludes the estimated 275,224 shares of Mac-Gray Common Stock and approximately $1 million to be issued in exchange for the Intirion Senior Preferred Stock as these shares are not common equivalent shares of Intirion Common Stock and are being exchanged for a combination of Mac-Gray Common Stock and cash. The equivalent number of common shares presented below represents the incremental number of Intirion shares to be issued using the treasury stock method.

 INTIRION                     NUMBER OF EQUIVALENT NUMBER OF  MAC-GRAY COMMON
SECURITIES                     SHARES      COMMON SHARES     STOCK TO BE ISSUED
----------                    --------- -------------------- ------------------
Series A Preferred...........   40,000         240,000             263,690
Common Stock.................  759,688         759,688             834,674
Warrants and Options.........  506,484         199,756             219,473
                                             ---------           ---------
Total........................                1,199,444           1,317,837
                                             =========           =========
Calculated Exchange Ratio....                                         1.10
                                                                 =========

  The pro forma unaudited combined condensed balance sheet gives effect to the proposed Merger by combining the respective balance sheets of Mac-Gray and Intirion at December 31, 1997 on a pooling of interests basis. The excess of the value of Intirion shares received in exchange over the value of Mac-Gray shares issued ($5,756,000) has been credited to additional paid-in capital.

  The pro forma unaudited combined condensed statements of operations give effect to the proposed Merger by combining the results of operations of Mac-Gray for the three years ended December 31, 1997 with the results of operations of Intirion for the three years ended June 30, 1997, respectively, on a pooling of interests basis. The pro forma unaudited condensed combined statement of operations for the year ended December 31, 1997 also gives effect to Mac-Gray's acquisition of Sun Services on April 17, 1997, in a transaction accounted for as a purchase, and includes the results of operations of Sun Services as if it had occurred on January 1, 1997.

  2. There were no transactions between Mac-Gray and Intirion during any of the periods presented.

  3. Mac-Gray and Intirion expect to incur aggregate transaction costs of approximately $600,000 associated with the proposed Merger, primarily in the quarter in which the proposed Merger will be consummated. The pro forma condensed combined balance sheet as of December 31, 1997 has been adjusted to reflect these costs, most of which will not be deductible for corporate income tax purposes. These estimated costs are not reflected in the pro forma unaudited condensed combined statement of operations. The amount of these costs is a preliminary estimate and therefore is subject to change.

  4. Prior to the IPO, Mac-Gray was not subject to corporate federal income tax as all taxable income was passed through to the stockholders and was reported on their personal tax returns. Accordingly, the results of Mac-Gray through October 16, 1997 do not include any corporate federal income tax provisions.

The pro forma information on the accompanying unaudited condensed combined statement of operations reflects the estimated results of operations as if Mac-Gray had been subject to corporate income taxes during the periods presented. A similar pro forma calculation has been included in Mac-Gray's historical financial statements, as more fully described in Note 15 of Mac-Gray's Consolidated Financial Statements. Similar adjustments were not made for Intirion, as Intirion was subject to corporate federal income tax for all periods presented.

  5. The pro forma unaudited combined net income per share amounts are based on the weighted average number of shares of common stock and common stock equivalents issued and outstanding of Mac-Gray and Intirion for each period and have been restated to give effect to the adoption of Statement of Financial Accounting Standards No. 128 (SFAS 128) and Staff Accounting Bulletin No. 98 (SAB 98). Shares of Intirion have been adjusted to the equivalent shares of Mac-Gray Common Stock for each period presented. Net income per share amounts for Mac-Gray are reflective of the Mac-Gray Combination.

  The following unaudited pro forma combined statement of income for the year ended December 31, 1997 has been adjusted to reflect the Sun Services Acquisition as if it occurred on January 1, 1997. For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 through April 16, 1997 have not been included and are not material to Mac-Gray.

                             MAC-GRAY CORPORATION
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                            COMPANY                                            PRO FORMA
                           YEAR ENDED                                          YEAR ENDED
                          DECEMBER 31,  SUN SERVICES   PRO FORMA ACQUISITION  DECEMBER 31,
                              1997     ACQUISITION (1) COMBINED  ADJUSTMENTS      1997
                          ------------ --------------- --------- -----------  ------------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.................    $81,370        $2,032       $83,402     $           $83,402
Cost of revenue:
  Commissions...........     31,717           797        32,514                  32,514
  Laundry route
   expenditures.........     12,232           183        12,415                  12,415
  Depreciation and
   amortization.........      8,635           209         8,844      146 (2)      8,990
  Cost of equipment
   sales ...............      8,187           164         8,351                   8,351
                            -------        ------       -------     ----        -------
    Total cost of
     revenue............     60,771         1,353        62,124      146         62,270
                            -------        ------       -------     ----        -------
Operating expenses:
  General and
   administration.......      4,699           307         5,006      (69)(3)      4,937
  Sales and marketing...      5,165            47         5,212                   5,212
  Depreciation..........        503             6           509                     509
                            -------        ------       -------     ----        -------
    Total operating
     expenses...........     10,367           360        10,727      (69)        10,658
                            -------        ------       -------     ----        -------
Income from operations..     10,232           319        10,551      (77)        10,474
  Interest expense......     (2,521)          (89)       (2,610)                 (2,610)
  Other income
   (expense), net.......        181           --            181                     181
                            -------        ------       -------     ----        -------
Income before provision
 for income taxes.......      7,892           230         8,122      (77)         8,045
  Provision for income
   taxes(4).............     (5,206)          --         (5,206)                 (5,206)
                            -------        ------       -------     ----        -------
Net income..............    $ 2,686        $  230       $ 2,916     $(77)       $ 2,839
                            =======        ======       =======     ====        =======
Net income (loss) per
 common share (Note 5)..                                                        $  0.39
                                                                                =======
Weighted average common
 shares outstanding
 (Note 5)...............                                                          7,263
                                                                                =======
Net income (loss) per
 common share--assuming
 dilution (Note 5)......                                                        $  0.38
                                                                                =======
Weighted average common
 shares outstanding--
 assuming dilution
 (Note 5)...............                                                          7,391
                                                                                =======
Pro forma tax adjusted
 net income(5)..........    $ 4,735        $  138       $ 4,873     $(46)       $ 4,827
                            =======        ======       =======     ====        =======
Pro forma tax adjusted
 net income per common
 share(6)...............                                                        $  0.66
                                                                                =======
Pro forma tax adjusted
 net income per common
 share-assuming
 dilution(6)............                                                        $  0.65
                                                                                =======

--------
(1) For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 to April 16, 1997 have not been included and are not material to Mac-Gray.
(2) Reflects increased amortization, due to Mac-Gray application of purchase accounting in the Sun Services Acquisition, in which the excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill and is being amortized over twenty years.
(3) Reflects the decrease in general and administration expenses due to the reduction of Sun Services executive compensation costs as a result of certain agreements entered into in connection with the Sun Services Acquisition.
(4) The 1997 provision for income taxes includes a non-recurring charge of $4,037 as a result of the termination of Mac-Gray's S corporation status.

(5) Pro forma tax adjusted net income has been adjusted to give effect to Mac-Gray's operations as if Mac-Gray were subject to federal and state income taxes on a corporate level (at an estimated income tax of 40%) during the periods presented.

(6) Mac-Gray adopted Statement of Financial Accounting Standards No. 128 (SFAS
    128) in 1997. In conjunction with the adoption of this standard, the Company has complied with Staff Accounting Bulletin No. 98 (SAB 98) recently issued by the SEC. Accordingly, earnings per share data have been restated for all periods presented to give effect to both pronouncements. Earnings per share data are reflective of the Mac-Gray Combination for all periods presented.

                        MARKET PRICES AND DIVIDEND DATA

  Mac-Gray first issued Mac-Gray Common Stock to the public in October 1997. The following table sets forth the high and low sales prices on the NYSE.

                                                                  SALE PRICES
                                                                ----------------
                                                                 HIGH     LOW
                                                                ------- --------
   Fourth Quarter (from October 17, 1997)...................... $15.875 $13.6875
   First Quarter (through February 17, 1998)................... $20.5   $15.375

  On December 22, 1997, the trading day prior to the announcement of the Merger, the closing sales price of Mac-Gray Common Stock, as reported on the NYSE, was $15.875 per share. On February 17, 1998, the closing sales price of Mac-Gray Common Stock, as reported on the NYSE, was $15.5625 per share. As of February 17, 1998, there were 11,581,126 shares of Mac-Gray Common Stock outstanding held by 39 holders of record.

  Mac-Gray does not currently pay dividends on Mac-Gray Common Stock. The Mac-Gray Board currently intends to retain future earnings, if any, for the development of Mac-Gray's businesses and does not anticipate paying cash dividends on Mac-Gray Common Stock in the foreseeable future. Future determinations by the Mac-Gray Board to pay dividends on Mac-Gray Common Stock would be based primarily upon the financial condition, results of operations and business requirements of Mac-Gray. Dividends, if any, would be payable in the sole discretion of Mac-Gray Board out of the funds legally available therefor.

  No established public trading market exists for Intirion Common Stock and, accordingly, no market price information is available with respect thereto. Intirion has never paid cash dividends on Intirion Common Stock. As of February 17, 1998, there were 759,688 shares of Intirion Common Stock outstanding and 71 holders of record.

                     DESCRIPTION OF MAC-GRAY CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The authorized capital stock of Mac-Gray consists of 30,000,000 shares of Mac-Gray Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated preferred stock issuable in series by the Mac-Gray Board ("Preferred Stock"). As of February 17, 1998, there were 11,581,126 shares of Mac-Gray Common Stock (including 612,026 shares of Mac-Gray Common Stock subject to the Put Right) outstanding that were held of record by 39 stockholders. The following summary description of the capital stock of Mac-Gray does not purport to be complete and is qualified in its entirety by reference to the Mac-Gray Charter and the Mac-Gray By-laws. The Mac-Gray Charter and the Mac-Gray By-laws have been adopted by the stockholders of Mac-Gray and the Mac- Gray Board.

  Mac-Gray Common Stock. The holders of Mac-Gray Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Mac-Gray Board from funds legally available therefor. The possible issuance of Preferred Stock with a preference over Mac-Gray Common Stock as to dividends could impact the dividend rights of holders of Mac-Gray Common Stock. Holders of Mac-Gray Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of any then outstanding Preferred Stock, if and when issued. The holders of Mac-Gray Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Mac-Gray Common Stock. Upon the voluntary or involuntary liquidation, dissolution or winding up of Mac-Gray, the net assets of Mac-Gray shall be distributed pro rata to the holders of the Mac-Gray Common Stock in accordance with their respective rights and interests, subject to the rights and interests of the holders of Preferred Stock, if and when issued. All outstanding shares of Mac-Gray Common Stock, including the shares to be issued pursuant to the Merger Agreement, are, or will be upon consummation of the Merger, fully paid and non-assessable.

  The Mac-Gray Charter and the Mac-Gray By-laws provide, subject to the rights of the holders of any Preferred Stock then outstanding, that the number of directors shall be fixed by the Mac-Gray Board. The directors, other than those who may be elected by the holders of any Preferred Stock, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of Preferred Stock to elect directors and to remove any director whom the holders of any such stock had the right to elect, any director of Mac-Gray may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

  Undesignated Preferred Stock. The Mac-Gray Board is authorized, without further action of the stockholders of Mac-Gray, to issue up to 5,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Mac-Gray Charter. Any such Preferred Stock issued by Mac-Gray may rank prior to the Mac-Gray Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Mac-Gray Common Stock.

  The purpose of authorizing the Mac-Gray Board to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding Mac-Gray Common Stock.

CERTAIN PROVISIONS OF THE MAC-GRAY CHARTER AND THE MAC-GRAY BY-LAWS

  General. A number of provisions of the Mac-Gray Charter and the Mac-Gray By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Mac-Gray Board to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Mac-Gray Board, including takeovers which certain stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of Mac-Gray Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Mac-Gray Board and the ability of the Mac-Gray Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of Mac-Gray. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if a transaction or contest could be favorable to the interests of stockholders, and could potentially depress the market price of the Mac-Gray Common Stock. The Mac-Gray Board believes that these provisions are appropriate to protect the interests of Mac-Gray and all of its stockholders. The Mac-Gray Board has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

  Meetings of Stockholders. The Mac-Gray By-laws provide that a special meeting of stockholders may be called only by the Mac-Gray Board unless otherwise required by law. The Mac-Gray By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Mac-Gray By-laws set forth certain other requirements, such as advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

  No Stockholder Action by Written Consent. The Mac-Gray Charter provides that, for so long as Mac-Gray has a class of stock registered pursuant to the provisions of the Exchange Act, any action required or permitted to be taken by the stockholders of Mac-Gray at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

  Indemnification and Limitation of Liability. The Mac-Gray By-laws provide that directors and officers of Mac-Gray shall be, and in the discretion of the Mac-Gray Board non-officer employees may be, indemnified by Mac-Gray to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Mac-Gray, and further permits the advancing of expenses incurred in defense of claims. The Mac-Gray By-laws also provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Mac-Gray Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

  Amendment of the Mac-Gray Charter. The Mac-Gray Charter provides that an amendment thereof must first be approved by a majority of the Mac-Gray Board and (with certain exceptions) thereafter approved by the holders of a majority of the outstanding shares entitled to vote on such amendment, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided, however, that the affirmative vote of not less than 80% of the outstanding shares entitled to vote on such amendment, and the affirmative vote of not less than 80% of the outstanding shares of each class entitled to vote thereon as a class, is required to amend provisions of the Mac-Gray Charter relating to the prohibition of stockholder action by written consent, the establishment, composition and powers of the Mac-Gray Board, the limitation of director liability and amendments to the Mac-Gray Charter.

  Amendment of the Mac-Gray By-laws. The Mac-Gray Charter provides that the Mac-Gray By-laws may be amended or repealed by the Mac-Gray Board or by the stockholders. Such action by the Mac-Gray Board requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least three-fourths of the total votes present and eligible to be cast by holders of voting stock voting as a single class with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Mac-Gray Board recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes present and eligible to be cast by holders of voting stock voting as a single class with respect to such amendment or repeal.

  Ability to Adopt Stockholder Rights Plan. The Mac-Gray Board may in the future resolve to issue shares of Preferred Stock or rights to acquire such shares, to implement a stockholder rights plan which creates voting or other impediments or under which shares are distributed to a third-party investor, a group of investors or stockholders or issued to an employee stock ownership plan to discourage persons seeking to gain control of Mac-Gray by means of a merger, tender offer, proxy contest or otherwise, if such change in control is not in the best interests of Mac-Gray and its stockholders. The Mac-Gray Board has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of Mac-Gray.

STATUTORY BUSINESS COMBINATION PROVISION

  Mac-Gray is subject to the provisions of Section 203 of the DGCL. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage; provided, however, that such by-law or charter amendment shall not become effective until 12 months after the date the stockholders adopt such exclusion. Neither the Mac-Gray Charter nor the Mac-Gray By-laws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

  State Street Bank is the transfer agent and registrar for Mac-Gray Common
Stock.

                            DESCRIPTION OF INTIRION

HISTORY

  Intirion was incorporated in 1987 and is headquartered in Walpole, Massachusetts. Intirion's primary product line is a family of patented combination refrigerator/freezer/microwave ovens marketed under the brand name MicroFridge (R). The product's patented circuitry has proven to be an important feature for those customers who have concerns about electrical capacity and seek a safer alternative to hot plates and other cooking or heating appliances. Historically, Intirion has focused its sales efforts on such "home-away-from-home" marketplaces as colleges and universities, military bases, economy hotels and motels and assisted living facilities.

MARKETS AND CUSTOMERS

  Intirion has established a multichannel distribution and sales network in order to serve its markets and customers. Approximately 85% of Intirion's revenues are derived from sales of MicroFridge units with the balance coming from its rental programs. Rental units are leased to academic institutions or individuals at academic institutions on an annual basis. Intirion's most significant market, the Academic Living market, is composed of more than 1,600 colleges and universities which have on-campus residence halls. Market research undertaken by Intirion indicates there are approximately 1.2 million rooms in this market. Intirion sells its products to colleges and universities across the continental United States. Intirion believes that it is the largest refrigerator/microwave rental company serving the Academic Living market. The second largest market is the Government Living market, consisting principally of military bases. In this market, the MicroFridge (R) product line is available through government contracts with the General Services Administration and the U.S. Air Force. MicroFridge (R) products have been installed at government facilities throughout the world. The Hotel/Motel Living market is estimated to have in excess of 3 million rooms.
MicroFridge (R) brand products are sold to the hospitality and lodging industry throughout the continental United States through an independent dealer network. The Senior Living market is estimated to have in excess of 1 million rooms.

  For the three years ended June 30, 1997, revenues from Intirion's major markets were as follows:

                                                           FOR THE THREE YEARS
                                                           ENDED JUNE 30, 1997
                                                         -----------------------
                                                          1995    1996    1997
                                                         ------- ------- -------
                                                         (DOLLARS IN THOUSANDS)
   Academic Living(1)................................... $ 7,234 $ 8,541 $10,416
   Government Living....................................   4,695   5,504   7,142
   Hotel/Motel Living...................................   3,375   3,500   4,812
   Senior Living........................................     338     288   1,107
                                                         ------- ------- -------
                                                         $15,642 $17,833 $23,477
                                                         ======= ======= =======

--------
(1) Includes rental income.

EMPLOYEES

  Intirion employs approximately 50 people. No Intirion employee is covered by a collective bargaining agreement. Intirion believes that its relationship with its employees is good. In addition, Intirion employs part-time employees from time to time based on the seasonality of Intirion sales and rental operations in the college and university marketplace.

COMPETITION

  The refrigerator/microwave industry is highly competitive. In addition to large direct sellers such as General Electric, Intirion also competes with the major retail stores and local and regional distributors who sell various brand name compact refrigerators and microwave ovens in the markets served by Intirion. Although Intirion holds a patent on combination units utilizing internal circuitry, there has been increased competition since 1995 from "similar look" products utilizing an external circuitry control mechanism. Intirion believes that competition will increase as products manufactured in China reach the U.S. market in quantity. There also exists significant local and regional competition in Intirion's rental business. Many of the competitors are local sole proprietorships. The growth in Intirion's rental business has been derived from both acquisitions and direct sales efforts. Intirion believes that its expertise gained from being the first entrant in the market enables it to compete effectively against new entrants in the combination appliance business. Intirion's principal competitors include General Electric, Avanti, Absocold, Tatung, Welbilt, Walmart, Sears, Sanyo Fisher Sales and several companies focused on college rental marketplace. In addition, new companies not currently competing in the appliance marketplace could enter the market. Many of such current and potential competitors have greater financial, marketing, technical and other resources than Intirion.

PROPERTIES

  Intirion leases its corporate headquarters located at Ten Walpole Park South, Walpole, Massachusetts. The facility houses corporate, sales, marketing, customer service and distribution personnel and has 11,990 square feet of office space and 7,000 square feet of distribution and warehousing space. The lease terminates on May 31, 2001, with an option to extend for an additional five-year term. In addition, Intirion leases warehousing and storage space in San Diego, California. From time to time, Intirion also rents temporary storage sites throughout the continental United States for seasonal storage. Intirion believes that its properties are generally well-maintained and in good condition and are adequate for its present needs and that suitable additional replacement space will be available as required.

INTELLECTUAL PROPERTY

  Intirion holds a United States patent for a Combined Refrigerator and Microwave Oven with Time Overload Protection. The patent is held jointly with Sanyo Corporation ("Sanyo") which has entered into a non-competition agreement pursuant to which Sanyo has agreed not to compete with Intirion, provided that Intirion purchases from Sanyo a minimum volume of products. Intirion also has a patent application pending in the United States for the collapsible-upon-demand LifeSpace (TM) closet maximization system. Intirion also holds a registered trademark for all MicroFridge (R) brand products and has filed additional trademark applications for certain new products.

SUPPLIERS

  Intirion maintains OEM arrangements with three primary manufacturers, Sanyo E&E Corporation, Daewoo Electronics Co., Ltd. and Imarflex Mfg. Co., Ltd. Sanyo E&E Corporation has been Intirion's principal supplier since Intirion was founded. In December 1997, Sanyo signed a non-competition agreement with Intirion which will remain in effect through the remaining life of the patent provided that certain minimum annual quantities of products are purchased from Sanyo. The other OEM agreements are renewable year to year unless terminated with proper notice.

PRODUCTS AND CUSTOMER SERVICE

  Intirion provides warranty and service through a network of independent service centers across the continental United States and staffs its own customer service center at its corporate headquarters in Walpole, Massachusetts.

LEGAL PROCEEDINGS

  Intirion is not a party to any pending legal proceedings.

                 INTIRION'S SELECTED HISTORICAL FINANCIAL DATA

  Set forth below are historical financial data of Intirion as of and for the dates and for the periods indicated. The selected historical financial data have been derived from audited and unaudited consolidated financial statements. The unaudited information reflects all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of the financial condition as of these dates and the results of operations for those unaudited interim periods for Intirion. The results of operations for those interim periods are not necessarily indicative of the results to be expected for any other period.

  The selected historical financial data below should be read in conjunction with, and are qualified by reference to, Intirion's Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and notes thereto of Intirion included elsewhere in this Prospectus/Proxy Statement.

                                           SIX MONTHS                              SIX MONTHS
                            YEAR ENDED       ENDED          YEAR ENDED                ENDED
                           DECEMBER 31,     JUNE 30,         JUNE 30,             DECEMBER 31,
                          ---------------  ---------- -------------------------  ----------------
                           1992    1993     1994(1)    1995     1996     1997     1996     1997
                          ------  -------  ---------- -------  -------  -------  -------  -------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $9,422  $12,602   $ 4,329   $15,642  $17,833  $23,477  $14,022  $13,355
Cost of revenues........   6,491    8,503     3,023     9,852   11,079   15,141    9,254    8,471
                          ------  -------   -------   -------  -------  -------  -------  -------
Gross profit............   2,931    4,099     1,306     5,790    6,754    8,336    4,768    4,884
Operating expenses......   2,790    3,677     2,064     6,011    6,168    7,490    3,938    4,272
                          ------  -------   -------   -------  -------  -------  -------  -------
Income (loss) from
 operations.............     141      422      (758)     (221)     586      846      830      612
Interest expense, net ..      89       83        34       153      398      454      200      314
                          ------  -------   -------   -------  -------  -------  -------  -------
Income (loss) before
 taxes..................      52      339      (792)     (374)     188      392      630      298
Provision (benefit) for
 taxes..................     --      (117)        6        26       49       22       19        9
                          ------  -------   -------   -------  -------  -------  -------  -------
Net income (loss).......      52      456      (798)     (400)     139      370      611      289
                          ------  -------   -------   -------  -------  -------  -------  -------
Accretion and dividends
 accrued on redeemable
 stock..................    (190)    (191)     (140)     (456)    (486)    (602)    (301)    (437)
                          ------  -------   -------   -------  -------  -------  -------  -------
Income (loss) available
 to common
 stockholders...........  $ (138) $   265   $  (938)  $  (856) $  (347) $  (232) $   310  $  (148)
                          ======  =======   =======   =======  =======  =======  =======  =======
Basic income (loss) per
 share(2)...............  $(0.22) $  0.41   $ (1.46)  $ (1.31) $ (0.48) $ (0.30) $  0.40  $ (0.19)
                          ======  =======   =======   =======  =======  =======  =======  =======
Weighted average common
 shares outstanding(2)..     634      644       644       654      726      778      778      778
                          ======  =======   =======   =======  =======  =======  =======  =======
Dilutive income (loss)
 per share(3)...........  $(0.22) $  0.26   $ (1.46)  $ (1.31) $ (0.48) $ (0.30) $  0.34  $ (0.19)
                          ======  =======   =======   =======  =======  =======  =======  =======
Weighted average common
 shares outstanding--
 plus assumed
 conversions(3).........     634    1,016       644       654      726      778      908      778
                          ======  =======   =======   =======  =======  =======  =======  =======
OTHER FINANCIAL DATA:
EBITDA(4)...............  $  224  $   547   $  (669)  $   519  $ 1,665  $ 2,189  $ 1,614  $ 1,389
Depreciation and amorti-
 zation.................      83      125        89       740    1,079    1,343      784      777
Capital expenditures....     448      411        38     3,700    2,375    2,903    2,644    2,433
Cash flows provided by
 (used in) operating ac-
 tivities...............     160      456    (1,675)      157    2,275      187      509    1,669
Cash flows used in in-
 vesting activities.....    (448)    (411)     (254)   (4,057)  (2,375)  (2,903)  (2,644)  (2,433)
Cash flows provided by
 (used in) financing
 activities.............     291      (39)    2,874     2,960       84    2,716    2,135      764
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........  $ (273) $   455   $ 2,624   $(1,074) $(2,420) $(3,156) $(3,351) $(4,484)
Total assets............   2,383    2,892     6,149    10,031   12,239   13,599   13,031   15,962
Long term debt, net of
 current portion........     --       375       404       282      148      --       167      --
Redeemable stock and
 warrants...............     880    1,209     5,054     5,510    5,924    6,526    6,174    6,963
Stockholders' deficit...    (550)    (458)   (1,393)   (2,248)  (2,617)  (2,849)  (2,254)  (3,026)

--------
(1) In 1994, Intirion changed its year end from December 31 to June 30 beginning with the period ended June 30, 1994.
(2) Based on the weighted average number of common shares outstanding and calculated in accordance with SFAS 128. See Note 14 of Notes to the Consolidated Financial Statements.
(3) Based on the weighted average number of common shares and common share equivalents outstanding and calculated in accordance with SFAS 128. Common share equivalents outstanding at December 31, 1992, June 30, 1994, 1995, 1996 and 1997 and December 31, 1997 were not included in the computation of diluted income (loss) per common share because the effect of such inclusion would be anti-dilutive. See Note 14 of Notes to the Consolidated Financial Statements.
(4) "EBITDA" is defined herein as income before provision for income taxes, plus depreciation and amortization expense and interest expense. EBITDA should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a measure of liquidity and it is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is presented because Intirion's management believes that certain investors may find it to be a useful tool for measuring Intirion's ability to meet its future debt service obligations, make capital expenditures and satisfy working capital requirements.

              INTIRION'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Intirion derives its revenue principally through the sales of its proprietary MicroFridge(R) product which is a combination refrigerator/freezer/microwave oven utilizing patented circuitry. The product is marketed throughout the continental United States to colleges and universities, the federal government, mid range hotels and motels and to builders of assisted living facilities. All of Intirion's products are manufactured by outside suppliers. In addition to product sales, Intirion rents the product on a year to year basis to students living in college and university residence halls. Intirion rents approximately 29,000 units under its rental program.

PROPOSED MERGER

  On December 22, 1997, Intirion entered into the Merger Agreement with Mac-Gray, pursuant to which the Intirion Exchangeable Securities are expected to be exchanged for approximately 1.6 million shares of Mac-Gray Common Stock and approximately $1 million in cash. The Merger is expected to be accounted for as a pooling of interests and is expected to close in early 1998.

RESULTS OF OPERATIONS

 Six months ended December 31, 1997 compared to six months ended December 31, 1996.

  Revenue. Revenue decreased by $667,000, or 5%, to $13,355,000 in 1997 from $14,022,000 in 1996. This decrease was primarily due to a decrease in unit sales in the college and university market, offset in part by expanded unit sales in Intirion's other markets and continued expansion in the number of units placed in Intirion's rental program in the academic living market. Sales in the college market in 1996 included an unusually large purchase by a major university which did not recur in 1997.

  Cost of Product Sales. Cost of product sales decreased by $916,000, or 10%, to $7,908,000 in 1997 from $8,824,000 in 1996. The decrease was attributable to the decrease in product sales and a reduction in product cost from Intirion's suppliers.

  Cost of Rental Revenue. Cost of rental revenue consists primarily of depreciation of rental assets over an estimated useful life of seven years. Cost of rental revenue increased by 133,000, or 31%, to $563,000 in 1997 from $430,000 in 1996. The increase was primarily attributable to an increase in units placed in the rental program.

  Gross Profit. Gross profit increased $116,000 or 2%, to $4,884,000 in 1997 from $4,768,000 in 1996. Gross profit as a percent of revenue increased by 3% to 37% in 1997 from 34% in 1996. The increase was primarily attributable to reductions in product cost from Intirion's suppliers.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $334,000, or 8%, to $4,272,000 in 1997 from $3,938,000 in 1996. This increase was primarily attributable to the addition of support personnel and an increase in warehouse space to support business growth.

  Interest Expense. Interest expense increased $114,000, or 57%, to $314,000 in 1997 from $200,000 in 1996. This increase was primarily attributable to the increased borrowings incurred to finance the purchase of units for Intirion's rental business and an increase in inventory levels to meet projected increases in product demand. There were no significant changes in interest rates charged on Intirion's borrowings in 1997 as compared with 1996.

  Income Tax Expense. Income tax expense decreased $10,000, or 53%, to $9,000 in 1997 from $19,000 in 1996. Intirion has been in a tax loss position and the tax expense is primarily related to taxes due under federal alternative minimum tax provisions and state excise tax liabilities.

 Fiscal year ended June 30, 1997 compared to fiscal year ended June 30, 1996.

  Revenue. Revenue increased by $5,644,000, or 32%, to $23,477,000 in 1997 from $17,833,000 in 1996. This increase was primarily due to increased unit sales in all market segments as well as expansion in the number of units placed in Intirion's rental program in the academic living market.

  Cost of Product Sales. Cost of product sales increased by $3,623,000, or 35%, to $13,870,000 in 1997 from $10,247,000 in 1996. The increase was attributable to increased product sales.

  Cost of Rental Revenue. Cost of rental revenue consists primarily of depreciation of rental assets over an estimated useful life of seven years. Cost of rental revenue increased by $439,000, or 53%, to $1,271,000 in 1997 from $832,000 in 1996. The increase was primarily attributable to an increase in units placed in the rental program.

  Gross Profit. Gross profit increased $1,582,000, or 23%, to $8,336,000 in 1997 from $6,754,000 in 1996. Gross profit as a percent of revenue decreased by 2% to 36% in 1997 from 38% in 1996. The decrease was primarily attributable to increases in product costs from vendors which could not be passed on to customers and increases in storage and handling costs on rental units related to the expansion of Intirion's rental business.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1,322,000, or 21%, to $7,490,000 in 1997 from $6,168,000 in 1996. This increase was primarily attributable to an increase in commissions and bonuses due to increased revenue and operating profit and an increase in general operating costs associated with the relocation of Intirion's headquarters to a new facility.

  Interest Expense. Interest expense increased $56,000, or 14%, to $454,000 in 1997 from $398,000 in 1996. This increase was primarily attributable to the increased borrowings incurred to finance the purchase of units for Intirion's rental business and an increase in inventory levels to meet projected increases in product demand. There were no significant changes in interest rates charged on Intirion's borrowings in 1997 as compared with 1996.

  Income Tax Expense. Income tax expense decreased $27,000, or 55%, to $22,000 in 1997 from $49,000 in 1996. Intirion has been in a tax loss position and the tax expense is primarily related to taxes due under federal alternative minimum tax provisions and state excise tax liabilities.

 Fiscal year ended June 30, 1996 compared to fiscal year ended June 30, 1995.

  Revenue. Revenue increased by $2,191,000, or 14%, to $17,833,000 in 1996 from $15,642,000 in 1995. This increase was primarily due to increased unit sales in Intirion's academic living and government living market segments as well as expansion in the number of units placed in Intirion's rental program in the academic living market.

  Cost of Product Sales. Cost of product sales increased by $951,000, or 10%, to $10,247,000 in 1996 from $9,296,000 in 1995. The increase was attributable to increased product sales.

  Cost of Rental Revenue. Cost of rental revenue consists primarily of depreciation of rental assets over an estimated useful life of seven years. Cost of rental revenue increased by $276,000, or 50%, to $832,000 in 1996 from $556,000 in 1995. The increase was primarily attributable to an increase in units placed in the rental program.

  Gross Profit. Gross profit increased $964,000, or 17%, to $6,754,000 in 1996 from $5,790,000 in 1995. Gross profit as a percent of revenue increased by 1% to 38% in 1996 from 37% in 1995. The increase was primarily attributable to product mix.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $433,000, or 8%, to $6,168,000 in 1996 from $5,735,000 in 1995. This increase was primarily attributable to an increase in commissions and bonuses due to increased revenue and operating profit coupled with costs associated with a marketing study and related costs associated with a change in the corporation's name from MicroFridge, Inc. to Intirion Corporation.

  Restructuring Expenses. Restructuring expenses in 1995 of $276,000 were the result of terminating 13 employees and other costs associated with a restructuring of Intirion's sales force. There were no such restructuring actions in 1996.

  Interest Expense. Interest expense increased $245,000, or 160%, to $398,000 in 1996 from $153,000 in 1995. This increase was primarily attributable to the increased borrowings incurred to finance the purchase of units for Intirion's rental business and an increase in inventory levels to meet projected increases in product demand. There were no significant changes in interest rates charged on Intirion's borrowings in 1996 as compared with 1995.

  Income Tax Expense. Income tax expense increased $23,000, or 88%, to $49,000 in 1996 from $26,000 in 1995. Intirion has been in a tax loss position and the tax expense is primarily related to taxes due under federal alternative minimum tax provisions and state excise tax liabilities.

SEASONALITY

  Intirion experiences moderate seasonality as a result of its significant operations in the college and university market. Revenues derived from this market represent approximately forty-five percent (45%) of Intirion's total revenue. The revenues are derived substantially during the academic school year which includes the period September through June. Conversely, Intirion has greater costs when colleges and universities are not in session due to pick-up, cleaning and storage costs associated with its rental assets.

LIQUIDITY AND CAPITAL RESOURCES

  Intirion's primary sources of cash over the past several years have been operating activities and bank and vendor borrowings. Intirion's primary uses of cash have been for capital equipment related to expansion of its rental program. Intirion anticipates that it will continue to use cash flows from its operating activities to finance working capital needs, including interest payments on its outstanding indebtedness, as well as capital expenditures for expansion of its rental business.

  Cash flows from operations were $187,000, $2,275,000 and $157,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively. Cash flows from operations consist primarily of net income, adjusted for non-cash expenses coupled with changes in working capital assets and liabilities, specifically accounts receivable and payable and inventories.

  Cash used in investing activities was primarily for the purchase of rental assets and totaled $2,903,000, $2,375,000 and $4,057,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

  Net cash flows (sources) from financing activities, consisting primarily of bank and vendor borrowings net of repayments of subordinated notes payable and dividends on the Intirion Series A Preferred Stock, were $2,716,000, $84,000 and $2,960,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

  Intirion maintains a secured demand credit line with a bank which is capped at $7,500,000. Borrowings under the credit facility totaled $2,525,000 at June 30, 1997 and $4,742,000 at December 31, 1997. Intirion believes that the credit line and cash flows generated by operations will be sufficient to fund Intirion's short-term working capital needs. Intirion believes that over the longer term additional financing will be required to continue to grow its rental business. To the extent that additional financing cannot be obtained on terms acceptable to Intirion, Intirion would likely reduce the rate of growth of its rental business.

INFLATION

  Intirion does not believe that its financial performance has been materially affected by inflation.

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         COMPARISON OF RIGHTS OF STOCKHOLDERS OF MAC-GRAY AND INTIRION

  At the Effective Time, holders of Intirion Exchangeable Securities will become stockholders of Mac-Gray. Set forth below is a comparison of the terms of the Intirion Voting Stock and the terms of Mac-Gray Common Stock, as well as a summary of other material differences between the rights of holders of Intirion Voting Stock and the rights of holders of Mac-Gray Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the Intirion Charter, the Intirion By-Laws, the Mac-Gray Charter, the Mac-Gray By-Laws and the more detailed description of Mac-Gray Common Stock contained herein. See "Description of Mac-Gray Capital Stock." Both Mac-Gray and Intirion are incorporated in the State of Delaware.

CHARTER AMENDMENTS

  General Law. To authorize an amendment to the corporate charter, the DGCL generally requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. The DGCL provides for any class or series of stock to vote as a class for the proposed amendment if the amendment would increase or decrease the number of authorized shares or change the number or par value of the aggregate authorized shares of a class or series, unless the charter provides otherwise. The DGCL also provides for class voting if the amendment would alter or modify the powers, preferences or special rights of the shares of such class to affect such class adversely.

  Intirion. The Intirion Charter provides that it may be amended in the manner prescribed by the DGCL.

  Mac-Gray. The Mac-Gray Charter provides that its provisions may be amended or repealed, after approval by the Mac-Gray Board, by the affirmative vote of a majority of the outstanding shares entitled to vote thereon and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided, however, that the amendment or repeal of any provision contained in Articles V, VI, VII or IX of the Mac-Gray Charter, which relate respectively to stockholder action, directors, limitation of liability and amendment of the Mac-Gray Charter requires the affirmative vote of four-fifths of the outstanding shares entitled to vote thereon and the affirmative vote of four-fifths of the outstanding shares of each class entitled to vote thereon as a class.

BY-LAW AMENDMENTS

  General Law. The DGCL provides that the by-laws of a corporation may be amended by the vote of a majority of the board of directors, if so provided in the charter or in the by-laws. The board of directors' authority to adopt, amend or repeal the by-laws of a corporation does not divest or limit the power of stockholders to adopt, amend or repeal by-laws. Any amendment by the board of directors to the by-laws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote thereon.

  Intirion. Either the Intirion Board or Intirion's stockholders may amend the Intirion By-laws.

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  Mac-Gray. The Mac-Gray Charter provides that the Mac-Gray By-Laws may be amended or repealed by the Mac-Gray Board by the affirmative vote of a majority of the directors then in office. The Mac-Gray By- Laws may also be amended or repealed by the stockholders at any annual meeting of stockholders, or special meeting of stockholders called for that purpose, by the affirmative vote of three-fourths of the shares represented in person or by proxy and entitled to vote thereon; provided, however, that if the Mac-Gray Board recommends approval of such repeal or amendment, the affirmative vote of only a majority of the shares represented in person or by proxy and entitled to vote thereon is required.

VOTING RIGHTS

  Intirion. Except as otherwise required by law or the Intirion Charter, each holder of Intirion Common Stock has one vote in respect to each share of stock held by him of record for the election of directors and on all matters submitted to a vote of stockholders.

  Each holder of outstanding shares of Intirion Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of Intirion Common Stock into which the shares of Intirion Series A Preferred Stock held by such holder are convertible with respect to any and all matters presented to the stockholders of Intirion for their action or consideration. The holders of Intirion Series A Preferred Stock vote together as a single class together with the holders of the Intirion Common Stock and any other series of Intirion preferred stock, except with respect to (i) provisions establishing other series of preferred stock; (ii) the election of directors; and (iii) provisions which alter, amend or repeal the preferences, rights or special powers of the Intirion Series A Preferred Stock.

  Prior to the exercise of any warrant held by the holders of the Intirion Senior Preferred Stock, each share of Intirion Senior Preferred Stock entitles the holder thereof to vote on all matters submitted to a vote of the stockholders of Intirion, voting together as a single class with the holders of Intirion Common Stock and Intirion Series A Preferred Stock. Each holder of Intirion Senior Preferred Stock is entitled to vote, with respect to each share of Intirion Senior Preferred Stock held by such holder, a number of votes equal to the result obtained by dividing (x) the aggregate number of votes which could be cast in such vote by a holder of the number of shares of Intirion Common Stock for which the warrant is exercisable on the record date for such vote by (y) the number of outstanding shares of Intirion Senior Preferred Stock on the record date for such vote. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Intirion Senior Preferred Stock, voting separately as a single class, at a special or annual meeting of stockholders called for the purpose, is necessary to authorize certain extraordinary matters, including approval of the Merger Agreement.

  Mac-Gray. Subject to the voting rights of holders of Preferred Stock, of which there is currently none designated, issued or outstanding, holders of Mac-Gray Common Stock have the exclusive right to vote for the election of directors and on all matters requiring stockholder action. Shareholders have one vote for each share of stock entitled to vote owned by them of record and may vote such shares either in person or by written proxy.

CONVERSION RIGHTS

  Intirion. Each share of Intirion Series A Preferred Stock is currently convertible, at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, at any time and from time to time, into six shares of Intirion Common Stock. In case of any consolidation or merger of Intirion with or into another corporation or the sale of all or substantially all of the assets of Intirion to another corporation, each share of Intirion Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Intirion Common Stock deliverable upon conversion of such Intirion Series A Preferred Stock would have been entitled upon such consolidation, merger or sale.

  Mac-Gray. Other than outstanding stock options granted pursuant to the 1997 Stock Plan, Mac-Gray has no issued or outstanding securities which are convertible into shares of Mac-Gray Common Stock or any other security. In addition, there are no conversion rights or redemption or sinking fund provisions with respect to the Mac-Gray Common Stock.

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PREEMPTIVE RIGHTS

  Intirion. The holders of Intirion Voting Stock have no preemptive or other subscription rights.

  Mac-Gray. The holders of Mac-Gray Common Stock have no preemptive or other subscription rights.

SPECIAL MEETINGS

  General Law. Under the DGCL, a special meeting of stockholders may be called by the board of directors or such other persons as are authorized by the certificate of incorporation or the by-laws.

  Intirion. The Intirion By-laws provide that a special meeting of the stockholders may be called by the Intirion Board or the President and shall be called by the President or Secretary at the request in writing of a majority of the Intirion Board, or at the request in writing of stockholders owning a majority in voting power of the entire capital stock of Intirion issued and outstanding and entitled to vote.

  Mac-Gray. Special meetings of the stockholders of Mac-Gray may be called only by the Mac-Gray Board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting. Each stockholder entitled to vote at a special meeting is entitled to receive notice of such special meeting not less than 10 days nor more than 60 days before such meeting.

CORPORATE ACTION WITHOUT A MEETING

  General Law. The DGCL permits corporate action without a stockholders' meeting, without prior notice and without a vote of stockholders upon receipt of the written consent of that number of shares that would be necessary to authorize the proposed corporate action at a meeting at which all shares entitled to vote thereon were present and voting, unless the charter expressly provides otherwise. Prompt notice of the taking of action without a meeting by less than a unanimous written consent must be given to all stockholders who have not consented in writing.

  Intirion. The Intirion Charter makes no change to the DGCL provisions.

  Mac-Gray. The Mac-Gray Charter provides that any action of stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

DIVIDENDS

  General Law. Under the DGCL, the directors of a corporation are generally permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of issued and outstanding stock having a preference upon the distribution of assets. Also under the DGCL, a corporation may generally redeem or purchase shares of its stock if such redemption or purchase will not impair the capital of the corporation.

  Intirion. The Intirion Senior Preferred Stock ranks senior to the Intirion Common Stock, the Intirion Series A Preferred Stock and any other class or series of capital stock of Intirion with respect to the payment of dividends. The holders of shares of Intirion Senior Preferred Stock are entitled to receive cumulative cash dividends at an annual rate per share equal to 6%. So long as any shares of Intirion Senior Preferred Stock are outstanding, Intirion may not declare or pay dividends, or make any other distributions, on any shares of junior stock except that, so long as certain events have not occurred, Intirion may declare and pay dividends on the Intirion Series A Preferred Stock in cash in an amount not to exceed $36,000 annually in the aggregate.

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

  The holders of shares of Intirion Series A Preferred Stock are entitled to receive cumulative dividends at the rate of $0.90 per share per annum, payable quarterly. For so long as any shares of Intirion Series A Preferred Stock are outstanding, Intirion may not declare or pay any distributions on shares of Intirion Common Stock until the holders of the Intirion Series A Preferred Stock then outstanding shall have first received any accrued but unpaid dividends from any prior year.

  Intirion has never paid cash dividends on Intirion Common Stock. Subject to the preferential rights of the Intirion Senior Preferred Stock and the Intirion Series A Preferred Stock, the holders of shares of Intirion Common Stock are entitled to receive, when and if declared by the Intirion Board, dividends payable either in cash, in property or in shares of capital stock.

  Mac-Gray. The Mac-Gray Board or any authorized committee thereof may declare dividends, to be paid or set apart for payment upon the Mac-Gray Common Stock, out of any assets or funds of Mac-Gray legally available for the payment therefor. The possible issuance of Preferred Stock with a preference over Mac-Gray Common Stock as to dividends could impact the dividend rights of holders of Mac-Gray Common Stock. The Credit Facility also restricts dividend payments in certain limited circumstances.

LIQUIDATION

  General Law. Pursuant to the DGCL, upon the winding up, dissolution or liquidation of a corporation, the stockholders of such corporation are entitled to share in any of the assets distributable to the holders of the respective corporation's stock upon such liquidation, dissolution or winding up in accordance with their respective rights and interests.

  Intirion. The Intirion Senior Preferred Stock ranks senior to the Intirion Series A Preferred Stock and the Intirion Common Stock. No distribution may be made upon liquidation to the holders of any shares of Intirion Series A Preferred Stock or Intirion Common Stock, unless the holders of the Intirion Senior Preferred Stock have first received $40.00 per share plus all accrued and unpaid dividends.

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of Intirion, the holders of shares of Intirion Series A Preferred Stock then outstanding are entitled to be paid before any payment is made to the holders of Intirion Common Stock an amount equal to the greater of (i) $15.00 per share, plus any dividends accrued or declared but unpaid thereon or
(ii) such amount per share as would have been payable had each such share been converted to Intirion Common Stock immediately prior to such liquidation, dissolution or winding up. The merger or consolidation of Intirion into or with another corporation (except a merger or consolidation involving only a change in the state of incorporation of Intirion, a merger of Intirion with or into a wholly-owned subsidiary of Intirion that is incorporated in the United States, or a merger for which stockholder approval is not required by applicable law), or the sale of all or substantially all the assets of Intirion, shall be deemed to be a liquidation, dissolution or winding up of Intirion if the holders of at least two-thirds of the then outstanding shares of Intirion Series A Preferred Stock so elect by giving written notice thereof to Intirion at least fifteen days before the stockholder vote on such event.

  After the payment of all preferential amounts required to be paid to the holders of Intirion Senior Preferred Stock and Intirion Series A Preferred Stock, upon the dissolution, liquidation or winding up of Intirion, the holders of shares of Intirion Common Stock then outstanding are entitled to receive the remaining assets and funds of Intirion available for distribution to its stockholders.

  Mac-Gray. Upon any voluntary or involuntary liquidation, dissolution or winding up of Mac-Gray, the net assets of Mac-Gray will be distributed pro rata to the holders of Mac-Gray Common Stock in accordance with their respective rights and interests. The possible issuance of Preferred Stock with a preference over Mac-Gray Common Stock as to liquidation could impact such rights of holders of Mac-Gray Common Stock.

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PROVISIONS RELATING TO DIRECTORS AND OFFICERS

  General Law. Under the DGCL, a corporation must have a board of directors consisting of at least one director. Under the DGCL, a corporation's charter may (i) confer upon holders of any class or series of stock the right to elect one or more directors to serve for such term and to have such voting powers as may be specified therein, (ii) permit classification of the board of directors, and (iii) permit cumulative voting for the election of directors.

  Intirion. The Intirion Charter confers upon the holders of the Intirion Senior Preferred Stock the right to elect one director, except in the event of certain defaults, in which case such holders have the right to elect two directors. The Intirion Charter also confers upon the holders of the Intirion Series A Preferred Stock the right to elect one director. The Intirion Charter does not permit classification of the Intirion Board or cumulative voting for the election of directors. The Intirion Board may fill any vacancies in the Intirion Board, except that any vacancy created by the resignation, death or removal of a director designated by the holders of the Intirion Senior Preferred Stock or the holders of the Intirion Series A Preferred Stock shall be filled by the vote of a majority of the class that designated the predecessor director.

  Mac-Gray. The number of directors of Mac-Gray may be fixed by resolution duly adopted from time to time by the Mac-Gray Board. Currently, the number of directors is fixed at six. The directors are classified into three classes of equal size with terms expiring respectively at the annual meetings of stockholders to be held in 1998, 1999 and 2000. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Presently, there is no cumulative voting for the election of directors. Vacancies in the Mac-Gray Board, however occurring, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office. The existence of a staggered board may have the effect of delaying or deferring a change of control of Mac-Gray or removal of incumbent management.

STOCKHOLDER NOMINATIONS TO ELECT DIRECTORS

  Intirion. There is no provision in the Intirion Charter or the Intirion By-laws relative to stockholder nominations of directors.

  Mac-Gray. Nominations of candidates for election as directors of Mac-Gray at any annual meeting of stockholders may be made by any holder of record (both as of the time notice of such nomination is given by the stockholder and as of the record date for the annual meeting in question) of any shares of the capital stock of Mac-Gray entitled to vote at such annual meeting who complies with the timing, informational and other requirements set forth in the Mac-Gray By-Laws. Any stockholder who has complied with all such requirements and who seeks to make such a nomination must be present in person at the annual meeting.

  Such nominations shall be made pursuant to timely notice in writing to the Secretary of Mac-Gray. For the annual meeting to be held in 1998, a stockholder's notice shall be timely if received by Mac-Gray at its principal executive office not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 15th day following the day on which public announcement of the date of such annual meeting is first made by Mac-Gray. For all subsequent annual meetings, a stockholder's notice shall be timely if received by Mac-Gray at its principal executive office not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary date or more than 60 days after the anniversary date, a stockholder's notice shall be timely if received by Mac-Gray at its principal executive office not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 15th day following the day on which public announcement of the date of such annual meeting is first made by Mac-Gray.


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

REMOVAL OF DIRECTORS

  General Law. Under the DGCL, any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to elect directors. In the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause unless the charter provides otherwise.

  Intirion. Directors of Intirion may be removed for cause by vote of a majority of the directors then in office. Directors of Intirion may be removed without cause by vote in the election of directors, provided that the directors of a class elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors.

  Mac-Gray. The Mac-Gray Charter provides that, subject to the rights of any series of Preferred Stock to elect or remove directors, any director may be removed from office only with cause and only by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

  General Law. The DGCL generally permits indemnification of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement of claims incurred by them by reason of their position with the corporation, if such persons have acted in good faith and with the reasonable belief that their conduct was in the best interest of the corporation. However, the DGCL does not permit a corporation to indemnify persons against judgments, fines and amounts paid in settlement in actions brought by or in the right of the corporation. The DGCL permits indemnification of expenses of such actions, unless the persons have been adjudged to be liable to the corporation, in which case indemnification is available only if approved by the Delaware Court of Chancery (the "Court") or the court in which such action or suit was brought.

  Intirion. The Intirion By-laws provide that directors and officers of Intirion shall be, and in the discretion of the Intirion Board non-officer employees may be, indemnified by Intirion to the fullest extent authorized by Delaware law, as it now exists against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Intirion, and further permits the advancing of expenses incurred in defense of claims. The Intirion By-laws also provide that the right of directors and officers to indemnification shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Intirion Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

  Mac-Gray. The Mac-Gray By-laws provide that directors and officers of Mac-Gray shall be, and in the discretion of the Mac-Gray Board non-officer employees may be, indemnified by Mac-Gray to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Mac-Gray, and further permits the advancing of expenses incurred in defense of claims. The Mac-Gray By-laws also provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Mac-Gray Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

                       RIGHTS OF DISSENTING STOCKHOLDERS

  Pursuant to Section 262 of the DGCL, record holders of shares of Intirion Voting Stock on the Record Date are entitled to assert dissenters' rights in connection with the Merger and obtain payment of the "fair value" of their shares, provided that such stockholders comply with the requirements of
Section 262. The Intirion Principal Stockholders, by entering into the Voting Agreements, have effectively forfeited their appraisal rights with respect to their shares of Intirion Voting Stock.

  SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX B TO THIS PROSPECTUS/PROXY STATEMENT. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. SECTION 262 SHOULD BE REVIEWED CAREFULLY BY STOCKHOLDERS WHO WISH TO ASSERT THEIR DISSENTER' RIGHTS OR WHO WISH TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THOSE PROCEDURES MAY RESULT IN THE LOSS OF SUCH DISSENTERS' RIGHTS.

  A holder of Intirion Voting Stock who elects to exercise dissenters' rights must satisfy each of the following conditions: (i) such holder must deliver to Intirion, before the taking of the vote with respect to the Merger Agreement, written notice of his or her intention to demand payment of the fair value of his or her shares (this written notice must be in addition to and separate from any proxy or vote against the Merger Agreement; neither voting against adoption nor a failure to vote for the Merger Agreement will constitute such a notice); and (ii) such holders must not vote in favor of adoption of the Merger Agreement (a failure to vote will satisfy this requirement, but a vote in favor of adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of such holder's dissenters' rights and will nullify any previously filed written notice of intent to demand payment). A stockholder who fails to comply with either of these conditions will have no dissenters' rights with respect to his or her shares.

  A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written notice to: Intirion Corporation, Ten Walpole Park South, Walpole, Massachusetts 02081 Attention: Secretary. Such notice must be executed by, or with the consent of, the holder of record. The notice must identify the stockholder and indicate the intention of such stockholder to demand payment of the fair value of his or her shares. In the notice, the stockholder's name should be stated as it appears on his or her stock certificate(s). If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owners.

  A record owner, such as a broker, who holds shares as a nominee for others may exercise his or her right of appraisal with respect to the shares for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of such record owner.

  After the stockholder vote adopting the Merger Agreement, and assuming the Merger is consummated, the Surviving Corporation must give written notice within ten days after the Closing Date that the Merger Agreement has been adopted to each stockholder who filed a written notice of intent to demand payment for such

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stockholder's shares and who did not vote in favor of adoption of the Merger
Agreement (a "Dissenting Stockholder"). Within 120 days after the Closing Date, the Surviving Corporation or any Dissenting Stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all Dissenting Stockholders. Notwithstanding the foregoing, at any time within 60 days after the Closing Date, any Dissenting Stockholder has the right to withdraw his or her demand for appraisal and to accept the Merger Consideration to which he or she otherwise would have been entitled. In addition, within 120 days after the Closing Date, any Dissenting Stockholder will, upon written request, be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of adopting the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

  At the hearing on such petition, the Court will determine the stockholders who have perfected their dissenters' rights. The Court may require Dissenting Stockholders to submit their stock certificates to the Register in Chancery for notation thereon of the pending of appraisal proceedings; the failure of a Dissenting Stockholder to comply with such direction may result in the Court dismissing the proceedings as to such stockholder.

  After determining the stockholders entitled to an appraisal, the Court will appraise the shares, determining the fair value arising from the consummation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court may take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Court will then direct the payment of the fair value of the shares, together with any interest, to the Dissenting Stockholders upon the surrender of the certificates representing the dissenting shares.

  Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Court and allocated among the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each stockholder bears his or her own expenses.

                             RESALES OF SECURITIES

  The Mac-Gray Common Stock to be issued to the holders of Intirion Exchangeable Securities under this Prospectus/Proxy Statement will be freely transferable under the Securities Act, except for shares of Mac-Gray Common Stock issued to persons who may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and Rule 145(c) thereunder. Generally, these are persons, who are deemed to control, be controlled by, or under common control with Intirion. The shares of Mac-Gray Common Stock issued (or issuable) in connection with the Merger to persons who constitute "underwriters" within the meaning of Section 2(11) and Rule 145(c) may not be publicly reoffered or resold by such persons except pursuant to an effective registration statement under the Securities Act covering the shares of Mac-Gray Common Stock or, in certain circumstances, pursuant to Rule 145(d) or any other applicable exemption under the Securities Act. Because the Intirion securityholders listed in the table below (the "Selling Securityholders") may be deemed to be underwriters of shares of Mac-Gray Common Stock issued to them in the Merger, this Prospectus/Proxy Statement will also cover any offers or sales of such shares of Mac-Gray Common Stock by the Selling Securityholders.

  The ownership of the shares of Mac-Gray Common Stock issued to them to be issued to the Selling Securityholders is described below:

                                         MAC-GRAY       MAC-GRAY      MAC-GRAY
                                       COMMON STOCK   COMMON STOCK  COMMON STOCK
  NAME OF                             OWNED PRIOR TO REGISTERED FOR OWNED AFTER
SECURITYHOLDER                            RESALE         RESALE      RESALE(1)
--------------                        -------------- -------------- ------------
Robert P. Bennett(2).................    259,191        259,191         --
Gelco Corporation....................    346,154        346,154         --
Eastech II L.P.......................    145,029        145,029         --
Eastech III L.P......................    217,543        217,543         --

--------
(1) Assumes that the Selling Securityholders sell all the shares of Mac-Gray Common Stock issued to them in the Merger and do not acquire additional shares of Mac-Gray Common Stock.
(2) As of the Effective Time, Robert P. Bennett will be appointed Senior Vice President, Sales of Mac-Gray.

  The Selling Securityholders may sell shares of Mac-Gray Common Stock (i) directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions), (ii) on any exchange or in the over-the-counter market, (iii) in transactions otherwise than in the over-the-counter market or on an exchange or (iv) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the shares of Mac-Gray Common Stock. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholders or by agreement between the Selling Securityholders and underwriters, brokers, dealers or agents or purchasers. If the Selling Securityholders effect such transactions by selling shares of Mac-Gray Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of shares of Mac-Gray Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the shares of Mac-Gray Common Stock may be deemed to be underwriters, and any profit on the sale of shares of Mac-Gray Common Stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

  In the event of a "distribution" of the shares of Mac-Gray Common Stock, the Selling Securityholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or maintaining the price of Mac-Gray Common Stock in connection with any offer of shares of Mac-Gray Common Stock by the Selling Securityholders.

  To the extent not described herein and as otherwise required by law, the specific amount of shares of Mac-Gray Common Stock being offered or sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus/Proxy Statement is a part.

  Mac-Gray will not receive any of the proceeds of the sale of shares of Mac-Gray Common Stock by any Selling Securityholder.

  Under the securities laws of certain states, the shares of Mac-Gray Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of Mac-Gray

Common Stock may not be sold unless the shares of Mac-Gray Common Stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

  Mac-Gray will pay all of the expenses incident to the registration, offering and sale of the shares of Mac-Gray Common Stock, other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Mac-Gray has agreed to indemnify the Selling Securityholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of Mac-Gray Common Stock to be issued in connection with the Merger and certain other legal matters relating to the Merger will be passed upon by Goodwin, Procter & Hoar LLP.

  Certain legal matters relating to the Merger will be passed upon by White & McDermott, P.C.

                         REGULATORY APPROVALS REQUIRED

  Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the FTC, certain information must be furnished to the Antitrust Division and the FTC and specified waiting periods must expire in acquisition transactions where: (i) the acquiring person, or the person whose voting securities or assets are being acquired, is engaged in commerce or in any activity affecting commerce; (ii) (a) any voting securities or assets of a person engaged in manufacturing which has annual net sales or total assets of $10,000,000 or more are being acquired by any person that has total assets or annual net sales of $100,000,000 or more, or (b) any voting securities or assets of a person not engaged in manufacturing that has total assets of $10,000,000 or more are being acquired by any person that has total assets or annual net sales of $100,000,000 or more, or (c) any voting securities or assets of a person with annual net sales or total assets of $100,000,000 or more are being acquired by any person with total assets or annual net sales of $10,000,000 or more; and (iii) as a result of the acquisition the acquiring person would hold either (x) 15% or more of the voting securities or assets of the acquired person, or (y) an aggregate total amount of the voting securities and assets of the acquired person in excess of $15,000,000. Currently, neither Mac-Gray nor Intirion is required to make any filings with the FTC or the Antitrust Division pursuant to the Hart-Scott-Rodino Act in connection with the Merger because Mac-Gray does not satisfy either the asset or the revenue threshold set forth above. No assurances can be given, however, that Mac-Gray will not exceed one or both of such thresholds prior to the Closing Date. If Mac-Gray were to exceed one of the above thresholds prior to the Closing Date, each of Mac-Gray and Intirion would have to file a premerger notification form (and any requested supplemental information) with the Antitrust Division and the FTC with respect to the Merger, which would trigger a 30-day waiting period that would have to elapse before the Merger could be consummated.

  Mac-Gray and Intirion do not believe that any other material governmental approvals, actions or filings, other than the Certificate of Merger, are or will be required for the consummation of the Merger.

                                    EXPERTS

  The consolidated financial statements of Mac-Gray Corporation as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997, the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. as of and for the year ended December 31, 1996 and the consolidated financial statements of Intirion Corporation as of June 30, 1997 and 1996 and for each of the three years ended June 30, 1997 included in this Prospectus/Proxy Statement have been so included in reliance of the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

  If the Intirion stockholders do not approve and adopt the Merger Agreement and authorize the Merger and the other transactions contemplated by the Merger Agreement, or if the Merger is not consummated for any other reason, the Intirion Board will schedule the next annual meeting of Intirion stockholders for a future date and will make provision for presentation of proposals at the next such annual meeting by its stockholders.

                         INDEX TO FINANCIAL STATEMENTS

MAC-GRAY CORPORATION
  Report of Independent Accountants.......................................  F-2
  Consolidated Balance Sheet as of December 31, 1996 and 1997.............  F-3
  Consolidated Statement of Income for the Years Ended December 31, 1995,
   1996 and 1997..........................................................  F-4
  Consolidated Statement of Stockholders' Equity for the Years Ended De-
   cember 31, 1995, 1996 and 1997.........................................  F-5
  Consolidated Statement of Cash Flows for the Years Ended December 31,
   1995, 1996 and 1997....................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
SUN SERVICES OF AMERICA, INC. AND R. BODDEN COIN-OP -LAUNDRY, INC.
  Report of Independent Accountants....................................... F-19
  Combined Balance Sheet as of December 31, 1996 and March 31, 1997 (unau-
   dited)................................................................. F-20
  Combined Statement of Income for the Year Ended December 31, 1996 and
   for the Three Months Ended March 31, 1996 and 1997 (unaudited)......... F-21
  Combined Statement of Stockholder's Equity for the Year Ended December
   31, 1996 and the Three Months Ended March 31, 1997 (unaudited)......... F-22
  Combined Statement of Cash Flows for the Year Ended December 31, 1996
   and for the Three Months Ended March 31, 1996 and 1997 (unaudited)..... F-23
  Notes to Combined Financial Statements.................................. F-24
INTIRION CORPORATION
  Report of Independent Accountants....................................... F-29
  Consolidated Balance Sheet as of June 30, 1996 and 1997 and December 31,
   1997 (unaudited)....................................................... F-30
  Consolidated Statement of Operations for the Years Ended June 30, 1995,
   1996 and 1997 and for the Six Months Ended December 31, 1996 and 1997
   (unaudited)............................................................ F-31
  Consolidated Statement of Changes in Stockholders' Deficit for the Years
   Ended June 30, 1995, 1996 and 1997 and for the Six Months Ended Decem-
   ber 31, 1997 (unaudited)............................................... F-32
  Consolidated Statement of Cash Flows for the Years Ended June 30, 1995,
   1996 and 1997 and for the Six Months Ended December 31, 1996 and 1997
   (unaudited)............................................................ F-33
  Notes to Consolidated Financial Statements.............................. F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Mac-Gray Corporation

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mac-Gray Corporation (the "Company"), at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, Massachusetts
January 30, 1998

                              MAC-GRAY CORPORATION

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 2,844  $ 3,774
  Trade receivables, net of allowance for doubtful accounts..    1,640    4,256
  Available-for-sale security................................      343      --
  Inventory..................................................    1,509    2,886
  Deferred income taxes......................................      --       548
  Prepaid commissions and other current assets...............    1,699    2,270
                                                               -------  -------
    Total current assets.....................................    8,035   13,734
  Property, plant and equipment, net.........................   31,912   37,699
  Intangible assets, net.....................................   11,491   27,926
  Prepaid commissions and other assets.......................    2,670    5,015
                                                               -------  -------
    Total assets.............................................  $54,108  $84,374
                                                               =======  =======
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long term debt..........................  $ 4,042  $ 1,550
  Current portion of capital lease obligations...............      251      476
  Accounts payable...........................................    3,876    5,002
  Accrued commissions........................................    4,940    5,585
  Accrued expenses...........................................      995    2,006
                                                               -------  -------
    Total current liabilities................................   14,104   14,619
Long-term debt...............................................   23,325    5,395
Long-term capital lease obligations..........................      193      491
Deferred income taxes........................................      647    5,430
Deferred retirement obligation...............................    1,156    1,052
Other liabilities............................................      --       429
Commitments and contingencies (Note 12)......................      --       --
Redeemable common stock, 612,026 shares......................      --     7,797
Stockholder's equity:
  Preferred stock of Mac-Gray Corporation ($.01 par value,
   5,000,000 shares authorized, no shares issued and
   outstanding)..............................................      --       --
  Common stock of Mac-Gray Co., Inc. ($1 par value; 200,000
   shares authorized, 154,275 shares issued and outstanding
   at December 31, 1996).....................................      154      --
  Common stock of Mac-Gray Corporation ($.01 par value;
   30,000,000 shares authorized, 10,967,800 shares issued and outstanding at
   December 31, 1997)........................................      --       110
  Additional capital.........................................    2,413   51,035
  Retained earnings (deficit)................................   20,788   (1,984)
  Net unrealized gain on available-for-sale security, net of
   tax.......................................................      258      --
  Less: 54,275 shares held in treasury at cost...............   (8,930)     --
                                                               -------  -------
  Total stockholders' equity.................................   14,683   49,161
                                                               -------  -------
    Total liabilities, redeemable common stock and stockhold-
     ers' equity.............................................  $54,108  $84,374
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements

                              MAC-GRAY CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
Revenue.............................................  $50,710  $64,427  $81,370
Cost of revenue:
  Commissions.......................................   20,471   25,760   31,717
  Laundry route expenditures........................    8,251   10,955   12,232
  Depreciation and amortization.....................    4,899    6,216    8,635
  Cost of equipment sales...........................    2,938    5,189    8,187
                                                      -------  -------  -------
    Total cost of revenue...........................   36,559   48,120   60,771
                                                      -------  -------  -------
Operating expenses:
  General and administration........................    3,901    3,952    4,699
  Sales and marketing...............................    2,531    3,803    5,165
  Depreciation......................................      455      517      503
                                                      -------  -------  -------
    Total operating expenses........................    6,887    8,272   10,367
                                                      -------  -------  -------
Income from operations..............................    7,264    8,035   10,232
  Interest expense, net.............................   (1,175)  (1,956)  (2,521)
  Other income (expense), net.......................       55      (87)     181
                                                      -------  -------  -------
  Income before provision for income taxes..........    6,144    5,992    7,892
  Provision for income taxes........................     (374)    (465)  (5,206)
                                                      -------  -------  -------
    Net income......................................  $ 5,770  $ 5,527  $ 2,686
                                                      =======  =======  =======
Net income per common share.........................  $  0.91  $  0.87  $  0.37
                                                      =======  =======  =======
Weighted average common shares outstanding..........    6,368    6,368    7,263
                                                      =======  =======  =======
Net income per common share--assuming dilution......  $  0.91  $  0.87  $  0.36
                                                      =======  =======  =======
Weighted average common shares outstanding--assuming
 dilution...........................................    6,368    6,368    7,391
                                                      =======  =======  =======
UNAUDITED PRO FORMA TAX ADJUSTED DATA (NOTE 15):
  Income before provision for income taxes..........  $ 6,144  $ 5,992  $ 7,892
  Provision for income taxes........................   (2,458)  (2,397)  (3,157)
                                                      -------  -------  -------
  Pro forma tax adjusted net income.................  $ 3,686  $ 3,595  $ 4,735
                                                      =======  =======  =======
  Pro forma tax adjusted net income per common
   share............................................  $  0.58  $  0.56  $  0.65
                                                      =======  =======  =======
  Pro forma tax adjusted net income per common
   share-assuming dilution..........................  $  0.58  $  0.56  $  0.64
                                                      =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                              MAC-GRAY CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                           COMMON STOCK                          NET UNREALIZED  TREASURY STOCK
                         -----------------                       GAINS (LOSSES) ------------------
                         NUMBER OF          ADDITIONAL RETAINED   ON SECURITY,  NUMBER OF
                           SHARES    VALUE   CAPITAL   EARNINGS    NET OF TAX    SHARES     VALUE    TOTAL
                         ----------  -----  ---------- --------  -------------- ---------  -------  --------
Balance, December 31,
 1994...................    154,275  $ 154   $   --    $ 17,406      $ 262        52,000   $(8,384) $  9,438
 Net income.............        --     --        --       5,770        --            --        --      5,770
 Net change in
  unrealized gains
  (losses) on available-
  for-sale security, net
  of tax................        --     --        --         --          28           --        --         28
 Dividends..............        --     --        --      (3,395)       --            --        --     (3,395)
 Contribution of capi-
  tal...................        --     --      1,009        --         --            --        --      1,009
                         ----------  -----   -------   --------      -----      --------   -------  --------
Balance, December 31,
 1995...................    154,275    154     1,009     19,781        290        52,000    (8,384)   12,850
 Net income.............        --     --        --       5,527        --            --        --      5,527
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............        --     --        --         --         (32)          --        --        (32)
 Dividends..............        --     --        --      (4,520)       --            --        --     (4,520)
 Common stock redemp-
  tion..................        --     --        --         --         --          2,275      (546)     (546)
 Contribution of capi-
  tal...................        --     --      1,404        --         --            --        --      1,404
                         ----------  -----   -------   --------      -----      --------   -------  --------
Balance, December 31,
 1996...................    154,275    154     2,413     20,788        258        54,275    (8,930)   14,683
 Net income.............        --     --        --       2,686        --            --        --      2,686
 Elimination of capital
  structure (Note 1)....   (154,275)  (154)   (2,413)    (6,363)       --        (54,275)    8,930       --
 Reorganization of the
  Company (Note 1)......  6,367,800     64       --         (64)       --            --        --        --
 Sale of common stock...  4,600,000     46    45,128        --         --            --        --     45,174
 Contribution of capital
  (Note 3)..............        --     --      5,907     (5,907)       --            --        --        --
 Net change in
  unrealized gains
  (losses) on available-
  for-sale securities,
  net of tax............        --     --        --         --        (258)          --        --       (258)
 Dividends..............        --     --        --     (13,124)       --            --        --    (13,124)
                         ----------  -----   -------   --------      -----      --------   -------  --------
Balance, December 31,
 1997................... 10,967,800  $ 110   $51,035   $ (1,984)     $ --            --    $   --   $ 49,161
                         ==========  =====   =======   ========      =====      ========   =======  ========


   The accompanying notes are an integral part of these financial statements.

                             MAC-GRAY CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (IN THOUSANDS)

                                                           YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1995     1996     1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................ $ 5,770  $ 5,527  $ 2,686
    Adjustments to reconcile net income to net cash
     provided by operating activities:
    Depreciation and amortization...................   5,354    6,733    9,138
    (Gain) loss on sale of assets...................     (11)      43     (246)
    Deferred income taxes...........................      71       60    4,235
  Decrease (increase) in accounts receivable........      69     (577)  (2,572)
  (Increase) decrease in inventory..................    (137)     224   (1,067)
  (Increase) in prepaid expenses and other assets...  (1,386)  (1,299)  (2,900)
  Increase in accounts payable, accrued commissions
   and accrued expenses.............................     687    2,939    1,668
                                                     -------  -------  -------
    Net cash flows provided by operating activi-
     ties...........................................  10,417   13,650   10,942
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................  (4,421)  (7,635)  (8,681)
  Acquisition of businesses (Note 2)................    (821) (14,487) (12,196)
  Proceeds from sale of property and equipment......     137       52      --
  Proceeds from sale of securities..................     --       --       333
                                                     -------  -------  -------
    Net cash flows used in investing activities.....  (5,105) (22,070) (20,544)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital
   lease obligations................................  (2,490)  (2,171)  (3,529)
  Retirement of line of credit and term loan........     --    (5,378) (19,512)
  Advances on line-of-credit, net...................   1,327   18,247    1,823
  Contribution of capital and proceeds from sale of
   common stock.....................................   1,009    1,404   45,174
  Cash dividends paid...............................  (3,395)  (4,520) (13,124)
  Cash paid to repurchase shares of common stock....     --      (125)     --
  Cash paid for refinancing of long term debt.......     --       (75)    (300)
                                                     -------  -------  -------
    Net cash flows provided by (used in) financing
     activities.....................................  (3,549)   7,382   10,532
                                                     -------  -------  -------
Increase (decrease) in cash and cash equivalents....   1,763   (1,038)     930
Cash and cash equivalents, beginning of year........   2,119    3,882    2,844
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............. $ 3,882  $ 2,844  $ 3,774
                                                     =======  =======  =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..................................... $ 1,161  $ 1,944  $ 2,884
  Income taxes paid.................................     242      384    1,036

SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING ACTIVITIES:

  During the year ended December 31, 1997, common stock with an approximate value of $7,797 was issued in connection with the Sun Services Acquisition. Such common stock is redeemable at a negotiated price pursuant to a contractual arrangement.

  The accompanying notes are an integral part of these financial statements.

                             MAC-GRAY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

  Basis of Presentation--The historical financial statements include the combined accounts of Mac-Gray Co., Inc. and Mac-Gray, L.P. On April 17, 1997, Mac-Gray Co., Inc. and Mac-Gray, L.P. were reorganized to create Mac-Gray Corporation (the "Parent"). The Parent acquired all of the outstanding common stock of Mac-Gray Co., Inc. and all of the outstanding limited partnership interest of Mac-Gray, L.P. in exchange for 6,367,800 shares of the Parent's common stock. Concurrently, Mac-Gray, L.P. was merged with and into Mac-Gray Co., Inc. which continued to operate as a wholly owned subsidiary of the Parent (collectively, the "Company"). The consolidated financial statements for the current fiscal year include the accounts of Mac-Gray Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation.

  Description of the Business--The Company generates the majority of its revenue from card and coin route laundry rooms located in the Northeastern, Midwestern and Southeastern United States. The Company's principal customer base is the multi-housing market, which consists of apartments, condominium units, colleges and universities. The Company also sells, services and leases commercial laundry equipment to commercial laundromats and institutions. The majority of the Company's purchases of coin route laundry equipment is from one supplier.

2. ACQUISITIONS

  In 1995, the Company acquired certain assets of Commercial Appliance, Inc. for $821 and recorded goodwill of approximately $564. During 1996, the Company acquired certain assets of six coin-operated laundry businesses or divisions for an aggregate purchase price of $15,561 and recorded goodwill of $10,184. Non-compete agreements valued at $1,250 were also recorded in 1996 in connection with these acquisitions. These acquisitions were accounted for using the purchase method of accounting. Pro forma financial information has not been provided for these acquisitions due to lack of historical financial data of the acquired entities.

  On April 17, 1997, the Company acquired in exchange for 612,026 shares of its common stock, (approximate value of $7,797), approximately $2,170 in cash, $850 of a deferred payment obligation, and assumption of approximately $2,787 in debt, each of Sun Services of America, Inc. and R. Bodden Coin-Op Laundry, Inc. (collectively, "Sun Services"). The shares of the Company's common stock are redeemable at the election of the shareholder. The redeemable common stock has been valued at a contractual put price of $12.74 per common share (which was in excess of market as of that date). The redemption feature of these shares expires on October 22, 2000. Sun Services of America, Inc. and R. Bodden Coin-Op Laundry were 100% owned by the same shareholder. The Parent acquired all of the outstanding capital stock of Sun Services, which was accounted for pursuant to the purchase method of accounting, and resulted in goodwill of approximately $11,600.

  The following pro forma financial information reflects the Sun Services Acquisition as if it occurred on January 1, 1996. For the year ended December 31, 1997, the historical results of Sun Services for the period from April 1, 1997 through April 16, 1997 have not been included and are not material to the Company.

                                            UNAUDITED PRO FORMA RESULTS FOR THE
                                                  YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                                  1996              1997
                                            ----------------- -----------------
   Revenue................................  $          71,091 $          83,402
   Net Income.............................              5,680             2,839
   Pro Forma tax adjusted net income (Note
    15)...................................              3,687             4,827
   Pro Forma tax adjusted net income Per
    Share.................................  $            0.58 $            0.66
   Pro Forma tax adjusted net income Per
    Share--assuming dilution..............  $            0.58 $            0.65

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  In October and November, 1997, the Company acquired certain assets of two additional coin-operated laundry businesses for approximately $7,150. These acquisitions were also accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets acquired was the fair market value on the respective acquisition dates. Purchase price in excess of the fair value of assets acquired was allocated to goodwill and amounted to approximately $6,228. Pro forma financial information for the October and November 1997 acquisitions has not been presented due to their insignificance in relation to the Company as a whole. The Company's consolidated financial statements include the results of the 1995, 1996, and 1997 acquisitions from their respective acquisition dates.

3. INITIAL PUBLIC OFFERING OF COMMON STOCK

  Mac-Gray Corporation completed its initial public offering of 4,600,000 shares of common stock at $11 per share on October 22, 1997. The net proceeds from the sale of the common stock of $45,174 were used primarily to repay existing indebtedness outstanding under the Credit Facility (Note 9) and to fund a distribution of $9,000 of previously taxed but undistributed earnings to the Company's shareholders of record as of October 16, 1997. As a result of the initial public offering, the Company's S corporation status was terminated. Retained earnings of $5,907 as of that date were reclassified to additional paid-in capital to reflect additional contributions of capital by the S-corporation shareholders.

4. SIGNIFICANT ACCOUNTING POLICIES

  Cash, Cash Equivalents and Available-For-Sale Security--The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  The Company invests excess cash in repurchase agreements and other highly liquid short term investments. Accordingly, the investments are subject to minimal credit and market risk. All of the Company's investments are classified as available-for-sale. As such, unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity, net of tax.

  Revenue Recognition--The Company recognizes coin route laundry revenue on the accrual basis. Sales revenue from the Company's commercial sale of equipment and parts is recognized upon shipment of the orders.

  Allowance for Doubtful Accounts--The Company maintains an allowance for doubtful accounts of $330 at December 31, 1996 and $490 at December 31, 1997.

  Concentration of Credit Risk--Financial instruments which potentially expose the Company to concentration of credit risk include trade receivables, generated by the Company as a result of the selling and leasing of laundry machines. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained. The Company typically does not require collateral.

  Fair Value of Financial Instruments--For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximates book value at December 31, 1996 and 1997, based upon terms currently available to the Company in financial markets.

  Inventories--Inventories consist of laundry machines and parts purchased for commercial sale. Inventories are stated at the lower of cost (as determined using the first-in, first-out method) or market.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged to operations as incurred; acquisitions, major renewals, and betterments are capitalized.

  Coin route equipment-not yet placed in service--These assets represent laundry machines that management estimates will be installed in coin route laundry rooms and have not been purchased for commercial sale.

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the acquisitions (Note 2). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which ranges from two to five years. Goodwill is amortized using the straight-line method over fifteen or twenty years from the acquired companies respective dates of acquisitions.

  Impairment of Long-Lived Assets--Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

  Income Taxes--Mac-Gray Co., Inc. which elected S corporation status, and Mac-Gray, L.P. were "pass through" entities for income tax purposes prior to the reorganization on April 17, 1997. From April 17, 1997 through October 16, 1997, Mac-Gray Corporation also elected S corporation status. Accordingly, earnings and losses were included on the income tax returns of the respective equity owners through October 16, 1997. On October 16, 1997, the Company's S corporation status was terminated as a result of the initial public offering.

  The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the provisions of SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determined the amount of taxes payable currently or in future years. The classification of net current and non-current deferred tax assets or liabilities depend upon the nature of the related asset or liability. Deferred income taxes are provided for temporary differences between the income tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

  Stock Compensation--The Company's stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In fiscal 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Share--The Company accounts for earnings per share in accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 replaces APB Opinion No. 15 "Earnings Per Share" and requires the presentation of basic earnings per share and diluted earnings per share (EPS). Basic EPS includes no dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS under APB 15. Diluted earnings per share has been calculated using the treasury stock method and prior period earnings per share have been restated in accordance with SFAS 128. Net income per share gives effect to the exchange of shares between the Parent and the Company (Note 1).

  New Accounting Pronouncements--The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). In accordance with these

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

statements, the Company plans to implement SFAS 130 which requires presentation of certain information related to comprehensive income and SFAS 131 which requires that certain additional information related to operating segments be reported during fiscal year 1998. The Company is currently reviewing the impact of these statements on its financial statements.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                    ESTIMATED   DECEMBER 31,
                                                   USEFUL LIFE ---------------
                                                     (YEARS)    1996    1997
                                                   ----------- ------- -------
   Coin route equipment...........................       10    $58,610 $68,179
   Buildings and improvements.....................    15-32      6,531   7,388
   Furniture, fixtures and computer equipment.....      5-7      4,062   5,092
   Trucks and autos...............................      3-5      1,776   2,600
   Land and improvements..........................      --         309     309
                                                               ------- -------
                                                                71,288  83,568
   Less: accumulated depreciation.................              40,428  46,869
                                                               ------- -------
                                                                30,860  36,699
   Coin route equipment, not yet placed in serv-
    ice...........................................               1,052   1,000
                                                               ------- -------
   Property, plant and equipment, net.............             $31,912 $37,699
                                                               ======= =======

  Depreciation and amortization of property, plant and equipment totaled $4,477, $5,176 and $6,441 for the years ended December 31, 1995, 1996 and
1997, respectively.

  During 1995, 1996 and 1997, the Company acquired vehicles under capital leases with a cost of $356, $328 and $892, respectively.

  At December 31, 1996 and 1997, trucks and autos includes $1,449 and $2,284, respectively, of capital leased equipment with an accumulated amortization balance of $1,052 and $1,307, respectively.

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
   Goodwill.................................................... $10,348 $28,208
   Covenants-not-to-compete....................................   2,549   2,869
   Other.......................................................     153     451
                                                                ------- -------
                                                                 13,050  31,528
   Less: accumulated amortization..............................   1,559   3,602
                                                                ------- -------
   Intangible assets, net...................................... $11,491 $27,926
                                                                ======= =======

  Amortization expense associated with the above intangible assets amounted to $650, $841 and $1,811 for the years ended December 31, 1995, 1996 and 1997, respectively.

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1996   1997
                                                                  -------------
   Accrued interest..............................................  $134  $  101
   Accrued salaries..............................................    78     233
   Current portion of deferred retirement obligation.............   104     104
   Current portion of deferred payment obligation................   --      392
   Other.........................................................   679   1,176
                                                                  ----- -------
                                                                  $ 995 $ 2,006
                                                                  ===== =======

8. DEFERRED RETIREMENT OBLIGATION

  The deferred retirement obligation at December 31, 1996 and 1997 relates to payments due to a shareholder of the Company in connection with a retirement agreement which provides for annual payments of $104 until the death of the shareholder. The liability at December 31, 1996 and 1997 has been estimated based upon the life expectancy of the shareholder utilizing actuarial tables.

9. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                                --------------
                                                                 1996    1997
                                                                ------- ------
   Credit agreement and revolving credit facility.............. $17,668 $  --
   Unsecured notes payable to former shareholders:
     Variable rate note, lesser of prime rate plus 2% or 9%,
      quarterly principal payments beginning January 1, 1996
      (9% at December 31, 1997)................................   3,360  2,560
   Fixed rate notes, 8.4% interest rate, due September 1, 1997
    and June 1, 2000...........................................   2,046    746
   Discount note, 6% imputed interest rate (estimated fair
    market rate), quarterly installments, due December 31,
    2003.......................................................   2,613  2,239
   Fixed note, 8.75% interest rate, due January 1, 2001........     421    317
   Note payable, 11.5% fixed interest rate, monthly principal payments,
    due September 1, 1999......................................     249    172
   Acquisition note payable, 8% imputed interest rate
    (estimated fair
    market rate), monthly payments, due May 31, 2006...........   1,010    911
                                                                ------- ------
       Total long-term debt....................................  27,367  6,945
   Less: current portion.......................................   4,042  1,550
                                                                ------- ------
                                                                $23,325 $5,395
                                                                ======= ======

 Credit Agreement and Revolving Credit Facility

  On April 17, 1997, the outstanding debt under the 1996 Credit Agreement and Revolving Credit Facility was refinanced under terms of an amended and restated agreement (the Senior Secured Credit Facility). The

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Senior Secured Credit Facility provides for borrowings under (i) a revolving line of credit and term loan facility and (ii) a revolving working capital line of credit facility of up to $45,000 and $5,000, respectively. Outstanding indebtedness under the Senior Secured Credit Facility bears interest at the Company's option, at a rate equal to the prime rate plus .5% or LIBOR plus 2.5% with the margin over the prime rate and LIBOR decreasing after October 22, 1997 due to the initial public offering of the Company's common stock (Note 3) to the prime rate less .5% or LIBOR plus 2.0%. The Senior Secured Credit Facility restricts payments of dividends and other distributions, restricts the Company from making certain acquisitions and incurring indebtedness, and requires it to maintain certain financial ratios. The Senior Secured Credit Facility is secured by pledges of assets of the Parent and its subsidiaries. The Senior Secured Credit Facility provides for the issuance of standby letters of credit of up to $15,000 in the aggregate. At December 31, 1997, outstanding letters of credit amounted to $1,302. There is no outstanding balance on the Senior Secured Credit Facility at December 31, 1997. The interest rate for the Senior Secured Credit Facility at December 31, 1997 was 8.0%.

  In connection with the financing of the 1996 Acquisitions (Note 2), the Company entered into a Credit Agreement with a bank which provided for borrowings under a Revolving Line of Credit, Working Capital Line of Credit and Acquisition Line of Credit of up to $14,000, $1,500 and $4,000, respectively. Borrowings under the Credit Agreement were restricted to providing working capital requirements of the Company and funding future acquisitions.

  During June 1996, the Company entered into an agreement with a bank which provided a Revolving Credit Facility with aggregate borrowings of up to $4,500. As of December 31, 1996, $2,893 was available to be borrowed under the Revolving Credit Facility. A portion of the proceeds from the Credit Agreement and the Revolving Credit Facility were used to pay the balance of the Bank Note and Line of Credit outstanding prior to the refinancing of the Company.

  The Credit Agreement and the Revolving Credit Facility provided for the issuance of standby letters of credit up to $2,200 in the aggregate. At December 31, 1996, outstanding letters of credit amounted to $1,526.

  Borrowings under the 1996 Credit Agreement and the Revolving Credit Facility bore interest, at the Company's option, at either (1) the banks' prime interest rate (the "Prime Rate") or (2) 2.5% plus the rate at which certain Eurodollar deposits were offered in the interbank Eurodollar market (the "LIBOR Rate") or (3) 2.5% plus the rate at which funds were offered in the secondary markets (the "Cost of Funds Rate").

 Future Payments

  As of December 31, 1997, the scheduled future principal payments of long-term debt are as follows:

   1998................................................................. $ 1,550
   1999.................................................................   1,401
   2000.................................................................   2,088
   2001.................................................................     887
   2002.................................................................     602
   Thereafter...........................................................     417
                                                                         -------
                                                                         $ 6,945
                                                                         =======

10. INCOME TAXES

  On October 16, 1997, the Company's S corporation status was automatically terminated due to the initial public offering (Note 3). As a result, the current year provision includes a charge of $4,037 to provide for net deferred tax liabilities resulting from the change in income tax status from an S corporation to a C corporation,

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The following information relates to the temporary differences at October 16, 1997.

   Accounts receivable................................................     (627)
   Fixed assets.......................................................   16,051
   Deferred compensation..............................................   (3,415)
   Other..............................................................     (147)
                                                                       --------
     Total............................................................ $ 11,862
                                                                       ========

  Prior to October 16, 1997, the historical income tax provision was established only to provide for income taxes in states that do not recognize Subchapter S corporations, using a statutory income tax rate of 6%. The effective rate differed from the statutory rate in 1996 and 1997 (prior to October 16, 1997) due to meals and entertainment expenses and goodwill amortization recorded for book purposes that are not deductible for income tax purposes. In addition to the aforementioned items, the Company's 1996 effective tax rate differs from the statutory tax rate due to taxable losses generated by Mac-Gray, L.P. for which only a 10% tax benefit (equivalent to Mac-Gray Co., Inc.'s general partnership interest in Mac-Gray, L.P.) was recognized by the Company.

  The provision for state and federal income taxes consists of the following:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                               ----------------
                                                               1995 1996  1997
                                                               ---- ---- ------
   Current state income tax................................... $305 $405 $  454
   Deferred state income tax..................................   69   60    505
   Current federal income tax.................................  --   --     517
   Deferred federal income tax................................  --   --   3,730
                                                               ---- ---- ------
     Total income taxes....................................... $374 $465 $5,206
                                                               ==== ==== ======

  The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities at December 31:

                                                                    1996  1997
                                                                    ---- ------
   Deferred tax assets:
     Accounts receivable........................................... $ 40 $  369
     Deferred compensation.........................................  202  1,366
     Other.........................................................   33     49
                                                                    ---- ------
                                                                     275  1,784
                                                                    ---- ------
   Deferred tax liabilities:
     Fixed assets..................................................  915  6,619
     Other.........................................................    7     47
                                                                    ---- ------
                                                                     922  6,666
                                                                    ---- ------
   Net deferred tax liabilities.................................... $647 $4,882
                                                                    ==== ======

  It is not expected that a valuation allowance will be needed for the deductible differences at December 31, 1997.

  As the Company maintained its S corporation election through October 16, 1997, the provision for income taxes recorded for the year ended December 31, 1997 differs significantly from the amount of income taxes

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

determined by applying the applicable U.S. statutory federal income tax rate to pretax income. For the period subsequent to the termination of the S corporation, the statutory income tax rate differed from the effective rate primarily as a result of the following differences:

                                                                            %
                                                                           ----
   Taxes computed at federal statutory rate............................... 34.0%
   State income taxes, net of federal benefit.............................  2.3
   Other.................................................................. (1.0)
                                                                           ----
     Income tax provision................................................. 35.3%
                                                                           ====

  The current provision for income taxes recorded for fiscal 1997 includes $314 in tax while the Company was an S corporation and $657 in tax for the period subsequent to the termination of the S corporation election.

11. COMMON STOCK REDEMPTION

  On January 1, 1996, the Company redeemed 2,275 shares of its common stock at $240 per share from minority shareholders. The aggregate redemption price was $546, consisting of cash in the amount of $125 and the issuance of five-year promissory notes in the amount of $421, bearing interest at 8.75% per year.

12. COMMITMENTS AND CONTINGENCIES

  Leases--The Company leases certain equipment and facilities under non-cancelable operating leases. The Company also leases certain vehicles under capital leases.

  Future minimum lease payments under non-cancelable operating and capital leases consist of the following:

    YEAR ENDED                                                CAPITAL OPERATING
   DECEMBER 31,                                               LEASES   LEASES
   ------------                                               ------- ---------
      1998................................................... $  538    $ 379
      1999...................................................    389      302
      2000...................................................    133      218
      2001...................................................    --        66
                                                              ------    -----
      Future lease payments..................................  1,060    $ 965
                                                                        =====
      Less: amount representing interest (8.5% at December
       31, 1997).............................................     93
                                                              ------
                                                                 967
      Present value future minimum lease payments less
       amounts due within one year...........................    476
                                                              ------
      Amounts due after one year............................. $  491
                                                              ======

  Rent expense incurred by the Company under non-cancelable operating leases totaled $123, $256 and $520 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Guaranteed Commission Payments--The Company operates coin laundry routes under various lease agreements in which the Company is required to make minimum guaranteed commission payments to the respective property owners. The following is a schedule by years of future minimum guaranteed commission

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

payments required under these lease agreements that have initial or remaining non-cancelable contract terms in excess of one year as of December 31, 1997:

   1998.................................................................. $1,633
   1999..................................................................  1,395
   2000..................................................................  1,375
   2001..................................................................    826
   2002..................................................................    735
   Thereafter............................................................  1,876
                                                                          ------
                                                                          $7,840
                                                                          ======

  Guarantee of Indebtedness--At December 31, 1997, Mac-Gray Co., Inc. is a guarantor on a line-of-credit for a customer in the amount of $706. The customer has incurred substantial losses. While the guarantee is secured by a pledge of the borrowing company's assets, it is uncertain if those assets and profits from continuing operations will be adequate to retire the line-of-credit. The Company has recorded a reserve of $250 at December 31, 1997 for estimated losses on this guarantee. In management's opinion, the range of the estimated loss to be incurred in connection with the Company's guarantee of the customer's line-of-credit in excess of the amount recorded at December 31, 1997 will not have a material adverse impact on the results of operations or the financial position of the Company.

  Litigation--The Company is involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Company's ultimate liability, if any, under pending litigation would not materially affect its financial condition or the results of its operations.

13. EMPLOYEE BENEFIT AND STOCK PLANS

  Retirement Plans--The Company maintains a qualified profit-sharing/401(k) plan (the Plan) covering substantially all employees. The Company's contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $535, $532 and $285 for the years ended December 31, 1995, 1996 and 1997, respectively.

  1997 Stock Option and Incentive Plans--In December, 1996, the Board of Directors of Mac-Gray Co. adopted, and the stockholders approved, the Mac-Gray Co., Inc. 1996 Stock Option and Incentive Plan (the Predecessor Plan). On April 7, 1997, the Board of Directors adopted and the Company's stockholders approved the 1997 Stock Option and Incentive Plan for the Company (the 1997 Stock Plan). The 1997 Stock Plan is designed and intended as a performance incentive for officers, employees, consultants and directors to promote the financial success and progress of the Company. All officers, employees and independent directors are eligible to participate in the 1997 Stock Plan. Awards, when made, may be in the form of stock options, restricted stock, unrestricted stock options, and dividend equivalent rights.

  On December 30, 1996, Mac-Gray Co. granted 556,350 options to purchase shares of common stock with an exercise price of $9.99 per share pursuant to the Predecessor Plan. Concurrent with the reorganization of the Company, the options issued pursuant to the Predecessory Plan were assumed by the Company under the 1997 Stock Plan, and the Predecessory Plan was terminated. The options assumed by the Company under the 1997 Plan were reflective of the exchange of common stock between the Parent and Mac-Gray Co., Inc. The exercise price of the options was adjusted to $8.80 in August 1997, in order to restore the economic position of the option holders as a result of the $9,000 distribution (Note 3). The change in the exercise price of these options has been

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


reflected as a cancellation of the $9.99 options and a grant of the $8.80 options on the following option rollforward. Employee options vest so that twenty percent (20%) of the options will become exercisable on each of the first through fifth anniversaries of the date of grant of the options. In the event of termination of the optionees' relationship with the Company, options not yet exercised terminate within 90 days. The 1997 Stock Plan also provided for the automatic grant to each of the four independent directors to purchase 1,000 shares of common stock. The non-qualified options granted to independent directors were exercisable immediately and will terminate on the tenth anniversary of the grant. The exercise prices were determined by the Board of Directors to be the fair market value of the shares underlying the options on the respective dates of the grants. Other than the stock option grants, there were no other grants of equity-based compensation awards during 1996 and 1997.

  The 1997 Stock Plan provides for the issuance of up to the greater of 750,000 shares of common stock or ten percent of the then outstanding shares of common stock. Subsequent to the initial public offering (Note 3), a total of 1,157,982 shares of common stock are reserved for issuance under the 1997 Stock Plan, of which 638,590 shares are subject to outstanding options and 519,392 remain available for issuance.

  The following is a summary of stock option plan activity.

                                                   1996             1997
                                             ---------------- ------------------
                                                     WEIGHTED           WEIGHTED
                                                     AVERAGE            AVERAGE
                                                     EXERCISE           EXERCISE
                                             SHARES   PRICE    SHARES    PRICE
                                             ------- -------- --------  --------
   Outstanding, beginning of year...........     --   $  --    556,350   $ 9.99
   Granted.................................. 556,350  $ 9.99   649,840   $ 8.88
   Exercised................................     --   $  --        --    $  --
   Canceled.................................     --   $  --   (556,350)  $ 9.99
   Forfeited................................     --   $  --    (11,250)  $ 8.89
                                             -------  ------  --------   ------
   Outstanding, end of year................. 556,350  $ 9.99   638,590   $ 8.88
                                             =======  ======  ========   ======

                              OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                     ------------------------------------- --------------------
                                     WEIGHTED     WEIGHTED             WEIGHTED
    RANGE OF           NUMBER        AVERAGE      AVERAGE    NUMBER    AVERAGE
    EXERCISE         OUTSTANDING    REMAINING     EXERCISE EXERCISABLE EXERCISE
    PRICES           AT 12/31/97 CONTRACTUAL LIFE  PRICE   AT 12/31/97  PRICE
    --------         ----------- ---------------- -------- ----------- --------
   $8.80--$9.25.....   634,590           9         $ 8.86    109,470    $ 8.80
   $11.00--$16.06...     4,000          10         $12.27      4,000    $12.27
                       -------         ---         ------    -------    ------
                       638,590           9         $ 8.88    113,470    $ 8.92
                       =======         ===         ======    =======    ======

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation." The Company continues to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion 25. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and pro forma net income per share would have been reduced to $2,314 in 1997, or $0.32 per share compared to reported net income of $2,686, or $0.37 per share and $0.36 per share-assuming dilution.

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Fair value of options granted at grant date................ $  3.10  $  3.61
   Risk free interest rate....................................       6%       6%
   Expected option term--Employees............................ 7 years  7 years
   Expected option term--independent directors................     --   3 years
   Expected volatility........................................     --        50%
   Option valuation method....................................   Black-Scholes
                                                                option-pricing
                                                                         model

  In accordance with the provisions of SFAS 123, a volatility assumption was not used to calculate the fair value of options granted prior to the Company's initial public offering.

  Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future periods.

14. EARNINGS PER SHARE

                                                  FOR THE YEAR ENDED 1997
                                              --------------------------------
                                                                         PER-
                                                INCOME       SHARES     SHARE
                                              (NUMERATOR) (DENOMINATOR) AMOUNT
                                              ----------- ------------- ------
Pro forma net income per common share:
  Net income.................................   $2,686        7,263     $0.37
                                                ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                   128
                                                              -----
Pro forma net income per common share-assum-
 ing dilution:
  Net income.................................   $2,686        7,391     $0.36
                                                ======        =====     =====

                             MAC-GRAY CORPORATION

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                  FOR THE YEAR ENDED 1996
                                              --------------------------------
                                                                         PER-
                                                INCOME       SHARES     SHARE
                                              (NUMERATOR) (DENOMINATOR) AMOUNT
                                              ----------- ------------- ------
Net income per common share:
  Net income.................................   $3,595        6,368     $0.56
                                                ======        =====     =====
Effect of dilutive securities:
  Stock options..............................                   --
                                                              -----
Net income per common share--assuming dilu-
 tion:
  Pro forma as adjusted net income...........   $3,595        6,368     $0.56
                                                ======        =====     =====

15. UNAUDITED PRO FORMA TAX ADJUSTED DATA

  Statement of Income--Unaudited pro forma tax adjusted data reflects adjustments to the consolidated statement of income for year ended December 31, 1997. Such adjustments consider the effect of the Company's operations as if the Company was subject to federal and state income taxes on a corporate level. Accordingly, the pro forma income tax provision and pro forma net income have been calculated, using an estimated income tax rate of 40%, as if the Company was subject to income taxation as a C corporation during the entire year.

16. SUBSEQUENT EVENTS--UNAUDITED

  On December 22, 1997, the Company entered into a merger agreement with Intirion Corporation ("Intirion"), pursuant to which Intirion equity securities are expected to be exchanged for approximately 1.6 million shares of the Company's common stock and approximately $1 million in cash. The merger is expected to be accounted for as a pooling of interests and is expected to close in early 1998. A prospectus/proxy statement describing the terms of the proposed merger and containing financial statements of both companies was prepared subsequent to year end.

  On March 4, 1998, the Company entered into a Stock and Asset Purchase Agreement pursuant to which Mac-Gray will acquire one hundred percent of the outstanding capital stock of Amerivend Corporation and the assets of Amerivend Southeast Corporation. The purchase price, which is subject to certain adjustments, will be approximately $33.5 million. The acquisition is expected to be accounted for as a purchase transaction and is expected to close in the second quarter of 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statement of income, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc. (the "Companies") at December 31, 1996, and the results of the Companies' operations and cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, Massachusetts
May 2, 1997

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                             COMBINED BALANCE SHEET
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                       DECEMBER 31,  MARCH 31,
                                                           1996        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Trade receivables, net of allowance for doubtful ac-
   counts of $16......................................    $   33      $   22
  Due from shareholder................................       173         173
  Inventory...........................................       164         151
  Prepaid expenses and other current assets...........       230         242
                                                          ------      ------
    Total current assets..............................       600         588
Property and equipment, net...........................     1,693       1,687
Intangible assets, net................................     1,540       1,651
Prepaid commissions and other assets..................       787         734
                                                          ------      ------
    Total assets......................................    $4,620      $4,660
                                                          ======      ======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt...................    $  765      $  765
  Accounts payable....................................       329         169
  Accrued expenses....................................       383         462
                                                          ------      ------
    Total current liabilities.........................     1,477       1,396
                                                          ------      ------
Long-term debt........................................     2,209       2,268
                                                          ------      ------
Commitments and contingencies (Note 10)...............       --          --
Stockholder's equity:
  Common stock--Sun Services of America, Inc., $1 par
   value; 1,000 shares authorized; 30 shares issued
   and outstanding....................................       --          --
  Common stock--R. Bodden Coin-Op-Laundry Inc. $1 par
   value; 7,000 shares authorized; 1,000 shares issued
   and outstanding....................................         1           1
  Additional paid-in capital..........................        90          90
  Retained earnings...................................       843         905
                                                          ------      ------
    Total stockholder's equity........................       934         996
                                                          ------      ------
    Total liabilities and stockholder's equity........    $4,620      $4,660
                                                          ======      ======

   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                          COMBINED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                 THREE MONTHS
                                                                     ENDED
                                                     YEAR ENDED    MARCH 31,
                                                    DECEMBER 31, --------------
                                                        1996      1996    1997
                                                    ------------ ------  ------
                                                                  (UNAUDITED)
Revenue............................................    $6,664    $1,628  $2,032
Cost of revenue:
  Commissions......................................     2,718       723     797
  Laundry route expenditures.......................       820       193     183
  Depreciation and amortization....................       655       129     209
  Cost of equipment sales..........................       277        19     164
                                                       ------    ------  ------
    Total cost of revenue..........................     4,470     1,064   1,353
                                                       ------    ------  ------
Operating expenses:
  General and administration.......................     1,220       292     307
  Sales and marketing..............................       160        30      47
  Depreciation.....................................        25         5       6
                                                       ------    ------  ------
    Total operating expenses.......................     1,405       327     360
                                                       ------    ------  ------
Income from operations.............................       789       237     319
  Interest expense.................................      (267)      (42)    (89)
  Other expense, net...............................       (60)       (3)    --
                                                       ------    ------  ------
Net income.........................................    $  462    $  192  $  230
                                                       ======    ======  ======



   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                          COMMON STOCK--SHARES   COMMON STOCK--VALUE
                         ---------------------- ----------------------
                         SUN SERVICES R. BODDEN SUN SERVICES R. BODDEN
                              OF       COIN-OP       OF      COIN-OP-  ADDITIONAL
                           AMERICA,   LAUNDRY,    AMERICA,   LAUNDRY,   PAID-IN   RETAINED
                             INC.       INC.        INC.       INC.     CAPITAL   EARNINGS TOTAL
                         ------------ --------- ------------ --------- ---------- -------- -----
Balance, December 31,
 1995...................      30        1,000       $--         $ 1       $ 90     $ 772   $ 863
 Net income.............     --           --         --         --         --        462     462
 Dividends..............     --           --         --         --         --       (391)   (391)
                             ---        -----       ----        ---       ----     -----   -----
Balance, December 31,
 1996...................      30        1,000        --           1         90       843     934
 Net income (unau-
  dited)................     --           --         --         --         --        230     230
 Dividends (unaudited)..     --           --         --         --         --       (168)   (168)
                             ---        -----       ----        ---       ----     -----   -----
Balance, March 31, 1997
 (unaudited)............      30        1,000       $--         $ 1       $ 90     $ 905   $ 996
                             ===        =====       ====        ===       ====     =====   =====




   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                                                                   ENDED
                                                   YEAR ENDED    MARCH 31,
                                                  DECEMBER 31, --------------
                                                      1996      1996    1997
                                                  ------------ ------  ------
                                                                (UNAUDITED)
Net income.......................................   $   462    $  192  $  230
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization..................       680       134     215
  Changes in assets and liabilities:
    (Increase) decrease in trade receivables,
     net.........................................       (26)       (2)     11
    (Increase) in shareholder receivable.........       (10)      --      --
    (Increase) decrease in inventory.............       (46)       (1)     13
    (Increase) decrease in prepaid expenses and
     other current assets........................      (329)     (185)      1
    Increase (decrease) in accounts payable and
     accrued expenses............................       172      (197)    (81)
                                                    -------    ------  ------
    Net cash provided by (used in) operating
     activities..................................       903       (59)    389
                                                    -------    ------  ------
Cash flows from investing activities:
  Capital expenditures...........................      (444)     (105)    (15)
  Acquisition of businesses (Note 3).............    (1,720)     (300)   (265)
                                                    -------    ------  ------
    Net cash used in investing activities........    (2,164)     (405)   (280)
                                                    -------    ------  ------
Cash flows from financing activities:
  Advances under line of credit agreement, net...       116       163     143
  Principal payments on long-term debt...........      (953)     (627)   (194)
  Proceeds from issuance of long-term debt.......     2,507       984     110
  Dividends paid.................................      (391)      (56)   (168)
  Cash paid for refinancing of debt..............       (18)
                                                    -------    ------  ------
    Net cash provided by (used in) financing
     activities..................................     1,261       464    (109)
                                                    -------    ------  ------
Net change in cash and cash equivalents..........   $  --      $  --   $  --
                                                    =======    ======  ======
Supplemental cash flow information:
  Cash paid for interest.........................   $   241    $   25  $   64


   The accompanying notes are an integral part of these financial statements.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND THE BUSINESS

  Basis of Presentation--The accompanying combined financial statements include the accounts of Sun Services of America, Inc. (Sun Services) and R. Bodden Coin-Op-Laundry, Inc. (Bodden) (collectively, the Companies). The Companies are 100% owned by the same shareholder and are under common management.

  Nature of Business--The Companies are engaged in the coin operated laundry business throughout Florida. The majority of the Companies' customers are apartment complexes and laundromats. The Companies lease coin operated laundry equipment to their customers for percentages of the monies collected. The majority of the Companies purchases of coin route laundry equipment are from one supplier.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Unaudited Combined Interim Financial Statements--The accompanying combined financial information as of March 31, 1997 and for the three month periods ended March 31, 1996 and 1997 is unaudited. The interim financial statements have been prepared on the same basis as the accompanying annual financial statements. In the opinion of management, such interim financial information reflects adjustments consisting of normal and recurring adjustments necessary for a fair presentation of such financial information. The unaudited results of operations for the interim periods ended March 31, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

  Principles of Combined Financial Statements--The combined financial statements include the accounts of Sun Services and Bodden, including the 1996 Acquisitions (Note 3) from their respective acquisition dates. All significant intercompany transactions and balances have been eliminated in combination.

  Cash and Cash Equivalents--The Companies consider all highly liquid investments with original maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk--Financial instruments which potentially expose the Companies to concentrations of credit risk consist principally of trade receivables generated by the Companies as a result of the selling and leasing of laundry machines. To minimize this risk, ongoing credit evaluations of customer's financial condition are performed and reserves are maintained. The Companies typically do not require collateral.

  Inventory--Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method.

  Property and Equipment--Property and equipment are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred; expenditures for renewals and betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  Intangible Assets--Intangible assets primarily consist of various non-compete agreements and goodwill recorded in connection with the 1996 Acquisitions (Note 3). The non-compete agreements are amortized using the straight-line method over the life of the agreements, which range from five to seven years. Goodwill is amortized over fifteen years from the acquired companies respective dates of acquisition.

  Income Taxes--Sun Services and Bodden have elected to be taxed as "S corporations" as defined in the Internal Revenue Code. This results in the pass-through of any taxable income directly to the shareholder. Accordingly, no taxes are provided on the earnings attributable to the Companies.

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

  Earnings Per Share--Given the capital structure of the Companies, historical earnings per share information is not considered meaningful or relevant and has not been presented in the accompanying financial statements.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS

  During 1996, the Companies acquired certain assets of a number of coin-operated laundry businesses (the 1996 Acquisitions). The 1996 Acquisitions were paid in cash, with the exception of the Coin Laundry Leasing acquisition, which also included a deferred note payable of $350. The 1996 Acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets and liabilities assumed was their fair market values on the respective acquisition dates. Purchase price in excess of the fair value of net assets acquired was allocated to goodwill. The Companies' combined financial statements includes the results of the 1996 Acquisitions from their respective acquisition dates. The 1996 Acquisitions purchase price allocation is summarized as follows:

                                                                      1996
                                                                  ACQUISITIONS
                                                                  ------------
Acquisition price, including non-compete payments and other
 direct acquisition costs........................................    $2,070
                                                                     ======
Fair market value of assets acquired:
  Inventory......................................................       110
  Coin-route equipment...........................................       485
  Other fixed assets.............................................        28
  Intangible assets:
    Non-compete..................................................        15
    Goodwill.....................................................     1,432
                                                                     ------
      Total......................................................    $2,070
                                                                     ======

  In connection with financing the 1996 Acquisitions, the Companies entered into a Credit Agreement on January 26, 1996 (Note 8).

  The pro forma effect of the 1996 Acquisitions was not material to the results of the Companies' historical operations or the Companies' historical financial position.

4. PREPAID COMMISSIONS OTHER CURRENT ASSETS

  Prepaid commissions other assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Prepaid commissions.............................................     $140
   Other receivables...............................................       40
   Prepaid insurance...............................................       29
   Other...........................................................       21
                                                                        ----
                                                                        $230
                                                                        ====

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                          ESTIMATED
                                                            LIFE    DECEMBER 31,
                                                           (YEARS)      1996
                                                          --------- ------------
   Coin-route equipment..................................      8       $2,708
   Furniture and fixtures................................      7          140
   Vehicles..............................................      5          189
   Computer equipment....................................      4           49
   Leasehold improvements................................    2-3           15
                                                                       ------
                                                                        3,101
   Less: accumulated depreciation........................               1,408
                                                                       ------
   Property and equipment, net...........................              $1,693
                                                                       ======

  Depreciation expense for the year ended December 31, 1996 was approximately $360.

6. INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Goodwill........................................................    $1,746
   Non-compete agreements..........................................       290
   Other...........................................................        18
                                                                       ------
                                                                        2,054
   Less: accumulated amortization..................................       514
                                                                       ------
   Intangible assets, net..........................................    $1,540
                                                                       ======


7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Accrued commissions.............................................     $218
   Accrued payroll.................................................       28
   Accrued interest and loan fees..................................       63
   Other...........................................................       74
                                                                        ----
                                                                        $383
                                                                        ====

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


8. LONG-TERM DEBT

                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
   Note payable, 8% fixed interest, semi-annual principal pay-
    ments, due
    September 1, 1999.............................................    $  300
   Credit Agreement
     Line of credit...............................................       432
     Acquisition note.............................................       773
     Term loan A facility.........................................       917
     Term loan B facility.........................................       523
     Other........................................................        29
                                                                      ------
       Total long-term debt.......................................     2,974
     Less: current portion........................................       765
                                                                      ------
       Total......................................................    $2,209
                                                                      ======

CREDIT AGREEMENT

  In connection with the Companies 1996 Acquisitions (Note 3), the Companies entered into a new Credit Agreement in January of 1996. The Credit Agreement consists of a $700 Line of Credit; a $850 Acquisition Note; a $1,100 Term A Facility, payable in thirty-five equal monthly installments beginning March 1996; and a $584 Term Loan B Facility, payable in thirty-seven monthly installments of $6 beginning March 1996, with a balloon payment due April 1999. Borrowings under the Credit Agreement are restricted to only provide for working capital requirements of the Companies and fund future permitted acquisitions and capital expenditures. As of December 31, 1996, $346 was available to be borrowed under the Credit Agreement. The Credit Agreement expires in April of 1999.

  A portion of the proceeds from the Credit Agreement were used to pay down the Companies' outstanding debt under the previous credit facilities.

  Interest--Borrowings under the Credit Agreement bear interest at 1% above the banks prime interest rate (the "Prime Rate") (9.25% rate as of December 31, 1996). In addition, the Companies shall pay 3% of annual gross revenues generated by all permitted acquisitions financed by proceeds from the Acquisition Note.

  Termination--The Credit Agreement may be terminated at any time after the first two years without a penalty or premium. If borrowings under the Credit Agreement are pre-paid within the first two years, the Companies must pay a prepayment penalty of up to 2% of the total amounts available under the Credit Agreement. In addition, the Companies are required to pay the bank 3% of the average monthly gross revenues of the permitted acquisition multiplied by the number of months remaining in the term of the Credit Agreement.

  Amendment--In January of 1997, the Credit Agreement was amended to increase the borrowings available under the line of credit to $850.

  As of December 31, 1996, the scheduled future principal payments of long-term debt are as follows:

     1997................................................................ $  765
     1998................................................................    747
     1999................................................................  1,462
                                                                          ------
                                                                          $2,974
                                                                          ======

                       SUN SERVICES OF AMERICA, INC. AND
                        R. BODDEN COIN-OP-LAUNDRY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

9. EMPLOYEE BENEFIT PLAN

  The Companies maintain a qualified profit sharing/401(k) plan (the "Plan") covering substantially all employees. The Companies' contributions to the Plan are at the discretion of the Board of Directors. Costs under the Plan amounted to $4 for the year ended December 31, 1996.

10. COMMITMENT AND CONTINGENCIES

  Operating Leases--The Companies lease facilities under three non-cancelable operating leases. Total lease expense incurred for the year ended December 31, 1996 was approximately $74. These leases expire during fiscal 1998. The future minimum payments under these leases are $77 and $55 in 1997 and 1998, respectively.

  Guaranteed Commissions--The Companies operate coin laundry routes under various lease agreements in which the Companies are required to make minimum guaranteed commission payments to the respective property owners. During 1996, the Companies made guaranteed commission payments of approximately $150 as required under certain lease agreements.

  Litigation--The Companies are involved in various litigation proceedings arising in the normal course of business. In the opinion of management, the Companies ultimate liability, if any, under pending litigation would not materially affect their financial condition or the results of their operations.

10. RELATED PARTY

  Periodically, the Companies make loans to their sole shareholder. The balance of these shareholder loans is included on the accompanying balance sheet as due from shareholder. The due from shareholder balance at December 31, 1996 included approximately $36 of interest imputed at 6%.

11. SUBSEQUENT EVENT (UNAUDITED)

  On April 17, 1997, Mac-Gray Corporation acquired all of the outstanding common stock of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc., in exchange for 612,026 shares of its common stock ($7,797 approximate value), approximately $2,170 in cash, $850 of a deferred obligation and the assumption of outstanding indebtedness of the Companies of approximately $2,787.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and  Stockholders of Intirion Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Intirion Corporation and its subsidiary at June 30, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, Massachusetts
August 22, 1997

                              INTIRION CORPORATION

                           CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                    JUNE 30,
                                                 ----------------  DECEMBER 31,
                                                  1996     1997        1997
                                                 -------  -------  ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..................... $   --   $   --     $   --
  Accounts receivables, net of allowance for
   doubtful accounts of $42, $18 and $91 at June
   30, 1996 and 1997 and December 31, 1997
   (unaudited), respectively....................   2,981    2,314      2,641
  Inventories...................................   3,240    4,322      4,631
  Prepaid expenses and other current assets.....     120       87        226
  Income tax receivable.........................     --        20         20
  Deferred income taxes.........................      23       23         23
                                                 -------  -------    -------
    Total current assets........................   6,364    6,766      7,541
                                                 -------  -------    -------
  Fixed assets, net.............................     432      645        666
  Rental equipment, net.........................   4,547    5,271      6,726
  Other assets, net.............................     795      816        928
  Deferred income taxes.........................     101      101        101
                                                 -------  -------    -------
    Total assets................................ $12,239  $13,599    $15,962
                                                 =======  =======    =======
LIABILITIES, REDEEMABLE STOCK AND WARRANTS AND
 STOCKHOLDERS' DEFICIT
Current liabilities:
  Demand line of credit......................... $ 3,374  $ 2,525    $ 4,742
  Amounts due under inventory credit line.......     --     3,694      2,241
  Current portion of subordinated notes
   payable......................................     134      153        160
  Accounts payable and accrued expenses.........   5,143    3,448      2,325
  Deferred rental revenue and customer
   deposits.....................................      95      102      2,552
  Income taxes payable..........................      38      --           5
                                                 -------  -------    -------
    Total current liabilities...................   8,784    9,922     12,025
                                                 -------  -------    -------
Subordinated notes payable......................     148      --         --
                                                 -------  -------    -------
Commitments (Note 16)...........................
Redeemable stock and warrants (Note 10).........   5,924    6,526      6,963
                                                 -------  -------    -------
Stockholders' deficit:
  Common stock, $.01 par value:
    Authorized--2,500,000 shares
    Issued--687,868 shares at June 30, 1996 and
     1997 and
     December 31, 1997
    Outstanding--676,173 shares at June 30, 1996
     and 1997 and 669,688 shares at December 31,
     1997 (unaudited)...........................       7        7          7
    Additional paid-in capital..................     899      899        899
    Accumulated deficit.........................  (3,354)  (3,586)    (3,734)
    Notes receivable from stock issuance........     (52)     (52)       --
                                                 -------  -------    -------
                                                  (2,500)  (2,732)    (2,828)
    Less--cost of 11,695 shares of common stock
     held in treasury at June 30, 1996 and 1997
     and 18,180 shares at December 31, 1997
     (unaudited)................................    (117)    (117)      (198)
                                                 -------  -------    -------
                                                  (2,617)  (2,849)    (3,026)
                                                 -------  -------    -------
Total liabilities, redeemable stock and
 warrants, and stockholders' deficit............ $12,239  $13,599    $15,962
                                                 =======  =======    =======

   The accompanying notes are an integral part of these financial statements

                              INTIRION CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                            SIX MONTHS ENDED
                                   YEAR ENDED JUNE 30,        DECEMBER 31,
                                 -------------------------  ------------------
                                  1995     1996     1997      1996      1997
                                 -------  -------  -------  --------  --------
                                                               (UNAUDITED)
Net product sales............... $13,573  $15,036  $20,034  $ 12,736  $ 11,789
Rental revenue..................   2,069    2,797    3,443     1,286     1,566
                                 -------  -------  -------  --------  --------
                                  15,642   17,833   23,477    14,022    13,355
                                 -------  -------  -------  --------  --------
Cost of product sales...........   9,296   10,247   13,870     8,824     7,908
Cost of rental revenue..........     556      832    1,271       430       563
                                 -------  -------  -------  --------  --------
                                   9,852   11,079   15,141     9,254     8,471
                                 -------  -------  -------  --------  --------
Gross profit....................   5,790    6,754    8,336     4,768     4,884
Selling, general and
 administrative expenses........   5,735    6,168    7,490     3,938     4,272
Restructuring expenses..........     276      --       --        --        --
                                 -------  -------  -------  --------  --------
Income (loss) from operations...    (221)     586      846       830       612
Interest expense, net...........     153      398      454       200       314
                                 -------  -------  -------  --------  --------
Income (loss) before income
 taxes..........................    (374)     188      392       630       298
Income tax expense..............      26       49       22        19         9
                                 -------  -------  -------  --------  --------
  Net income (loss)............. $  (400) $   139  $   370  $    611  $    289
                                 -------  -------  -------  --------  --------
  Accretion and dividends
   accrued on redeemable stock..    (456)    (486)    (602)     (301)     (437)
                                 -------  -------  -------  --------  --------
  Income (loss) available to
   common stockholders.......... $  (856) $  (347) $  (232) $    310  $   (148)
                                 =======  =======  =======  ========  ========
Income Per Share Data:
  Basic income (loss) per common
   share (Note 14).............. $ (1.31) $  (.48) $  (.30) $    .40  $   (.19)
                                 =======  =======  =======  ========  ========
  Dilutive income (loss) per
   common share
   (Note 14).................... $ (1.31) $  (.48) $  (.30) $    .34  $   (.19)
                                 =======  =======  =======  ========  ========


   The accompanying notes are an integral part of these financial statements.

                              INTIRION CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                 COMMON STOCK
                          --------------------------    NOTE
                                          ADDITIONAL RECEIVABLE                          TOTAL
                          NUMBER OF  PAR   PAID-IN   FROM STOCK ACCUMULATED TREASURY STOCKHOLDERS'
                           SHARES   VALUE  CAPITAL    ISSUANCE    DEFICIT    STOCK      DEFICIT
                          --------- ----- ---------- ---------- ----------- -------- -------------
Balance at June 30,
 1994...................   644,068   $ 6     $752      $ --        (2,151)   $ --       $(1,393)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (456)                 (456)
Issuance of common stock
 pursuant to the
 exercise of options....    21,400     1       61        (62)
Net loss................                                             (400)                 (400)
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1995...................   665,468     7      813        (62)      (3,007)               (2,249)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (486)                 (486)
Issuance of common stock
 pursuant to the
 exercise of options....    13,400             52        (52)
Issuance of common stock
 pursuant to the
 exercise of warrants...     9,000             34                                            34
Purchase of treasury
 stock..................                                  62                  (117)         (55)
Net income..............                                              139                   139
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1996...................   687,868     7      899        (52)      (3,354)    (117)      (2,617)
Accretion and dividends
 accrued on redeemable
 stock..................                                             (602)                 (602)
Net income..............                                              370                   370
                           -------   ---     ----      -----      -------    -----      -------
Balance at June 30,
 1997...................   687,868     7      899        (52)      (3,586)    (117)      (2,849)
Accretion and dividends
 accrued on redeemable
 stock (unaudited)......                                             (437)                 (437)
Purchase of treasury
 stock (unaudited)......                                  52                   (81)         (29)
Net income (unaudited)..                                              289                   289
                           -------   ---     ----      -----      -------    -----      -------
Balance at December 31,
 1997 (unaudited).......   687,868   $ 7     $899      $ --       $(3,734)   $(198)     $(3,026)
                           =======   ===     ====      =====      =======    =====      =======


   The accompanying notes are an integral part of these financial statements.

                             INTIRION CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH
                (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA )

                                                             SIX MONTHS ENDED
                                    YEAR ENDED JUNE 30,        DECEMBER 31,
                                  -------------------------  ------------------
                                   1995     1996     1997      1996      1997
                                  -------  -------  -------  --------  --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIV-
 ITIES:
Net income (loss)...............  $  (400) $   139  $   370  $    611  $    289
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and amortization..      740    1,079    1,343       784       777
 Net (gain) loss on sale of
  rental equipment..............      (61)     (32)      68      (171)     (133)
 Proceeds from sales of rental
  equipment.....................      210      107      656       516       371
 Noncash interest income........      --        (5)     --        --        --
 Noncash interest expense.......      --       --       --         17         7
 Changes in operating assets and
  liabilities, net of the ef-
  fects of acquisitions:
 (Increase) decrease in accounts
  receivable....................    1,043   (1,630)     667       (78)     (327)
 (Increase) decrease in invento-
  ries..........................   (2,600)     603   (1,082)      940      (309)
 (Increase) decrease in prepaid
  expenses and other current as-
  sets..........................      (89)      74       33       (95)     (168)
 Increase in income tax receiv-
  able..........................      --       --       (20)      (78)      --
 Increase in other assets.......       (5)     (51)    (122)      (44)     (170)
 Increase (decrease) in accounts
  payable and accrued expenses..    1,260    1,954   (1,695)   (4,072)   (1,123)
 Increase (decrease) in income
  taxes payable.................       22       (4)     (38)      (33)        5
 Increase in deferred rental
  revenue and customer depos-
  its...........................       37       41        7     2,212     2,450
                                  -------  -------  -------  --------  --------
  Net cash provided by operating
   activities...................      157    2,275      187       509     1,669
                                  -------  -------  -------  --------  --------
CASH FLOWS FROM INVESTING ACTIV-
 ITIES:
Purchase of fixed assets........     (226)    (284)    (404)     (269)     (136)
Purchases of rental equipment...   (3,474)  (2,091)  (2,499)   (2,375)   (2,297)
Acquisition of business.........     (357)     --       --        --        --
                                  -------  -------  -------  --------  --------
  Net cash used for investing
   activities...................   (4,057)  (2,375)  (2,903)   (2,644)   (2,433)
                                  -------  -------  -------  --------  --------
CASH FLOWS FROM FINANCING ACTIV-
 ITIES:
Advances (payments) under demand
 line of credit, net............    3,080      294     (849)       89     2,217
Borrowings (payments) under in-
 ventory credit line............      --       --     3,694     2,046    (1,453)
Amounts advanced under employee
 notes..........................      --       (50)     --        --        --
Repayments of capital lease ob-
 ligations......................       (9)     --       --        --        --
Repayments of subordinated notes
 payable........................     (111)    (122)    (129)      --        --
Proceeds from issuance of common
 stock..........................      --        34      --        --        --
Payment of dividends on Series A
 redeemable convertible
 preferred stock................      --       (72)     --        --        --
                                  -------  -------  -------  --------  --------
  Net cash provided by financing
   activities...................    2,960       84    2,716     2,135       764
                                  -------  -------  -------  --------  --------
Net decrease in cash............     (940)     (16)     --        --        --
Cash, beginning of period.......      956       16      --        --        --
                                  -------  -------  -------  --------  --------
Cash, end of period.............  $    16  $   --   $   --   $    --   $    --
                                  =======  =======  =======  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Cash paid for interest.........  $   160  $   387  $   388  $    152  $    363
                                  =======  =======  =======  ========  ========
 Cash paid for income taxes.....  $   --   $    53  $    80  $    230  $      4
                                  =======  =======  =======  ========  ========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:

  During the year ended June 30, 1995, the Company issued 21,400 shares of common stock pursuant to the exercise of stock options in exchange for a promissory note in the amount of $62 (Note 11).

  During the year ended June 30, 1996, the Company issued 13,400 shares of common stock pursuant to the exercise of stock options in exchange for promissory notes in the amount of $52. The Company accepted 11,695 shares of common stock as payment for certain promissory notes and accrued interest in the amount of $117. (Note 11). The Company issued 90,000 shares of common stock subject to redemption pursuant to the exercise of warrants using a cashless exercise feature.

  During the six months ended December 31, 1997 (unaudited), the Company accepted 6,485 shares of common stock as payment for certain promissory notes and accrued interest in the amount of $81 (Note 11).

  The accompanying notes are an integral part of these financial statements.

                             INTIRION CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

1. NATURE OF BUSINESS

  Originally incorporated as MicroFridge, Inc., Intirion Corporation (the "Company") is engaged in the development, distribution, rental and sale of multi-purpose appliances to commercial and residential markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies followed in the preparation of these financial statements are as follows:

 Principles of Consolidation

  The consolidated financial statements include the accounts of Intirion Corporation and its wholly owned subsidiary, MFI Leasing, Inc. All significant intercompany accounts and transactions have been eliminated.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue from product sales is recognized upon shipment of the product. Rental revenue is recognized ratably over the related contractual period, which is less than one year. The Company offers limited duration warranties for its products and, at time of sale, provides reserves for all estimated warranty costs.

  The Company sells its products primarily to academic institutions and the U.S. government. The Company rents its products primarily to academic institutions and students at academic institutions. Ongoing credit evaluations of customers' financial condition are performed, and collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Inventories

  Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and consist primarily of finished goods.

 Fixed Assets and Rental Equipment

  Fixed assets and rental equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Tooling costs are depreciated using the units-of-production method. Repair and maintenance costs are expensed as incurred.

 Intangible Assets

  Included in other assets are intangible assets (primarily customer lists) of $901 and $1,008 at June 30, 1996 and 1997, respectively, that were acquired by the Company. These intangible assets are being amortized on a straight-line basis ranging from 5 to 10 years. Accumulated amortization totaled $185 and $286 at June 30, 1996 and 1997, respectively.

 Marketing Costs

  The Company's marketing costs relating to rental revenue include direct response advertising campaigns conducted by the Company's marketing group which include payments for printing, postage and other costs

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

incurred to originate accounts. Based on the criteria established in SOP 93-7 "Reporting on Advertising Costs," the Company has expensed these costs as incurred. Amounts charged to advertising expense and included in selling, general and administrative expenses totaled $136, $444 and $698 for the fiscal years 1995, 1996 and 1997, respectively.

 Stock-based Compensation

  The Company accounts for stock-based compensation awards to employees in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and related interpretations. Since it is the Company's policy to grant options with an exercise price equal to the fair value of the underlying stock on the grant date, no compensation cost has been recognized for employee options under the Company's stock option plan. In June 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-based Compensation" (Note 12).

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred taxes for the difference between the financial statement and tax bases of assets and liabilities utilizing current tax rates. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss carryforwards. Deferred tax expense represents the change in the deferred tax asset or liability balances.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income (Loss) Per Common Share

  The Company accounts for income (loss) per share in accordance with Statement of Accounting Standard No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic income per share and diluted income per share ("EPS"). Basic EPS includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity. Diluted EPS has been calculated using the treasury stock method.


 Reclassifications

  Certain prior year amounts have been reclassified to conform to the current year financial statement presentation. These reclassifications had no impact on net income for prior years.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial position of the Company at December 31, 1997 and the results of operations and cash flows of the Company for the six months ended December 31, 1996 and 1997 as presented in the accompanying financial statements. Results of operations for interim periods are not necessarily indicative of results of operations for the full fiscal year.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


3. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of accounts receivable, demand line of credit, amounts due under inventory credit line, accounts payable and accrued expenses, and subordinated debt approximate fair value, because of their short maturity or holding period.

4. RESTRUCTURING EXPENSE

  During the year ended June 30, 1995, the Company recorded a restructuring charge of approximately $276. The restructuring charge consisted primarily of termination payments paid to thirteen employees and other costs incurred as a part of the Company's plan to restructure its sales force. All amounts recorded in conjunction with this restructuring were paid prior to June 30, 1995.

5. FIXED ASSETS AND RENTAL EQUIPMENT

  Fixed assets, net consist of the following:

                                                                    JUNE 30,
                                                      DEPRECIABLE  ------------
                                                         LIVES     1996   1997
                                                     ------------- -----  -----
   Furniture and fixtures...........................   2-7 years   $ 192  $ 336
   Computer software and equipment..................   3-5 years     458    539
   Tooling costs.................................... 250,000 units   212    271
   Vehicles.........................................    5 years       10     10
                                                                   -----  -----
                                                                     872  1,156
   Less--Accumulated depreciation...................                (440)  (511)
                                                                   -----  -----
                                                                   $ 432  $ 645
                                                                   =====  =====

  The Company has entered into agreements to provide rental appliances to various customers. Rental equipment of $4,547 and $5,271 at June 30, 1996 and 1997, respectively, net of accumulated amortization of $1,437 and $2,168, respectively, represents equipment rented to various academic institutions and individuals under renewable contracts of various lengths. Rental equipment is being depreciated over the estimated useful life of the equipment of 7 years.

  Depreciation expense totaled $693, $988 and $1,242 for fiscal years 1995, 1996 and 1997, respectively. During 1997, the Company changed its estimate on the useful lives on furniture and fixtures to properly reflect the lives of newer assets purchased in 1996 and 1997. The effect of this change resulted in a reduction of 1997 depreciation expense of $81.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                     JUNE 30,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
   Accounts payable............................................... $4,485 $2,823
   Bonus..........................................................    156    254
   Commission.....................................................     98    109
   Warranty.......................................................    131    128
   Other..........................................................    273    134
                                                                   ------ ------
                                                                   $5,143 $3,448
                                                                   ====== ======

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

7. DEMAND LINE OF CREDIT

  At June 30, 1996 and 1997 and December 31, 1997 (unaudited), the Company had outstanding borrowings of $3,374, $2,525 and $4,742, respectively, pursuant to a secured demand line of credit agreement with a bank that allows for maximum borrowings of $6,300 at June 30, 1997 and $7,500 at December 31, 1997 (unaudited). At June 30, 1996 and 1997, under the working capital component of the agreement, borrowings are restricted to the lesser of (i) $4,800 or (ii) the sum of (a) 80% of the eligible accounts receivable, as defined, and 50% of eligible inventory, as defined, and (b) 50% of issued and undrawn documentary purchase letters of credit advanced by the bank. The working capital component bears interest at 1% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.25%, 9.5% and 9.5% at June 30, 1996 and 1997 and December 31, 1997 (unaudited), respectively). At June 30, 1996 and 1997, under the rental asset component of the agreement, borrowings are restricted to the lesser of
(i) $1,500 or (ii) 70% of the eligible rental equipment, as defined, plus 50% of outstanding rental letters of credit advanced by the bank. The rental asset component bears interest at 1.5% plus the greater of (i) the bank's base rate or (ii) the sum of (a) .5% and (b) the average rate on overnight Federal funds transactions (9.75%, 10.0% and 10.0% at June 30, 1996 and 1997 and December 31, 1997 (unaudited), respectively). Interest expense in 1995, 1996 and 1997 totaled $124, $393 and $330, respectively. Borrowings under the line of credit agreement are secured by substantially all assets of the Company. On November 28, 1997, the Company amended the secured demand line of credit agreement to increase the borrowing bases to $5,500 and $2,000 relating to the working capital and rental asset components, respectively.

8. INVENTORY CREDIT LINE

  At June 30, 1997 and December 31, 1997 (unaudited), the Company had outstanding borrowings of $3,694 and $2,241, pursuant to a secured demand line with the Company's primary supplier relating to the purchase of finished goods. The line bears interest on balances greater than 30 days at prime rate plus 1% (9.5%) at June 30, 1997 and December 31, 1997 (unaudited). Interest expense totaled $93 for fiscal year 1997.

9. SUBORDINATED NOTES PAYABLE

  In connection with the acquisition of certain assets in 1994, the Company issued three non-interest bearing notes with an aggregate amount payable of $650. The notes are payable in four annual installments of $163, commencing in March 1995. As the notes are non-interest bearing, they were recorded by the Company at their present value on the date of acquisition using an interest rate of 10%. These notes are subordinate to the demand line of credit (see
Note 7).

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


10. REDEEMABLE STOCK AND WARRANTS

  Redeemable stock and warrants consist of the following:

                                                        JUNE 30,
                                                      ------------- DECEMBER 31
                                                       1996   1997     1997
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
Preferred stock, $.01 par value;
  Authorized--200,000 shares
  Issued and outstanding--100,000 senior redeemable
   preferred shares, at issuance cost plus accumulated
   accretion and accrued dividends of $480, $800 and
   $1,088 at June 30, 1996 and 1997 and December 31,
   1997 (unaudited), respectively.................... $4,187 $4,507   $4,795
  Issued and outstanding--40,000 Series A redeemable
   convertible preferred shares, at issuance cost
   plus accumulated accretion and accrued dividends
   of $912, $1,194 and $1,343 at June 30, 1996 and
   1997 and December 31, 1997 (unaudited),
   respectively......................................  1,467  1,749    1,898
  Common stock put warrants..........................     75     75       75
  Common stock subject to redemption, $.01 par value,
   90,000 shares issued and outstanding at June 30,
   1996 and 1997 and December 31, 1997, respectively,
   at issuance cost plus accumulated accretion.......    195    195      195
                                                      ------ ------   ------
                                                      $5,924 $6,526   $6,963
                                                      ====== ======   ======

 Senior Redeemable Preferred Stock

  In April 1994, the Company issued 100,000 shares of Senior Redeemable Preferred Stock ("Senior Stock") with detachable common stock warrants to purchase 267,284 shares of common stock at $12.50 per share.

  The Company is required to redeem one third of the outstanding Senior Stock annually, over a three-year period beginning in April 1999 at a redemption price equal to $40.00 per share, plus accrued but unpaid dividends (the "Liquidation Value"). This redemption obligation is being accreted through April 2001 by charges to accumulated deficit. In the event of an initial public offering of the common stock of the Company subsequent to January 1, 1997 which yields gross underwriting proceeds of $10,000 (a "Qualified IPO"), the Company is required to redeem the Senior Stock at a redemption price per share equal to $40 per share plus all accrued and unpaid dividends. The Company may also be required to redeem the Senior Stock prior to April 1999 at the Liquidation Value upon the occurrence of certain defined events.

  Holders of the Senior Stock are initially entitled to one vote for each share of common stock which may be purchased by the common stock warrants held by the holders of the Senior Stock, subject to certain adjustments in the event the Senior Stock is redeemed. An affirmative vote of not less than two-thirds of the outstanding Senior Stock is required to approve certain actions, as defined in the Senior Stock agreement, by the Company.

  In the event of dissolution, liquidation or winding up of the Company, the holders of Senior Stock have liquidation preference over all other preferred and common stockholders and are entitled to $40.00 per share, plus accrued but unpaid dividends.

  Cumulative dividends of 6.0% per annum are payable when and if declared by the Board of Directors, upon mandatory redemption or upon liquidation. The Senior Stock Purchase Agreement requires the maintenance of certain financial and non-financial covenants, the more restrictive of which require the maintenance of specific levels of tangible net worth and limit the annual amount of common stock the Company may repurchase. Since

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

June 30, 1996, the Company has not been in compliance with certain covenants. Under the terms of the Senior Stock Purchase Agreement, the dividend rate increased by 2%. The Senior Stock has dividend preference over all other classes of stock. Cash dividends not to exceed $36 per year may be paid to the holders of the Series A Redeemable Convertible Preferred Stock under certain conditions, so long as a like dividend is paid to the holders of the Senior Stock. During 1996, cash dividends of $72 were paid to the holders of the Series A Redeemable Convertible Preferred Stock. The holders of the Senior Stock waived their rights to payment of a like dividend. No dividends were paid in 1997.

 Series A Redeemable Convertible Preferred Stock

  In connection with the issuance of the Senior Stock, the holders of the Series A Redeemable Convertible Preferred Stock ("Preferred Stock") agreed to extend the redemption period of the Preferred Stock. As a result, the holders of the Preferred Stock may require the Company to repurchase up to one third of the preferred shares per year during the period from April 22, 2002 through April 22, 2004. The repurchase price of such shares shall be: (i) the greater of (a) ten times the earnings per share (on a fully diluted basis) for the four quarters preceding the quarter such repurchase occurs or (b) if the Company has cumulative net income for the period January 1, 1992 through the redemption date of at least $1,000, $15.00 per share, plus interest compounded at 17% per annum plus (ii) any accrued but unpaid dividends. This redemption obligation has been calculated using an interest rate of 17%, compounded annually, plus accrued, but unpaid dividends and is being accreted through the redemption dates by charges to accumulated deficit.

  Each share of Preferred Stock may be converted at any time at the option of the stockholder into six shares of common stock of the Company. At June 30, 1997, the Company has reserved 240,000 shares of common stock for the conversion of all shares of the Preferred Stock.

  The holders of the Preferred Stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock could be converted. In addition, certain decisions and transactions, as described in the Preferred Stock agreement, require the approval of at least two-thirds of the preferred stockholders.

  In the event of the liquidation of the Company, the holders of the Preferred Stock will be entitled to receive, in preference to any distribution to the holders of common stock, an amount equal to the greater of (i) $15.00 per share, plus any accrued but unpaid dividends or (ii) an amount per share which would have been payable had each share been converted to common stock immediately prior to the dissolution of the Company.

  The holders of the Preferred Stock are entitled to receive cumulative dividends at an annual rate of $.90 per share.

COMMON STOCK PUT WARRANTS AND COMMON STOCK SUBJECT TO REDEMPTION

  In connection with the issuance of the Preferred Stock, the Company issued warrants for the purchase of 120,000 shares of common stock with an exercise price of $2.50 per share. These warrants were exercised in 1996 using a cashless exercise feature. The holders of this stock can require the Company to repurchase up to one third of the shares per year during the period from April 22, 2002 through April 22, 2004. The repurchase price of such shares is the greater of (a) ten times earnings per share (on a fully diluted basis) for the four quarters preceding the quarter such repurchase occurs or (b) the amount that would be paid as a liquidation distribution on the Preferred Stock, plus any accrued but unpaid dividends on the Preferred Stock. The Company's maximum future redemption obligation at June 30, 1997 is $370, which is being accreted through the redemption dates by charges to accumulated deficit.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  In connection with the issuance of the Senior Stock, the Company issued warrants for the purchase of 267,284 shares of common stock (the "Warrant Shares"). The warrants are exercisable at an initial price of $12.50 per share, subject to reduction upon the occurrence of certain events. For financial accounting purposes, a value of $75 was ascribed to the warrants. The holders of the warrants may require the Company to repurchase up to one third of the Warrant Shares per year during the period from April 22, 1999 through April 22, 2001. The repurchase price of such shares shall be the greater of (a) the book value of the Warrant Shares, as defined, (b) the average daily closing price for twenty days prior to the repurchase, if the common stock is publicly traded or (c) a third party sale value, less the exercise price of the warrant. In certain circumstances, the Company may also call the warrants prior to the repurchase period. At June 30, 1997, the Company had no future redemption obligation as management believed that the repurchase price of the Warrant Shares was approximately zero. In the event a redemption obligation arises, this redemption obligation will be accreted through the repurchase dates by charges to accumulated deficit.

11. STOCKHOLDERS' DEFICIT

 Common Stock Warrants

  In connection with the issuance of common stock during 1990, the Company issued warrants for the purchase of 9,000 shares of common stock at an exercise price of $3.75. These warrants were exercised during 1996.

  In connection with the issuance of subordinated debt in 1993, the Company issued warrants for the purchase of 37,500 shares of common stock. The warrants are exercisable at $5.00 per share and expire in March 1998. The value ascribed to the warrants was not significant.

  On April 26, 1994, the Company issued a warrant in conjunction with the acquisition of a business to purchase a total of 800 shares of its common stock. The warrant is exercisable at $8.00 per share and expires in April 2004. The value ascribed to the warrant was not significant.

  On April 30, 1997, the Company issued a warrant in conjunction with a sales agreement to purchase a total of 5,000 shares of its common stock at a price of $12.50 per share. The warrant is exercisable at the option of the holder over a vesting period of five years. The value ascribed to the warrant was not significant.


 Nonqualified Stock Options

  During 1989, the Company granted options to consultants of the Company to purchase 20,000 shares of common stock. The options are exercisable at $2.50 per share and expire on March 31, 1999. At June 30, 1997, all such options are exercisable. The value ascribed to the nonqualified stock options was not significant.

  At June 30, 1997, the Company has reserved 330,584 shares of common stock for issuance upon the exercise of the nonqualified options and the common stock warrants for common stock.

 Notes Receivable for Stock Issuance

  During 1995, the Company accepted a note receivable as consideration for the purchase of 21,400 shares of common stock, pursuant to the exercise of previously granted stock options. The note bears interest at 8% per annum and is secured on a full-recourse basis by all of the holder's personal assets. The Company accepted 6,295 shares with a value of $10.00 as payment of the note, plus accrued interest. These shares are included in treasury stock.

  During 1996, the Company accepted notes receivable as consideration for the purchase of 13,400 shares of common stock, pursuant to the exercise of previously granted stock options. The notes bear interest at 10% per

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

annum and are secured on a full-recourse basis by all of the holders' personal assets. During the six months ended December 31, 1997, the Company accepted 4,716 shares (unaudited) with a value of $12.50 per share as payment of these notes, plus accrued interest. These shares are included in treasury stock.

 Treasury Stock

  In addition to the item noted previously, treasury stock includes 5,400 shares of common stock with a value of $10.00 which were accepted as payment for an outstanding loan, plus accrued interest, to a former employee. During the six months ended December 31, 1997, the Company accepted 1,769 shares (unaudited) with a value of $12.50 per share as payment for an outstanding loan, plus accrued interest, to a former employee.

12. STOCK PLAN

  During 1989, the Board of Directors adopted the 1989 Stock Plan (the "Plan"). Under the Plan, directors, officers, employees and certain other individuals may be awarded shares of common stock or granted options and rights to purchase up to 200,000 shares of common stock of the Company. Options granted may be either incentive stock options or non-qualified options. In 1997, the Company amended the Plan to increase the number of shares of common stock available for grant to 225,000.

  Incentive stock options may be granted to any officer or employee at an exercise price per share of not less than the fair market value per common share on the date of such grant as determined by the Board of Directors (not less than 110% of such value in the case of holders of 10% or more of the total combined voting power of all classes of the Company's stock).

  Non-qualified options may be granted to any employee, officer, director or consultant at an exercise price per share of not less than the lesser of book value per common share or fifty percent of the fair market value per common share on the date of grant.

  Options under the Plan are exercisable over periods determined by the Board of Directors, not to exceed ten years from the date of grant. In the event of termination of the optionee's relationship with the Company, vested options not yet exercised terminate 90 days from the optionee's termination date.

  Option activity under the Plan during the years ended June 30, 1996 and 1997 are summarized as follows:

                                            YEAR ENDED JUNE 30,
                              -------------------------------------------------
                                       1996                     1997
                              ------------------------ ------------------------
                                           WEIGHTED                 WEIGHTED
                                           AVERAGE                  AVERAGE
                               SHARES   EXERCISE PRICE  SHARES   EXERCISE PRICE
                              --------  -------------- --------  --------------
Outstanding at beginning of
 period.....................   136,900      $ 6.07      148,950      $ 7.04
  Granted...................    37,200       10.00       51,750       11.14
  Exercised.................   (13,400)       3.91          --          --
  Cancelled.................   (11,750)       8.54      (26,700)       9.68
                              --------                 --------
Outstanding at period end...   148,950        7.04      174,000        7.82
                              ========                 ========
Options exercisable at pe-
 riod end...................    66,600        4.45       81,390        5.21
                              --------                 --------
Weighted average fair value
 of options granted during
 the period.................  $   2.42                 $   2.90
                              ========                 ========
Options available for future
 grants.....................    15,650                   15,600
                              ========                 ========

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  The following table summarizes information about employee options outstanding and exercisable at June 30, 1997:

                                                          WEIGHTED
                                                          AVERAGE
                                                         REMAINING
     RANGE OF                                 NUMBER    CONTRACTUAL    NUMBER
   EXERCISE PRICES                          OUTSTANDING LIFE (YEARS) EXERCISABLE
   ---------------                          ----------- ------------ -----------
   $ 0.25..................................     6,000         3         6,000
   $ 2.50..................................    22,000         3        16,760
   $ 3.75..................................    24,000         5        27,440
   $ 8.00..................................    29,700         7        17,220
   $10.00..................................    68,800         9        13,970
   $12.50..................................    23,500        10           --
                                              -------                  ------
                                              174,000                  81,390
                                              =======                  ======

FAIR VALUE DISCLOSURES

  Had compensation cost for the Company's option plan been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income on a pro forma basis would have been as follows:


                                                                     YEAR ENDED
                                                                      JUNE 30,
                                                                     -----------
                                                                     1996  1997
                                                                     ----- -----
   Net income
     As reported.................................................... $ 139 $ 370
     Pro forma......................................................   125   326

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1996 and 1997: dividend yield of 0.0% for both years; risk-free interest rates of 5.7% and 6.2% for 1996 and 1997, respectively; and a weighted-average expected option term of 5 years for both years. Because additional option grants are expected to be made each year and options vest over several years, the above pro forma results are not representative of pro forma effects of reported net income for future years.

13. INCOME TAXES

  Income tax expense is summarized as follows:

                                                                    YEAR ENDED
                                                                     JUNE 30,
                                                                  --------------
                                                                  1995 1996 1997
                                                                  ---- ---- ----
   Current
     Federal..................................................... $16  $38  $16
     State.......................................................  10   11    6
   Deferred
     Federal..................................................... --   --   --
     State....................................................... --   --   --
                                                                  ---  ---  ---
                                                                  $26  $49  $22
                                                                  ===  ===  ===

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


  Deferred tax assets and liabilities are as follows:

                                                                  YEAR ENDED
                                                                   JUNE 30,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Deferred tax assets:
     Net operating loss carryforwards........................... $1,037  $1,080
     Alternative minimum tax credit carryforwards...............    106      50
     Bad debt reserve...........................................     17       7
     Inventory reserve..........................................    --       37
     Rental asset reserve.......................................     17     --
     Amortization...............................................     53      53
                                                                 ------  ------
                                                                  1,230   1,227
   Deferred tax liabilities
     Depreciation and amortization..............................   (597)   (722)
     Deferred revenue...........................................     (6)    (11)
                                                                 ------  ------
                                                                   (603)   (733)
   Gross deferred tax assets....................................    627     494
   Deferred tax asset valuation allowance.......................   (503)   (370)
                                                                 ------  ------
   Net deferred tax asset....................................... $  124  $  124
                                                                 ======  ======

  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. Statutory federal rate to pretax income as a result of the following differences:

                                                             YEAR ENDED
                                                              JUNE 30,
                                                          ------------------
                                                          1995   1996  1997
                                                          -----  ----  -----
   Income tax provision (benefit) at the Statutory U.S.
    tax rates............................................ $(127) $ 64  $ 134
   Increase (decrease) in rates resulting from:
     Change in valuation allowance.......................   133   (16)  (133)
     Nondeductible items.................................    13    (8)    15
     State taxes, net....................................     7     9      6
                                                          -----  ----  -----
     Income tax provision at the effective tax rates..... $  26  $ 49  $  22
                                                          =====  ====  =====

  At June 30, 1997, the Company has the following net operating loss carryforwards available to reduce future federal taxable income:

   Net operating loss carryforwards relating to losses incurred prior to
    November 30, 1990, utilization limited to $170 per year.............  $  386
   Net operating loss carryforwards relating to losses incurred in the year ending December 31, 1994 and June 30, 1997, utilization not re-
    stricted............................................................     330
   Net operating loss carryforwards relating to losses incurred in the six months ended June 30, 1995, utilization limited to $304 through
    2001................................................................   1,826
                                                                          ------
                                                                          $2,542
                                                                          ======

  Subsequent ownership changes could further affect the limitations in future years.

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)


14. INCOME (LOSS) PER SHARE DISCLOSURES

                                                       FOR THE YEAR ENDED JUNE 30,
                    ----------------------------------------------------------------------------------------------------
                                  1995                              1996                              1997
                    --------------------------------  --------------------------------  --------------------------------
                                               PER                               PER                               PER
                       LOSS        SHARES     SHARE     INCOME       SHARES     SHARE     INCOME       SHARES     SHARES
                    (NUMERATOR) (DENOMINATOR) AMOUNT  (NUMERATOR) (DENOMINATOR) AMOUNT  (NUMERATOR) (DENOMINATOR) AMOUNT
                    ----------- ------------- ------  ----------- ------------- ------  ----------- ------------- ------
Net income
 (loss)...........     $(400)                            $ 139                             $ 370
Less accretion and
 dividends accrued
 on redeemable
 stock............      (456)                             (486)                             (602)
                       -----                             -----                             -----
Loss available to
 common
 stockholders.....     $(856)      653,629    $(1.31)    $(347)      725,647    $(0.48)    $(232)      777,872    $(.30)
                       =====       =======    ======     =====       =======    ======     =====       =======    =====

                                        FOR THE SIX MONTHS ENDED DECEMBER 31,
                          -----------------------------------------------------------------
                                        1996                             1997
                          -------------------------------- --------------------------------
                                                     PER                              PER
                            INCOME       SHARES     SHARE    INCOME       SHARES     SHARES
                          (NUMERATOR) (DENOMINATOR) AMOUNT (NUMERATOR) (DENOMINATOR) AMOUNT
                          ----------- ------------- ------ ----------- ------------- ------
Net income .............     $ 611                            $ 289
Less accretion and divi-
 dends accrued on
 redeemable stock.......      (301)                            (437)
                             -----                            -----
Income (loss) available
 to common
 stockholders...........     $ 310       777,872     $.40     $(148)      777,872    $(.19)
                             =====       =======     ====     =====       =======    =====
EFFECT OF DILUTIVE SECU-
 RITIES
Put warrants............                  66,821
Nonqualified options....                  27,408
Warrants................                  18,910
Incentive stock op-
 tions..................                  16,592
                                         -------
Income available to
 common stockholders
 plus assumed
 conversions............     $ 310       907,603     $.34
                             =====       =======     ====

  Preferred Stock (Note 10) was not included in the computation of dilutive income (loss) per share for all periods presented because the effect of such inclusion would be anti-dilutive.

  Incentive and nonqualified stock options, put warrants and warrants to purchase an aggregate of 590,284, 494,334, 512,384, and 522,084 shares of common stock at June 30, 1995, 1996 and 1997 and December 31, 1997 (unaudited) at various exercises prices ranging from $.25 to $12.50 were outstanding at those dates but were not included in the computation of dilutive income (loss) per common shares because the effect of such inclusion would be anti-dilutive.

15. SIGNIFICANT CUSTOMER

  Net sales to a single customer totaled approximately $3,860 and $6,143 for years ended June 30, 1996 and June 30, 1997, respectively, or approximately 26% and 31%, respectively, of the Company's net product revenues. There was no one single customer which accounted for more than 10% of the Company's net product revenues during the year ended June 30, 1995.

16. LEASE COMMITMENTS

  The Company conducts a major part of its operations from leased facilities. These facility leases are classified as operating leases for financial accounting purposes. Rent expense under all of its operating leases

                             INTIRION CORPORATION

          (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

approximated $157, $113 and $155 for the years ended June 30, 1995, 1996 and 1997, respectively. Future minimum lease payments under all noncancellable leases are as follows:

       YEAR ENDED                                                   AGGREGATE
        JUNE 30,                                                  ANNUAL RENTAL
       ----------                                                 -------------
         1998....................................................     $229
         1999....................................................      233
         2000....................................................      238
         2001....................................................      177
         Thereafter..............................................       89

17. RETIREMENT SAVINGS PLAN

  In 1993, the Company adopted a defined contribution savings plan under
Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by the Company through June 30, 1997.

18. SUBSEQUENT EVENT (UNAUDITED)

  On December 22, 1997, the Company signed an Agreement and Plan of Merger with Mac-Gray Corporation. The merger is subject to applicable regulatory and stockholder approvals. Management expects the merger to be consummated in early 1998.

                                                            APPENDIX A
                                                            ----------



                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                             MAC-GRAY CORPORATION

                                  ("Parent"),

                             MI ACQUISITION CORP.

                                   ("Sub"),

                             INTIRION CORPORATION

                                  ("Company")

                                      and

                               ROBERT P. BENNETT



                         Dated as of December 22, 1997

                         AGREEMENT AND PLAN OF MERGER

                                     INDEX
                                     -----

 SECTION 1.  THE MERGER.........................................................................   A-5
             1.1  The Merger....................................................................   A-5
             1.2  Closing.......................................................................   A-6
             1.3  Effective Time................................................................   A-6
             1.4  Effects of the Merger.........................................................   A-6
             1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.........   A-6
             1.6  Board of Directors and Officers of Surviving Corporation......................   A-6
             1.7  Income Tax Treatment of the Merger............................................   A-6
             1.8  Conversion of Company Capital Stock, Warrants and Options.....................   A-6
             1.9  Merger Consideration..........................................................   A-8
             1.10 Exchange of Certificates......................................................  A-10
             1.11 Dissenters' Rights............................................................  A-11
             1.12 Escrow of Shares..............................................................  A-12
             1.13 Accounting Consequences.......................................................  A-12

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................  A-12
             2.1  Making of Representations and Warranties......................................  A-12
             2.2  Organization and Qualifications of the Company................................  A-12
             2.3  Capital Stock of the Company; Beneficial Ownership............................  A-12
             2.4  Subsidiaries..................................................................  A-13
             2.5  Authority of the Company......................................................  A-13
             2.6  Leased Real Property..........................................................  A-14
             2.7  Financial Statements..........................................................  A-14
             2.8  Taxes.........................................................................  A-15
             2.9  Collectibility of Accounts Receivable.........................................  A-16
             2.10 Inventories...................................................................  A-16
             2.11 Absence of Certain Changes....................................................  A-17
             2.12 Ordinary Course...............................................................  A-18
             2.13 Banking Relations.............................................................  A-18
             2.14 Intellectual Property.........................................................  A-18
             2.15 Contracts.....................................................................  A-19
             2.16 Litigation....................................................................  A-20
             2.17 Compliance with Laws..........................................................  A-21
             2.18 Insurance.....................................................................  A-21
             2.19 Warranty or Other Claims......................................................  A-21
             2.20 Powers of Attorney............................................................  A-21
             2.21 Finder's Fee..................................................................  A-21
             2.22 Permits; Burdensome Agreements................................................  A-21
             2.23 Corporate Records; Copies of Documents........................................  A-21
             2.24 Transactions with Interested Persons..........................................  A-22
             2.25 Employee Benefit Programs.....................................................  A-22
             2.26 Environmental Matters.........................................................  A-24
             2.27 List of Directors and Officers................................................  A-25
             2.28 Net Operating Loss............................................................  A-25

                                                                                                  Page
                                                                                                  ----
             2.29 Non-Foreign Status............................................................  A-25
             2.30 Backlog.......................................................................  A-25
             2.31 Employees; Labor Matters......................................................  A-25
             2.32 Customers, Distributors and Suppliers.........................................  A-26
             2.33 Transfer of Shares............................................................  A-26
             2.34 Stock Repurchase..............................................................  A-26
             2.35 Pooling Matters...............................................................  A-26
             2.36 Disclosure....................................................................  A-26
             2.37 Government Contracts..........................................................  A-26

SECTION 3.   [Intentionally Omitted]............................................................  A-27

SECTION 4.   COVENANTS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDER.............................  A-27
             4.1  Making of Covenants and Agreements............................................  A-27
             4.2  Conduct of Business...........................................................  A-27
             4.3  Authorization from Others.....................................................  A-28
             4.4  Notice of Default.............................................................  A-28
             4.5  Consummation of Agreement.....................................................  A-28
             4.6  Cooperation of the Company and Principal Stockholder..........................  A-28
             4.7  No Solicitation of Other Offers...............................................  A-28
             4.8  Confidentiality...............................................................  A-29
             4.9  Company Stockholder Meeting...................................................  A-29
             4.10 Tax-Free Treatment............................................................  A-29
             4.11 Tax Returns...................................................................  A-29
             4.12 Filing Cooperation............................................................  A-30

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF PARENT...........................................  A-30
             5.1  Making of Representations and Warranties......................................  A-30
             5.2  Organization and Qualifications of Parent.....................................  A-30
             5.3  Capital Stock of Parent.......................................................  A-30
             5.4  Authority of Parent...........................................................  A-30
             5.5  Financial Statements..........................................................  A-31
             5.6  SEC Filings...................................................................  A-31
             5.7  Pooling Matters...............................................................  A-31
             5.8  Absence of Certain Changes....................................................  A-32
             5.9  Litigation....................................................................  A-32
             5.10 Finder's Fee..................................................................  A-32
             5.11 Disclosure....................................................................  A-32

SECTION 6.   COVENANTS OF PARENT................................................................  A-32
             6.1  Making of Covenants and Agreement.............................................  A-32
             6.2  Public Announcements and Confidentiality......................................  A-32
             6.3  Tax-Free Treatment............................................................  A-33
             6.4  Authorization from Others.....................................................  A-33

                                                                                                  Page
                                                                                                  ----
             6.5   Notice of Default............................................................  A-33
             6.6   Consummation of Agreement....................................................  A-33
             6.7   Cooperation of Parent........................................................  A-33
             6.8   Prior Service Credit.........................................................  A-33

SECTION 7.   ADDITIONAL AGREEMENTS..............................................................  A-33
             7.1   Regulatory Matters...........................................................  A-33
             7.2   Affiliates and Related Agreements; Registration Rights Agreement; Publication
                   of Combined Financial Results................................................  A-34
             7.3   Filings Under Hart-Scott-Rodino Act..........................................  A-35
             7.4   Pooling Accounting Treatment.................................................  A-35

SECTION 8.   CONDITIONS.........................................................................  A-35
             8.1   Conditions to the Obligations of the Parties.................................  A-35
             8.2   Conditions to the Obligations of Parent and Sub..............................  A-36
             8.3   Conditions to Obligations of the Company.....................................  A-38

SECTION 9.   TERMINATION OF AGREEMENT; RIGHTS TO PROCEED........................................  A-38
             9.1   Termination..................................................................  A-38
             9.2   Effect of Termination........................................................  A-39
             9.3   Right to Proceed.............................................................  A-39

SECTION 10.  INDEMNIFICATION....................................................................  A-39
             10.1  Survival.....................................................................  A-39
             10.2  Obligation of the Stockholders to Indemnify..................................  A-39
             10.3  Limitations on Indemnification by Stockholders...............................  A-40
             10.4  Indemnification by Parent....................................................  A-40
             10.5  Limitation on Indemnification by Parent......................................  A-41
             10.6  Notice; Defense of Claims....................................................  A-41
             10.7  Sole Remedy..................................................................  A-42

SECTION 11.  MISCELLANEOUS......................................................................  A-42
             11.1  Alternative Structure........................................................  A-42
             11.2  Fees and Expenses............................................................  A-42
             11.3  Governing Law................................................................  A-42
             11.4  Notices......................................................................  A-42
             11.5  Entire Agreement.............................................................  A-42
             11.6  Assignability; Binding Effect................................................  A-43
             11.7  Captions and Gender..........................................................  A-44
             11.8  Execution in Counterparts....................................................  A-44
             11.9  Amendments...................................................................  A-44
             11.10 Publicity and Disclosures....................................................  A-44
             11.11 Consent to Jurisdiction......................................................  A-44
             11.12 Specific Performance.........................................................  A-44
             11.13 Company's Knowledge..........................................................  A-44

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered
                                             ---------
into as of December 22, 1997 by and among Mac-Gray Corporation, a Delaware corporation ("Parent"), MI Acquisition Corp., a newly-formed Delaware
              ------
corporation and wholly-owned subsidiary of Parent ("Sub"), Intirion Corporation,
                                                    ---
a Delaware corporation (the "Company"), and Robert P. Bennett (the "Principal
                             -------                                ---------
Stockholder").
-----------

     WHEREAS, the equityholders of the Company set forth on Exhibit A hereto
                                                            ---------
(the "Stockholders") own all of the issued and outstanding capital stock of the
      ------------
Company (the "Company Capital Stock"), all of the outstanding warrants to
              ---------------------
purchase shares of Company Capital Stock (the "Warrants") and all of the
                                               --------
outstanding options to purchase shares of Company Capital Stock (the "Options").
                                                                      -------

     WHEREAS, the Board of Directors of the Company has determined that the merger of Sub with and into Company (the "Merger"), upon the terms and subject
                                          ------
to the conditions set forth herein, is fair to and in the best interests of the Stockholders, and such Board of Directors has resolved to approve this Agreement and the transactions contemplated hereby and to recommend approval and adoption of this Agreement and approval of the Merger by the Stockholders;

     WHEREAS, the Board of Directors of Parent has determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to and in the best interests of the stockholders of Parent and has approved this Agreement and the transactions contemplated hereby, including the Merger;

     WHEREAS, the Board of Directors of Sub has determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to and in the best interests of the stockholder of Sub and such Board of Directors has approved and such stockholder has approved this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements, and upon the terms and subject to the conditions, herein set forth, the parties hereto hereby agree as follows:

SECTION 1.  THE MERGER.

     1.1    The Merger.  Upon the terms and subject to the conditions set
            ----------
forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the
                            ----
Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").
                                   ---------------------

     1.2    Closing.  Unless this transaction shall have been terminated in
            -------
accordance with Section 9 hereof or otherwise abandoned, the closing of the Merger (the "Closing") shall take place at the offices of Goodwin, Procter &
             -------
Hoar LLP, commencing at 9:00 a.m. on the date that is three (3) business days after the conditions to closing set forth in Section 8 hereof are satisfied or, if applicable, waived, or as otherwise mutually agreed to by the Company and Parent (the "Closing Date"). Except as otherwise expressly provided in this
             ------------
Agreement or in any document contemplated by this Agreement, all matters at the Closing shall be considered to take place simultaneously and no delivery of any documents shall be deemed complete until all transactions and deliveries of documents are completed.

     1.3  Effective Time.  As soon as practicable on the Closing Date, the
          --------------
parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger in the form prepared by or on behalf of Parent, subject to the reasonable approval of the Company and consistent with this Agreement (the "Merger Certificate"). The Merger shall become effective at such time as the
-------------------
Merger Certificate has been duly filed with the Secretary of State of the State of Delaware (the "Effective Time").
                  --------------

     1.4  Effects of the Merger. The Merger shall have the effects set forth in
          ---------------------
the applicable provisions of the DGCL (or any successor provisions thereof).

     1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.
          ---------------------------------------------------------------------

          (a) Except as otherwise provided in the Merger Certificate, at the Effective Time, the Certificate of Incorporation of Sub as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law and such Certificate of Incorporation.

          (b) At the Effective Time, the By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     1.6  Board of Directors and Officers of Surviving Corporation.  From and
          --------------------------------------------------------
after the Effective Time, the Board of Directors of the Surviving Corporation will consist of such persons as will have been designated by Parent in the Merger Certificate, each such Director to hold office, subject to the applicable provisions of the Certificate of Incorporation and the By-laws of the Surviving Corporation, until the next annual meeting of stockholders of the Surviving Corporation and until his or her successor shall be duly elected or appointed and qualified. From and after the Effective Time, the officers of the Surviving Corporation will consist of such persons as will have been designated by Parent in the Merger Certificate, such persons to hold office until their respective successors are duly elected or appointed and qualified. If, at or after the Effective Time, a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the By-laws of the Surviving Corporation.

     1.7  Income Tax Treatment of the Merger.  It is intended that the Merger
          ----------------------------------
will be treated as a tax-free reorganization described in (S)368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). All parties to this
                                                ----
Agreement agree to report the aforementioned transactions, for all purposes, consistently with the foregoing.

     1.8  Conversion of Company Capital Stock, Warrants and Options.  Except as
          ---------------------------------------------------------
otherwise provided herein, at the Effective Time, the manner and the basis of converting the Company Capital Stock, the Warrants, the Options and the Sub Common Stock (as defined below) shall be as provided below in this Section 1.8:

          (a) Each share of the Company's Senior Redeemable Preferred Stock, par value $.01 per share (the "Senior Stock"), issued and outstanding
                               ------------
immediately prior to the Effective Time (other than (i) shares of the Senior Stock held in the Company's treasury or directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined in Section 2.4), which shares shall be canceled pursuant to Section 1.8(j), and (ii) Dissenting Shares (as defined in Section 1.11 hereof)) shall, by virtue of the Merger and without any action on the part of the Sub, the Company or the Stockholders, be canceled and be converted automatically into and represent solely the right to receive (x) that fraction of common stock, par value $.01 per share, of Parent ("Parent Common Stock") the numerator of which is the Senior Stock
  -------------------
Consideration (as
defined in Section 1.9(a) hereof) and the denominator of which equals the aggregate number of shares of Senior Stock issued and outstanding immediately prior to the Effective Time and (y) an amount in cash equal to Senior Cash Consideration (as defined in Section 1.9(a) hereof) divided by the aggregate number of shares of Senior Stock issued and outstanding immediately prior to the Effective Time.

          (b) Each share of the Company's Series A Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series A Stock"), issued and
                                                --------------
outstanding immediately prior to the Effective Time (other than (i) shares of the Series A Stock held in the Company's treasury or directly or indirectly by Parent or the Company or any of their respective Subsidiaries, which shares shall be canceled pursuant to Section 1.8(j) and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Sub, the Company or the Stockholders, be canceled and be converted automatically into and represent solely the right to receive that fraction of Parent Common Stock the numerator of which equals the Series A Consideration (as defined in Section 1.9(b)(i) hereof) and the denominator of which equals the aggregate number of shares of Series A Stock issued and outstanding immediately prior to the Effective Time.

          (c) Each share of common stock, par value $.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the
              ------------
Effective Time (other than (i) shares of the Common Stock held in the Company's treasury or directly or indirectly by Parent or the Company or any of their respective Subsidiaries, which shares shall be canceled pursuant to Section 1.8(j), and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the Sub, the Company or the Stockholders, be canceled and be converted automatically into and represent solely the right to receive that fraction of Parent Common Stock the numerator of which equals the Common Stock Consideration (as defined in Section 1.9(b)(ii) hereof) and the denominator of which equals the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

          (d) Each Warrant to purchase one or more shares of Common Stock at a price of $12.50 per share (the "$12.50 Warrants") issued and outstanding
                                ---------------
immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Sub, the Company or the Stockholders, be canceled and be converted automatically into and represent solely the right to receive that number of shares of Parent Common Stock equal to the $12.50 Warrant Consideration (as defined in Section 1.9(b)(iii) hereof) multiplied by a fraction, the numerator of which is the total number of shares of Common Stock for which such $12.50 Warrant is exercisable, and the denominator of which is equal to the aggregate number of shares of Common Stock for which all of the $12.50 Warrants are exercisable, in each case immediately prior to the Effective Time.

          (e) Each Warrant to purchase one or more shares of Common Stock at a price of $5.00 per share (the "$5.00 Warrants") issued and outstanding
                               --------------
immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Sub, the Company or the Stockholders, be canceled and be converted automatically into and represent the right to receive that number of shares of Parent Common Stock equal to the $5.00 Warrant Consideration (as defined in Section 1.9(b)(iv) hereof) multiplied by a fraction, the numerator of which is the total number of shares of Common Stock for which such $5.00 Warrant is exercisable and the denominator of which is equal to the aggregate number of shares of Common Stock for which all of the $5.00 Warrants are exercisable, in each case immediately prior to the Effective Time.

          (f)  [Intentionally Omitted]

          (g) Each outstanding Warrant, other than the $12.50 Warrants and the $5.00 Warrants (the "Miscellaneous Warrants"), and Option that is convertible or
                     ----------------------
exercisable, as the case may be, into one or more shares of Common Stock immediately prior to or at the Effective Time shall, by virtue of the Merger and without any action on the part of the Sub, the Company or the Stockholders, be canceled and be converted automatically into and represent solely the right to receive that number of shares of Parent Common Stock equal to the Option/Warrant Consideration (as defined in Section 1.9(b)(v) hereof) multiplied by a fraction, the numerator of which is the Individual Option/Warrant Value (as defined below) of such Option or Miscellaneous Warrant, as the case may be, and the denominator of which is the Total Option/Warrant Value (as defined below), in each case immediately prior to or at the Effective Time. For purposes of this Section 1.8(g), (i) "Individual Option/Warrant Value" means, with respect to each
             -------------------------------
Miscellaneous Warrant and Option that is convertible or exercisable, as the case may be, into one or more shares of Common Stock immediately prior to or at the Effective Time, an amount equal to the product of (A) the remainder of 16.4806 minus the conversion or exercise price per share, as the case may be, of such Miscellaneous Warrant or Option multiplied by (B) the number of shares of Common Stock for which such Miscellaneous Warrant or Option is then convertible or exercisable, as the case may be, and (ii) "Total Option/Warrant Value" means an
                                           --------------------------
amount equal to the sum of all of the Individual Option/Warrant Values.

          (h) Each issued and outstanding share of common stock, par value $.01 per share, of Sub (the "Sub Common Stock") shall, by virtue of the Merger and
                        ----------------
without any action on the part of Parent or Sub, be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Sub Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of common stock of the Surviving Corporation into which such shares of Sub Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate representing 1,000 shares of common stock, par value $.01 per share, of the Surviving Corporation in exchange for the certificate or certificates which formerly represented 1,000 shares of Sub Common Stock, which certificate or certificates shall thereupon be canceled.

          (i) All of the certificates and agreements representing shares of Company Capital Stock, Warrants or Options (collectively, "Certificates"), by
                                                           ------------
virtue of the Merger and without any action on the part of the Stockholders or the Company, shall be deemed to be no longer outstanding, shall not be transferable on the books of the Surviving Corporation, and shall represent solely the right to receive the consideration determined pursuant to this
Section 1.8.

          (j) Each share of Company Capital Stock held in the Company's treasury or directly or indirectly owned by the Company, Parent or by any of their respective subsidiaries shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (k) No fractions of a share of Parent Common Stock shall be issued in the Merger, but, in lieu thereof, each Stockholder shall, upon surrender of such Stockholder's Certificate or Certificates, be entitled to receive an amount of cash (without interest and rounded to the nearest cent) equal to $15.00 multiplied by the fractional share interest to which such Stockholder would otherwise be entitled.

          (l) The actual number of shares of Parent Common Stock deliverable at or after the Effective Time to the Stockholders shall be subject to the escrow of shares of Parent Common Stock referred to in Section 1.12 hereof.

     1.9  Merger Consideration.
          --------------------

          (a) At the Effective Time, Parent shall (i) subject to Sections 1.8(k), 1.11 and 1.12 hereof, issue to the Stockholders, other than the holders of the Senior Stock, 1,317,837 shares of Parent Common

Stock, which shares shall be allocated pursuant to Section 1.9 below and (ii) issue and pay to the holders of the Senior Stock a combination of shares of Parent Common Stock (based on a price per share equal to $15.00) and cash that together shall have an aggregate value equal to the product of (x) $51.6045 multiplied by (y) the aggregate number of shares of Senior Stock issued and outstanding immediately prior to the Effective Time, provided that such value shall not exceed $5,160,450 ((i) and (ii) together, the "Merger Consideration").
                                                         --------------------
The amount of cash to be paid to the holders of the Senior Stock pursuant to clause (ii) above shall be the lesser of (I) $1,032,090 or (II) 68,806 multiplied by the per share closing price of Parent Common Stock on the NYSE on the trading day immediately preceding the Closing Date as reported in The Wall Street Journal (the "Senior Cash Consideration"), and the number of shares of
                     -------------------------
Parent Common Stock to be issued to the holders of the Senior Stock pursuant to clause (ii) above shall, subject to Sections 1.8(k) and 1.12 hereof, be equal to the remainder of 344,030 less the quotient that is obtained when the Senior Cash
                         ----
Consideration is divided by 15 (the "Senior Stock Consideration").
                                     --------------------------

          (b) At least one business day prior to the Closing Date, Parent and the Company shall jointly calculate the allocation of the Merger Consideration among the holders of Series A Stock, Common Stock, $12.50 Warrants, $5.00 Warrants, Miscellaneous Warrants and Options in accordance with subsections (i) through (vi) below.

               (i) The number of shares of Parent Common Stock allocated to the Series A Stock shall be 1,317,837 multiplied by a fraction, the numerator of which is the number of shares of Common Stock into which the shares of Series A Stock issued and outstanding immediately prior to the Effective Time are convertible multiplied by 16.4806 (such numerator, the "Series A Stock Value") and the denominator of which is the Total Intirion
      --------------------
     Common Equivalent Value (as defined in subsection 1.9(b)(vi) hereof) (the "Series A Consideration").
      ----------------------

               (ii) The number of shares of Parent Common Stock allocated to the Common Stock shall be 1,317,837 multiplied by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time multiplied by 16.4806 (such numerator, the "Common Stock Value") and the denominator of which is the
                     ------------------
     Total Intirion Common Equivalent Value (the "Common Stock Consideration").
                                                  --------------------------

               (iii) The number of shares of Parent Common Stock allocated to the $12.50 Warrants shall be 1,317,837 multiplied by a fraction, the numerator of which is 3.9806 multiplied by the number of shares of Common Stock into which the $12.50 Warrants issued and outstanding immediately prior to the Effective Time are convertible (such numerator, the "$12.50
                                                                       ------
     Warrant Value") and the denominator of which is the Total Intirion Common
     -------------
     Equivalent Value (the "$12.50 Warrant Consideration").
                            ----------------------------

               (iv) The number of shares of Parent Common Stock allocated to the $5.00 Warrants shall be 1,317,837 multiplied by a fraction, the numerator of which is 11.4806 multiplied by the number of shares of Common Stock into which the $5.00 Warrants issued and outstanding immediately prior to the Effective Time are convertible (such numerator, the "$5.00
                                                                       -----
     Warrant Value") and the denominator of which is the Total Intirion Common
     -------------
     Equivalent Value (the "$5.00 Warrant Consideration").
                            ---------------------------

               (v) The number of shares of Parent Common Stock allocated to the Miscellaneous Warrants and the Options shall be 1,317,837 multiplied by a fraction, the numerator of which is the Total Option/Warrant Value and the denominator of which is the Total Intirion Common Equivalent Value (the "Option/Warrant Consideration").
      ----------------------------

               (vi)  For purposes of this Agreement, "Total Intirion Common
                                                      ---------------------
     Equivalent Value" means the sum of the following: (A) the Series A Stock
     ----------------
     Value, (B) the Common Stock Value, (C) the $12.50 Warrant Value, (D) the $5.00 Warrant Value and (E) the Total Option/Warrant Value immediately prior to the Effective Time.

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment, the Merger Consideration and the allocation thereof pursuant to this Section 1.9 shall be correspondingly adjusted.

     1.10 Exchange of Certificates.
          ------------------------

          (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, which may be the Parent's transfer agent (the "Exchange Agent"), for the benefit of the holders
                              --------------
of Certificates, for exchange in accordance with this Section 1.10, (i) certificates representing shares of Parent Common Stock issuable pursuant to
Section 1.8 hereof (as reduced on a pro rata basis by the number of shares of Parent Common Stock placed in escrow pursuant to Section 1.12 hereof) in exchange for the outstanding shares of the Company Capital Stock, the Warrants and the Options and (ii) cash sufficient to meet Parent's obligations under
Section 1.8 with respect to the Senior Stock and fractional shares (such cash and certificates being referred to herein as the "Exchange Fund").
                                                  -------------

          (b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate in exchange for (i) the number of shares of Parent Common Stock and (ii) the amount of cash representing payment for any shares of Senior Stock represented by such Certificate and the payment for fractional shares pursuant to Section 1.8 hereof, which, together constitute the Merger Consideration into which the shares of the Company Capital Stock, Warrant or Option represented by such Certificate shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 1.8 hereof (as reduced on a pro rata basis by the number of shares of Parent Common Stock placed in escrow pursuant to
Section 1.12 hereof) and (y) a check representing the amount of cash (1) for any shares of Senior Stock represented by such Certificate and (2) in lieu of any fractional share interest, if any, in accordance with Section 1.8 hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued to or for the benefit of holders of Certificates on the cash representing the Merger Consideration.

          (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. Any fractional share checks which a holder of Company Capital Stock shall be entitled to receive in exchange for a Certificate will be delivered to such stockholder only upon delivery of the Certificate to the Exchange Agent. No interest will be paid or accrued on any such fractional share checks to which the holder of such shares of Company Capital Stock may be entitled to receive upon such delivery.

          (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further transfers on the stock transfer books of the Company of the shares of the Company Capital Stock, the Warrants or the Options which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares of the Company Capital Stock, the Warrants or the Options are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration into which the shares of the Company Capital Stock, the Warrants or the Options represented by such Certificates shall have been converted pursuant to this Agreement.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for nine months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Section 1.10 shall thereafter look only to Parent for delivery of the Merger Consideration deliverable in respect of each share of the Company Capital Stock, Warrants or Options that such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Company, the Exchange Agent nor any other person shall be liable to any former holder of shares of the Company Capital Stock or of Warrants or Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, upon the posting by such person of a bond in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     1.11 Dissenters' Rights.
          ------------------

          (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Senior Stock, Series A Stock and Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Stockholders who in accordance with Section 262 of the DGCL have properly exercised and perfected their rights of appraisal (the "Dissenting Shares"), shall not be converted into the right to receive the
      -----------------
Merger Consideration, unless and until such Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Senior Stock, Series A Stock and Common Stock held by such Stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration pursuant to Section 1.8 hereof. Holders of shares of Senior Stock, Series A Stock and Common Stock who become entitled pursuant to the provisions of the DGCL to payment for such shares under the provisions thereof shall receive payment from the Surviving Corporation and such shares shall be canceled.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any demands for appraisal, (y) offer to settle or settle any such demands or (z) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL.

     1.12 Escrow of Shares.  At the Effective Time, Parent shall deposit 10% of
          ----------------
the total number of shares of Parent Common Stock comprising the Merger Consideration (after subtracting (i) the shares that would otherwise be allocable to holders of Dissenting Shares and (ii) the fractional shares of Parent Common Stock paid in cash pursuant to Section 1.8(k)) with State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"), to be held and
                                              ------------
disbursed by such agent in accordance with the form of escrow agreement (the "Escrow Agreement") attached hereto as Exhibit B. Such shares shall be deducted
-----------------                      ---------
pro rata from the shares allocable to each former holder of Company Capital Stock, Warrants and Options.

     1.13 Accounting Consequences.  It is intended by the parties hereto that
          -----------------------
the Merger shall qualify for accounting treatment as a pooling of interests transaction.


SECTION 2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     2.1  Making of Representations and Warranties.  As a material inducement to
          ----------------------------------------
Parent and Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to Parent and Sub the representations and warranties contained in this Section 2.

     2.2  Organization and Qualifications of the Company.  The Company is a
          ----------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Certificate of Incorporation, as amended to date (the "Company Certificate of Incorporation"),
                                        ------------------------------------
and of the Company's by-laws, as amended to date, and heretofore delivered to Parent's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of the Company Certificate of Incorporation or By-laws. The Company is duly qualified to do business as a foreign corporation in each jurisdiction where the nature of its properties or the conduct of its business makes its qualification so necessary, except where the failure to be so qualified would not have a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) (a "Material Adverse Effect") of the Company.
               -----------------------

     2.3  Capital Stock of the Company; Beneficial Ownership.
          --------------------------------------------------

          (a) The authorized capital stock of the Company consists of (i) 200,000 shares of Preferred Stock of which 100,000 shares have been designated Senior Stock and 40,000 shares have been designated Series A Stock and (ii) 2,500,000 shares of Common Stock. As of the date hereof 100,000 shares of Senior Stock, 40,000 shares of Series A Stock and 759,688 shares of Common Stock are issued, outstanding, fully paid and non assessable and 18,180 shares of Common Stock are held in treasury. No shares of capital stock of the Company are reserved for issuance upon exercise of outstanding Options, Warrants or
otherwise except as set forth on Schedule 2.3 attached hereto.   The names of
                                 ------------
the warrantholders and optionees, the date of each Warrant or Option, the number of shares subject to each such Warrant or Option, the expiration date of each such Warrant or Option and the price at which each such Warrant or Option may be exercised are set forth on

Schedule 2.3 hereto.  Except as set forth above and on Schedule 2.3 attached
------------                                           ------------
hereto, there are no outstanding Options, Warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of the Company. None of the Company Capital Stock has been issued in violation of any federal or state law. Except as set forth in the Schedule 2.3 attached
                                                        ------------
hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Capital Stock to which the Company or any of the Stockholders is a party.

          (b) Exhibit A hereto sets forth a true and correct list of all of the
              ---------
holders of record of all of the issued and outstanding shares of Company Capital Stock and all of the outstanding Warrants and Options, including the numbers and class of shares held by each holder and the number of shares subject to each Warrant and Option held by each holder.

     2.4  Subsidiaries.  The Company has no Subsidiaries (as hereinafter
          ------------
defined) and, except for MFI Leasing, Inc., a Delaware corporation ("MFI"), has never had any Subsidiary or owned a direct or indirect interest in any trust, partnership, corporation or other business organization. Except for certain assets acquired by MFI that were held for no more than five days and were all transferred to the Company, MFI has never owned any assets and MFI has never conducted any business or operations of any kind. As used in this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not constitute a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organizations is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     2.5  Authority of the Company.  The Company has full right, authority and
          ------------------------
power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and no other action on the part of the Company is required in connection therewith.

     This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability of the Agreement and such other agreements may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and other injunctive relief may be unavailable in certain cases. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

               (i) does not and will not violate any provision of the Company's Certificate of Incorporation or by-laws, each as amended;

               (ii)  except as set forth on Schedule 2.5, does not and will not
                                            ------------
     violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for the filing of the Merger

     Certificate with the Secretary of State of the State of Delaware and except as contemplated by Sections 7.1(a), 7.3 and 8.1(a) of this Agreement; and

               (iii) does not and will not (A) result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, except for such breaches, defaults, accelerations or rights of termination which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company or hinder the consummation of the transactions contemplated by this Agreement, or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or the Company Capital Stock, Warrants or Options, except as specifically identified on Schedule 2.5.
                                                               ------------

     2.6  Leased Real Property and Personal Property.
          ------------------------------------------

          (a) Real Property.  The Company owns no real property.  All of the
              -------------
real property leased by the Company is referred to herein as the "Leased Real
                                                                  -----------
Property."  To the knowledge of the Company, the lessors of Leased Real Property
--------
have good, clear, record and marketable title to the Leased Real Property. All leases of Leased Real Property which are material to the Company's business (including the lease of the Company's corporate offices at Ten Walpole Park South, Walpole, Massachusetts) and all leases which provide for annual rental payments in excess of $10,000 are identified on Schedule 2.6(a), and true and
                                                ---------------
complete copies thereof have been delivered to Parent. Each of said leases has been duly authorized and executed by the parties and is in full force and effect. The Company is not in default under any material provision of any such lease, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the Company's knowledge, the other party to each of said leases is not in default under any material provision of any such lease and there is no event which, with notice or the passage of time, or both, would give rise to such a default. All improvements located on or constituting part of the Leased Real Property and their use and operation by the Company and MFI were and are now in compliance in all material respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, expect as set forth in Schedule 2.6(a). Neither the Company nor MFI has
                       ---------------
received any notice of any material real estate tax deficiency or assessment which has not been satisfied or is aware of any proposed material deficiency, claim or assessment with respect to any of the Leased Real Property, or any pending or threatened condemnation thereof.

          (b) Personal Property.  Each piece of machinery, equipment and other
              -----------------
personal property purchased by the Company since July 1, 1994 with a value in excess of $5,000 is listed on Schedule 2.6(b) hereto. Except as specifically
                              ---------------
disclosed in said Schedule or in the Base Balance Sheet (as hereinafter defined), the Company has good and marketable title to all of its personal property. None of the Company's personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all personal property of the Company to the extent required by generally accepted accounting principles. Except as otherwise specified in Schedule 2.6(b) hereto, all leasehold
                                 ---------------
improvements, furnishings, machinery and equipment of the Company are in good repair, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order.

     2.7  Financial Statements.
          --------------------

          (a) The Company has delivered to Parent consolidated balance sheets of the Company and MFI as of June 30, 1997, June 30, 1996 and June 30, 1995 and statements of income, retained earnings and cash flows for the fiscal years then ended, all of which have been certified by Price Waterhouse LLP, independent public accountants (the "Audited Financial Statements"). The Company has delivered to Parent an unaudited balance sheet of the Company and MFI as of November 30, 1997 and a statement of income and cash flows for the five-month period then ended (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Company's audited consolidated balance sheet as of June 30, 1997, together with the footnotes thereto, is referred to herein as the "Base Balance Sheet." The
                                                 ------------------
Financial Statements are attached hereto as Schedule 2.7.
                                            ------------

     The Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby and present fairly in all material respects the (consolidated, in the case of the Audited Financial Statements) financial condition of the Company at the dates of said statements and the results of operations, retained earnings and cash flows of the Company for the periods covered thereby.

          (b) As of the date of the Base Balance Sheet, neither the Company nor MFI had any liabilities (which liabilities, when taken individually or in the aggregate, were material) of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or MFI or the conduct of their business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or (ii) reflected in Schedules furnished to Parent hereunder as of the date hereof or (iii) incurred in the ordinary course of business of the Company and its Subsidiaries and which are not required to be reflected in the Base Balance Sheet or the notes thereto under generally accepted accounting principles.

          (c) The Company has no liabilities (which liabilities, when taken individually or in the aggregate, are material) of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or MFI or the conduct of their business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to Parent hereunder on the date hereof, or
(iii) incurred in the ordinary course of business of the Company after the date of the Base Balance Sheet consistent with the terms of this Agreement.

     2.8  Taxes.
          -----

          (a) Each of the Company and MFI has paid or caused to be paid all material federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by
                                               -----
it through the date hereof whether disputed or not.

          (b) Each of the Company and MFI has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the Company for taxable periods ended on or after June 30, 1992 is set forth in Schedule 2.8 attached
                                                        ------------
hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the Company ended on or after June 30, 1992, the Company has delivered to Parent correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company. MFI has never filed any federal, state, local or foreign tax returns.

          (c) Except as set forth on Schedule 2.8, neither the Internal Revenue
                                     ------------
Service nor any other governmental authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or MFI any deficiency or claim for additional Taxes. No claim which remains unresolved has ever been made by an authority in a jurisdiction where the Company or MFI does not file reports and returns that the Company or MFI is or may be subject to taxation by that jurisdiction. There are no security interests on any of the material assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither the Company nor MFI has ever entered into a closing agreement pursuant to Section 7121 of the Code.

          (d) There has not been any audit of any tax return filed by the Company or MFI, no such audit is in progress, and neither the Company nor MFI has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Schedule 2.8, no extension of time with respect
                                 ------------
to any date on which a tax return was or is to be filed by the Company or MFI is in force, and no waiver or agreement by the Company or MFI is in force for the extension of time for the assessment or payment of any Taxes.

          (e) Other than the Company's ownership of MFI, neither the Company nor MFI has ever been a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Except as set forth in Schedule 2.8, neither the Company
                                              ------------
nor MFI has ever filed, and has ever been required to file, a consolidated, combined or unitary tax return with any other entity. The Company is not a party to any tax sharing agreement.

          (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

     2.9  Collectibility of Accounts Receivable.  All of the accounts receivable
          -------------------------------------
of the Company shown or reflected on the Base Balance Sheet or existing at the date hereof (less the reserve for bad debts set forth on the Base Balance Sheet) are and will be at the Closing valid and enforceable claims and subject to no setoff or counterclaim. Except as disclosed on Schedule 2.9 hereto, the Company
                                                ------------
has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company. Except as set forth in Schedule 2.9 hereto, all accounts and loans
                                ------------
receivable from any such person, firm or corporation shall be paid in cash prior to the Closing. The note receivable from Michael Hanson to the Company in the amount of $40,000, together with all accrued and unpaid interest thereon, is a valid, enforceable claim, subject to no setoff or counterclaim and fully collectible by the Company no later than the date thirty (30) days prior to the Expiration Date (as defined in Section 10.3(b)).

     2.10 Inventories.  All items in the inventories of the Company and MFI
          -----------
shown in the Base Balance Sheet or existing at the date hereof (net of reserves for obsolete or discontinued items as reflected in the Base Balance Sheet) are of a quality and quantity saleable in the ordinary course of business of the Company. Except as disclosed in Schedule 2.10, said inventories reflect write-
                                 -------------
downs to realizable values in the case of items which are below standard quality or have become obsolete or unsaleable (except at prices less than cost) through regular distribution channels in the ordinary course of the business of the Company. No such write-downs since

July 1, 1994 have had a Material Adverse Effect on the consolidated financial condition or results of operations of the Company. The values of the inventories stated in the Base Balance Sheet and any subsequent financial statements of the Company or MFI reflect the normal inventory valuation policies of the Company and were determined at the lower of cost or market in accordance with generally accepted accounting principles, practices and methods consistently applied. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices. Except as disclosed in Schedule 2.10, all inventory items are located on
                               -------------
the Leased Real Property. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales or rentals in the ordinary course of business and all sales commitments for the products of the Company are at prices not less than inventory values plus selling expenses.

     2.11 Absence of Certain Changes.  Except as disclosed in Schedule 2.11
          --------------------------                          -------------
attached hereto, since the date of the Base Balance Sheet there has not been:

          (a) Any change in the financial condition, properties, assets, liabilities, business or operations of the Company or MFI, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect on the Company or MFI;

          (b) Any contingent liability incurred by the Company or MFI as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or MFI;

          (c) Any mortgage, encumbrance or lien placed on any of the properties of the Company or MFI which remains in existence on the date hereof or will remain on the Closing Date;

          (d) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or MFI the conduct of the business of the Company or MFI since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company or MFI other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

          (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company or MFI other than in the ordinary course of business;

          (f) Any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on the Company or MFI;

          (g) Any declaration, setting aside or payment of any dividend by the Company or MFI, or the making of any other distribution in respect of the capital stock of the Company or MFI, or any direct or indirect redemption, purchase or other acquisition by the Company or MFI of its own capital stock;

          (h) Any labor trouble or claim of unfair labor practices involving the Company or MFI; any change in the compensation payable or to become payable by the Company or MFI to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

          (i) Any change with respect to the officers or management of the Company or MFI;

          (j) Any payment or discharge of a material lien or liability of the Company or MFI which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

          (k) Any obligation or liability incurred by the Company or MFI to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company or MFI to any of its officers, directors, stockholders or employees, except normal compensation, draws and expense allowances payable to officers or employees;

          (l) Any change in accounting methods or practices, credit practices or collection policies used by the Company or MFI; or

          (m) Any agreement or understanding whether in writing or otherwise, for the Company or MFI to take any of the actions specified in paragraphs (a) through (l) above.

     2.12 Ordinary Course.  Since the date of the Base Balance Sheet, each of
          ---------------
the Company and MFI has conducted its business only in the ordinary course and consistently with its prior practices.

     2.13 Banking Relations.  All of the arrangements which the Company has with
          -----------------
any banking institution are completely and accurately described in Schedule 2.13
                                                                   -------------
attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     2.14 Intellectual Property.
          ---------------------

          (a) Except as described in Schedule 2.14, the Company has exclusive
                                     -------------
ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property")
                                                       ------------ --------
used or to be used in the business of the Company as presently conducted and proposed to be conducted prior to the Effective Time, which Intellectual Property that is material to the Company's business is listed in Schedule 2.14.
                                                                 -------------
All of the rights of the Company in Intellectual Property are freely transferable. There are no written claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the Company's knowledge, threatened, which challenge the rights of the Company in respect thereof. Except as described in

Schedule 2.14, the Company has the right to use, free and clear of claims or
-------------
rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted and proposed to be conducted prior to the Effective Time.

          (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used or to be used by the Company in its businesses as presently conducted and proposed to be conducted prior to the Effective Time, and all other items of Intellectual Property which are material to the business or operations of the Company, are listed in Schedule 2.14. All of such patents,
                                            -------------
patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

          (c) All licenses or other agreements under which the Company or MFI is granted rights in Intellectual Property are listed in Schedule 2.14. All said
                                                      -------------
licenses or other agreements are in full force and effect, there is no material default by any party thereto, and all of the rights of the Company thereunder will continue in full force and effect upon consummation of the transactions contemplated hereby. To the knowledge of the Company, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Parent.

          (d) All licenses or other agreements under which the Company or MFI has granted rights to others in Intellectual Property owned or licensed by the Company or MFI are listed in Schedule 2.14. All of said licenses or other
                             -------------
agreements are in full force and effect, there is no material default by any party thereto, and all of the rights of Company thereunder will continue in full force and effect upon consummation of the transactions contemplated hereby.
True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Parent.

          (e) Each of the Company and MFI has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all Intellectual Property rights with respect to its products, services and technology. Neither the Company nor MFI has ever made any valuable non-public information of the Company available to any person other than employees of the Company and MFI, unless (i) such person entered into a written agreement requiring such person to maintain the confidentiality of such information and appropriately restricting the use thereof or (ii) such person was otherwise under a legal obligation to maintain the confidentiality of such information. The Company has no knowledge of any infringement by others of any Intellectual Property rights of the Company.

          (f) The present business, activities and products of the Company do not infringe any Intellectual Property of any other person. No proceeding charging the Company or MFI with infringement of any adversely held Intellectual Property has been filed or, to the Company's knowledge, is threatened to be filed. To the Company's knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, to the Company's knowledge, any former employer of any past or present employee of Company or MFI. Except as set forth in Schedule 2.14, neither the Company nor, to the knowledge of the
                -------------
Company, any of its employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business in the Company's or Parent's respective industries. The activities of their employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

     2.15 Contracts.  Except for contracts, commitments, plans, agreements and
          ---------
licenses described in Schedule 2.15 (true and complete copies of which have been
                      -------------
delivered to Parent), the Company is not a party to or subject to:

          (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

          (b) any employment contract or contract for services which is not terminable within 30 days by the Company without liability for any penalty or severance payment;

          (c) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $25,00 each, such orders not exceeding $50,000 in the aggregate;

          (d) any other contracts or agreements creating any obligations of the Company of $25,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

          (e) any contract or agreement pursuant to which the Company purchases all or substantially all of its requirements of a particular product from a supplier;

          (f) any contract or agreement involving more than $25,000 which by its terms does not terminate or is not terminable without penalty by the Company or its successors within one year after the date hereof;

          (g) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

          (h) any contract with any sales agent or distributor of products of the Company;

          (i) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

          (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $25,000 whether or not such purchase is in the ordinary course of business;

          (k) any license agreement (as licensor or licensee);

          (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money (including in such schedule, if applicable, a description on any prepayment penalties or similar obligations); or

          (m) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with any of them.

     The Company is not in material default under any contract, commitment, plan, agreement or license listed or described in said Schedule, nor does it have any knowledge of conditions or facts which with notice or passage of time, or both, would constitute such a default. To the Company's knowledge, no third party under any contract, commitment, plan, agreement or license described in

Schedule 2.15 is in default thereunder and there is no event which, with notice
-------------
or the passage of time, or both, would give rise to such a default. Each contract, commitment, plan, agreement or license described in Schedule 2.15 has
                                                              -------------
been duly authorized and executed by the parties, is in full force and effect and is enforceable by the Company in accordance with its terms.

     2.16 Litigation.  Schedule 2.16 hereto lists all currently pending
          ----------   -------------
litigation and governmental or administrative proceedings or investigations to which the Company is a party or subject. Except for matters described in Schedule 2.16, there is no litigation or governmental or
             -------------
administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or its affiliates which may have, either individually or in the aggregate, a Material Adverse Effect on the Company, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein,
Schedule 2.16 sets forth a description of the matter, the forum (if any) in
-------------
which it is being conducted, the parties thereto and the type and amount of relief sought.

     2.17 Compliance with Laws.  Except as set forth in Schedule 2.17 hereto,
          --------------------                          -------------
the Company is in compliance in all material respects with all applicable statutes, ordinances, orders, judgements, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, and the Company has not received notice of a material violation or alleged material violation of any such statute, ordinance, order, rule or regulation.

     2.18 Insurance.  The physical properties and assets of the Company are
          ---------
insured to the extent disclosed in Schedule 2.18 attached hereto and all such
                                   -------------
insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by the Company, is sufficient for compliance by the Company with all requirements of law and all agreements and leases to which the Company is a party and will, if Parent so chooses, remain in full force and effect after the consummation of the transactions contemplated hereby.

     2.19 Warranty or Other Claims.  There are no existing or, to the Company's
          ------------------------
knowledge, threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company or MFI for products or services which are defective or fail to meet any product or service warranties except as disclosed in Schedule 2.19 hereto. No
                                                     -------------
claim has been asserted against the Company or MFI for renegotiation or price redetermination of any business transaction, and there are no facts upon which any such claim could be based.

     2.20 Powers of Attorney.  Except as set forth on Schedule 2.20, the Company
          ------------------                          -------------
has no outstanding power of attorney.

     2.21 Finder's Fee.  The Company has not incurred or become liable for any
          ------------
broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     2.22 Permits; Burdensome Agreements.  Schedule 2.22 lists all material
          ------------------------------   -------------
permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for the Company to conduct its business. The Company has obtained all such Approvals, which are valid and in full force and effect, and is operating in material compliance therewith. The Company is not subject to or bound by any agreement, judgment, decree or order which may have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Schedule 2.22 lists all registrations, certifications and similar approvals
-------------
(e.g., Underwriter Laboratories) necessary or customary in the Company's
 ----  ------------------------
business for use in the manufacture, marketing, sales and distribution of the Company's products.

     2.23 Corporate Records; Copies of Documents.  The corporate record books of
          --------------------------------------
the Company and MFI accurately record all corporate action taken by their respective stockholders and board of directors and committees. The copies of the corporate records of the Company and MFI, as made available to Parent for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Parent and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Parent pursuant to this Agreement.

     2.24 Transactions with Interested Persons.  Except as set forth in Schedule
          ------------------------------------                          --------
2.24 hereto and except for investments of less than 1% of the outstanding shares
----
of a company whose stock is listed on a national securities exchange or is regularly traded in the over-the-counter markets, neither the Company, any officer or director of the Company, the Principal Stockholder or, to the knowledge of Company, any supervisory employee of the Company or any of their respective spouses or family members, (i) owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company, or any organization which has a material contract or arrangement with the Company or (ii) has directly or indirectly engaged in any transaction involving the transfer of any material (measured at the time of such transaction or as of the date hereof) cash, property or rights to or from the Company from, to or for the benefit of any affiliate or former affiliate of the Company.

     2.25 Employee Benefit Programs
          -------------------------

          (a) Schedule 2.25 sets forth a list of every Employee Program that has
              -------------
been maintained by the Company or an Affiliate at any time during the six-year period ending on the Closing Date.

          (b) Each Employee Program which has ever been maintained by the Company or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

          (c) Neither the Company nor any Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any Affiliate. With respect to any Employee Program ever maintained by the Company or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or
(iii) non-deductible contribution, which, in the case of any of (i), (ii), or
(iii), could subject the Company or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

          (d) Neither the Company nor any Affiliate (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412, including, but not limited to, any Multiemployer Plan or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

          (e) With respect to each Employee Program maintained by the Company within the six years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Melinda J. Kent of Goodwin, Procter & Hoar LLP:

(i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) all IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto filed by the Company in the last three (3) years; (iv) all actuarial valuation reports completed with respect to such Employee Program filed by the Company in the last three (3) years; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last three (3) years.

          (f) Each Employee Program required to be listed on Schedule 2.25 may
                                                             -------------
be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program, and no employee communications or provision of any Employee Program document purports to limit the Company's or any Affiliate's right to so amend, terminate or otherwise modify such Employee Program.

          (g) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

          (h) Each Employee Program ever maintained by the Company or an Affiliate has complied with the applicable notification and other applicable requirements of the Health Insurance Portability and Accounting Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, and the Mental Health Parity Act of 1996.

          (i)  For purposes of this section:

               (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with
          Section 120, 125, 127 or 129 of the Code. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

               (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

               (iii) An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

               (iv) "Multiemployer plan" means a (pension or non-pension) employee benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     2.26 Environmental Matters.
          ---------------------

          (a) Except as set forth in Schedule 2.26 hereto, (i) neither the
                                     -------------
Company nor MFI has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the Company's knowledge, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company or MFI, or has ever been located in the soil or groundwater at any such site; (iii) to the Company's knowledge, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company or MFI for treatment, storage, or disposal at any other place; (iv) to the Company's knowledge, the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or MFI in connection with the presence of any Hazardous Material.

          (b) Except as set forth in Schedule 2.26 hereto, (i) neither the
                                     -------------
Company nor MFI has any material liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) the Company and any property owned, operated, leased, or used by any it, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) neither the Company nor MFI has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Company has no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

          (c) To the Company's knowledge, no site owned, operated, leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

          (d) The Company has provided to Parent copies of all documents, records, and information available to the Company concerning any environmental or health and safety matter relevant to the Company or MFI, whether generated by the Company, MFI or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this Section 2.26, (i) "Hazardous Material" shall
                                   ------------       ------------------
mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous
                                                                   ---------
Waste" shall mean and include any hazardous waste as defined or regulated under
-----
any Environmental Law; (iii) "Environmental Law" shall
                              -----------------
mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Company" shall mean and include Company, MFI and all other entities
          -------
for whose conduct the Company or MFI is or may be held responsible under any Environmental Law.

     2.27 List of Directors and Officers.  Schedule 2.27 hereto contains a true
          ------------------------------   -------------
and complete list of all current directors and officers of the Company. In addition, Schedule 2.27 hereto contains a list of all managers, employees and
          -------------
consultants (other than attorneys and accountants) of the Company and MFI who, individually, have received or are scheduled to receive compensation from the Company or MFI for the fiscal year ended June 30, 1997, in excess of $50,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

     2.28 Net Operating Loss.  Except as set forth on Schedule 2.28, there has
          ------------------                          -------------
been no change in ownership of the Company that would limit Parent's ability to utilize the net operating losses of the Company

     2.29 Non-Foreign Status.  Neither the Company nor any of its Subsidiaries
          ------------------
is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

     2.30 Backlog.  Schedule 2.30 hereto sets forth (i) the Company's backlog of
          -------   -------------
firm orders for the sale of products or services for which revenues had not been recognized by the Company as of November 30, 1997 and (ii) the Company's rental contracts for which it had not recognized revenues as of November 30, 1997.

     2.31 Employees; Labor Matters. The Company employs a total of approximately 50 full-time employees and two part-time employees and generally enjoys good employer-employee relationships. The Company does not employ a total of 100 or more employees (excluding employees who work less than 20 hours per week or who have worked for the Company less than six months of the last fiscal year) and will not have employed 100 or more employees at any point during the 90 days prior to and including the Closing Date. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither the Company nor Parent will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in Schedule 2.31. The Company
                                                   -------------
has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or threatened against or involving the Company. No question concerning representation exists respecting any employees of the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have a Material Adverse Effect on the Company, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and each of the Company and MFI has at all times since its incorporation been, in material compliance with the requirements of the Immigration Reform Control Act of 1986.

     2.32 Customers, Distributors and Suppliers.  Schedule 2.32 sets forth each
          -------------------------------------   -------------
customer, sales representative and distributor (whether pursuant to a commission, royalty or other arrangement) which accounted for more than 1% of the sales of the Company and MFI on a consolidated basis for the fiscal year ended June 30, 1997 or the fiscal year ended June 30, 1996 (collectively, the "Customers and Distributors"). Schedule 2.32 lists all of the suppliers of the
                               -------------
Company and MFI to whom during the fiscal year ended June 30, 1997 or the fiscal year ended June 30, 1996 the Company or MFI made payments aggregating $50,000 or more showing, with respect to each, the name and dollar volume involved (the "Suppliers"). The relationships of the Company with its Customers and
----------
Distributors and Suppliers are good commercial working relationships. Except as set forth on Schedule 2.32, (i) no Supplier listed on Schedule 2.32 has
             -------------                            -------------
canceled, materially modified, or otherwise terminated its relationship with the Company or MFI, or has during the last twelve months decreased materially its services, supplies or materials to the Company or MFI nor, to the knowledge of Company, does any Supplier have any plan or intention to do any of the foregoing and (ii) no Customer or Distributor listed on Schedule 2.32 has indicated that
                                              -------------
it will not do business in the future with the Company consistent with the manner in which it has done business with the Company in the past.

     2.33 Transfer of Shares.  No holder of stock of the Company has at any time
          ------------------
transferred any of such stock to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

     2.34 Stock Repurchase.  Except as set forth on Schedule 2.34, neither the
          ----------------                          -------------
Company nor MFI has redeemed or repurchased any of its capital stock after July 1, 1995.

     2.35 Pooling Matters.   Neither the Company, MFI nor any of their
          ---------------
affiliates has taken or agreed to take any action that is reasonably likely to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     2.36 Disclosure.  The representations, warranties and statements contained
          ----------
in this Agreement and the Exhibits and Schedules attached hereto and in the certificates documents and other instruments required to be delivered by the Company to Parent pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to the Company which presently are or may in the future be reasonably likely to have a Material Adverse Effect on the Company which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the industries in which the Company operates.

     2.37 Government Contracts.  A list of each contract and arrangement that
          --------------------
the Company has with any federal, state or local governmental entity (each, a

"Governmental Entity") and each subcontract or arrangement that the Company has
 -------------------
with a prime contractor that has a contract or arrangement with a Governmental Entity (collectively, the "Governmental Contracts") is set forth on Schedule
                           ----------------------                   --------
2.37 hereto.  The Company has not been, nor, as a result of the consummation of
----
the transactions contemplated by this Agreement will the Company be, suspended or debarred from bidding on contracts or subcontracts for any Governmental Entity, nor has any action for suspension or debarment been commenced, nor, to the Company's knowledge, has any such suspension or debarment been threatened. Except with respect to routine audits and investigations undertaken in the industry in which the Company has operated, the Company has not been and is not now being audited or investigated by any Governmental Entity or any prime contractor, nor, to the Company's knowledge, has such audit or investigation been threatened. There is no valid basis for the suspension or debarment of the Company from bidding on contracts or subcontracts for any Governmental Entity. The Company has not had a contract or subcontract terminated for default or been determined to be nonresponsible by any Governmental

Entity, and there are no facts existing which could result in any such action. The Company has never had, and does not currently have, any outstanding agreements, contracts or commitments which require it to obtain or maintain a government security clearance.

SECTION 3.         [Intentionally Omitted]

SECTION 4. COVENANTS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDER.

     4.1   Making of Covenants and Agreements.  The Company and the Principal
           ----------------------------------
Stockholder jointly and severally hereby make the covenants and agreements set forth in this Section 4 and the Principal Stockholder agrees to cause the Company to comply with such agreements and covenants. The Principal Stockholder shall not have any right of indemnity or contribution from the Company with respect to the breach of any covenant or agreement hereunder.

     4.2   Conduct of Business.  Between the date of this Agreement and the
           -------------------
Closing Date, the Company will:

           (a) Conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

           (b) Refrain from making any purchase, sale, lease or disposition of any product, asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $25,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary course of business;

           (c) Refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

           (d) Refrain from making any change or incurring any obligation to make a change in its Certificate of Incorporation, By-laws or authorized or issued capital stock;

           (e) Refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock, except as set forth in Schedule 4.2 hereto;
                       ------------

           (f) Refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors other than increases in the ordinary course of business consistent with past practices, provided that no compensation payable to any of the Company's officers, employees, agents, or independent contractors shall be increased by more than 5% of the compensation received by such person for the calendar year ending December 31, 1997;

           (g) Refrain from prepaying any loans (if any) from its stockholders, officers or directors or making any change in its borrowing arrangements;

           (h) Use commercially reasonable efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

          (i) Use commercially reasonable efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

          (j) Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Schedule 2.18 hereto
                                                           -------------
or equivalent insurance with any substitute insurers approved in writing by Parent;

          (k) Furnish Parent with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of the Company on a consolidated basis within ten (10) business days after each month end for each month ending more than ten (10) days before the Closing; and

          (l) Permit Parent and its authorized representatives to have full access to all its properties, assets, records, tax returns, contracts and documents and furnish to Parent or its authorized representatives such financial and other information with respect to its business or properties as Parent may from time to time reasonably request.

     4.3  Authorization from Others.  Prior to the Closing Date, the Principal
          -------------------------
Stockholder and the Company will use their respective best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Principal Stockholder and the Company of the transactions contemplated by this Agreement.

     4.4  Notice of Default.  Promptly upon the occurrence of, or promptly upon
          -----------------
the Company or the Principal Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company or the Principal Stockholder prior to the date hereof, of any of the representations, warranties or covenants of the Company or the Principal Stockholder contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company or the Principal Stockholder shall give detailed written notice thereof to Parent and the Company and the Principal Stockholder shall use their best efforts to prevent or promptly remedy the same.

     4.5  Consummation of Agreement.  The Company and the Principal Stockholder
          -------------------------
shall use their respective best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Company will obtain prior to the Closing all necessary authorizations or approvals of its stockholders and Board of Directors.

     4.6  Cooperation of the Company and Principal Stockholder.  The Company and
          ----------------------------------------------------
the Principal Stockholder shall cooperate with all reasonable requests of Parent and Parent's counsel in connection with the consummation of the transactions contemplated hereby.

     4.7  No Solicitation of Other Offers.  Unless and until this Agreement
          -------------------------------
shall have been terminated, neither the Company nor the Principal Stockholder shall, nor shall the Company permit any of its directors, officers, employees or agents to, directly or indirectly, (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, the Company, any merger or business combination with the Company or any public or private offering of interests in the Company (an "Acquisition Proposal"), (ii)
                                          --------------------
participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Parent and its representatives, (iii) furnish any information or afford access to the properties, books or records of the Company to any person or entity that may consider making or has made an offer with respect to an Acquisition Proposal other than Parent and its representatives, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing. The Company will promptly notify Parent upon receipt of any offer or indication that any person is considering making an offer with respect to an Acquisition Proposal or any request for information relative to the Company or for access to the properties, books and records of the Company, and will promptly reject any such offer or request.

     4.8  Confidentiality.  The Company and the Principal Stockholder agree
          ---------------
that, unless and until the Closing has been consummated, each of the Company, the Principal Stockholder and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Parent with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Parent's industry or which has been disclosed to the Company or the Principal Stockholder by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, the Company and the Principal Stockholder will return to Parent (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to the Company or the Principal Stockholder in connection with the transaction.

     4.9  Company Stockholder Meeting.  The Company shall, in accordance with
          ---------------------------
applicable law and the Company Certificate of Incorporation and by-laws:

          (a) duly hold a meeting of the Stockholders (the "Special Meeting") as
                                                            ---------------
soon as practicable after the effective date of the Registration Statement (as defined in Section 7.1(a) hereof) for the purpose of considering and acting on this Agreement and the transactions contemplated hereby;

          (b) include in the Proxy Statement (as defined in Section 7.1(a) hereof) the recommendation of its Board of Directors that the holders of Company Capital Stock vote in favor of the adoption of this Agreement and the transactions contemplated hereby; and

          (c) obtain and furnish the information required to be included by it in the Proxy Statement (as defined in Section 7.1(a) hereof), cooperate with Parent in responding promptly to any comments made by the Securities and Exchange Commission (the "SEC") with respect to the Proxy Statement or any
                          ---
preliminary version thereof, cause the Proxy Statement to be mailed to the Stockholders so as to ensure that the Special Meeting will be held at the earliest practicable time after the effective date of the Registration Statement and obtain the necessary approvals by the Stockholders of this Agreement and the transactions contemplated hereby.

     4.10 Tax-Free Treatment.  Neither the Company nor the Principal Stockholder
          ------------------
shall intentionally take or cause to be taken any action, whether before or after Closing, which would disqualify the Merger as being tax-free under the Code as to the Company, Parent, Sub and each Stockholder exchanging shares of Company Capital Stock solely for Parent Common Stock pursuant to the Merger.

     4.11 Tax Returns.  The Company and the Principal Stockholders shall
          -----------
cooperate with Parent to permit the Company in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by the Company with respect to taxable periods ending on or before the Closing.

     4.12 Filing Cooperation.  In connection with any filings to be made by
          ------------------
Parent under the Securities Act of 1933, as amended (the "Securities Act"), or
                                                          --------------
the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (i)
                                                      ------------
provide for inclusion therein or filing therewith the financial, business and other information and documents reasonably requested for inclusion therein by Parent, (ii) consider promptly Parent's reasonable requests for any additional information or documents and use commercially reasonable efforts to make such available, (iii) use its best efforts to cause Price Waterhouse LLP, its independent public accountants, to deliver such consents, reports and comfort letters in connection therewith as Parent may reasonably request, and (iv) generally cooperate with Parent and its representatives and agents in connection therewith.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF PARENT.

     5.1  Making of Representations and Warranties.  As a material inducement to
          ----------------------------------------
the Company and the Principal Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Parent hereby makes the representations and warranties to the Company and the Principal Stockholder contained in this Section 5.

     5.2  Organization and Qualifications of Parent.  Parent is a corporation
          -----------------------------------------
duly organized, validly existing and in good standing under the laws of State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of Parent's Amended and Restated Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), and of Parent's by-laws, as amended to date, and heretofore delivered to Company's counsel, are complete and correct, and no amendments thereto are pending. Parent is not in violation of any term of its Certificate of Incorporation or By-laws. Parent is duly qualified to do business as a foreign corporation in each jurisdiction where the nature of its properties or the conduct of its business makes its qualification so necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

     5.3  Capital Stock of Parent.  The authorized capital stock of Parent
          -----------------------
consists of (i) 5,000,000 shares of preferred stock and (ii) 30,000,000 shares of Parent Common Stock. As of the date hereof, 11,579,826 shares of Parent Common Stock, are issued, outstanding, fully paid and non assessable. No shares of Parent Common Stock are reserved for issuance upon exercise of outstanding stock options, warrants or otherwise except for shares of Parent Common Stock reserved for issuance pursuant to Parent's 1997 Stock Option and Incentive Plan. Except as set forth in Schedule 5.3, there are no outstanding options, warrants,
                       ------------
rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Parent. Except as set forth in Schedule
                                                                        --------
5.3, there are no voting trusts, voting agreements, proxies or other agreements,
---
instruments or undertakings with respect to the voting of Parent Common Stock to which Parent or any of its stockholders is a party.

     5.4  Authority of Parent.  Parent has full right, authority and power to
          -------------------
enter into this Agreement and each agreement, document and instrument to be executed and delivered by Parent pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Parent and no other action on the part of Parent or its stockholders is required in connection therewith.

     This Agreement and each agreement, document and instrument executed and delivered by Parent pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Parent enforceable in accordance with their terms, except as the enforceability of the Agreement and such other agreements may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and other injunctive relief maybe unavailable in certain cases. The execution, delivery and performance by Parent of this Agreement and each such agreement, document and instrument:

              (i) does not and will not violate any provision of the Certificate of Incorporation or by-laws of Parent;

              (ii) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Parent or require Parent to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for the filing of the Merger Certificate with the Secretary of State of the State of Delaware and except as contemplated by Sections 7.1(a), 7.3 and 8.1(e) of this Agreement; and

              (iii) does not and will not (A) result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Parent is a party or by which the property of Parent is bound or affected, except for such breaches, defaults, accelerations or rights of termination which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or hinder the consummation of the transaction contemplated by this Agreement, or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Parent's assets or its capital stock.

     5.5  Financial Statements.  Parent has delivered to the Company, combined
          --------------------
balance sheets of the Mac-Gray Co., Inc. and Mac-Gray L.P. (the "Predecessors")
                                                                 ------------
for the years ended on December 31, 1996, December 31, 1995 and December 31, 1994 and statements of income, retained earnings and cash flows for the years then ended, which statements are certified by Price Waterhouse LLP, independent public accountants. Said financial statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby and present fairly in all material respects the financial condition of the Predecessors at the dates of said statements and the results of its operations for the periods covered thereby. Parent has delivered to the Company unaudited consolidated balance sheets of Parent and its Subsidiaries for the quarterly periods ended March 31, June 30 and September 30, 1997 and statements of income and cash flows for the periods then ended.

     5.6  SEC Filings.  As of their respective dates, Parent's registration
          -----------
statement on Form S-1, as amended, in the form as declared effective by the SEC on October 17, 1997 and Parent's Form 10-Q for the fiscal quarter ended September 30, 1997 filed with the SEC on November 14, 1997 (the "SEC Documents")
                                                                 -------------
complied in all material respects with applicable requirements of the SEC and when taken together, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no material fact directly relating to the business, operations or condition of Parent (other than facts which relate to general economic trends or conditions) that is reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, that has not been set forth in the SEC Documents. True and complete copies of the SEC Documents have been delivered to the Company.

     5.7  Pooling Matters.   Neither Parent nor any of its affiliates has taken
          ---------------
or agreed to take any action
that is reasonably likely to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     5.8   Absence of Certain Changes.  Since December 31, 1996 there has not
           --------------------------
been:

          (a) Any change in the financial condition, properties, assets, liabilities, business or operations of Parent, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect on Parent and its Subsidiaries taken as a whole; provided that no decrease in the reported price of Parent Common Stock shall in any event constitute a Material Adverse Effect; or

          (b) Any material obligation or material liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by Parent, other than obligations and liabilities (i) incurred in the ordinary course of business or (ii) disclosed in the SEC Documents.

     5.9  Litigation.  There is no litigation or governmental or administrative
          ----------
proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries which, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     5.10  Finder's Fee.  Parent has not incurred or become liable for any
           ------------
broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     5.11  Disclosure.  The representations, warranties and statements contained
           ----------
in this Agreement and in the certificates, exhibits and schedules delivered by Parent pursuant to this Agreement (including the SEC Documents) to the Company do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to Parent which presently are or may in the future be reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, which have not been specifically disclosed herein, in a Schedule furnished herewith or in the SEC Documents, other than general economic conditions affecting the industries in which Parent and its Subsidiaries operate.

SECTION 6. COVENANTS OF PARENT.

     6.1   Making of Covenants and Agreement.  Parent hereby makes the covenants
           ---------------------------------
and agreements set forth in this Section 6.

     6.2   Public Announcements and Confidentiality.  Parent agrees that, unless
           ----------------------------------------
and until the Closing has been consummated, Parent and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company or the Principal Stockholder with respect to the business or financial condition of the Company except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby and except as contemplated by Section 7.1 of this Agreement. Information generally known in the industries of the Company or which has been disclosed to Parent by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Parent will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Parent in connection with the transaction. Notwithstanding the foregoing, Parent shall be permitted, without the prior consent of the other parties to this Agreement, to issue such press release or make such public disclosure about the Company, its stockholders and the transactions contemplated hereby as may, upon the advice of outside counsel, be required by law or the rules and regulations of the New York Stock Exchange.

     6.3   Tax-Free Treatment.  Neither Parent nor Sub shall intentionally take
           ------------------
or cause to be taken any action, whether before or after Closing, which would disqualify the Merger as being tax-free under the Code as to Parent, Sub, the Company and each Stockholder exchanging shares of Company Capital Stock solely for Parent Common Stock pursuant to the Merger.

     6.4   Authorization from Others. Prior to the Closing Date, Parent will use
           -------------------------
its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Parent of the transactions contemplated by this Agreement.

     6.5   Notice of Default.  Promptly upon the occurrence of, or promptly upon
           -----------------
Parent becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Parent prior to the date hereof, of any of the representations, warranties or covenants of Parent contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Parent shall give detailed written notice thereof to the Company and Parent shall use its best efforts to prevent or promptly remedy the same.

     6.6   Consummation of Agreement.  Parent shall use its best efforts to
           -------------------------
perform and fulfill all conditions and obligations on its parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Parent will obtain prior to the Closing all necessary authorizations or approvals of its Board of Directors.

     6.7   Cooperation of Parent.  Parent shall cooperate with all reasonable
           ---------------------
requests of the Company and the Company's counsel in connection with the consummation of the transactions contemplated hereby.

     6.8   Prior Service Credit.  Each full-time employee of the Company
           --------------------
immediately prior to the Effective Time who continues his or her full-time employment with the Surviving Corporation after the Effective Time will receive prior service credit under (i) Parent's vacation benefits program, (ii) Parent's sick day policy, (iii) Parent's 401(k) plan and (iv) each other benefit program of Parent in which such employee is eligible to participate and which has a prior service requirement, in each case equal to the amount of time such employee was a full-time employee of the Company prior to the Effective Time. Nothing herein expressed or implied shall confer upon any employee of the Company or any legal representative thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

SECTION 7. ADDITIONAL AGREEMENTS.

     7.1   Regulatory Matters.
           ------------------

           (a) The parties hereto shall cooperate in the preparation and filing with the SEC of a Registration Statement on Form S-4 (the "Registration
                                                           ------------
Statement") under the Securities Act as soon as practicable after the date
---------
hereof with respect to Parent Common Stock to be issued in the Merger and will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to mail the Proxy Statement and the prospectus included in the Registration Statement to the Stockholders promptly thereafter. The prospectus in the Registration Statement will also constitute a proxy statement (the "Proxy
                                                                    -----
Statement") of the Company for its stockholder meeting referred to in Section
---------
4.10. Parent agrees to consult with the Company prior to responding to any comment from the SEC regarding the Proxy Statement. Prior to the Effective Time, Parent shall use all reasonable efforts to qualify the shares of Parent Common Stock to be issued in the Merger under the securities or "blue sky" laws of any state of the United States in which a Stockholder resides; provided, however,
                                                           --------  -------
that Parent shall not be obligated to qualify such shares in any state with respect to which counsel for Parent has determined that such qualification is not required under the securities or "blue sky" laws of such state, and in no event shall Parent be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

          (b) The parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby.

          (c) The parties hereto shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the parties hereto or any of their respective Subsidiaries to any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d) The parties hereto shall promptly furnish each other with copies of written communications delivered by any governmental entity in respect of the transactions contemplated hereby.

     7.2  Affiliates and Related Agreements; Registration Rights Agreement;
          -----------------------------------------------------------------
          Publication of Combined Financial Results.
          -----------------------------------------

          (a) Within five (5) business days following the date of this Agreement, the Company shall identify to Parent all persons who, at the time of the vote of the Stockholders on the Merger, the Company believes may be "affiliates of the Company within the meaning of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of the Company. The Company shall deliver from each of the affiliates specified by Parent on or prior to the earlier of (i) the date which is five (5) business days after Parent specifies such affiliates or (ii) the thirtieth day prior to the Effective Time, a letter in the form attached hereto as Exhibit C (an "Affiliate
                                                        ---------      ---------
Letter").
------

          (b) Parent shall enter into a registration rights agreement (the "Registration Rights Agreement") with Robert P. Bennett, Gelco Corporation ("GECC"), Eastech II Limited Partnership ("Eastech II") and Eastech III Limited
------                                     ----------
Partnership ("Eastech III") in substantially the form set forth as Exhibit D
              -----------                                          ---------
hereto.

          (c) Parent shall use commercially reasonable efforts to publish no later than forty-five (45) days after the end of the first calendar month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which calendar month may be the calendar month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

          (d) Each of Robert P. Bennett, Eastech II and Eastech III shall execute and deliver to Parent on the date of this Agreement a voting agreement in the form attached hereto as Exhibit E-1 and GECC shall execute and deliver to
                               -----------
Parent on the date of this Agreement a voting agreement in the form attached hereto as Exhibit E-2.
          -----------

     7.3   Filings Under Hart-Scott-Rodino Act.  As soon as practicable, each of
           -----------------------------------
Parent and the Company shall, if required, file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice
                 ---
(the "Antitrust Division") a premerger notification form and any supplemental
      ------------------
information (other than privileged information) which may be requested in connection therewith pursuant to the Hart-Scott-Rodino Act, which filings and supplemental information will comply in all material respects with the requirements of the Hart-Scott-Rodino Act. Each of Parent and the Company shall cooperate fully with the other in connection with the preparation of any such filings and shall use their respective best efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Act. Any and all filing fees required to be paid in connection with the premerger notification pursuant to the Hart-Scott-Rodino Act shall be borne and paid by one half by Parent and one half by the Company.

     7.4   Pooling Accounting Treatment.  Each of Parent and the Company agrees
           ----------------------------
not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests, and each of Parent and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests.

SECTION 8. CONDITIONS.

     8.1   Conditions to the Obligations of  the Parties.  The obligations of
           ---------------------------------------------
each party hereto to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions:

           (a) Stockholder Approval.  This Agreement and the Merger shall have
               --------------------
been approved and adopted by the affirmative vote of at least such percentage of the Company's outstanding shares of capital stock (including any class vote) as is required by law and by the Company Certificate of Incorporation.

           (b) No Injunctions or Restraints; Illegality.  No statute, rule,
               ----------------------------------------
regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect that prohibits, restrains, enjoins or restricts the consummation of the Merger.

           (c) Hart-Scott-Rodino.  All required filings under the Hart-Scott-
               -----------------
Rodino Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Act shall have occurred without the objection of such federal authorities.

          (d) Registration Statement.  The Registration Statement shall have
              ----------------------
become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Listing of Parent Common Stock.  The shares of Parent Common Stock
              ------------------------------
which shall be issued to the Stockholders upon the consummation of the Merger shall have been authorized for listing and/or trading on the New York Stock Exchange, subject to official notice of issuance.

          (f) Escrow Agreement.  The Escrow Agreement shall have been executed
              ----------------
and delivered by the parties thereto.

     8.2  Conditions to the Obligations of Parent and Sub.  The obligation of
          -----------------------------------------------
Parent and Sub to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations; Warranties; Covenants.  Each of the
              --------------------------------------
representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing; and the Company and the Principal Stockholder shall, on or before the Closing, have performed in all material respects all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

          (b) No Material Change.  There shall have been no material adverse
              ------------------
change in the financial condition, properties, assets, liabilities, business or operations of the Company since the date hereof, whether or not in the ordinary course of business.

          (c) Certificate from Officers.  The Company shall have delivered to
              -------------------------
Parent a certificate of the Company's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph
(a) and (b) above in this Section 8.2 are true and correct.

          (d) Approval of Parent's Counsel.  All actions, proceedings,
              ----------------------------
instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP as counsel for Parent, and such counsel shall have received on behalf of Parent such other certificates, opinions, and documents in form satisfactory to such counsel, as Parent may reasonably require from the Company and the Principal Stockholder to evidence compliance with the terms and conditions hereof as of the Closing.

          (e) Opinion of Counsel.  On the Closing Date, Parent shall have
              ------------------
received from White & McDermott, P.C., counsel for the Company and the Principal Stockholder, an opinion as of said date, in form attached hereto as Exhibit F.
                                                                    ---------

          (f) [Intentionally Omitted]

          (g) Pooling of Interests.  Parent shall have received a letter, in
              --------------------
form and substance satisfactory to it, from Price Waterhouse LLP addressed to Parent, to the effect that the Merger will qualify for pooling of interests accounting treatment.

          (h) Consents.  The Company and the Stockholders shall have made all
              --------
filings with and
notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company and the Stockholders in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company by Parent subsequent to the Closing, except where the failure to make such filings and notifications would not, either individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the Company. The Company, the Stockholders and Parent shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Parent, including any and all notices, consents and waivers required by the terms of any securities that are convertible or exercisable into Common Stock, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement except where the failure to have so received such authorizations, waivers, consents and permits would not, either individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated hereby or have a Material Adverse Effect on the Company.

          (i) Non-Competition Agreements.  Robert P. Bennett shall have executed
              --------------------------
and delivered to Parent a Non-Competition Agreement in substantially the form attached hereto as Exhibit G.
                   ---------

          (j) Merger Certificate.  The Company shall have executed and delivered
              ------------------
the Merger Certificate referred to in Section 1.3 hereof.

          (k) Comfort Letter.  Parent shall have received letters, dated as of
              --------------
the date the Registration Statement is declared effective and as of the Closing Date, from Price Waterhouse LLP, relating to the financial statements and other financial data with respect to the Company included in the Proxy Statement and Registration Statement and such other matters as may be reasonably requested by Parent.

          (l) Resignations.  The Company shall have delivered to Parent the
              ------------
resignations of all of the Directors of the Company and of such officers of the Company as may be requested by Parent at least five days prior to the Closing, such resignations to be effective at the Closing.

          (m) Releases.  The Company shall have delivered to Parent general
              --------
releases signed by Robert P. Bennett, GECC, Eastech II, Eastech III and each Stockholder who is an officer or director of the Company in the form attached hereto as Exhibit H.
          ---------

          (n) Dissenting Stockholders.  The aggregate number of shares of the
              -----------------------
Common Stock owned by Stockholders who have perfected and not abandoned dissenters' rights of appraisal (consistent with the terms of Section 1.12 hereof) shall not constitute more than ten percent (10%) of the shares of the Common Stock, Senior Stock or Series A Stock, in each case outstanding immediately prior to the Effective Time.

          (o) Affiliate Letters.  Parent shall have received the executed
              -----------------
Affiliate Letters required by Section 7.2(a) hereof.

          (p) Consents and Estoppels.  Parent shall have received consents from
              ----------------------
each of the lessors (the "Lessors") of each Leased Real Property described in
                          -------
paragraphs 1 and 2 of Schedule 2.6(a) hereto to the Merger and the transactions
                      ---------------
contemplated thereby. Parent shall also have received estoppel certificates addressed to Parent from the Lessors, dated within 15 days of the Closing Date, in a form reasonably satisfactory to Parent.

          (q) Termination of Certain Agreements. Each of the agreements listed
              ---------------------------------
on Exhibit I hereto shall have been terminated on terms satisfactory to Parent.
   ---------

     8.3  Conditions to Obligations of the Company.  The obligation of the
          ----------------------------------------
Company to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations; Warranties; Covenants.  Each of the
              --------------------------------------
representations and warranties of Parent contained in Section 5 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing; and Parent shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

          (b) No Material Change.  There shall have been no material adverse
              ------------------
change in the financial condition, properties, assets, liabilities, business or operations of Parent and its Subsidiaries taken as a whole since the date hereof, whether or not in the ordinary course of business, provided that no decrease in the reported price of Parent Common Stock shall in any event constitute a material adverse change.

          (c) Certificate from Officers.  Parent shall have delivered to the
              -------------------------
Company a certificate of Parent's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and
(b) above in this Section 8.3 are true and correct.

          (d) Approval of the Company's Counsel.  All actions, proceedings,
              ---------------------------------
instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by White & McDermott, P.C., as counsel for the Company and the Principal Stockholders, and such counsel shall have received on behalf of the Company and the Principal Stockholders such other certificates, opinions and documents in form satisfactory to such counsel as the Company may reasonably require from Parent to evidence compliance with the terms and conditions hereof as of the Closing.

          (e) Opinion of Counsel.  On the Closing Date, the Company and the
              ------------------
Stockholders shall have received from Goodwin, Procter & Hoar LLP, counsel for Parent, an opinion as of said date, in form attached hereto as Exhibit J.
                                                               ---------

          (f) Pooling of Interests.  The Company shall have received a letter,
              --------------------
in form and substance satisfactory to it, from Price Waterhouse LLP addressed to Parent, to the effect that the Merger will qualify for pooling of interests accounting treatment.

          (g)   Registration Rights.  Parent, Robert P. Bennett, GECC, Eastech
                -------------------
II and Eastech III shall have entered into the Registration Rights Agreement.

SECTION 9.  TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

     9.1  Termination.  At any time prior to the Closing, this Agreement may be
          -----------
terminated as follows:

          (a) by mutual written consent of all of the parties to this Agreement;

          (b) by the Company, provided that neither the Company nor any of the Principal Stockholders is in material breach of this Agreement, (i) if Parent is in material breach of this Agreement and such breach shall remain uncured for a period of ten (10) business days after the Company shall have given written notice of such breach to Parent, or (ii) if Parent shall have explicitly or by conduct repudiated this Agreement and such repudiation shall have remained uncured for a period of ten (10) business days after the Company shall have given written notice thereof to Parent, or (iii) if by April 30, 1998, any of the conditions in Section 8.1 or Section 8.3 shall not have been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of the Company or any Principal Stockholder) and the Company shall not have waived such failure of satisfaction, noncompliance or nonperformance; or

          (c) by Parent, provided that Parent is not in material breach of this Agreement, (i) if the Company or any Principal Stockholder is in material breach of this Agreement and such breach shall remain uncured for a period of ten (10) business days after Parent shall have given written notice of such breach to the Company and, if applicable, such Stockholder, (ii) if the Company or any
        ---
Principal Stockholder shall have explicitly or by conduct repudiated this Agreement and such repudiation shall have remained uncured for a period of ten
(10) business days after Parent shall have given written notice thereof to the Company, or (iii) if by April 30, 1998, any of the conditions in Section 8.1 or
Section 8.2 shall not have been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Parent) and Parent shall not have waived such failure of satisfaction, noncompliance or nonperformance.

     9.2  Effect of Termination.  All obligations of the parties hereunder
          ---------------------
shall cease upon any termination pursuant to Section 9.1; provided, however,
                                                          --------  -------
that (i) the provisions of this Section 9, Section 4.8, Section 6.2, Section
11.2 and Section 11.10 hereof shall survive any termination of this Agreement;
(ii) nothing herein shall relieve any party from any liability for any material breach of this Agreement and (iii) any party may proceed as further set forth in
Section 9.3 below.

     9.3  Right to Proceed.  Anything in this Agreement to the contrary
          ----------------
notwithstanding, (i) if any of the conditions specified in Section 8.1 or
Section 8.2 hereof have not been satisfied, Parent shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and (ii) if any of the conditions specified in Section 8.1 or
Section 8.3 hereof have not been satisfied, the Company and the Principal Stockholders shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

SECTION 10. INDEMNIFICATION.

     10.1   Survival. Notwithstanding any right of any party to investigate
            --------
fully the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in Sections 10.3 and 10.5.

     10.2   Obligation of the Stockholders to Indemnify.  Subsequent to
            -------------------------------------------
the Effective Time, the Stockholders shall jointly and severally indemnify and hold harmless Parent and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 10 ("Losses") based upon, arising out of or otherwise in respect of (a) any breach of any representation, warranty or covenant of the Company and/or the Principal Stockholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants and (b) any liability or obligation of or loss by the Company for or with respect to (i) social security taxes for the year ended December 31, 1994; (ii) Pennsylvania state taxes in excess of $2,000 in the aggregate for the years ended December 31, 1989, 1990, 1991, 1992 and 1993 and (iii) the failure of the Company to file any Annual Reports on Form 5500 with respect to any Employee Program.

     10.3   Limitations on Indemnification by Stockholders. Notwithstanding the
            ----------------------------------------------
foregoing, the rights to indemnification under Section 10.2 shall be subject to the following:

            (a) No indemnification shall be payable with respect to claims asserted pursuant to Section 10.2(a) unless and until the amount of all claims for indemnification under such Section exceeds $300,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof. For purposes of the preceding sentence, breaches of representations and warranties shall be determined without references to any qualifications in such representations or warranties using the words "material," "materiality" or words of similar import.

            (b) No indemnification shall be payable with respect to claims asserted pursuant to Sections 10.2(a) or (b) after the earlier of (i) the first anniversary of the Closing Date or (ii) the date of issuance of the first audited financial statements of Parent for the fiscal year ending December 31, 1998 (such earlier date, the "Expiration Date"); provided, however, that if on
                              ---------------    --------  -------
or prior to the Expiration Date a specific state of facts shall have become known which may, in the good faith judgment of Parent, give rise to a claim for indemnification under Sections 10.2(a) or (b) and Parent shall have given written notice (a "Contingent Claim Notice") to the Escrow Agent of such facts
                   -----------------------
known by Parent at such time, then the right to indemnification with respect to such claim shall remain in effect without regard to when such matter shall be finally determined and disposed of.

            (c) All indemnification claims asserted under Section 10.2(a) and
(b) shall be satisfied solely from the shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement, provided that claims asserted under
Section 10.2(a) which involve a fraudulent or intentional misrepresentation made by the Company to Parent or an intentional breach of this Agreement by the Company or the Principal Stockholder may also be satisfied from the Principal Stockholder.

            (d) The limitations of Sections 10.3(a) and (b) shall not apply in the case of a fraudulent or intentional misrepresentation made by the Company to Parent or an intentional breach of this Agreement by the Company or the Principal Stockholder, and the limitations of Section 10.3(a) shall not apply in the case of claims asserted under Section 10.2(b).

     10.4   Indemnification by Parent. Parent agrees to indemnify and hold the
            -------------------------
Stockholders harmless from and against all Losses based upon, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation, warranty or covenant of Parent contained herein or in any certificate delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants.

     10.5   Limitation on Indemnification by Parent. Notwithstanding the
            ---------------------------------------
foregoing, the Stockholders' right to indemnification under Section 10.4 shall be subject to the following provisions:

            (a) No indemnification shall be payable with respect to claims asserted pursuant to Section 10.4, unless and until the total of all claims for indemnification under such Section shall exceed $300,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof. For purposes of the preceding sentence, breaches of representations and warranties shall be determined without references to any qualifications in such representations or warranties using the words "material," "materiality" or words of similar import.

            (b) No indemnification shall be payable to the Stockholders with respect to claims asserted pursuant to Section 10.4 above after the Expiration Date; provided, however, that if on or prior to the Expiration Date a specific
      --------  -------
state of facts shall have become known which may, in the good faith judgment of the Stockholders, give rise to a claim for indemnification under Section 10.4 and the Stockholders shall have given written notice thereof to Parent of such facts known by the Stockholders at such time, then the right to indemnification with respect to such claim shall remain in effect without regard to when such matter shall be finally determined and disposed of.

            (c) Parent shall not be liable for any amount in excess of $2,500,000.

            (d) The limitations of Sections 10.5(a), (b) and (c) shall not apply in the case of a fraudulent or intentional misrepresentation made by Parent to the Company or the Principal Stockholder or an intentional breach of this Agreement by Parent.

     10.6   Notice; Defense of Claims.  An indemnified party may make claims
            -------------------------
for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or
                 --------  -------
proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised by counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

     10.7   Sole Remedy.  From and after the Closing, the sole and exclusive
            -----------
remedy of the parties hereto with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (excluding covenants to be performed after the Closing Date) shall be the indemnification provisions set forth in this Section 10. In determining Losses hereunder, due account shall be taken of all relevant factors, including, without limitation, the net present value of (i) any insurance proceeds (net of any negative tax effects) and (ii) any deduction, credit, amortization, exclusion from income or other tax benefit realized by the indemnified party on the account of any Loss.


SECTION 11. MISCELLANEOUS.

     11.1   Alternative Structure.  Notwithstanding anything to the contrary
            ---------------------
contained in this Agreement, prior the Effective Time, Parent shall be entitled to revise the structure of the Merger and related transactions provided that each of the transactions describing such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the Stockholders of the Company to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests, (iii) be capable of consummation in as timely a manner as the structure contemplated herein and (iv) not otherwise be prejudicial to the interests of stockholders or employees of the Company. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     11.2   Fees and Expenses.  Except as otherwise provided herein, whether
            -----------------
or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements and those of its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by it under this Agreement. Notwithstanding the foregoing, if the transactions contemplated hereby are consummated, the Stockholders shall pay all of such fees and expenses incurred by them and all of such fees and expenses incurred by the Company and no such fees or expenses shall be paid for or reflected in any account of the Company; provided that the Company will pay the reasonable fees and expenses of White & McDermott, P.C. up to $125,000.

     11.3   Governing Law.  This Agreement shall be construed under and
            -------------
governed by the internal laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions; provided that the DGCL shall govern the provisions of this Agreement relating to the effectuation of the Merger.

     11.4   Notices.  Any notice, request, demand or other communication
            -------
required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of five days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PARENT:                       Mac-Gray Corporation
---------                        22 Water Street
                                 Cambridge, MA 02141
                                 Fax:  (617) 492-5386
                                 Attn:  Chief Executive Officer


With a copy to:                  Goodwin, Procter & Hoar  LLP
                                 Exchange Place
                                 Boston, MA  02109
                                 Fax: (617) 523-1231
                                 Attn: Stuart M. Cable, Esq.


TO COMPANY:                      Intirion Corporation
----------                       10 Walpole Park South
                                 Walpole, MA  02081
                                 Fax:  (508) 660-9242
                                 Attn:  Chief Executive Officer


With a copy to:                  White & McDermott, P.C.
                                 65 William Street, Suite 209
                                 Wellesley, MA  02181
                                 Fax:  (781) 237-8120
                                 Attn:   David A. White, Esq.
                                         Scott McDermott, Esq.

TO THE PRINCIPAL STOCKHOLDER:    Robert P. Bennett
----------------------------     Intirion Corporation
                                 Ten Walpole Park South
                                 Walpole, MA 02081
                                 Fax: (508) 660-9242


With a copy to:                  White & McDermott, P.C.
                                 65 William Street, Suite 209
                                 Wellesley, MA  02181
                                 Fax:  (781) 237-8120
                                 Attn:   David A. White, Esq.
                                         Scott McDermott, Esq.


Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

     11.5  Entire Agreement.  This Agreement, including the Schedules and
           ----------------
Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

     11.6  Assignability; Binding Effect.  This Agreement shall only be
           -----------------------------
assignable by Parent to a
corporation or partnership controlling, controlled by or under common control with Parent upon written notice to the Company and the Principal Stockholder, provided that such assignment shall not affect Parent's obligations under this Agreement. This Agreement may not be assigned by the Principal Stockholder or the Company without the prior written consent of Parent. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     11.7   Captions and Gender.  The captions in this Agreement are for
            -------------------
convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

     11.8   Execution in Counterparts. For the convenience of the parties and to
            -------------------------
facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     11.9   Amendments.  This Agreement may not be amended or modified, nor may
            ----------
compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     11.10  Publicity and Disclosures. Except as contemplated by Sections 6.2
            -------------------------
and 7.1 of this Agreement, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Parent and the Company.

     11.11  Consent to Jurisdiction.  Each of the parties hereby consents to
            -----------------------
personal jurisdiction, service of process and venue in the federal or state courts of Massachusetts for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

     11.12  Specific Performance. The parties agree that it would be difficult
            --------------------
to measure damages which might result from a breach of this Agreement by the Company or the Principal Stockholder and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Company or the Principal Stockholder, and Parent does not elect to terminate under Section 9, Parent shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Parent.

     11.13  Company's Knowledge.  References in this Agreement, to "the
            -------------------
Company's knowledge," "the knowledge of the Company" or words of similar import shall mean (a) the collective actual knowledge of Robert P. Bennett, David Wilcox, Karen Martinson Fleming and Rosellyn Sullivan and (b) such knowledge as such persons would have had after reasonable investigation.

                 [Remainder of page left intentionally blank]

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                                    MAC-GRAY CORPORATION


                                    By:/s/ Stewart G. MacDonald
                                       --------------------------------------
                                       Name: Stewart G. MacDonald
                                       Title: President


                                    MI ACQUISITION CORP.


                                    By:/s/ Stewart G. MacDonald
                                       -----------------------------------
                                       Name: Stewart G. MacDonald
                                       Title: President


                                    INTIRION CORPORATION


                                    By:/s/ Robert P. Bennett
                                       -----------------------------------
                                       Name: Robert Bennett
                                       Title: President

                                    /s/ Robert P. Bennett
                                    --------------------------------------
                                    ROBERT P. BENNETT, individually

                        List of Exhibits and Schedules
                        ------------------------------

Exhibit  A:     List of Stockholders, Warrantholders and Optionholders
         B:     Escrow Agreement
         C:     Affiliate Letter
         D:     Registration Rights Agreement
         E-1:   Voting Agreement
         E-2:   GECC Voting Agreement
         F:     Opinion of White & McDermott, P.C.
         G:     Non-Compete Agreement
         H:     General Release
         I:     Agreements to be Terminated
         J:     Opinion of Goodwin, Procter & Hoar LLP

Schedule  2.3      Warrants and Options; Voting Agreements, etc.
          2.6(a)   Real Property
          2.6(b)   Personal Property
          2.7      Financial Statements
          2.8      Tax Disclosures
          2.9      Affiliated Accounts Receivable
          2.10     Inventories
          2.11     Absence of Changes
          2.13     Banking Arrangements
          2.14     Intellectual Property
          2.15     Contracts, etc.
          2.16     Litigation
          2.17     Compliance with Laws
          2.18     Insurance
          2.19     Warranty Claims
          2.22     Permits, Burdensome Agreements
          2.24     Transactions with Interested Persons
          2.25     Employee Benefit Programs
          2.26     Environmental Matters
          2.27     Officers and Directors
          2.28     Net Operating Losses
          2.30     Backlog
          2.31     Labor Matters
          2.32(a)  Customers and Distributors
          2.32(b)  Suppliers
          2.34     Stock Repurchase
          2.37     Government Contracts
          4.2      Conduct of Business
          5.3      Outstanding Options, Warrants, Rights, etc.

                            EXHIBIT A TO APPENDIX A
                            -----------------------


A.    SHAREHOLDERS

Robert P. Bennett                                                  227,568
Procopio Soriano                                                    51,896
Edward J. Ward                                                      82,271
Glenn Larson                                                         4,264
Paul Ward                                                              712
Janice Moore                                                         1,424
Kevin Thom                                                           1,422
Mark DeGroot                                                           948
Douglas Lake                                                         1,184
John Burgess                                                        29,936
Don Burgess                                                          4,736
Phil Burgess                                                         2,516
Peter Chapman                                                        4,316
William Morris                                                       2,368
D. & M. Poulin                                                       4,736
Clarence W. Bennett Trust                                            6,968
William F. McInerney                                                 7,200
J. & V. Riley                                                        2,400
John J. Riley, Jr.                                                   1,200
Paul D. Riley                                                        1,200
Christine M. Scanlon                                                 1,200
Paul R. Platt                                                        6,000
Lowestoft Co.                                                        7,200
B. & L. Proctor                                                      3,600
Totman & Co. (Hood Trust)                                            7,200
Totman & Co. (Estin Trust)                                           7,200
Robert C. Jordan, Jr.                                                3,600
Walter M. Landergan                                                  7,200
Richard J. DeAgazio                                                  3,600
Jane L. Chapman                                                      5,688
Dr. Mark F. Santana                                                  6,000
John Bennett                                                         1,500
Wendy Bennett                                                        1,500
J. & A. Scanlan                                                      7,200
William E. McNamara                                                  2,600
Peggy Soltesz                                                        3,000
Ronald A. Golz                                                       7,200
Charles Will                                                         6,000
Emily A. Burrows                                                     3,500
Brian W. Smith                                                       1,000
R. & D. Paul                                                         7,200
Michael W. Seely                                                    20,596
DenProTex, Inc.                                                     10,296
Edward J. Ward (UGMA)                                                  800


Elaine DiGiovanni                                                      600
John R. Mitchell                                                       500
Floyd D. Monroe                                                      2,600
Beverly A. Monroe                                                    2,000
Fred Boyles                                                            944
Richard Jacobson                                                     2,368
Gail T. Ward                                                           944
Totman & Co.                                                        11,500
Harvey Kirstein                                                      1,000
Judy Connor                                                          1,000
Robert S. Porter                                                     1,000
Robert E. Ray                                                       11,500
Rene Fleurent                                                        1,000
Leung Sau Shing                                                      1,000
J. and J. Bell                                                         500
Judy Samelson                                                        1,000
Allen Maier                                                            200
Clare Hochalter                                                        500
Susan Schlueter                                                      1,071
Lana Thom                                                            1,071
Allan L. Williams                                                   15,105
Eastech II LP                                                       36,000
Eastech III LP                                                      54,000
Michael Flanagan                                                     6,640
Connie L. Soriano                                                   27,000
Diane Burgess Revocable Trust                                        3,500
Metron Solutions, Inc.                                               5,000

B.   SERIES A PREFERRED SHAREHOLDERS

Eastech II Limited Partnership                                      16,000
Eastech III Limited Partnership                                     24,000

C.   SENIOR REDEEMABLE REFERRED SHAREHOLDERS

General Electric Capital Corp.                                     100,000

D.   WARRANT HOLDERS

Scott McDermott                                                      8,000
Peter Chapman                                                       12,000
William Keefer                                                       6,000
Robert E. Ray Corp.                                                  8,000
Robert E. Ray Corp.                                                  4,000
Donald Amdt                                                          2,000
Robert E. Ray Corp.                                                  5,000
Lowestoft Co.                                                        2,500
John Burgess                                                         5,000
Clarence Bennett                                                     2,500


R. & M. L. Welch                                                     2,500
Richard DeAgazio                                                     2,500
Robert & Diane Paul                                                  2,500
John Burgess                                                         5,000
Totman & Co.                                                         2,500
Totman & Co.                                                         2,500
Allan L. Williams                                                    2,500
George Phaneuf                                                       2,500
General Electric                                                   267,284
Kevin Davidson                                                         800
Paul Knasin                                                          5,000

E.   OPTION HOLDERS

Kathleen Will                                                        6,000
Charles Venners                                                      6,000
William Berger                                                       6,000
Kathleen Will                                                        2,000
Kathleen Will                                                        2,000
Charles Venners                                                      3,000
Kathleen Will                                                          400
Charles Venners                                                      3,000
William Berger                                                       1,200
Robert Drake                                                           800
Dennis Jones                                                           800
Kathleen Will                                                          800
Nancy Shapiro                                                          500
Kathleen M. Will                                                       500
Michelle Tero                                                          250
William W. Berger                                                      750
Dennis A. Jones                                                        550
Charles Venners                                                      1,000
Robert Drake                                                           750
Key Robert Breitenstein                                                100
Mark J. Fredriksen                                                     100
Robert P. Bennett                                                   12,000
Robert E. Ray Corp.                                                  2,000
G. Bickley Stevens II                                                2,000
Mark Davidson                                                        7,200
Michael Seely                                                        5,500
Karen Fleming                                                       10,000
Nancy Shapiro                                                        1,500
Kathleen M. Will                                                       500
Michelle Tero                                                          500
William W. Berger                                                      750
Dennis A. Jones                                                      1,000
Charles Venners                                                      1,500
Robert Drake                                                         1,500
Key Robert Breitenstein                                                500


Mark J. Fredriksen                                                   1,000
Rosellen Sullivan                                                      500
Michael Brooks                                                         100
John Finnegan                                                          500
Alice Libby                                                            100
David Mendell                                                          350
Steve Currie                                                           750
Christine Hebert                                                       500
Robert P. Bennett                                                    5,500
Judy Farrell                                                         2,500
Leslie Nelson                                                        1,000
Paula Preston                                                        2,500
Karen Fleming                                                        5,000
Don Woodson                                                          1,000
John Fletcher                                                        6,000
Robert E. Ray                                                        6,000
Jeannine Tyson                                                       2,500
Christine Hebert                                                       250
James Vincent                                                        1,500
David Wilcox                                                        20,000
Rosellen Sullivan                                                    2,000
Charles Venners                                                        500
Robert Drake                                                         1,000
Peter Maki                                                           7,500
Nancy Shapiro                                                          500
Linda Rudder                                                           500
John Fletcher                                                        2,000
Robert E. Ray                                                        2,000

                            EXHIBIT  B TO APPENDIX A
                            ------------------------

                                    FORM OF
                                    -------

                                ESCROW AGREEMENT
                                ----------------

     This ESCROW AGREEMENT (the "Agreement") is made and entered into as of ____________, 1998, by and among MAC-GRAY CORPORATION, a Delaware corporation ("Mac-Gray"), MICHAEL SHANAHAN, an individual (the "Stockholder Representative"), GELCO CORPORATION, a _____________ corporation ("GECC"), STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Escrow Agent"), and the parties hereunder defined as the Intirion Stockholders, with reference to the following facts:

     A. Pursuant to the terms and conditions of an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 22, 1997, by and among Mac-Gray, Intirion Corporation, a Delaware corporation ("Intirion"), MI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Mac-Gray ("Merger Sub"), and Robert P. Bennett, Mac-Gray and Intirion have agreed to effect a combination of their respective businesses through a merger of Intirion and Merger Sub (the "Merger"). Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement.

     B. Under the terms of the Merger Agreement, Mac-Gray is entitled to indemnification under certain circumstances as set forth in Section 10 of the Merger Agreement.

     C. The purpose of this Agreement is to provide for the deposit into escrow of shares of Mac-Gray's common stock, par value $.01 per share ("Mac-Gray Common Stock"), pursuant to Section 1.12 of the Merger Agreement to secure, in part, the indemnification obligations of the Intirion Stockholders under Section 10 of the Merger Agreement.

     NOW, THEREFORE, based on the above premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Appointment of Escrow Agent and Stockholder Representative;
          -----------------------------------------------------------
Indemnification.
---------------

          1.1  Escrow Agent.  The Escrow Agent is hereby appointed as escrow
               ------------
agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment on the terms set forth herein.

          1.2  Stockholder Representative.  The Stockholder Representative is
               --------------------------
hereby appointed as agent and representative of the holders of record, other than GECC, at the Effective Time of Intirion's Common Stock, Senior Stock, Series A Stock, Warrants and Options (collectively, as set forth on Schedule 1.2 to this Agreement, the "Intirion Stockholders") for the purposes set forth herein, and the Stockholder Representative accepts such appointment on the terms set forth herein. The term Intirion Stockholders shall not include GECC, which shall represent itself with respect to the Escrowed Shares (as defined in Section 2.1 hereof).

          1.3  Indemnification.  The Intirion Stockholders and GECC, by virtue
               ---------------
of their approval of the Merger Agreement, have agreed to indemnify and hold harmless Mac-Gray and the Surviving Corporation pursuant to Section 10 of the Merger Agreement. The Escrowed Shares (as defined in Section 2.1 hereof) shall secure, in part, the indemnification obligations of the Intirion Stockholders and GECC in the manner provided in this Agreement.

     2.   Escrow of Shares.
          ----------------

          2.1  Escrowed Shares: Proportionate Interest.  In accordance with
               ---------------------------------------
Section 1.12 of the Merger Agreement, at the Effective Time (which time shall be set forth in a certificate of Mac-Gray delivered to the Escrow Agent), Mac-Gray shall deposit with the Escrow Agent ________ [insert 10% of total number of shares issued in Merger] shares of Mac-Gray Common Stock (the "Escrowed Shares") which constitute ten percent (10%) of the total number of shares of Mac-Gray Common Stock comprising the Merger Consideration. Each Intirion Stockholder and GECC shall be deemed to have contributed the number of shares of Mac-Gray Common Stock set forth opposite such Intirion Stockholder's and GECC's name on
Schedule 1.2 which represents such Intirion Stockholder's and GECC's pro rata portion of the shares of Mac-Gray Common Stock issuable at the Effective Time to the Intirion Stockholders and GECC. (The pro rata portion for each Intirion Stockholder and GECC is set forth on Schedule 1.2 and is hereinafter referred as such Intirion Stockholder's and GECC's "Proportionate Interest"). The Escrowed Shares shall be issued in the name of the Escrow Agent or its nominee. If during the term of this Agreement there is declared a stock dividend or stock split, all securities thereby issuable with respect to the Escrowed Shares shall be deposited hereunder and shall be deemed "Escrowed Shares" for the purposes of this Agreement, in which event Mac-Gray shall deliver to the Escrow Agent an updated Schedule 1.2. If during the term of this Agreement there is paid to the Escrow Agent any dividends in cash or other property (other than securities) in respect of the Escrowed Shares, such dividends shall be paid currently by the Escrow Agent to the Intirion Stockholders and GECC in accordance with each Intirion Stockholder's and GECC's Proportionate Interest. The Escrowed Shares shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement. The parties agree that for federal income tax purposes, GECC and the Intirion Stockholders will own the Escrowed Shares as of the Effective Time.

          2.2  Voting of Escrowed Shares.  The Escrowed Shares held by the
               -------------------------
Escrow Agent pursuant to this Agreement shall be deemed issued and outstanding. With respect to any matter on which stockholders of Mac-Gray have a right to vote, the Escrow Agent, upon receipt of written notices to such fact, on behalf of GECC and the Intirion Stockholders, acting at the written direction of such stockholders, shall have the right to vote, or not vote, all Escrowed Shares (or any portion thereof); provided, however, that the Escrow Agent shall at the
                      -----------------
expense of Mac-Gray promptly forward, or cause to be forwarded, copies of any proxies, proxy statements and other soliciting materials which it receives to GECC and the Intirion Stockholders, and shall vote the applicable portion of the Escrowed Shares in accordance with any written instructions timely received by the Escrow Agent from GECC and any Intirion Stockholder. Absent any such written instructions, the Escrow Agent shall not vote any Escrowed Shares.

          2.3  Escrowed Shares Nontransferable.  GECC's and the Intirion
               -------------------------------
Stockholders' interest in this Agreement and the Escrowed Shares (prior to the disbursement thereof) may not be transferred.

     3.   Application of Escrowed Shares.  The Escrowed Shares shall be held in
          ------------------------------
escrow under the terms of this Agreement and released by the Escrow Agent upon the following terms:

          3.1  Joint Instructions.  Upon joint written notice and instruction
               ------------------
from Mac-Gray, GECC and the Stockholder Representative that the Escrowed Shares, or any portion thereof, should be disbursed, the Escrow Agent shall make such disbursement in accordance with the directions set forth in such joint written notice and instruction.

          3.2  Indemnification Claim.  If at any time, or from time to time, on
               ---------------------
or before the earlier of (i) the first (lst) anniversary of the Closing Date and
(ii) the date of issuance of the first audited financial statements of Mac-Gray for the fiscal year ended December 31, 1998 (such earlier date, the "Termination Date"), Mac-Gray delivers to the Escrow Agent written notice (an "Indemnification Notice") or a Contingent Claim Notice (as defined in Section 10.3(b) of the Merger Agreement) and copies thereof pursuant to Section 4.1 hereof asserting that Mac-Gray is entitled to indemnification under Section 10 of the Merger Agreement, which Indemnification Notice or Contingent Claim Notice, as the case may be, shall state the basis and amount of such indemnification claim, then the Escrow Agent shall disburse to Mac-Gray, on the thirtieth (30th) day following receipt by the Escrow Agent of the Indemnification Notice or the Contingent Claim Notice, as the case may be, a number of the Escrowed Shares equal in value to the amount of such claim (calculated in accordance with Section 3.7 hereof); provided, however, that if
                                                    -----------------
the Escrow Agent receives written notice from either the Stockholder Representative or GECC prior to such thirtieth (30th) day that a dispute exists with respect to such indemnification claim (a "Dispute Notice"), which Dispute Notice shall state the basis of such dispute and the number of Escrowed Shares, if any, as to which no dispute exists, the Escrow Agent shall continue to hold the Escrowed Shares that are in dispute (but shall disburse to Mac-Gray the number of Escrowed Shares as to which no dispute exists) until directed otherwise pursuant to Section 3.3 hereof. GECC, Mac-Gray and the Stockholder Representative shall deliver a joint written notice to the Escrow Agent setting forth the Termination Date.

          3.3  Dispute of Indemnification Claim.  If the Escrow Agent timely
               --------------------------------
receives a Dispute Notice, the Escrow Agent shall retain the Escrowed Shares in dispute until the first to occur of the following:

               3.3.1 receipt by the Escrow Agent of a joint written instruction from Mac-Gray, GECC and the Stockholder Representative, in which case the Escrow Agent shall disburse the Escrowed Shares (or applicable portions thereof) as set forth in such joint written instructions; or

               3.3.2 receipt by the Escrow Agent of a final order of a court of competent jurisdiction (the "Indemnity Award") resolving the dispute, in which case the Escrow Agent shall disburse the Escrowed Shares (or applicable portions, thereof) as set forth in the Indemnity Award.

          3.4  Automatic Disbursement on Termination Date.  If, on the
               ------------------------------------------
Termination Date, there are Escrowed Shares remaining undisbursed and not subject to an Indemnification Notice or a Contingent Claim Notice received by the Escrow Agent, the Escrow Agent shall disburse (upon receipt of proper stock certificates from Mac-Gray's transfer agent) such Escrowed Shares to the Intirion Stockholders in accordance with each Intirion Stockholder's Proportionate Interest.

          3.5  [Intentionally Omitted]

          3.6  Fractional Shares.  No fractional shares shall be issued under
               -----------------
this Agreement to any of the Intirion Stockholders. Any payment which would result in the disbursement of a fractional share of Mac-Gray Common Stock shall be rounded to the nearest whole share.

          3.7  Payment of Indemnification Claims; Valuation of Mac-Gray Common
               ---------------------------------------------------------------
Stock. Whenever this Agreement provides that the Escrow Agent may or shall
-----
disburse Escrowed Shares to Mac-Gray, the Escrow Agent shall deliver to the transfer agent for the Escrowed Shares the stock certificate representing such Escrowed Shares and the transfer agent shall deliver to the Escrow Agent one stock certificate representing the number of shares to be delivered to Mac-Gray and another stock certificate representing the balance of

Escrowed Shares remaining. The Escrow Agent shall then deliver to Mac-Gray a stock certificate representing the appropriate number of Escrowed Shares determined in accordance with the next sentence. The number of Escrowed Shares disbursed to satisfy an indemnification claim by Mac-Gray shall be equal to the number of Escrowed Shares (rounded to the nearest whole share) determined as follows: (i) the amount of Losses with respect to which Mac-Gray is entitled to indemnification under Section 10 of the Merger Agreement and as to which the Escrow Agent has received an Indemnification Notice or a Contingent Claim Notice for which a Dispute Notice is not timely delivered or, if so delivered, the dispute has been resolved in accordance with Section 3.3 hereof divided by (ii)
                                                                ----------
the per share closing price of Mac-Gray Common Stock on the New York Stock Exchange on the Closing Date as reported in The Wall Street Journal, as certified by Mac-Gray. The Intirion Stockholders and GECC shall not have the right to substitute other property for the Escrowed Shares with respect to the satisfaction of any indemnification claims secured hereby.

     4.   Communications with Stockholder Representative and GECC.
          -------------------------------------------------------

          4.1  Notice of Indemnification Claims.  Mac-Gray shall provide copies
               --------------------------------
of any Indemnification Notice or Contingent Claim Notice to GECC and the Stockholder Representative concurrently with the delivery thereof to the Escrow Agent.

          4.2  Additional Information Regarding Indemnification Claims.  Within
               -------------------------------------------------------
five (5) business days after receiving a request therefor from GECC or the Stockholder Representative, Mac-Gray shall furnish GECC or the Stockholder Representative, as the case may be, such additional information relating to any claim made in an Indemnification Notice or a Contingent Claim Notice as it or he may reasonably request from time to time for the purpose of evaluating the merits of the claim for indemnification.

          4.3  Settlement of Indemnification Claims.  In addition to any notices
               ------------------------------------
required under Section 10.6 of the Merger Agreement, at least ten (10) days prior to settling any claim with respect to which Mac-Gray is seeking indemnification (or such shorter period as is then consented to by the Stockholder Representative and GECC), Mac-Gray shall give the Stockholder Representative and GECC written notice thereof, which notice shall describe the material terms of such settlement.

     5.   Scope of Undertaking.  The Escrow Agent shall have no responsibility
          --------------------
or obligation of any kind in connection with this Agreement and the Escrowed Shares, and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, and make delivery of the Escrowed Shares as herein expressly provided or by reason of a judgment or order of a court of competent jurisdiction.

     6.   Knowledge and Sufficiency of Documents.  The Escrow Agent shall not be
          --------------------------------------
bound by or have any responsibility with respect to compliance with any agreement between any of the other parties hereto, including the Merger Agreement, irrespective of whether the Escrow Agent has knowledge of the existence of any such agreement or terms and provisions thereof, the Escrow Agent's only duty, liability, and responsibility being to receive, hold and deliver the Escrowed Shares as herein provided. The Escrow Agent shall not be required in any way to determine the validity or sufficiency, whether in form or in substance, of the Escrowed Shares or the validity, sufficiency, genuineness or accuracy of any instrument, document, certificate, statement or notice referred to in this Agreement or contemplated hereby, or the adequacy of any security interest created hereunder; or the identity or authority of the persons executing the same, and it shall be sufficient if any writing purporting to be such instrument, document, certificate statement or notice is delivered to the Escrow Agent and purports on its face to be correct in form and signed or otherwise executed by the party or parties required to sign or execute the same under this Agreement.

     7.   Right of Interpleader.  Should any controversy arise between Mac-Gray,
          ---------------------
on one hand, and the Stockholder Representative and/or GECC, on the other, or any other person, firm or entity, with respect to this Agreement, the Escrowed Shares, or any part thereof, or the right of any party or other person to receive the Escrowed Shares, or should such parties fail to designate another Escrow Agent as provided in Section 12 hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right (but not the obligation) to (i) withhold delivery of the Escrowed Shares until the controversy is resolved as provided in Section 3.3 hereof or (ii) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties hereto (the right of the Escrow Agent to institute such bill of interpleader, however, shall not be deemed to modify the manner in which the Escrow Agent is entitled to make disbursements of the Escrowed Shares as hereinabove set forth, other than to tender the Escrowed Shares into the registry of such court). Should a bill of interpleader be instituted, or should the Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever on account of this Agreement or the Escrowed Shares, then as between itself and the Escrow Agent, Mac-Gray hereby binds and obligates itself, its successors, heirs, executors and assigns to pay the Escrow Agent its reasonable attorneys' fees and any and all other disbursements, expenses, losses, costs and damages of the Escrow Agent in connection with or resulting from such threatened or actual litigation.

     8.   Scope of Duties and Errors in Judgment.  It is expressly understood
          --------------------------------------
and agreed that the Escrow Agent shall be under no duty or obligation to give any notice, or to do or to omit the doing of any action or anything with respect to the Escrowed Shares, except to hold the same and to make disbursements in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, it is acknowledged and agreed that (i) no implied duties shall be read into this Agreement on the part of the Escrow Agent, and (ii) the Escrow Agent shall not be obligated to take any legal or remedial action which might in its judgment involve it in any expense or liability for which it has not been furnished acceptable indemnification. The Escrow Agent, its directors, officers and employees shall not be liable for any error in judgment or any act or steps taken or permitted to be taken in good faith, or for any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for its own willful misconduct or gross negligence.

     9.   Indemnity.  As between itself and the Escrow Agent, Mac-Gray agrees to
          ---------
indemnify the Escrow Agent against and hold the Escrow Agent and its officers, employees and directors harmless from any and all losses, costs, damages, expenses, claims, and attorney's fees and expenses suffered or incurred by the Escrow Agent as a result of, in connection with or arising from or out of the acts or omissions of the Escrow Agent in performance of or pursuant to this Agreement, except such acts or omissions as may result from the Escrow Agent's willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

     Mac-Gray, agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the distribution of Escrowed Shares under this Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such distribution or other activities under this Agreement. Mac-Gray, undertakes to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments, or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Mac-Gray agrees to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

     10.  Consultation with Legal Counsel.  The Escrow Agent may consult with
          -------------------------------
its in-house counsel or other counsel satisfactory to it in respect to question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered, or omitted by the Escrow Agent in good faith upon the advice of such counsel. The Escrow Agent may act through its officers, employees, agents and attorneys.

     11.  Reimbursement of Expenses.  The Escrow Agent shall be entitled to
          -------------------------
reimbursement from Mac-Gray of all its reasonable costs and expenses, including reasonable fees and expenses of legal counsel incurred by it in connection with the preparation, operating, administration and enforcement of this Agreement. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

     12.  Resignation.  The Escrow Agent may resign upon 10 days' prior written
          -----------
notice to Mac-Gray, GECC and the Stockholder Representative and upon written instruction to Mac-Gray, GECC and the Stockholder Representative, the Escrow Agent shall deliver the Escrowed Shares to any designated substitute Escrow Agent mutually agreeable to such parties. If Mac-Gray, GECC and the Stockholder Representative fail to designate a substitute Escrow Agent within 10 days, the Escrow Agent, in its sole discretion and its sole option, either may (i) continue to hold the Escrowed Shares or (ii) institute a bill of interpleader as contemplated by Section 7 hereof.

     13.  Compensation.  Mac-Gray shall pay to the Escrow Agent the fee
          ------------
determined by the Escrow Agent, from time to time, to be applicable to this escrow and bear all costs and expenses incurred by the Escrow Agent in connection therewith. The Escrow Agent's fees, as in effect on the date hereof, are attached hereto as Schedule A.
                       ----------

     14.  [Intentionally Omitted]

     15.  Responsibilities of the Stockholder Representative.
          --------------------------------------------------

          15.1  General.  The Stockholder Representative has been designated by
                -------
the Intirion Stockholders to represent the Intirion Stockholders with respect to the Escrowed Shares pursuant to the terms of this Agreement. The duties of the Stockholder Representative hereunder shall be limited to the observance of the express provisions of this Agreement. The Stockholder Representative shall not be subject to, or be obliged to recognize, any other agreement between the parties hereto or directions or instructions not specifically set forth or provided for herein or in the Merger Agreement.

          15.2  Reimbursement of Expenses.  The Intirion Stockholders shall
                -------------------------
reimburse the Stockholder Representative for reasonable out-of-pocket expenses incurred by the Stockholder Representative in the performance of his duties hereunder. During the period the Escrowed Shares are held in escrow under this Agreement, the reimbursement provided under this Section 15.2 shall be from sources of funds other than the Escrowed Shares.

          15.3  Duties.  The Intirion Stockholders hereby authorize the
                ------
Stockholder Representative to take all action necessary in connection with the implementation of this Agreement on behalf of the Intirion Stockholders, including, without limitation, giving and receiving all notices required to be given under this Agreement, settling any dispute arising hereunder and executing all such documents as the Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement. All decisions and actions by the Stockholder Representative shall be binding upon all of the Intirion Stockholders, and no Intirion Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

          15.4  Reliance.  By their execution of this Agreement, the Intirion
                --------
Stockholders agree that (i) Mac-Gray, GECC and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative as to any actions required or permitted to be taken by the Intirion Stockholders or the Stockholder Representative hereunder, and no party hereto shall have any cause of action against any other for any action taken in reliance upon the instructions or decisions of the Stockholder Representative,
(ii) all actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Intirion Stockholders and no Intirion Stockholder shall have any cause of action against the Stockholder Representative or any other person for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement, unless the Stockholder Representative is guilty of gross negligence or willful misconduct and (iii) the provisions of this Section 15 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Intirion Stockholders to the Stockholder Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Intirion Stockholder.

     16.  Resignation or Removal of the Stockholder Representative.  The
          --------------------------------------------------------
Stockholder Representative may resign as representative by giving Mac-Gray, GECC, the Escrow Agent and each of the Intirion Stockholders not less than forty-five (45) days' written notice of the effective date of such resignation. The Intirion Stockholders holding a majority of the Proportionate Interests of all Intirion Stockholders may, by delivering written notice to Mac-Gray, GECC, the Escrow Agent and the Stockholder Representative, remove the Stockholder Representative with or without cause. Prior to the effective date of such resignation or removal, Intirion Stockholders holding a majority of the Proportionate Interests of all Intirion Stockholders may deliver to Mac-Gray, GECC and the Escrow Agent a written designation of a substitute representative. If no designation is made, the Stockholder Representative shall appoint a substitute representative.

     17.  Confidentiality.  All of the information provided by the parties to
          ---------------
this Agreement pursuant to this Agreement shall be deemed "Confidential Information" except to the extent that such information (i) was known to the receiving party prior to its receipt from the disclosing party, (ii) is or becomes part of the public domain through no fault of any party hereto or (iii) is disclosed by a party hereto to a third party that is legally free to disclose such information. Each of the parties to this Agreement agrees that, without the express written consent of the other parties hereto, it will (i) not use the Confidential Information for any purpose except as required to discharge its responsibilities under this Agreement; (ii) use reasonable efforts to prevent the disclosure or other dissemination of the Confidential Information in its possession to any third party; and (iii) upon discharging its responsibilities under this Agreement, return or destroy any document in its possession containing any Confidential Information supplied by the other parties to this Agreement.

     18.  Miscellaneous.
          -------------

          18.1  Complete Agreement. This Agreement and any documents referred to
                ------------------
herein (including, without limitation, the Merger Agreement) or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

          18.2  Amendments and Waivers.  This Agreement may be amended, modified
                ----------------------
and supplemented, and compliance by with any provision hereof waived, only by a writing signed by Mac-Gray, GECC, the Escrow Agent and the Stockholder Representative; provided, however, that this Agreement may not be amended,
                --------  -------
modified or supplemented, or compliance with any provision hereof waived, in a manner that would materially and adversely affect the rights or benefits of the Intirion Stockholders without the written consent of the Intirion Stockholders holding a majority of the Proportionate Interests of all Intirion Stockholders.

          18.3  Assignment.  This Agreement shall be binding upon and inure to
                ----------
the benefit of Mac-Gray, the Escrow Agent, GECC, the Intirion Stockholders and the Stockholder Representative and their respective successors and permitted assigns. Except as expressly provided in this Agreement, none of the parties may assign any of his or its rights or obligations under this Agreement without the prior written consent of the others; provided, however, that Mac-Gray may
                                         --------  -------
assign its rights under this Agreement in connection with a merger, consolidation or sale of substantially all of the assets of the Surviving Corporation or Mac-Gray.

          18.4  Waivers Strictly Construed.  With regard to any power, remedy or
                --------------------------
right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

          18.5  Severability.  In case any one or more of the provisions
                ------------
contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          18.6  Termination.  Upon the final distribution of the Escrowed Shares
                -----------
pursuant to Section 3 hereof, this Agreement shall terminate. Anything contained herein to the contrary notwithstanding, the provisions of Sections 7, 9 and 17 shall remain in full force and effect following the termination of this Agreement.

          18.7   Notices.  All notices under this Agreement will be in writing
                 -------
and will be delivered by personal service or facsimile or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Copies of all notices shall be given to Mac-Gray, GECC, the Stockholder Representative and the Escrow Agent; provided, however, that the failure to give copies of such notice shall not
--------  -------
render the notice invalid or unenforceable. Any notice sent by certified mail will be deemed to have been given five (5) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

          (a)   If to Mac-Gray:

                Mac-Gray Corporation
                22 Water Street
                Cambridge, MA 02141
                Attn: Chief Executive Officer
                Facsimile:  (617) 492-5386

          (b)   If to the Stockholder Representative:

                Mr. Michael Shanahan
                c/o Eastech Management
                30 Federal Street, 3rd Floor
                Boston, MA 02110
                Facsimile:  (617) 695-2699

          (c)   If to the Escrow Agent:

                State Street Bank and Trust Company
                225 Franklin Street
                Boston, Massachusetts 02110
                Attn: Mr. Scott Knox
                Facsimile: (617) 664-5365

          (d)   If to Gelco Corporation:

                Gelco Corporation
                c/o GE Capital Corporation
                120 Long Ridge Road
                Stamford, Connecticut 06927
                Attn: Mr. William Krause
                Facsimile: (203) 961-2585

          18.8  Governing Law. The rights and liabilities of the parties under
                -------------
this Agreement shall be governed by the laws of The Commonwealth of Massachusetts, regardless of the choice of laws provisions of such state or any other jurisdiction. Any litigation between the parties shall be conducted exclusively in the state or federal courts of Massachusetts, and each party consents to the exclusive jurisdiction of such courts for such purposes.

          18.9  Headings.  The headings in this Agreement are inserted only as a
                --------
matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

          18.10  Force Majeure.  Neither Mac-Gray, GECC, the Stockholder
                 -------------
Representative nor the Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond their control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

          18.11  Reproduction of Documents.  This Agreement and all documents
                 -------------------------
relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          18.12  Counterparts.  This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         [NEXT PAGE IS SIGNATURE PAGE]

                      Signature Page to Escrow Agreement
                      ----------------------------------

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                              MAC-GRAY CORPORATION


                              ----------------------------------------------
                              Name:
                              Title:


                              INTIRION CORPORATION


                              ----------------------------------------------
                              Name:
                              Title:

                              STATE STREET BANK AND TRUST COMPANY


                              ----------------------------------------------
                              Name:
                              Title:

                              GELCO CORPORATION


                              ----------------------------------------------
                              Name:
                              Title:


                              ----------------------------------------------
                              Michael Shanahan, as Stockholder Representative


                              INTIRION STOCKHOLDERS

                            EXHIBIT C TO APPENDIX A
                            -----------------------

                                    FORM OF
                                    -------

                                AFFILIATE LETTER
                                ----------------


                                     [Date]

Mac-Gray Corporation
22 Water Street
Cambridge, Massachusetts 02141

Ladies and Gentlemen:

     The undersigned has been advised that, as of the date the Agreement (as defined below) is submitted to the stockholders of Intirion Corporation, a Delaware corporation ("Intirion"), for adoption, the undersigned may be an "affiliate" of Intirion as such term is (i) defined for purposes of paragraph
(c) and (d) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, (the "Act") and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the SEC.

     Pursuant to the Agreement and Plan of Merger dated as of December 22, 1997 (the "Agreement") by and among Mac-Gray Corporation, a Delaware corporation ("Mac-Gray"), MI Acquisition Corp., a Delaware corporation ("Sub"), Intirion, and Robert P. Bennett, Sub will be merged with and into Intirion (the "Merger"). Subject to the terms and conditions of the Agreement and pursuant to the Merger, the undersigned may receive shares of common stock, par value $.01 per share, of Mac-Gray ("Mac-Gray Stock"). The undersigned will receive such shares in exchange for (i) shares of common stock, par value $.01 per share, of Intirion ("Intirion Common Stock"), (ii) shares of Series A convertible preferred stock, par value $.01 per share, of Intirion ("Intirion Series A Stock"), (iii) senior redeemable preferred stock, par value $.01 per share, of Intirion ("Intirion Senior Stock") and/or (iv) options and/or warrants to purchase shares of Intirion Common Stock ("Intirion Options") (Intirion Common Stock, Intirion Series A Stock, Intirion Senior Stock and Intirion Options are collectively referred to as "Intirion Stock").

     The undersigned understands that because the Merger will be accounted for as a "pooling of interests," Intirion Stock and Mac-Gray Stock received in exchange for Intirion Stock that the undersigned owns or acquires hereafter may only be disposed of in conformity with the limitations described in this letter agreement.

     The undersigned represents and warrants to and agrees with Mac-Gray as follows:

     1.  For a period commencing on the date hereof and ending on the earlier of
(i) the publication (within the meaning of Accounting Series Release No. 135, as amended, of the SEC) by Mac-Gray of financial results covering at least 30 days of post-Merger combined operations of Mac-Gray and Intirion or (ii) the termination of the Agreement, the undersigned will not sell, exchange, pledge, distribute, transfer or otherwise dispose of or enter into any transaction intended to have the effect or having the effect, directly or indirectly, of reducing his, her or its risk of ownership (any such transaction, a "Sale") with respect to, any shares of Intirion Stock or Mac-Gray Stock currently owned or subsequently acquired by the undersigned.

     2. The undersigned shall not engage in any Sale of Mac-Gray Stock in violation of the Act or the rules and regulations of the SEC thereunder.

     3. The undersigned has been advised that the issuance of Mac-Gray Stock to the undersigned pursuant to the Merger will be registered under the Act on a registration statement on Form S-4 and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are transferred pursuant to an effective registration statement. The undersigned has also been advised that the undersigned may be deemed to be an "affiliate" of Intirion at the time the Agreement is submitted for a vote of the stockholders of Intirion. As a result, the undersigned agrees not to sell, transfer or otherwise dispose of any Mac-Gray Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Act (if applicable), or (iii) the undersigned has provided to Mac-Gray an opinion of counsel, satisfactory to Mac-Gray, to the effect that such sale, transfer or other disposition is exempt from registration under the Act.

     4. The certificates representing Mac-Gray Stock received by the undersigned will be placed on the "stop-transfer list" maintained by Mac-Gray's transfer agent and will remain so listed until the publication of the financial results as contemplated by Paragraph 1. In addition, there will be placed on the certificates representing Mac-Gray Stock issued to the undersigned, or any certificates delivered in substitution or exchange therefor, a legend stating in substance:

     "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 (the "Act") applies. The shares represented by this certificate may only be transferred in accordance with Rule 145, pursuant to an effective registration statement or in accordance with a written opinion of counsel, reasonably acceptable to Mac-Gray, to the effect that such transfer is exempt from registration under the Act. The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the terms of an agreement dated as of ___________ between the holder of this certificate and Mac-Gray Corporation, a copy of which will be furnished by Mac-Gray Corporation to the holder of this certificate upon written request and without charge."

     5. The legend set forth in paragraph 4 above may be removed by delivery of substitute certificates without such legend if (a) a registration statement respecting the sale of the shares represented by such certificate has been declared effective under the Act, (b) the undersigned shall have delivered to Mac-Gray an opinion of counsel in form and substance reasonably satisfactory to Mac-Gray, to the effect that such legend is not required for purposes of the Act, or (c) the sale or other disposition of the shares evidenced by such certificate is permitted by the provisions of Rule 145 under the Act.

     6. The undersigned has carefully read this letter and the Agreement and has discussed the requirements of each and the limitations upon the undersigned's ability to sell, transfer or otherwise dispose of Mac-Gray Stock and Intirion Stock, to the extent deemed necessary, with the undersigned's counsel or counsel for Intirion.

     7. This agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees, devisees and successors of the undersigned and any pledgee holding Mac-Gray Stock as collateral.

     8. This letter agreement is governed by and shall be construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to its rules regarding conflict of laws.

     9. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     10. The undersigned acknowledge that Intirion and Mac-Gray will each be irreparably harmed and that there will be no adequate remedy at law for a breach of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Intirion and Mac-Gray upon any such breach, Intirion and Mac-Gray shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.

     11. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together will constitute one and the same instrument.

                                         Very truly yours,



                                         -----------------------------------
                                         Name:
                                         Address:


Accepted this _____ day of

--------------------------

MAC-GRAY CORPORATION


By:
   -------------------------
    Name:
    Title:

                            EXHIBIT D TO APPENDIX A
                            -----------------------

                                    FORM OF
                                    -------

                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------


     REGISTRATION RIGHTS AGREEMENT (the "Agreement") dated as of
________________, by and among Mac-Gray Corporation, a Delaware corporation (the "Company"), and each of Robert P. Bennett, Gelco Corporation, Eastech II Limited Partnership and Eastech III Limited Partnership (collectively, the "Holders").

     This Agreement is contemplated by a certain Agreement and Plan of Merger dated as of December 22, 1997 (the "Merger Agreement") by and among the Company, MI Acquisition Corp., a Delaware corporation, Intirion Corporation, a Delaware corporation, and Robert P. Bennett.

     The parties hereby agree as follows:

     Section 1.  Definitions.
                 -----------

     As used in this Agreement, the following terms shall have the following meanings:

     "Business Day" means any day other than a day on which banks are authorized
      ------------
or required to be closed in the State of New York.

     "Closing Date" has the meaning ascribed thereto in the Merger Agreement.
      ------------

     "Commission" means the Securities and Exchange Commission.
      ----------

     "Common Shares" means the ___________ shares of Common Stock held by the
      -------------
Holders.

     "Common Stock" means the common stock, par value $.01 per share, of the
      ------------
Company.

     "Company" has the meaning set forth in the preamble and shall include the
      -------
Company's successors by merger, acquisition, reorganization or otherwise.

     "Controlling Persons" has the meaning set forth in Section 7(a).
      -------------------

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from
      ------------
time to time, or any successor statute, and the rules and regulations of the Commission promulgated thereunder.

     "Lock-up Period" has the meaning set forth in Section 8.
      --------------

     "Person" means any individual, corporation, partnership, limited liability
      ------
company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

     "Prospectus" means the prospectus included in any Registration Statement
      ----------
(including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, including a prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement, and by all other amendments and supplements to the prospectus, including post-effective amendments, and in each case including all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

     "Registrable Securities" means the Common Shares except for (i) Common
      ----------------------
Shares the sale of which is covered by a Registration Statement that has been declared effective under the Securities Act, (ii) Common Shares which may be transferred immediately pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, including a sale pursuant to the provisions of Rule 144(k), and (iii) Common Shares which cease to be outstanding.

     "Registration Expenses" has the meaning set forth in Section 6.
      ---------------------

     "Registration Statement" means any registration statement of the Company
      ----------------------
that covers any of the Registrable Securities pursuant to the provisions of this Agreement (including any Shelf Registration Statement), and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the Prospectus, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

     "Securities Act" means the Securities Act of 1933, as amended from time to
      --------------
time, or any successor statute, and the rules and regulations of the Commission promulgated thereunder.

     "Shelf Registration" has the meaning set forth in Section 2.
      ------------------

     "Shelf Registration Statement" has the meaning set forth in Section 2.
      ----------------------------

     "Sun Services Agreement" means the Stockholders' Agreement dated as of
      ----------------------
April 27, 1997 by and among the Company and certain stockholders of the Company.

     "Suspension Period" has the meaning set forth in Section 5.
      -----------------

     "Suspension Notice" has the meaning set forth in Section 5.
      -----------------

     "Target Effective Period" has the meaning set forth in Section 2.
      -----------------------

     Section 2.  Shelf Registration.  The Company shall use its best efforts to
                 ------------------
file and cause to become effective under the Securities Act no later than the date which is thirty (30) days after the Closing Date a shelf registration statement (the "Shelf Registration Statement") on the appropriate form for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or such successor rule or similar provision then in effect) covering all of the Registrable Securities (a "Shelf Registration"). The parties hereto agree that the Shelf Registration may be included in the registration statement on Form S-4 to be filed by the Company as contemplated by the Merger Agreement. Once the Shelf Registration Statement is effective, the Company shall use commercially reasonable efforts to keep such Shelf Registration Statement continuously effective for a period (the "Target Effective Period") ending with the earlier of (a) the sale of all Registrable Securities and (b) 12 months following the Closing Date.

     Section 3.  Piggy-back Registrations.
                 ------------------------

            (a) If at any time or times after the date hereof the Company shall determine to register under the Securities Act any shares of Common Stock (other than in connection with a registration on Form S-4 or S-8 (or then equivalent forms) or a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing securityholders) and the form of registration statement to be used permits the registration of Registrable Securities, then the Company shall promptly give written notice of such proposed registration to the Holders (but in no event less than thirty (30) days prior to the anticipated effective date of the registration statement). If within twenty (20) days after the receipt of such notice the Company receives a written request from any Holder for the inclusion in such registration of some or all of the Registrable Securities held by such Holder (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company shall use commercially reasonable efforts to cause such Registrable Securities to be included in such registration on the same terms and conditions as any similar securities of the Company or any other securityholder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. The Company may withdraw a registration under this Section 3 at any time prior to the time it becomes effective, provided that the Company shall give prompt notice of such withdrawal to the Holders which requested to be included in such registration.

            (b) In connection with any offering under this Section 3 involving an underwriting, the Company shall not be required to include a Holder's Registrable Securities in the underwritten offering unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company. If the managing underwriter of an underwritten offering with respect to which registration has been requested by any Holder pursuant to this Section 3 has advised the Company that, in such underwriter's good faith judgment, the number of securities to be sold in such offering by persons other than the Company (collectively, "Selling Stockholders") is greater than the number which can be offered without adversely affecting such offering, then the Company may reduce the number of securities to be included in such offering for the accounts of Selling Stockholders (including the Holders) to a number deemed satisfactory by the managing underwriter, provided, however, that the securities to be excluded shall be determined in the
--------  -------
following order of priority: first, securities held by any Selling Stockholder not having contractual, incidental registration rights; second, securities held by any Selling Stockholder (including the Holders) participating in such offering pursuant to the exercise of contractual piggyback registration rights pursuant to an agreement other than the Sun Services Agreement, as determined on a pro rata basis (based upon the aggregate number of securities held by such Selling Stockholders) and third, securities held by any Selling Stockholder participating in such offering pursuant to the exercise of the registration rights under Section 4.1 of the Sun Services Agreement, as determined on a pro rata basis (based upon the aggregate number of securities held by such Selling Stockholders).

            (c) Each Holder hereby agrees that such Holder may not participate in any underwritten offering hereunder unless the Holder (a) agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting arrangements approved by persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of the underwriting arrangements.

     Section 4.  Registration Procedures.
                 -----------------------

     In connection with the obligations of the Company to register Registrable Securities pursuant to the terms and conditions of this Agreement:

          (a) The Company shall prepare and file with the Commission a Registration Statement on the appropriate form under the Securities Act, which form shall comply as to form in all materials respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith.

          (b) The Company shall prepare and file with the Commission such amendments and post-effective amendments to any Registration Statement as may be necessary to keep such Registration Statement effective for (i) in the case of the Shelf Registration Statement, the Target Effective Period and (ii) in the case of any Registration Statement other than the Shelf Registration Statement, the lesser of (A) one hundred eighty (180) days or
     (B) the period necessary to complete the proposed offering of Registrable Securities; shall cause the Prospectus included in such Registration Statement to be supplemented by any required Prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and shall comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement.

          (c) The Company shall furnish to any Holder, without charge, such number of conformed copies of any Registration Statement and any post-effective amendment thereto and such number of copies of the Prospectus (including each preliminary Prospectus) and any amendments or supplements thereto, as such Holder may reasonably request in order to facilitate the sale of such Holder's Registrable Securities.

          (d) The Company shall use commercially reasonable efforts to register or qualify the Registrable Securities covered by any Registration Statement under such other securities or "blue sky" laws of such states of the United States as any Holder reasonably requests; provided, however, that the
                                               --------  -------
     Company shall not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(d), (ii) to file any general consent to service of process, or (iii) to subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation.

          (e) The Company shall promptly notify each Holder of the happening of any event which makes any statement made in any Registration Statement or related Prospectus untrue or which requires the making of any changes in such Registration Statement or Prospectus so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly following expiration of any Suspension Period (as defined in Section 5), the Company shall prepare and file with the Commission and furnish a supplement or amendment to such Prospectus so that, as thereafter deliverable to the purchasers of Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f) The Company shall use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of any Registration Statement, and, if one is issued, the Company shall use commercially reasonable efforts to obtain the withdrawal of such order as promptly as practicable.

          (g) The Company shall cause the Registrable Securities included in any Registration Statement to be listed on the New York Stock Exchange or such other securities exchange on which similar securities issued by the Company are then listed.

     Section 5.  Suspension Period.
                 -----------------

     Each Holder, upon receipt of any notice (a "Suspension Notice") from the Company of the happening of any event of the kind described in Section 4(e) or of any event which, in the Company's reasonable business judgment, could become such an event, shall immediately discontinue disposition of the Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder has received copies of the supplemented or amended Prospectus contemplated by Section 4(e) (the period from the date on which such Holder receives a Suspension Notice to the date on which such Holder receives copies of the supplemented or amended Prospectus is referred to herein as the "Suspension Period"). If so directed by the Company, each Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities that is current at the time of receipt of such notice. In the event that the Company shall give any Suspension Notice, (i) the Company shall use commercially reasonable efforts and take such actions as are reasonably necessary to end the Suspension Period as promptly as practicable and (ii) in the event such Suspension Period relates to the Shelf Registration Statement, the Target Effective Period shall be extended by the number of days during the Suspension Period.

     Section 6.  Registration Expenses.
                 ---------------------

     Subject to the proviso below, any and all expenses incident to the Company's performance of or compliance with this Agreement, including without limitation Commission and securities exchange registration and filing fees, reasonable fees and expenses of one legal counsel for the Holders, fees and expenses incurred in connection with compliance with state securities or "blue sky" laws, printing expenses, fees and expenses incurred in connection with the listing of the Registrable Securities and fees and disbursements of counsel for the Company and of the independent certified public accountants of the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company; provided, however, that Registration Expenses shall not include
                --------  -------
(i) underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities, (ii) any fees or expenses of any counsel, accountants or other persons retained or employed by the Holders, (other than the fees and expenses of one legal counsel as provided above) or (iii) out-of-pocket expenses of the Holders and their agents, including, without limitation, any travel costs.


     Section 7.  Indemnification and Contribution.
                 --------------------------------

     (a) Indemnification by the Company.  The Company agrees to indemnify and
         ------------------------------
hold harmless, to the full extent permitted by law, each Holder, its officers, directors, employees and agents and each Person, if any, which controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, (collectively, "Controlling Persons"), from and against all losses, claims, damages, liabilities and expenses (including without limitation any legal or other fees and expenses reasonably incurred by any Holder or any such Controlling Person in connection with defending or investigating any action or claim in respect thereof) (collectively, "Damages") to which any of them may become subject under the Securities Act or otherwise, insofar as such Damages arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement (including any related preliminary or final Prospectus) pursuant to which Registrable Securities were registered under the Securities Act, or (ii) any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Damages arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Holder expressly for use therein.

     (b) Indemnification by the Holders.  Each Holder agrees to indemnify and
         ------------------------------
hold harmless, to the full extent permitted by law, the Company, its directors, officers, employees and agents and each Controlling Person of the Company, from and against any and all Damages to which any of them may become subject under the Securities Act or otherwise to the same extent as the foregoing indemnity from the Company to such Holder, but only to the extent such Damages arise out or are based upon any untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by such Holder expressly for use in any Registration Statement. In no event shall the liability of any Holder for indemnification under this Section 7(b) in its capacity as such (and not in such Holder's capacity as an officer or director of the Company) exceed the proceeds received by such Holder from the sale of Registrable Securities under such Registration Statement.

     (c) Indemnification Procedures.  In case any proceeding (including any
         --------------------------
governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceedings and shall pay the fees and disbursements of such counsel relating to such proceeding. The failure or delay of an indemnified party to notify the indemnifying party with respect to a particular proceeding shall not relieve the indemnifying party from any obligation or liability which it may have pursuant to this Agreement if the indemnifying party is not prejudiced by such failure or delay. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. No indemnifying party shall, without the prior written consent of any indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on all claims that are the subject matter of such proceeding.

     (d) Contribution.  To the extent that the indemnification provided for in
         ------------
paragraph (a) or (b) of this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any Damages, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and each Holder on the other, from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Holders, on the other, in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holders on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     If indemnification is available under paragraph (a) or (b) of this Section 7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in such paragraphs without regard to the relative benefits to or relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 7(d).

     The Company and each Holder agrees that it would not be just or equitable if contribution pursuant to this Section 7(d) were determined by pro rata
                                                                 --- ----
allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the Damages referred to in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred (and not otherwise reimbursed) by such indemnified party in connection with investigating or defending any such action or claim. In no event shall any Holder be required to contribute an amount under this Section 7(d) in excess of the proceeds received by such Holder from the sale of Registrable Securities under the relevant Registration Statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     Section 8.  Restrictions on Sales by Holders.
                 --------------------------------

     In the event of an underwritten public offering of securities of the Company, each Holder shall, upon the written request of the managing underwriter (or underwriters) of such offering, agree not to effect any sale or disposition of any securities similar to those being registered in such offering, including, without limitation, sales of Registrable Securities pursuant to the Shelf Registration Statement, for such period (the "Lock-up Period"), not to exceed the lock-up period to which the executive officers of the Company agree in connection with such offering, as such underwriter may specify. Such agreement shall be in form and substance satisfactory to the Company and such underwriter. The Target Effective Period shall be extended by the number of days during the Lock-up Period.

     Section 9.  Information Furnished by Holders.
                 --------------------------------

     Each Holder shall furnish to the Company such information regarding such Holder and such Holder's intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request in writing in order to comply with the Securities Act and the provisions of this Agreement. Each Holder agrees (a) to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by the Holder to the Company or of the occurrence of any event, in either case as a result of which any Prospectus contains or would contain an untrue statement of a material fact regarding the Holder or the Holder's intended method of distribution of the Registrable Securities or omits or would omit to state any material fact regarding the Holder or the Holder's intended method of distribution of the Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and (b) to promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that the Prospectus shall not contain, with respect to the Holder or the Holder's intended method of distribution of the Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

     Section 10.  Miscellaneous.
                  -------------

     (a) Amendments and Waivers.  The provisions of this Agreement, including
         ----------------------
the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of the Holders of a majority in interest of the Registrable Securities then outstanding.

     (b) Notices.  All notices and other communications provided for or
         -------
permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopier, registered or certified mail (return receipt requested), postage prepaid or courier to the parties at their respective addresses set forth on the signature pages hereof (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof). All such notices and communications shall be deemed to have been received: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and on the next Business Day if timely delivered to a courier guaranteeing overnight delivery.

     (c) Successors and Assigns.  This Agreement shall inure to the benefit of
         ----------------------
and be binding upon the successors of each of the parties. No Holder may assign any of its rights hereunder without the prior written consent of the Company.

     (d) Counterparts.  This Agreement may be executed in any number of
         ------------
counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     (e) Headings.  The headings in this Agreement are for convenience of
         --------
reference only and shall not limit or otherwise affect the meaning hereof.

     (f) Governing Law.  This Agreement shall be governed by and construed in
         -------------
accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

     (g) Severability.  In the event that any one or more of the provisions
         ------------
contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Holders shall be enforceable to the fullest extent permitted by law.

     (h) Entire Agreement.  This Agreement is intended by the parties as a final
         ----------------
expression of their agreement and is intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.


                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.


                                     MAC-GRAY CORPORATION



                                     By:
                                        ---------------------------------
                                        Name:
                                        Title:



                                     ------------------------------------
                                     Robert P. Bennett, individually


                                     GELCO CORPORATION


                                     By:
                                        ---------------------------------
                                         Name:
                                         Title:


                                     EASTECH II LIMITED PARTNERSHIP


                                     By:
                                        ---------------------------------
                                        its general partner

                                     By:
                                        ---------------------------------
                                        Name:
                                        Title:


                                     EASTECH III LIMITED PARTNERSHIP


                                     By:
                                        ---------------------------------
                                        its general partner

                                     By:
                                        ---------------------------------
                                        Name:
                                        Title:

                           EXHIBIT E-1 TO APPENDIX A
                           -------------------------

                                    FORM OF
                                    -------

                               VOTING AGREEMENT
                               ----------------


     VOTING AGREEMENT dated as of December 22, 1997 (the "Agreement") between the undersigned holder (the "Holder") of shares of the capital stock of Intirion Corporation, a Delaware corporation (the "Company"), and Mac-Gray Corporation, a Delaware corporation ("Parent").

     The Company, Parent, MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Robert P. Bennett propose to enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"), pursuant to which Sub would be merged (the "Merger") with and into the Company, and each outstanding share of capital stock of the Company would be converted into the right to receive shares of Parent Common Stock;

     As a condition of its entering into the Merger Agreement, Parent has requested the Holder to agree, and the Holder has agreed, to enter into this Agreement;

     Prior to the date hereof, Parent and the Holder had no agreement, arrangement or understanding (as defined in Section 203 of the Delaware General Corporation Law (the "DGCL")) for the purpose of acquiring, holding, voting or disposing of shares of Company Capital Stock; and

     In consideration for the agreements contained herein, prior to the date hereof, and prior to the time at and date on which Parent became an "interested stockholder" for purposes of Section 203 of the DGCL, the board of the directors of the Company has approved the agreement of the Holder to vote as provided in
Section 2 of this Agreement and not to transfer shares of Company Capital Stock as provided in Section 5(b) of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.  Representations and Warranties of the Holder.  The Holder represents
         --------------------------------------------
and warrants to Parent as follows:

         (a) Ownership of Securities. The Holder is the record and beneficial owner of the number of shares of Company Capital Stock (the "Existing Securities") (together with any shares of Company Capital Stock or other securities of the Company hereafter acquired by the Holder, the "Subject Securities") set forth on the signature page to this Agreement. Other than as disclosed in the Schedules to the Merger Agreement, the Holder does not own any securities of the Company on the date hereof other than the Existing Securities. The Holder has sole voting power and sole power to issue instructions with respect to the voting of the Existing Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the Existing Securities and, on the date of the Special Meeting (as defined in the Merger Agreement), will have sole voting power and sole power to issue instructions with respect to the voting of all of the Holder's Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the Holder's Subject Securities.

         (b) Power; Binding Agreement. The Holder has full power and authority to enter into and perform all of the Holder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by the Holder nor the consummation by the Holder of the transactions contemplated hereby nor compliance by the Holder with any of the provisions hereof shall conflict with or result in any breach of any applicable organizational documents of the Company applicable to the Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Holder is a party or by which the Holder's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Holder or any of the Holder's properties or assets.

         (d) No Liens. Except as set forth in the Schedules to the Merger Agreement, the Existing Securities are now and, at all times during the term hereof, the Subject Securities will be held by the Holder, or by a nominee or custodian for the benefit of such Holder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder.

     2.  Agreement to Vote Shares.  At every meeting of the stockholders of the
         ------------------------
Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder agrees that it shall vote all the Subject Securities that it beneficially owns on the record date of any such vote: (i) in favor of the Merger, the execution and delivery of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (c) any other material change in the Company's corporate structure or business; or (d) any other action; which, in the case of each of the matters referred to in clauses (a), (b), (c) or (d) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Parent of the Merger or the transactions contemplated by the Merger Agreement or this Agreement.

     3.  IRREVOCABLE PROXY.  THE HOLDER HEREBY GRANTS TO, AND APPOINTS SUB AND
         -----------------
THE PRESIDENT OF SUB AND THE TREASURER OF SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF SUB, AND ANY OTHER DESIGNEE OF SUB, EACH OF THEM INDIVIDUALLY, THE HOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE HOLDER'S SUBJECT SECURITIES IN ACCORDANCE WITH SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE HOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO THE SUBJECT SECURITIES.

     4.  Representations and Warranties of Parent.
         ----------------------------------------

         (a) Power; Binding Agreement. Parent has full corporate power and authority to enter into and perform all of Parent's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (b) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall conflict with or result in any breach of any organizational documents applicable to Parent or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of Parent's properties or assets.

     5.  Covenants of the Holder.  The Holder hereby agrees and covenants that:
         -----------------------

         (a) No Solicitation. The Holder shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or could reasonably be expected to lead to an acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, the Company, any merger or business combination with the Company or any public or private offering of interests in the Company. If the Holder receives any such inquiry or proposal, then it shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         (b) Restriction on Transfer, Proxies and Noninterference. The Holder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Holder's Subject Securities; (ii) except as contemplated by this Agreement, the Merger Agreement and the Escrow Agreement, grant any proxies or powers of attorney, deposit any such Subject Securities into a voting trust or enter into a voting agreement with respect to any of the Holder's Subject Securities; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling such Holder from performing its obligations under this Agreement.

     6.  Assignment; Benefits.  The rights (but not the obligations) of Parent
         --------------------
hereunder may be assigned, in whole or in part, to Sub or any other direct wholly-owned subsidiary of Parent, to the extent and for so long as it remains a direct wholly-owned subsidiary of Parent. Other than as permitted in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the Holder, Parent and their respective successors and permitted assigns.

     7.  Notices.  All notices and other communications given or made pursuant
         -------
hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

          If to the Holder:

          With a copy to:

                    White & McDermott, P.C.
                    65 William Street, Suite 209
                    Wellesley, MA  02181
                    Fax:  (781) 237-8120
                    Attn:     David A. White, Esq.
                              Scott McDermott, Esq.
          If to Parent or Sub:

                    Mac-Gray Corporation
                    22 Water Street
                    Cambridge, MA 02141
                    Fax:   (617) 492-5386
                    Attn:  Chief Executive Officer

          With a copy to:

                    Goodwin, Procter & Hoar  LLP
                    Exchange Place
                    Boston, MA  02109
                    Fax: (617) 523-1231
                    Attn: Stuart M. Cable, Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

     8.  Specific Performance.  The parties hereto agree that irreparable harm
         --------------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.  Amendment. This Agreement may not be amended or modified, except by an
         ---------
instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

     10. Governing Law.  This Agreement shall be governed by, construed and
         -------------
enforced in accordance with the laws of the State of Delaware, without regard to its rules regarding conflict of laws.

     11. Counterparts.  This Agreement may be executed in counterparts, each of
         ------------
which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     12. Defined Terms.  Terms used herein but not otherwise defined shall have
         -------------
the meanings set forth in the Merger Agreement.

     13. Termination. This Agreement shall terminate upon the earlier of (i)
         -----------
the consummation of the Merger or (ii) the termination of the Merger Agreement pursuant to its terms. The date and time at which this Agreement is terminated in accordance with this Section 13 is referred to herein as the "Termination Date." Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party
               --------  -------
from any liability for such party's wilful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or
----------------
otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement.

                                 [END OF TEXT]

          IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written above.

                                    MAC-GRAY CORPORATION



                                    ------------------------------------
                                    By:
                                    Title:




                                    ------------------------------------
                                    ROBERT P. BENNETT

                                    Shares of Common Stock: ------------

                                    Shares of Series A
                                    Preferred Stock:        ------------

                                    Shares of Senior Redeemable
                                    Preferred Stock:            --------

                           EXHIBIT E-2 TO APPENDIX A
                           -------------------------

                                    FORM OF
                                    -------

                       GELCO CORPORATION VOTING AGREEMENT
                       ----------------------------------


     VOTING AGREEMENT dated as of December 22, 1997 (the "Agreement") between the undersigned holder (the "Holder") of shares of the capital stock of Intirion Corporation, a Delaware corporation (the "Company"), and Mac-Gray Corporation, a Delaware corporation ("Parent").

     The Company, Parent, MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Robert P. Bennett propose to enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"), pursuant to which Sub would be merged (the "Merger") with and into the Company, and each outstanding share of capital stock of the Company would be converted into the right to receive shares of Parent Common Stock;

     As a condition of its entering into the Merger Agreement, Parent has requested the Holder to agree, and the Holder has agreed, to enter into this Agreement;

     Prior to the date hereof, Parent and the Holder had no agreement, arrangement or understanding (as defined in Section 203 of the Delaware General Corporation Law (the "DGCL")) for the purpose of acquiring, holding, voting or disposing of shares of Company Capital Stock; and

     In consideration for the agreements contained herein, prior to the date hereof, and prior to the time at and date on which Parent became an "interested stockholder" for purposes of Section 203 of the DGCL, the board of the directors of the Company has approved the agreement of the Holder to vote as provided in
Section 2 of this Agreement and not to transfer shares of Company Capital Stock as provided in Section 5(b) of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.  Representations and Warranties of the Holder.  The Holder represents
         --------------------------------------------
and warrants to Parent as follows:

         (a) Ownership of Securities. The Holder is the record and beneficial owner of the number of shares of Company Capital Stock (the "Existing Securities") (together with any shares of Company Capital Stock or other securities of the Company hereafter acquired by the Holder, the "Subject Securities") set forth on the signature page to this Agreement. Other than as disclosed in the Schedules to the Merger Agreement, the Holder does not own any securities of the Company on the date hereof other than the Existing Securities. The Holder has sole voting power and sole power to issue instructions with respect to the voting of the Existing Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the Existing Securities and, on the date of the Special Meeting (as defined in the Merger Agreement), will have sole voting power and sole power to issue instructions with respect to the voting of all of the Holder's Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the Holder's Subject Securities.

          (b) Power; Binding Agreement. The Holder has full power and authority to enter into and perform all of the Holder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by the Holder nor the consummation by the Holder of the transactions contemplated hereby nor compliance by the Holder with any of the provisions hereof shall conflict with or result in any breach of any applicable organizational documents of the Company applicable to the Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Holder is a party or by which the Holder's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Holder or any of the Holder's properties or assets.

          (d) No Liens. Except as set forth in the Schedules to the Merger Agreement, the Existing Securities are now and, at all times during the term hereof, the Subject Securities will be held by the Holder, or by a nominee or custodian for the benefit of such Holder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder.

     2.   Agreement to Vote Shares.  At every meeting of the stockholders of the
          ------------------------
Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder agrees that it shall vote all the Subject Securities that it beneficially owns on the record date of any such vote: (i) in favor of the Merger, the execution and delivery of the Merger Agreement and the approval of the terms thereof (including, without limitation, Sections 1.8 and 1.9 of the Merger Agreement) and each of the other transactions contemplated by the Merger Agreement and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (c) any other material change in the Company's corporate structure or business; or (d) any other action; which, in the case of each of the matters referred to in clauses (a), (b), (c) or (d) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Parent of the Merger or the transactions contemplated by the Merger Agreement or this Agreement.

     3.   IRREVOCABLE PROXY.  THE HOLDER HEREBY GRANTS TO, AND APPOINTS SUB AND
          -----------------
THE PRESIDENT OF SUB AND THE TREASURER OF SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF SUB, AND ANY OTHER DESIGNEE OF SUB, EACH OF THEM INDIVIDUALLY, THE HOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE HOLDER'S SUBJECT SECURITIES IN ACCORDANCE WITH SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE HOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO THE SUBJECT SECURITIES.

     4.   Representations and Warranties of Parent.
          ----------------------------------------

          (a) Power; Binding Agreement. Parent has full corporate power and authority to enter into and perform all of Parent's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall conflict with or result in any breach of any organizational documents applicable to Parent or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of Parent's properties or assets.

     5.   Covenants of the Holder.  The Holder hereby agrees and covenants that:
          -----------------------

          (a) No Solicitation. The Holder shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or could reasonably be expected to lead to an acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, the Company, any merger or business combination with the Company or any public or private offering of interests in the Company. If the Holder receives any such inquiry or proposal, then it shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b) Restriction on Transfer, Proxies and Noninterference. The Holder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Holder's Subject Securities; (ii) tender, surrender, transfer or otherwise exchange any shares of Senior Stock for the purpose of exercising any $12.50 Warrant(s); (iii) except as contemplated by this Agreement, the Merger Agreement and the Escrow Agreement, grant any proxies or powers of attorney, deposit any such Subject Securities into a voting trust or enter into a voting agreement with respect to any of the Holder's Subject Securities; or
(iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling such Holder from performing its obligations under this Agreement.

     6.   Assignment; Benefits.  The rights (but not the obligations) of Parent
          --------------------
hereunder may be assigned, in whole or in part, to Sub or any other direct wholly-owned subsidiary of Parent, to the extent and for so long as it remains a direct wholly-owned subsidiary of Parent. Other than as permitted in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the Holder, Parent and their respective successors and permitted assigns.

     7.   Notices.  All notices and other communications given or made pursuant
          -------
hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

               If to the Holder:

               With a copy to:

                         White & McDermott, P.C.
                         65 William Street, Suite 209
                         Wellesley, MA  02181
                         Fax:  (781) 237-8120
                         Attn:   David A. White, Esq.
                                 Scott McDermott, Esq.

               If to Parent or Sub:

                         Mac-Gray Corporation
                         22 Water Street
                         Cambridge, MA 02141
                         Fax:  (617) 492-5386
                         Attn:  Chief Executive Officer

               With a copy to:

                         Goodwin, Procter & Hoar  LLP
                         Exchange Place
                         Boston, MA  02109

                         Fax: (617) 523-1231
                         Attn: Stuart M. Cable, Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

     8.   Specific Performance.  The parties hereto agree that irreparable harm
          --------------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.   Amendment. This Agreement may not be amended or modified, except by an
          ---------
instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

     10.  Governing Law.  This Agreement shall be governed by, construed and
          -------------
enforced in accordance with the laws of the State of Delaware, without regard to its rules regarding conflict of laws.

     11.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     12.  Defined Terms.  Terms used herein but not otherwise defined shall have
          -------------
the meanings set forth in the Merger Agreement.

     13.  Termination. This Agreement shall terminate upon the earlier of (i)
          -----------
the consummation of the Merger, (ii) the termination of the Merger Agreement pursuant to its terms or (iii) an amendment to the Merger Agreement that (a) reduces the consideration to be paid to the Holder in connection with the Merger or (b) otherwise materially adversely affects the Holder. The date and time at which this Agreement is terminated in accordance with this Section 13 is referred to herein as the "Termination Date." Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however,
                                                            --------  -------
that nothing herein shall relieve any party from any liability for such party's wilful breach of this Agreement; and provided further that nothing herein shall
                                     ----------------
limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement.

                                 [End of Text]

          IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written above.

                                    MAC-GRAY CORPORATION



                                    ------------------------------------
                                    By:
                                    Title:

                                    GELCO CORPORATION


                                    ------------------------------------
                                    By:
                                    Title:

                                    Shares of Common Stock: ------------

                                    Shares of Series A
                                    Preferred Stock:        ------------

                                    Shares of Senior Redeemable
                                    Preferred Stock:        ------------

                            EXHIBIT F TO APPENDIX A
                            -----------------------

                                    FORM OF
                                    -------

                       OPINION OF WHITE & McDERMOTT, P.C.
                       ----------------------------------


                  [Customary Introduction and Qualifications]


     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of State of Delaware with full corporate power and authority to conduct its business in the manner that it is presently being conducted. The Company is duly qualified to do business as a foreign corporation in The Commonwealth of Massachusetts.

     2    The authorized capital stock of the Company consists of (i) 200,000 shares of Preferred Stock of which 100,000 shares have been designated Senior Stock and 40,000 shares have been designated Series A Stock and (ii) 2,500,000 shares of Common Stock. As of the date hereof __________ shares of Senior Stock, ________ shares of Series A Stock and _________ shares of Common Stock are issued, outstanding, fully paid and non assessable. All of the outstanding capital stock is entitled to vote with respect to the Merger. Based solely on a review of the Company's minutes and stock records, except as set forth on

Schedule 2.3 of the Merger Agreement, (i) no shares of capital stock of the
------------
Company are reserved for issuance upon exercise of outstanding Options, Warrants or otherwise, (ii) there are no outstanding Options, Warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of the Company and (iii) there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Capital Stock to which the Company or any of the Stockholders is a party. Based solely on a review of the Company's minutes and stock records, Exhibit A to the Merger Agreement sets forth a true
                           ---------
and correct list of all of the holders of record of all of the issued and outstanding shares of Company Capital Stock and all of the outstanding Warrants and Options. All shares of Company Capital Stock and all outstanding Warrants and Options owned by Robert P. Bennett are held free and clear of all pledges, liens, encumbrances or other claims or charges.

     3. Each of the Company and Robert P. Bennett has full right, authority and power to enter into the Merger Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to the Merger Agreement (the "Related Agreements"), and to carry out the transactions contemplated thereby, including the Merger. The execution, delivery and performance by the Company and Robert P. Bennett of the Merger Agreement and each Related Agreement have been duly authorized by all necessary action of the Company (including stockholder approval) and no other action on the part of the Company or Robert
P. Bennett is required in connection therewith.

     4. Each of the Company and Robert P. Bennett has duly executed and delivered the Merger Agreement and each Related Agreement to which it or he is a party, and each such agreement constitutes the valid and binding obligation of the Company and/or Robert P. Bennett, as the case may be, enforceable against the Company and/or Robert P. Bennett, as the case may be, in accordance with its terms.

     5. The execution, delivery and performance by the Company of the Merger Agreement and the Related Agreements to which it is a party: (i) do not and will not violate any provision of the Certificate of Incorporation or by-laws of the Company; (ii) do not and will not violate any law, statute, rule or regulation applicable to the Company or its properties or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any governmental or regulatory agency or administrative body or to obtain any other approval, consent or waiver of, or to make any other filing with, any other person or entity, in each case that has not been obtained or made, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and except for consents and approvals the failure of which to obtain would not result in Material Adverse Effect; and (iii) to our knowledge, do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any property or asset owned by the Company.

     6. The execution, delivery and performance by Robert P. Bennett of the Merger Agreement and Related Agreements to which he is a party: (i) do not and will not violate in any material respect any law, statute, rule or regulation applicable to him or require him to obtain any approval, consent or waiver of, or to make any filing with, any governmental or regulatory agency or administrative body or to obtain any other approval, consent or waiver of, or to make any other filing with, any other person or entity, in each case that has not been obtained or made; and (ii) to our knowledge, do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which he is a party or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any property or asset owned by him.

     7. Except as described in the Merger Agreement and the Schedules thereto, to our knowledge there are no (a) actions, suits, claims or proceedings pending or threatened against the Company, whether at law or in equity, or before or by any federal, state, municipal or other governmental body or (b) judgments, decrees, injunctions or orders of any court, governmental body or arbitrator against the Company which, in either case, could result in a Material Adverse Effect.

                            EXHIBIT G TO APPENDIX A
                            -----------------------

                                    FORM OF
                                    -------

                            NONCOMPETITION AGREEMENT

     NONCOMPETITION AGREEMENT dated as of ________, 1998 by and between Mac-Gray Corporation, a Delaware corporation having a principal place of business at 22 Water Street, Cambridge, Massachusetts 02141 (the "Company"), and Robert P. Bennett of ____________ (the "Executive").

     WHEREAS, in consideration of (i) the employment of the Executive by the Company, which necessarily involves the disclosure by the Company to the Executive of, and access by the Executive to, confidential information relating to the method of business, processes, products, operations and clients of the Company, and (ii) the grant by the Company to the Executive of certain options to purchase common stock of the Company, the parties hereto covenant and agree as follows:

ARTICLE 1.  TRADE SECRETS; CONFIDENTIAL INFORMATION;
---------   ----------------------------------------
            PROPRIETARY PROPERTY
            --------------------

     Section 1.01   Trade Secrets; Confidential Information.  It is specifically
                    ---------------------------------------
agreed between the parties hereto that: (a) the trade secrets of the Company (the "Trade Secrets") shall include (i) the names and locations of the customers of the Company and the services provided to each customer or supplier and (ii) the terms and conditions of the contracts the Company has with each such customer or supplier; and (b) the confidential information (the "Confidential Information") of the Company shall include (i) any other confidential or proprietary information or data relating to the business of the Company, or any of its Affiliates (as defined below), which is not generally known to the public and which provides the Company and its Affiliates some competitive advantage, or the opportunity to obtain such advantage, or the disclosure of which could be detrimental to the interests of the Company and its Affiliates, including, without limitation, all notes, memoranda, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, customer lists, sales representative lists, sales plans, proprietary information, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, reports, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and employee files, and (ii) any information described above which the Company or any of its Affiliates obtains from another party and which the Company or such Affiliate treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company or such Affiliate.

     Section 1.02   Nondisclosure; Nonuse.  As long as the Executive is employed
                    ---------------------
by the Company and any time thereafter, the Executive shall keep secret and shall not ever publish, divulge, furnish, impart or disclose any of the Trade Secrets or Confidential Information to any person, firm or corporation other than the Company or any of its Affiliates, or use any of the Trade Secrets or Confidential Information, directly or indirectly, for the Executive's own benefit or for the benefit of any person, firm or corporation other than the Company and its Affiliates.

     Section 1.03   Company's Proprietary Right to Documents.  All Trade Secrets
                    ----------------------------------------
and Confidential Information shall be the property of the Company and its Affiliates and shall be delivered by the Executive to the Company or an Affiliate upon termination of the Executive's employment with the Company or an Affiliate at any earlier time at the request of the Company or such Affiliate. Specifically, the Executive agrees that any Trade Secrets or Confidential Information coming into the Executive's possession by reason of the Executive's employment with the Company or an Affiliate, including, without limitation, custom computer programs, software, or related data, are the property of the Company or such Affiliate and shall not be used in any way except on behalf of and for the benefit of the Company or any of its Affiliates. The Executive will not deliver, reproduce or otherwise use such documents or information for the Executive's own benefit or in any way allow such documents or things to be delivered or used by any third party without the prior written consent of the Company. As long as the Executive is employed by the Company and any time thereafter, the Executive will not publish, release or otherwise make available to any third party any information describing any Trade Secret or Confidential Information of the Company or any of its Affiliates, without the prior written consent of the Company.

     Section 1.04   Proprietary Property.  The Executive agrees to, and does
                    --------------------
hereby, sell, assign, transfer and set over to the Company, its successors, assigns or Affiliates, as the case may be, all of the Executive's right, title and interest in and to any custom software, documentation, copyrights, inventions, improvements, proprietary information, patents or applications for patents (collectively, the "Proprietary Property") conceived of, prepared or developed by the Executive, individually or in conjunction with others, during the period that he hereafter will be employed by the Company; provided, however,
                                                              --------  -------
that the foregoing sale or assignment shall only apply to Proprietary Property which either relates to the product areas in which the Company or any of its Affiliates is then engaged or constitutes an application of any Proprietary Property then belonging to the Company or any of its Affiliates. The right, title and interest transferred pursuant to this Section 1.04 shall be held and enjoyed by the Company, its Affiliates, and their respective successors and assigns, to the full extent of the term for which any copyright or Letters Patent may be granted, and as fully as the same would have been held by the Executive had such sale or assignment not been made. The Executive agrees to disclose promptly to the Company all such Proprietary Property and to deliver any documents and take any other action necessary to vest in the Company all of the Executive's rights in and to such Proprietary Property.

ARTICLE 2.  NONCOMPETITION
---------   --------------

     Section 2.01   Noncompetition.  The Executive covenants and agrees that he
                    --------------
shall not, for a period beginning on the date of this Agreement and ending on the third anniversary of the date the Executive's employment with the Company is terminated (the "Termination Date"), without the express prior written consent of the Company, directly or indirectly, anywhere in the Restricted Area (as defined below) (a) engage in any activity in the Designated Industry (as defined below) or (b) engage, participate or invest in or assist (whether as owner, part-owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity) any business organization whose activities, products or services are in the Designated Industry; provided,
                                                                 --------
however, that the Executive may make passive investments in a competitive
-------
enterprise, the shares of which are publicly traded, if the Executive's aggregate investment in such enterprise constitutes less than one percent (1%) of the equity ownership of such enterprise. Without implied limitation, the foregoing noncompetition covenant shall prohibit the Executive from (i) hiring, attempting to hire or otherwise soliciting, for himself or on behalf of any entity or person, any officer, director, consultant or other employee of the Company or any of its Affiliates, or authorizing or approving any such action by any other person, (ii) encouraging for himself or on behalf of any entity or person any officer, director, consultant or other employee to terminate his or her relationship or employment with the Company or any of its Affiliates, (iii) soliciting for or on behalf of any entity or person any customer or Prospective Customer of the Company or any of its Affiliates and (iv) diverting to any entity or person any customer or Prospective Customer of the Company or any of its Affiliates.

     Section 2.02   Definitions.  For purposes of this Agreement, the following
                    -----------
terms shall have the following meanings:

          (a)       "Restricted Area" means each state of the United States in
                     ---------------
          which the Company and its Affiliates are, collectively, as of the date of this Agreement or at any time prior to the Termination Date, conducting any business activities.

          (b)       "Designated Industry" means the principal business of the
                     -------------------
          Company and its Affiliates as of the date of this Agreement, including, without limitation, the business of (1) owning, selling, leasing, operating or servicing card or coin-operated laundry machines and (2) producing, selling, leasing and servicing appliance products, including, without limitation, refrigerators, freezers and microwave ovens, in the "in room" environments of college and university residence halls, hotels and motels, government or military accommodations or the senior living market.

          (c)       "Affiliate" shall mean, with respect to any person or entity
                     ---------
          (herein the "first party"), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party (the term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (X) vote twenty-five percent (25%) or more of the outstanding voting securities of such person or entity, or (Y) otherwise direct the management or policies of such person or entity by contract or otherwise).

          (d)       "Prospective Customer" shall mean any person or entity with
                     --------------------
          whom the Company or any of its Affiliates, as the case may be, was actively attempting to develop a customer relationship (whether for laundry services or otherwise) at any time during the six (6) months immediately preceding the Termination Date.

ARTICLE 3.  MISCELLANEOUS
---------   -------------

     Section 3.01   Scope of Agreement.  The parties acknowledge that the time,
                    ------------------
scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the Executive's employment with the Company. The Executive has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the businesses conducted by the Company and its Affiliates.

     Section 3.02   Specific Performance; Severability.  It is specifically
                    ----------------------------------
understood and agreed by the parties hereto that the breach by the Executive of any provision of this Agreement will result in irreparable injury to the Company and its Affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy they may have, the Company and each of its Affiliates shall be entitled to enforce the specific performance of this Agreement by the Executive through both temporary and permanent injunctive relief without the necessity of proving actual damages. If the Company is required to post a bond in connection with obtaining any temporary or permanent injunctive relief, the parties hereto agree that such bond shall be limited in amount to $10,000 and that such amount is reasonable and adequate for such bond. In the event that any covenant or provision contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, such covenant or provision shall not be construed to be null, void and of no effect, but rather shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which the Executive may have against the Company or any of its Affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate court action by the Executive.

     Section 3.03   Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the conflicts or choice of law provisions thereof.

     Section 3.04   Attorneys' Fees.  If any suit or action is instituted by
                    ---------------
either party to enforce or in connection with any dispute relating to this Agreement, the prevailing party in such suit or action shall be entitled to have all court costs and attorneys' fees paid by the non-prevailing party.

     Section 3.05   Successors and Assigns.  This Agreement shall inure to the
                    ----------------------
benefit of, and be binding upon, the successors of the Company and its Affiliates by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and may not be assigned by the Executive.

     Section 3.06   No Conflicting Obligations.  The Executive hereby represents
                    --------------------------
and warrants to the Company that he is not now under, or bound to be under in the future, any obligation to any person, firm or corporation which is or would be inconsistent or in conflict with this Agreement or would prevent, limit or impair in any way the full and absolute performance by the Executive of his obligations hereunder. In addition, the Executive covenants that he will not enter into or discuss entering into any such agreement.

     Section 3.07   Entire Agreement; Modifications.  This Agreement constitutes
                    -------------------------------
the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, negotiations and understandings of the parties, whether oral or written. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all the parties hereto.

     Section 3.08   No Employment Obligations.  The Executive understands and
                    -------------------------
agrees that this Agreement does not create any obligation on the part of the Company to continue his employment with the Company.

     Section 3.09   Waivers.  The failure of any party to require the
                    -------
performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent failure or breach.

     Section 3.10   Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     Section 3.11   Notices.  All notices and other communications under this
                    -------
Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, postage prepaid, to the address set forth above unless another address shall be furnished in writing by such party.

     IN WITNESS WHEREOF, the parties have duly executed this Noncompetition Agreement as of the date and year first written above.

                                    COMPANY:

                                    MAC-GRAY CORPORATION, a Delaware
                                    corporation



                                    --------------------------------
                                    Name:
                                    Title:


                                    EXECUTIVE:



                                    --------------------------------
                                    Robert P. Bennett

                            EXHIBIT H TO APPENDIX A
                            -----------------------

                                    FORM OF
                                    -------

                                    RELEASE
                                    -------

     This release is delivered by __________ (the "Releasing Party") pursuant to
Section 8.2(m) of the Agreement and Plan of Merger dated as of December 22, 1997 by and among Mac-Gray Corporation, a Delaware corporation ("Mac-Gray"), MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Mac-Gray ("Sub"), Intirion Corporation, a Delaware corporation (the "Company"), and Robert P. Bennett (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Merger Agreement.

     1.   Release.  In consideration of the Merger Consideration paid to the
          -------
Releasing Party pursuant to the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Releasing Party, the Releasing Party hereby releases and forever discharges
(i) Mac-Gray, the Company and the Surviving Corporation, (ii) each present and former stockholder, director, officer, employee and agent of Mac-Gray, the Company and the Surviving Corporation and (iii) each subsidiary, affiliate, successor and assign of the persons named in clauses (i) and (ii) above (each a "Released Party" and collectively the "Released Parties") of and from any and all commitments, indebtedness, suits, demands, obligations and liabilities, whether asserted, unasserted, absolute, contingent, known or unknown, or otherwise, of every kind and nature, including claims and causes of action both in law and in equity, which such Releasing Party and/or such Releasing Party's heirs, executors, administrators, beneficiaries, affiliates, successors or assigns ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Closing Date, may have after the Closing Date, against any Released Party, other than claims or causes of action arising under or pursuant to the Merger Agreement, the Escrow Agreement, the Registration Rights Agreement or any employment agreement (including any non-competition agreement) to which the Releasing Party and any Released Party are parties. The provisions of this release shall inure to the benefit of the Released Parties.

     Each Releasing Party hereby represents to the Released Parties that (a) such Releasing Party has not assigned any claim or possible claim against any Released Party, (b) such Releasing Party fully intends to release, and by executing this release it is releasing, all claims against the Released Parties including without limitation unknown and contingent claims (other than those specifically reserved above), and (c) such Releasing Party has had the opportunity to consult with counsel with respect to the execution and delivery of this release and the consequences hereof.

     2.   Governing Law.  This release shall be construed in accordance with and
          -------------
governed by the laws of The Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such jurisdiction.

     3.   Severability.  If any portion of this release is declared by a court
          ------------
of competent jurisdiction to be invalid or unenforceable after all appeals have either been exhausted or the time for any appeals to be taken has expired, the remainder of the terms, provisions, covenants and restrictions of this release shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

EXECUTED as of the ____ day of __________________.  _________________________

                            EXHIBIT I TO APPENDIX A
                            -----------------------

                          AGREEMENTS TO BE TERMINATED


1. Stock Redemption Agreement between Robert P. Bennett and MicroFridge, Inc. dated __________, 1995 between Robert P. Bennett and MicroFridge, Inc. providing for the purchase of $3,000,000 worth of shares upon the death of Robert P. Bennett.

2. Agreement between MicroFridge, Inc. for the sale of Series A Convertible Preferred Stock and Common Stock Purchase Warrant to Eastech II Limited Partnership and Eastech III Limited Partnership.

3. Registration Rights Agreement dated November 30, 1990 between MicroFridge, Inc. and Eastech II Limited Partnership and Eastech III Limited Partnership.

4. Stockholder Voting Agreement dated November 30, 1990 between MicroFridge, Inc., Eastech and the Founders.

5. Right of First Refusal and Co-Sale Agreement dated November 30, 1990 among MicroFridge, Inc., Eastech and the Founders.

6. A Waiver and Amendment Agreement by and among MicroFridge, Inc., Eastech II Limited Partnership, Eastech III Limited Partnership dated April 21, 1994.

7. An Agreement between General Electric Capital Corporation and MicroFridge, Inc. for the Purchase of Senior Redeemable Preferred Stock and Warrant to purchase the common stock of MicroFridge, Inc. by General Electric Capital Corporation dated April 21, 1994.

8. Registration Rights Agreement between MicroFridge, Inc. and General Electric Capital Corporation dated April 21, 1994.

                            EXHIBIT J TO APPENDIX A
                            -----------------------

                                    FORM OF
                                    -------

                     OPINION OF GOODWIN, PROCTER & HOAR LLP
                     --------------------------------------



                              _____________, 1998


To: The parties listed on Schedule A hereto
                          ----------

Ladies and Gentlemen:

     This opinion is furnished to you pursuant to Section 8.3(e) of the Agreement and Plan of Merger dated as of December 22, 1997 (the "Merger Agreement") by and among Mac-Gray Corporation, a Delaware corporation ("Parent"), MI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Intirion Corporation, a Delaware corporation (the "Company"), and Robert P. Bennett. Capitalized terms used but not defined herein shall have the respective meanings attributed to them in the Merger Agreement.

     We have acted as counsel to Parent and Sub in connection with the transactions contemplated by the Merger Agreement. In arriving at the opinions expressed below, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Escrow Agreement and the Registration Rights Agreement (collectively, the "Subject Agreements"). We have also examined such other records, documents, certificates and other instruments we have deemed necessary to enable us to render the opinions contained herein.

     In our examination, we have assumed without any investigation (i) the legal capacity of each natural person, (ii) the full power and authority of each person other than Parent and Sub to execute, deliver and perform its obligations under each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such person, (iii) the due authorization, execution and delivery by each person other than Parent and Sub of each document heretofore executed and delivered or hereafter to be executed and delivered by such person, (iv) the legality, validity, binding effect and enforceability as to each person other than Parent and Sub of each document heretofore executed and delivered or hereafter to be executed and delivered and of each other act heretofore done or hereafter to be done by such person, (v) the genuineness of each signature other than those of officers of Parent and Sub and the completeness and authenticity of each document submitted to us as an original, (vi) the conformity to the original of each document submitted to us as a copy, (vii) the authenticity of the original of each document submitted to us as a copy and (viii) no amendment or modification hereafter of any provision of any document. Insofar as our opinion relates to, or dependent on, any matter of fact, we have relied on representations of Parent and Sub as set forth in the Merger Agreement, and upon written statement and certificates of officers of Parent and Sub and of public officials. We have not attempted to verify independently the accuracy of such representations, statements or certificates.

     As used in this opinion with respect to any matter, the qualifying phrase "to our knowledge" means that, in the course of our performing legal services for Parent and Sub with respect to the transactions contemplated by the Subject Agreements, nothing has come to the attention of the attorneys in this firm who have performed such legal services, and in this regard it is noted that we have not made any special review or investigation in connection with rendering the opinion with respect to the matters so qualified.

     Members of our firm are admitted to the bar in the Commonwealth of Massachusetts and we express no opinion as to any laws other than the laws of the United States of America, the laws of the Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

     For the purposes of this opinion, we have assumed that each party other than Parent and Sub has taken any and all necessary action, to execute, deliver and perform its obligations under the Subject Agreements and each other agreement to which it is a party, and that it has duly executed and delivered each such agreement, and that each such agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

     The opinions expressed below are qualified to the extent that (i) the validity or enforceability of any provision of any instrument or document or any rights granted thereunder may be subject to or affected by any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law relating to or affecting the rights of creditors generally; (ii) the remedy of specific performance or any other equitable remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion; and (iii) equitable principles may be applied in construing or enforcing the provisions of any instrument or document (regardless of whether enforcement is sought in a proceeding in equity or at law).

     The opinions set forth below are further subject to the following qualifications and exceptions:

          (i) The opinions set forth in paragraph 1 hereof with respect to the valid existence and good standing of Parent and Sub are based solely upon certificates issued by the office of the Secretary of State of the State of Delaware, copies of which have been delivered to your legal counsel on the date hereof; and

          (ii) no opinion is given herein as to the enforceability of any provisions for indemnification of any person for liability under federal or state securities laws.

     Based on the foregoing, and subject to the qualifications, assumptions and exceptions set forth herein, we are of the opinion that:

     1. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has full power and authority to conduct its business in the manner that it is presently being conducted.

     2. Each of Parent and Sub has full corporate power and corporate authority to execute and deliver each Subject Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby, including, in the case of Sub, the Merger. The execution, delivery and performance by each of Parent and Sub of each Subject Agreement to which it is a party have been duly and validly authorized by all necessary corporate action of Parent and Sub, and no further corporate proceedings on the part of Parent or Sub are required in connection therewith.

     3. Each of Parent and Sub has duly executed and delivered each Subject Agreement to which it is a party, and each such agreement constitutes the valid and binding obligation of Parent and/or Sub, as the case may be, enforceable against Parent and/or Sub, as the case may be, in accordance with its terms, subject to the qualifications above.

     4. The execution, delivery and performance of the Subject Agreements by each of Parent and Sub does not require Parent or Sub to obtain any approval, consent or waiver of, or to make any filing with, any governmental or regulatory agency or administrative body of the Commonwealth of Massachusetts, under the DGCL or of the federal government of the United States of America that has not been obtained or made, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

     5. The shares of Mac-Gray Common Stock to be issued at the Effective Time are duly authorized and, when issued in accordance with the Merger Agreement pursuant to the Merger, will be validly issued, fully paid and non-assessable.

     6. As of the date hereof and immediately following consummation of the Merger, the authorized capital stock of Parent consists of (a) 30,000,000 shares of common stock, $.01 par value per share, of which ___________ shares are issued and outstanding and (b) 5,000,000 shares of undesignated preferred stock, $.01 par value per share, of which no shares are issued and outstanding. Except as set forth on Schedule 5.3(a)(i) to the Merger Agreement, to our knowledge
                ------------------
there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Parent.

     This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

     The opinions set forth herein are rendered solely for your use in connection with the transactions contemplated by the Merger Agreement and may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by, in whole or in part, any other person, firm or corporation for any purpose, without our prior written consent.

                                    Very truly yours,



                                    GOODWIN, PROCTER & HOAR  LLP

                                                                      APPENDIX B
                                                                      ----------


                       DELAWARE GENERAL CORPORATION LAW


     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except;

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2)  If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within

20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  In accordance with Section 145 of the DGCL, Article VII of the Mac-Gray Charter provides that no director of Mac-Gray shall be personally liable to Mac-Gray or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Mac-Gray or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Mac-Gray Charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Mac-Gray shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

  Article V of the Mac-Gray By-laws provides for indemnification by Mac-Gray of its directors and officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, penalties, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Mac-Gray unless it is determined that such person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mac-Gray, and, with respect to criminal actions or proceedings, such person had no reasonable cause to believe his or her conduct was unlawful.

  Mac-Gray has entered into indemnification agreements with each of its directors reflecting the foregoing provisions of the Mac-Gray By-laws and requiring the advancement of expenses in proceedings involving directors in most circumstances and also intends to purchase directors' and officers' insurance to provide additional protections to the directors and officers of Mac-Gray in certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Certain exhibits indicated below are incorporated by reference to documents of Mac-Gray on file with the Commission. Each exhibit marked by a cross (+) was previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-1 (No. 333-33669) and the number in parentheses following the description of the exhibit refers to the exhibit number in the Form S-1. Each exhibit marked by an asterisk (*) was previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-4 (No. 333-45899).

  (a) Exhibits. The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

  2.1 Agreement and Plan of Merger, dated as of December 22, 1997, by and among Mac-Gray Corporation, MI Acquisition Corp., Intirion Corporation and
       Robert P. Bennett. Pursuant to Item 601(b)(2) of Regulation S-K, the
       Schedules referred to in the Merger Agreement are omitted. The
       Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request. The Exhibits to the Merger Agreement are included in Appendix A to the Prospectus/Proxy
       Statement, which is a part of this Registration Statement on Form S-4.*
  3.1 Amended and Restated Certificate of Incorporation (3.1).+
  3.2 By-laws (3.2).+
  4.1 Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant (4.1).+
  5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.*
 10.1 Stockholders' Agreement dated as of April 17, 1997 by and among the Registrant and certain stockholders of the Registrant (10.1).+
 10.2 Stockholders' Agreement dated as of June 26, 1997 by and among the Registrant and certain stockholders of the Registrant (10.2).+

 10.3 Agreement and Plan of Merger dated as of April 17, 1997 by and among the Registrant and the other parties named therein (10.3).+
 10.4 Credit Agreement dated April 17, 1997, by and among the Registrant, the other Borrowers (as defined therein), the lenders named therein and State Street Bank and Trust Company, as agent (10.4).+
 10.5 Security Agreement dated as of April 17, 1997 by and among the Registrant, the other Borrowers (as defined therein) and the Banks (as defined therein) (10.5).+
 10.6  Revolving Line of Credit Note dated April 17, 1997 issued by the
        Registrant in favor of the Banks (as defined therein) (10.6).+
 10.7 Pledge Agreement dated as of April 17, 1997 by and among the Registrant and the Banks (as defined therein) (10.7).+
 10.8  Confidentiality and Noncompetition Agreement dated as of September 4,
        1990, as amended on March 25, 1993, by and between the Registrant and Caldwell and Gregory, Inc. (10.8).+
 10.9 Consulting Agreement dated as of April 17, 1997 by and among the Registrant and Jeffrey C. Huenink (10.9).+
 10.10 Noncompetition Agreement dated as of April 17, 1997 by and among Registrant and Jeffrey C. Huenink (10.10).+
 10.11 Form of Noncompetition Agreement between the Registrant and its executive officers (10.11).+
 10.12 Form of Maytag Licensing Agreement for "Red Carpet Service" (10.12).+
 10.13 Form of Maytag Distributorship Agreements (10.13).+
 10.14 Promissory Note dated December 31, 1992 issued by the Registrant in favor of Donald M. Shaw (10.14).+
 10.15 Consulting and Noncompete Agreement dated December 31, 1992 by and between Donald M. Shaw and the Registrant (10.15).+
 10.16 The Registrant's 1997 Stock Option and Incentive Plan (with form of option agreements attached as exhibits) (10.16).+
 10.17 Form of Director Indemnification Agreement between the Registrant and each of its Directors (10.17).+
 10.18 Form of Registration Rights Agreement by and among the Registrant,
        Robert P. Bennett, Gelco Corporation, Eastech II Limited Partnership and Eastech III Limited Partnership.*
 10.19 Form of Escrow Agreement by and among the Registrant, Gelco Corporation,
        Michael Shanahan, the former securityholders of Intirion Corporation and State Street Bank and Trust Company, as escrow agent.*
 10.20 Voting Agreement by and between the Registrant and each of Robert P.
        Bennett, Eastech II Limited Partnership and Eastech III Limited
        Partnership.*
 10.21 Voting Agreement by and between the Registrant and Gelco Corporation.*
 10.22 Form of Noncompetition Agreement by and between the Registrant and Robert P. Bennett.*
 10.23 Distribution Agreement by and between Schlumberger Technologies, Inc.
        and Mac-Gray Services, Inc., dated as of October 27, 1997 (certain portions of this exhibit are being omitted pursuant to a request for confidential treatment).
 10.24 Stock and Asset Purchase Agreement, dated as of March 4, 1998, by and among Mac-Gray Services, Inc., Amerivend Corporation, Amerivend
        Southeast Corporation and Gerald E. Pulver.
 21.1  Subsidiaries of the Registrant.*
 23.1  Consent of Counsel (included in Exhibit 5.1 hereto).*
 23.2  Consent of Price Waterhouse LLP (Mac-Gray Corporation).
 23.3  Consent of Price Waterhouse LLP (Intirion Corporation).
 24.1  Powers of Attorney (contained in the Signature Page to this Registration
        Statement).*
 27.1  Financial Data Schedule.*
 99.1  Form of Proxy.*

  (b) Financial Statement Schedules.

  The following Financial Statement Schedule is filed herewith:

  Intirion Corporation: Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  (a) Mac-Gray hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (5) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Mac-Gray, Mac-Gray has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mac-Gray in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Mac-Gray will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Mac-Gray Corporation has duly cause this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, The Commonwealth of Massachusetts, on March 4, 1998.

                                           MAC-GRAY CORPORATION

                                                 /s/ John S. Olbrych
                                           By: ________________________________

                                                       John S. Olbrych

                                               Chief Financial Officer and
                                                      Treasurer

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                         TITLE                 DATE
              ---------                         -----                 ----

                  *                   Chairman, Chief             March 4, 1998
 ____________________________________  Executive Officer and
     Stewart Gray MacDonald, Jr.       Director (Principal
                                       Executive Officer)

                  *                   Executive Vice President    March 4, 1998
 ____________________________________  Mergers and
         Patrick A. Flanagan           Acquisitions, Secretary
                                       and Director

         /s/ John S. Olbrych          Chief Financial Officer     March 4, 1998
 ____________________________________  and Treasurer
           John S. Olbrych             (Principal Financial
                                       and Accounting Officer)

                  *                   Director                    March 4, 1998
 ____________________________________
          Jeffrey C. Huenink

                  *                   Director                    March 4, 1998
 ____________________________________
          Jerry A. Schiller

                  *                   Director                    March 4, 1998
 ____________________________________
            John P. Leydon

                  *                   Director                    March 4, 1998
 ____________________________________
          Eugene B. Doggett

         /s/ John S. Olbrych
*By: ___________________________

         John S. Olbrych
         Attorney-in-Fact

                                                                     SCHEDULE II

                              INTIRION CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                              ADDITIONS
                                          ------------------
                                                    CHARGED
                                           BALANCE  TO COSTS            BALANCE
                                          BEGINNING   AND               AT END
                                           OF YEAR  EXPENSES DEDUCTIONS OF YEAR
                                          --------- -------- ---------- -------
Year Ended June 30, 1997:
  Allowance for doubtful accounts........   $ 42     $  34      $(58)    $ 18
  Valuation allowance for deferred tax
   assets................................   $503     $(133)     $--      $370
Year Ended June 30, 1996:
  Allowance for doubtful accounts........   $ 35     $  19      $(12)    $ 42
  Valuation allowance for deferred tax
   assets................................   $519     $ (16)     $--      $503
Year Ended June 30, 1995:
  Allowance for doubtful accounts........   $ 52     $ (15)     $ (2)    $ 35
  Valuation allowance for deferred tax
   assets................................   $386     $ 133      $--      $519

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
  2.1    Agreement and Plan of Merger, dated as of December 22, 1997, by and among Mac-Gray Corporation, MI Acquisition Corp., Intirion
          Corporation and Robert P. Bennett. Pursuant to Item 601(b)(2) of
          Regulation S-K, the Schedules referred to in the Merger Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request. The
          Exhibits to the Merger Agreement are included in Appendix A to the
          Prospectus/Proxy Statement, which is a part of this Registration
          Statement on Form S-4.*
  3.1    Amended and Restated Certificate of Incorporation (3.1).+
  3.2    By-laws (3.2).+
  4.1    Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant (4.1).+
  5.1    Opinion of Goodwin, Procter & Hoar llp as to the legality of the securities being offered.*
 10.1    Stockholders' Agreement dated as of April 17, 1997 by and among the
          Registrant and certain stockholders of the Registrant (10.1).+
 10.2    Stockholders' Agreement dated as of June 26, 1997 by and among the
          Registrant and certain stockholders of the Registrant (10.2).+
 10.3    Agreement and Plan of Merger dated as of April 17, 1997 by and among the Registrant and the other parties named therein (10.3).+
 10.4    Credit Agreement dated April 17, 1997, by and among the Registrant, the other Borrowers (as defined therein), the lenders named therein and State Street Bank and Trust Company, as agent (10.4).+
 10.5    Security Agreement dated as of April 17, 1997 by and among the
          Registrant, the other Borrowers (as defined therein) and the Banks
          (as defined therein) (10.5).+
 10.6    Revolving Line of Credit Note dated April 17, 1997 issued by the
          Registrant in favor of the Banks (as defined therein) (10.6).+
 10.7    Pledge Agreement dated as of April 17, 1997 by and among the
          Registrant and the Banks (as defined therein) (10.7).+
 10.8    Confidentiality and Noncompetition Agreement dated as of September 4,
          1990, as amended on March 25, 1993, by and between the Registrant and
          Caldwell and Gregory, Inc. (10.8).+
 10.9    Consulting Agreement dated as of April 17, 1997 by and among the
          Registrant and Jeffrey C. Huenink (10.9).+
 10.10   Noncompetition Agreement dated as of April 17, 1997 by and among
          Registrant and Jeffrey C. Huenink (10.10).+
 10.11   Form of Noncompetition Agreement between the Registrant and its executive officers (10.11).+
 10.12   Form of Maytag Licensing Agreement for "Red Carpet Service" (10.12).+
 10.13   Form of Maytag Distributorship Agreements (10.13).+
 10.14   Promissory Note dated December 31, 1992 issued by the Registrant in favor of Donald M. Shaw (10.14).+
 10.15   Consulting and Noncompete Agreement dated December 31, 1992 by and between Donald M. Shaw and the Registrant (10.15).+
 10.16   The Registrant's 1997 Stock Option and Incentive Plan (with form of option agreements attached as exhibits) (10.16).+
 10.17   Form of Director Indemnification Agreement between the Registrant and each of its Directors (10.17).+

 10.18 Form of Registration Rights Agreement by and among the Registrant,
        Robert P. Bennett, Gelco Corporation, Eastech II Limited Partnership and Eastech III Limited Partnership.*
 10.19 Form of Escrow Agreement by and among the Registrant, Gelco Corporation,
        Michael Shanahan, the former securityholders of Intirion Corporation and State Street Bank and Trust Company, as escrow agent.*
 10.20 Voting Agreement by and between the Registrant and each of Robert P.
        Bennett, Eastech II Limited Partnership and Eastech III Limited
        Partnership.*
 10.21 Voting Agreement by and between the Registrant and Gelco Corporation.*
 10.22 Form of Noncompetition Agreement by and between the Registrant and Robert P. Bennett.*
 10.23 Distribution Agreement by and between Schlumberger Technologies, Inc.
        and Mac-Gray Services, Inc., dated as of October 27, 1997 (certain portions of this exhibit are being omitted pursuant to a request for confidential treatment).
 10.24 Stock and Asset Purchase Agreement, dated as of March 4, 1998, by and among Mac-Gray Services, Inc., Amerivend Corporation, Amerivend
        Southeast Corporation and Gerald E. Pulver.
 21.1  Subsidiaries of the Registrant.*
 23.1  Consent of Counsel (included in Exhibit 5.1 hereto).*
 23.2  Consent of Price Waterhouse LLP (Mac-Gray Corporation).
 23.3  Consent of Price Waterhouse LLP (Intirion Corporation).
 24.1  Powers of Attorney (contained in the Signature Page to this Registration
        Statement).*
 27.1  Financial Data Schedule.*
 99.1  Form of Proxy.*

+ Previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-1 (No. 333-33669) and incorporated by reference herein. The number in parentheses following the description of the exhibit refers to the exhibit number in the Form S-1.
* Previously filed as an exhibit to Mac-Gray's Registration Statement on Form S-4 (No. 333-45899) and incorporated by reference herein.